Exhibit 1.4

Report by the Board of Directors BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS ANN U AL REPORT 2019 27

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Report by the Board of Directors 2019

Altia is a leading Nordic alcoholic beverage brand company operating in the wine and spirits markets in the Nordic countries, Estonia and Latvia. Altia produces, imports, markets, sells and distributes both own and partner brand beverages. Altia has also production in Cognac, France. Further, Altia exports alcoholic beverages to approximately 30 countries.

In 2019, Altia's net sales in constant currencies grew by 1.5% driven by Scandinavia and Altia Industrial segments. In the monopoly markets, Altia's spirit sales value grew in all three markets: Finland, Sweden and Norway. The growth in wine was driven by a strong performance in Sweden. In the Altia Industrial segment net sales growth was driven by higher prices and good volume development in industrial products. In 2019, Altia's net sales totalled EUR 359.6 million.

In 2019, cash flow was strong and Altia's financial position strengthened further. In line with Altia's dividend policy, the Board of Directors proposes to the Annual General Meeting that a dividend of EUR 0.42 per share be paid for the financial year 2019.

KEY RATIOS

	2019	2018	2017
Net sales, EUR million	359.6	357.3	359.0
Comparable EBITDA, EUR million	44.8	40.0	42.4
% of net sales	12.4	11.2	11.8
EBITDA, EUR million	43.1	34.0	40.3
Comparable operating result, EUR million	26.8	25.6	28.2
% of net sales	7.5	7.2	7.8
Operating result, EUR million	25.1	19.7	26.1
Result for the period, EUR million	18.4	15.1	18.3
Earnings per share, EUR	0.51	0.42	0.51
Net debt / comparable EBITDA	0.6	1.2	1.1
Average number of personnel	682	718	762
Comparable EBITDA without IFRS 16 impact, EUR million	41.0	-	-
Net debt/comparable EBITDA without IFRS 16 impact	0.4	-	-


ERFABRIKS AKTIEBOLAGET

ALTIA ANNUAL REPORT 2019

BUSINESS OVERVIEW | BOARD REPORT | SUSTAINABILITY | CORPORATE GOVERNANCE | FINANCIAL STATEMENTS

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Market development in 2019

Nordic monopoly market

In the Nordic monopolies in 2019, spirits and wine volumes were flat at 0.1%. Sweden is the largest monopoly market and accounts for 39% of spirits and 63% of wine volumes. In 2019, the spirits volumes in the Swedish monopoly exceeded those of the Finnish monopoly. Spirits volumes in the Nordic monopolies grew by 1.0% driven by the good development in Sweden. Wine volumes were flat at -0.1%. The slight decline was driven by the declining wine volumes in Finland.

The table below illustrates the trends in the sales of wine and spirits in the retail monopolies in Finland, Sweden and Norway. The figures are based on sales volumes by litre published by the retail monopolies (Alko, Systembolaget and Vinmonopolet).

Finland

In 2019, the Finnish retail monopoly's spirits and wine sales volumes declined by 2.9% compared with previous year.

Spirits volumes were down by 2.1%. Volumes in the large vodka and spirits ('viina') category were down mainly driven by the unflavoured vodkas. This category is the main reason for the total decline of the spirits category. Grape spirits volumes also continued to decline. Those categories growing were gin, liqueurs and whiskies. Rum volumes were at previous year's level. In wine, volumes were down by 3.2%, with the large red and white wine categories both declining. Growth was seen only in rosé wines, champagne and mild mulled wines (glöggs).

Sweden

In 2019, the Swedish retail monopoly's spirits and wine volumes grew by 1.0% compared with previous year.

The spirits category grew by 3.9%. Out of the spirit categories gin, rum, liqueurs, whisky and bitters grew strongly. Vodka and grape spirits show good growth, but aquavit declined. The wine category grew by 0.7%. Red and white wines showed slight growth. Sparkling wine grew strongly with, for example, the new sparkling mulled wine (glögg) contributing to growth. Volumes of rosé wines and traditional glöggs declined (sparkling glöggs are categorised within sparkling wine).

Norway

In 2019, the Norwegian retail monopoly's spirits and wine volumes grew by 0.4% compared with previous year.

Spirits volumes grew by 1.6%. Gin, liqueurs, aquavit, rum, whisky and vodka grew, but grape spirits declined. The wine category was flat at 0.2%. With red and white wines at previous year's level, and rosé wines declining, the slight improvement was driven by growth in sparkling wine.

DEVELOPMENT OF WINE AND SPIRITS SALES VOLUMES IN THE NORDIC RETAIL MONOPOLIES

% change compared to previous year	2019	2018
Nordic monopolies in total	**+0.1**	**+0.8**
Spirits	+1.0	-0.5
Wine	-0.1	+0.8
Finland, total sales	**-2.9**	**-3.3**
Spirits	-2.1	-3.6
Wine	-3.2	-3.2
Sweden, total sales	**+1.0**	**+2.1**
Spirits	+3.9	+2.7
Wine	+0.7	+2.0
Norway, total sales	**+0.4**	**+1.5**
Spirits	+1.6	+0.1
Wine	+0.2	+1.7

Source: Based on sales volumes by litre published by Alko, Systembolaget, Vinmonopolet.

Strategy and financial targets in 2019

The core of Altia's strategy in 2019 was to deliver profitable growth through the five strategic streams:

- Grow Nordic core brands
- Execute a step change in wines
- Strengthen strategic partnerships
- Channel expansion and development
- Fund and enable growth - Efficiency and performance initiatives.

To support the abovementioned organic strategic streams, Altia has continued an active brand portfolio management, which includes potential selective acquisitions and/or divestments.

Financial targets

Altia has set the following long-term financial targets:

- Comparable EBITDA margin of 15% in the long-term
- Annual net sales growth of 2 per cent over time (CAGR)
- The target is to keep reported net debt in relation to comparable EBITDA below 2.5x in long-term

Dividend policy

Altia pursues an active dividend policy, and the result of the period not considered necessary to grow and develop the Company will be distributed to the shareholders. According to the dividend policy, the Company targets a dividend pay-out ratio of 60% or above of the result for the period.

ALTIA ANNUAL REPORT 2019
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Key events in 2019

Successful innovations

Annually, Altia launches about 100 innovations and novelties under its own brands. Below is a selection of innovation highlights from 2019.

Altia launched a novelty liqueur, Koskenkorva Ginger in several markets. At the Spirits Business magazine's annual Liqueur Masters, Koskenkorva Ginger won the Master title in the largest category, fruit liqueurs. Altia launched an organic version of Koskenkorva Vodka first on the Swedish on-trade market and later in other markets.

Larsen Cognac saw a new look and feel in 2019. The new range with a premium design was first launched in travel retail. A novelty, Larsen Coopers, was introduced to attract brown spirit drinkers more used to rum and whiskies. Larsen VSOP and Larsen Extra Or were successful at the IWSC 2019.

Altia launched an organic ready-to-drink aquavit cocktail on the Swedish market. This was the first organic aquavit ready-to-drink cocktail in the world, and it was awarded with a Silver medal at the Specialty Masters 2019. Altia further strengthened its partnership with the Swedish premium craft gin distillery Hernö Gin by launching the first product in a collaboration under the O.P. Anderson Aquavit brand.

Altia launched the first ever rum that is distilled and produced in Finland. The dark Rum Ö is distilled in the Smakby distillery in Åland. Rum Ö was successful at the IWSC 2019.

The Blossa glögg range was extended with non- and low-alcoholic and low sugar glöggs for the grocery trade channel, and with a sparkling glögg for the Swedish monopoly.

Altia made a number of low-alcoholic ready-to-drink launches in the Finnish grocery trade channel under the Chill Out, Leijona and Koskenkorva brands.

New strategic partnerships

In May, Altia transferred its Danish domestic market business to Conaxess Trade Beverages. Conaxess Trade Beverages gained exclusive right to the distribution and marketing of Altia's brands in Denmark's domestic market. Altia continues to operate the border trade between Denmark, Sweden and Germany.

In September, Altia announced the investment in the Von Elk Company whereby Altia became a minority shareholder in the company and the exclusive distributor in the Nordic and Baltic region of the innovative and award-winning sparkling glögg, Glöet. Glöet strengthens Altia's brand portfolio and position in the new category of sparkling glöggs.

New exports markets

In 2019, Altia expandend into two new export markets: Ukraine and Slovakia.

Industrial products

In 2019, Altia made good progress in exports of ethanol to customers in the pharmaceuticals and alcoholic beverage industries.

The trend in the paper and paperboard industries to replace fossil-based binding agents with starch has increased the demand for barley starch. Altia has been able to strengthen its position as a starch supplier to the paper and paperboard industry.

Initiatives to reach long-term financial targets

In February, Altia communicated about further initiatives to reach the long-term financial targets. The initiatives focused on sales growth, revenue management, supply chain efficiencies, procurement savings and overall organisational efficiency.

Sustainability roadmap

In December, Altia published its Sustainability Roadmap extending to 2030. The roadmap's key goal is Altia's commitment to carbon-neutral production by 2025.

Financial review

Seasonality

There are substantial seasonal fluctuations in the consumption of alcoholic beverages impacting net sales and cash flow of Altia. The company typically generates large amounts of its revenue and cash flow during the fourth quarter of the year, whereas the first quarter of the year is significantly lower. In addition, excise taxes related to the high season at the end of the year are paid in January, resulting in large cash outflows at the beginning of the year.

Net sales

In 2019, Altia's reported net sales grew by 0.6% to EUR 359.6 (357.3) million. The headwind from the weak SEK continued, and in constant currencies, net sales grew by 1.5% compared to previous year. Net sales growth was driven by the Altia Industrial and Scandinavia segments. Net sales of the Finland & Exports segment declined from previous year.

In 2019, net sales of spirits and wine remained at previous year's level, and in constant currencies growth was 1.5%. Due to partner portfolio changes in other beverages, the overall net sales of beverages were slightly below previous year's level. In constant currencies, net sales of beverages grew by 0.4% from previous year.

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Net sales of spirits declined by 2.2% to EUR 121.3 (124.0) million. Altia's spirit sales grew in all monopoly markets, but the decline was driven by exports. The earlier announced business transfer in Denmark impacts comparability of net sales.

Net sales of wine grew by 2.2% to EUR 124.9 (122.2) million. Growth was driven by the Scandinavia segment. In the Finland & Exports segment, wine sales declined following declining wine market volumes.

In Altia Industrial, net sales grew by 4.2% to EUR 110.2 (105.8) million. Growth was driven by price increases following the high barley price and higher volumes in industrial products.

Profitability and result for the period

In 2019, comparable EBITDA, i.e. EBITDA excluding items affecting comparability (IAC), was EUR 44.8 (40.0) million, which is 12.4% (11.2%) of net sales. Comparable EBITDA, without the impact of adopting IFRS 16, was EUR 41.0 million. Items affecting comparability totalled EUR -1.7 (-6.0) million and were mainly related to a closed voluntary pension scheme. Reported EBITDA was EUR 43.1 (34.0) million.

The efficiency initiatives and implemented price adjustments during the year supported

NET SALES BY SEGMENT

EUR million	2019	2018	Change, %
Finland & Exports	128.6	133.8	-3.9
Scandinavia	120.7	117.7	2.6
Altia Industrial	110.2	105.8	4.2
TOTAL	**359.6**	**357.3**	**0.6**

NET SALES BY PRODUCT CATEGORY

EUR million	2019	2018	Change, %
Spirits	121.3	124.0	-2.2
Wine	124.9	122.2	2.2
Other beverages	3.1	5.3	-40.6
Industrial products and services	110.2	105.8	4.2
TOTAL	**359.6**	**357.3**	**0.6**

COMPARABLE EBITDA BY SEGMENT

EUR million	2019	2018
Finland & Exports	20.6	19.2
Scandinavia	12.1	10.1
Altia Industrial	11.4	10.9
Other	0.7*	-0.3
TOTAL	**44.8**	**40.0**
% net sales	12.4	11.2

Other segment: rental costs have been moved under depreciation according to IFRS16 standard.

COMPARABLE EBITDA BY SEGMENT WITHOUT IFRS 16 IMPACT

EUR million	2019	2018
Finland & Exports	20.4	19.2
Scandinavia	11.5	10.1
Altia Industrial	9.6	10.9
Other	-0.5	-0.3
TOTAL	**41.0**	**40.0**
% net sales	11.4	11.2

ITEMS AFFECTING COMPARABILITY

EUR million	2019	2018
Comparable EBITDA	**44.8**	**40.0**
Net gains or losses from business and assets disposals	0.1	0.4
Cost for closure of business operations and restructurings	-0.2	-1.1
Major corporate projects		
Costs related to the closed voluntary pension scheme	-1.6	-0.7
Costs related to a planned stock exchange listing	-	-4.6
Total items affecting comparability	**-1.7**	**-6.0**
EBITDA	**43.1**	**34.0**

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the improvement in profitability. Profitability was negatively affected by the increased cost of barley during the first nine months of the year. In addition, the weak SEK impacted profitability negatively during the whole period.

Other operating income amounted to EUR 7.6 (7.4) million, including proceeds of sales of fixed assets of EUR 0.0 (0.5) million; income from the sales of emission allowances of EUR 0.8 (0.4) million; income from the sales of mainly steam, energy and water of EUR 3.4 (3.4) million, and rental income of EUR 1.3 (1.4) million.

Employee benefit expenses totalled EUR 45.9 (49.9) million, including EUR 34.2 (37.9) million in wages and salaries. Of the employee benefit expenses, EUR 1.8 (3.8) million have been classified as items affecting comparability (IAC) in the comparable EBITDA calculation.

Other operating expenses amounted to EUR 65.0 (73.9) million. In addition to efficiency initiatives, the IFRS 16 implementation decreased other operating expenses by EUR 3.8 million in 2019 being reported as depreciations. In 2018, other operating expenses included items affecting comparability, related to the initial public offering, amounting to EUR 2.7 million.

Net financial expenses amounted to EUR 2.2 (2.3) million. The share of profit in associates and income from interests in joint operations totalled EUR 1.6 (1.2) million.

Taxes for the reporting period were EUR 6.2 (3.6) million corresponding to a tax rate of 25.1% (19.1%). The increase in the tax rate is related to a tax provision related to the outcome of the tax audit in France and to Denmark where no deferred tax asset was booked related to the loss from the restucturing in spring 2019.

The result for the period amounted to EUR 18.4 (15.1) million, and earnings per share were EUR 0.51 (0.42).

Impact of IFRS 16

The reporting period 1 January to 31 December 2019 includes the adoption of the IFRS standard as of 1 January 2019.

The IFRS 16 standard had a positive effect of EUR 3.8 million on comparable EBITDA, a negative effect of EUR 3.7 million on depreciation, and a negative effect of EUR 0.1 million on financial expenses. On the consolidated balance sheet on 31 December 2019, the amount of asset items based on rights of use was EUR 10.4 million, the amount of long-term lease liabilities is EUR 7.1 million and the amount of short-term lease liabilities is EUR 3.4 million.

In the cash flow statement, cash payments for the capital portion of the lease liability are presented under financing activities, and the interest portion of the lease liability is presented in cash flows from operating activities. Previously, all operating lease payments were presented in cash flows from operating activities. This had a positive effect of EUR 3.8 million on the Group's cash flows from operating activities and a negative effect of EUR 3.7 million on its cash flows from financing activities in January-December 2019.

IMPACT OF IFRS 16 ON SELECTED KEY FIGURES

	2019
Comparable EBITDA, EUR million	44.8
Net debt, EUR million	28.9
Net debt/comparable EBITDA	0.6
Equity ratio, %	37.8
Gearing, %	19.1
Comparable EBITDA without IFRS 16 impact, EUR million	41.0
Net debt without IFRS 16 impact, EUR million	18.4
Net debt/comparable EBITDA, without IFRS 16 impact	0.4
Equity ratio without IFRS 16 impact, %	38.8
Gearing withouth IFRS 16 impact, %	12.1

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Cash flow, balance sheet and investments

In 2019, net cash flow from operations totalled EUR 52.6 (6.5) million. The solid improvement in cash flow is driven by the changes in net working capital. Towards the end of the year, the inventory levels normalised with positive contribution from all segments and across most of the inventory categories with a key contributor being barley. Also accounts receivables improved across the segments and accounts payables improved from optimisation. In addition to net working capital, also the reported result contributed positively to the cash flow from operations as well as the implementation of IFRS 16 standard where the capital portion of the lease liabilities were moved to financing cash flow. Receivables sold amounted to EUR 76.7 (80.2) million at the end of the period.

The Group has a revolving credit facility of EUR 60.0 (60.0) million, of which EUR 0.0 (0.0) million was in use at the end of the reporting period. The nominal value of commercial papers issued amounted to EUR 0.0 (0.0) million at the end of the reporting period. Altia Group's liquidity position was good throughout the review period.

At the end of the reporting period, the Group's net debt amounted to EUR 28.9 (47.4) million. Gearing was 19.1% (31.6%), and the equity ratio was 37.8% (38.4%). The reported net debt to comparable EBITDA ratio was 0.6 (1.2). The implementation of the IFRS 16 standard increased the net debt position by EUR 10.5 million and the net debt to comparable EBITDA ratio would have been 0.4 times without the IFRS 16 implementation.

The total in the consolidated balance sheet was EUR 400.2 (390.4) million at the end of the period.

In 2019, gross capital expenditure totalled EUR 6.8 (7.7) million. Capital expenditure was related to a number of safety and replacement investments, and the development of information systems at the Koskenkorva plant.

BALANCE SHEET KEY FIGURES

	2019	2018
Reported net debt / comparable EBITDA	0.6	1.2
Borrowings, EUR million	82.6	89.4
Net debt, EUR million	28.9	47.4
Equity ratio, %	37.8	38.4
Gearing, %	19.1	31.6
Capital expenditure, EUR million	-6.8	-7.7
Total assets, EUR million	400.2	390.4

Business review Finland & Exports The Finland & Exports segment comprises the import, sale and marketing of wines, spirits and other beverages in Finland and the Baltics, as well as exports and travel retail. in market volumes. In the grocery trade, sales grew, following new product launches. In the Baltic region, net sales were above previous year’s level as a result of good development in both domestic and border trade following ex - cise tax changes at the beginning of H2 2019. Travel retail and exports were below previous year’s level. Partner portfolio changes and the lower number of Swedish passengers due to the weak SEK impacted travel retail negative - ly. Exports of vodka to Russia has continued a good development, while Cognac sales to China continued at a lower level due to last year’s pipe - filling. Additionally, the protests in Hong Kong continued to impact local sales. The decline in other beverages is related to partner portfolio changes in 2018. Comparable EBITDA In 2019, comparable EBITDA was EUR 20.6 (19.2) million, which equals a comparable EBITDA margin of 16.0% (14.3%). Comparable EBITDA without the IFRS 16 impact was EUR 20.4 (19.2) million, which equals a comparable EBITDA margin of 15.8% (14.3%). The improvement in profitability compared to previous year is related to an overall improve - ment in profitability in Finland, including implemented price adjustments, and the good development in the Baltic region. Exports and the decline of wine sales have negatively impacted profitability. Business events In June, Altia ran its first sustainability media campaign aimed directly at consumers. The campaign was built around bottle recycling and initially directed to Finland. Larsen Cognac saw a new look and feel in 2019. During the summer, the new range with a premium design was first launched in travel retail. In September, Altia announced the investment in the Von Elk Company, whereby Altia became a minority shareholder in the company and the exclusive distributor in the Nordic and Baltic region of the innovative and award - winning sparkling glögg, Glöet. Glöet strengthens Altia’s brand portfolio and position in the new category of sparkling glöggs. In exports, Altia opened two new markets: Ukraine and Slovakia. Net sales In 2019 , net sales in the Finland & Exports seg - ment were EUR 128 . 6 ( 133 . 8 ) million, down by 3 . 9 % from previous year . In Finland, the overall market volumes in the monopoly channel were lower than previous year. In spirits, the implemented price adjust - ements have balanced off the lower monopoly volumes, and Altia’s spirits sales in value grew. Wine sales have declined following the decline EUR million 2019 2018 Change, % Net sales, EUR million 128.6 133.8 - 3.9 Comparable EBITDA, EUR million 20.6 19.2 7.3 Comparable EBITDA, % of net sales 16.0 14.3 Without IFRS 16 impact: Comparable EBITDA, EUR million 20.4 19.2 6.3 Comparable EBITDA, % of net sales 15.8 14.3 Average number of personnel 89 95 EUR million 2019 2018 Change, % Spirits 75.1 78.1 - 3.9 Wine 52.5 54.2 - 3.1 Other beverages 1.0 1.5 - 31.9 TOTAL 128.6 133.8 - 3.9 BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 34 ANN U AL REPORT 2019

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Scandinavia

The Scandinavia segment comprises the import, sale and marketing of wines, spirits and other beverages in Sweden, Norway and Denmark.

EUR million	2019	2018	Change, %
Net sales, EUR million	120.7	117.7	2.6
Comparable EBITDA, EUR million	12.1	10.1	19.2
Comparable EBITDA, %of net sales	10.0	8.6	
Without IFRS 16 impact:			
Comparable EBITDA, EUR million	11.5	10.1	13.2
Comparable EBITDA, %of net sales	9.5	8.6	
Average number of personnel	74	85	

EUR million	2019	2018	Change, %
Spirits	46.2	45.9	0.6
Wine	72.4	68.0	6.5
Other beverages	2.1	3.8	-44.0
TOTAL	**120.7**	**117.7**	**2.6**


READY TO DRINK
O.P. ANDERSON
LEMON & NETTLES
4.5 % Alc/Vol 330 ml

Net sales
In 2019, the Scandinavia segment's net sales were EUR 120.7 (117.7) million, up by 2.6% from previous year. The weak SEK continued to have a negative impact on reported net sales. In constant currencies, net sales grew by 5.3%.

In Sweden, both spirits and wine sales grew in 2019. In spirits, growth was supported by the growing spirits market volumes, but also by implemented price adjustments and new partners. In wine, the key growth driver is the new partner portfolio from last year and also strong Blossa sales. In Norway, spirits sales have developed positively but this has not offset the negative impact from declining wine sales and partner portfolio changes.

Comparable EBITDA
In 2019, comparable EBITDA was EUR 12.1 (10.1) million, which equals a comparable EBITDA margin of 10.0% (8.6%). Comparable EBITDA without the IFRS 16 impact was EUR 11.5 (10.1) million which equals a comparable EBITDA margin of 9.5% (8.6%).

The improvement in profitability is related to an overall profitability improvement, new partner brands and price adjustments. The weak SEK continued to impact profitability negatively.

Business events
In the second quarter, Altia completed the transfer of the Danish domestic business to Conaxess Trade Beverages. Conaxess Trade Beverages gained the exclusive right to distribute and market Altia brands in Denmark's domestic market.

In May, Altia started its collaboration with Underberg AG in Sweden to further strengthen Altia's position in the bitters market.

During the year, Altia has deepened its collaboration with the Swedish premium craft gin distillery Hernö Gin. As a result, Altia introduced O.P. Anderson Hernö Juniper Cask Finish.

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Altia Industrial

The Altia Industrial segment comprises Koskenkorva plant operations, starch, feed component and technical ethanol businesses, as well as contract manufacturing services at Rajamäki. It also includes supply chain operations, i.e. production operations in different countries, customer service, logistics and sourcing.

EUR million	2019	2018	Change, %
Net sales, EUR million	110.2	105.8	4.2
Comparable EBITDA, EUR million	11.4	10.9	4.2
Comparable EBITDA, %of net sales	10.4	10.3	
Without IFRS 16 impact:			
Comparable EBITDA, EUR million	9.6	10.9	-12.1
Comparable EBITDA, %of net sales	8.7	10.3	
Average number of personnel	426	426	


500:10

Net sales

In 2019, Altia Industrial's net sales were EUR 110.2 (105.8) million, up by 4.2% from previous year. Growth is driven both by higher prices compared to previous year due to the high cost of barley and volumes. Volume development has been strong in ethanol and feed components.

Comparable EBITDA

In 2019, comparable EBITDA was EUR 11.4 (10.9) million, which equals a comparable EBITDA margin of 10.4% (10.3%). Comparable EBITDA without the IFRS 16 impact was EUR 9.6 (10.9) million, which equals a comparable EBITDA margin of 8.7% (10.3%).

Profitability was negatively impacted by the high cost of barley, Group internal organisational changes, and increased logistics costs in Sweden.

Production volumes and key projects

During 2019, the Rajamäki alcoholic beverage plant in Finland produced 65.8 (64.7) million litres of spirits and wine.

The Koskenkorva plant was running at full capacity during the period and 212 (212) million kilos of grain were used at the plant. The planned maintenance shutdown in August slightly affected the total consumption of grain.

Grain spirit production was 22.2 (22.0) million kilos including technical ethanols, starch production was 65.1 (68.9) million kilos, and feed component production was 65.6 (62.2) million kilos.

During the period, a number of safety and replacement investments were carried out, and a new ERP system at the Industrial products business unit, including the Koskenkorva distillery, was deployed successfully.

In 2019, Altia made good progress in exports of ethanol to customers in the pharmaceuticals and alcoholic beverage industries.

The trend in the paper and paperboard industries to replace fossil-based binding agents with starch has increased the demand for barley starch. Altia was able to strengthen its position as a starch supplier to the paper and paperboard industry.

Research and development activities The Group’s direct research and development expenditure amounted to EUR 2 . 3 ( 3 . 3 ) million and was related to the product development of alcoholic beverages . Governance Corporate Governance and Remuneration Statement Altia’s Corporate Governance Statement and the Remuneration Statement for 2018 were published together with the Report by the Board of Directors on 22 March 2019 and are available on the company website . Annual General Meeting 2019 Altia’s Annual General Meeting (AGM) was held in Helsinki on 15 May 2019. The meeting adopted the financial statements and dis - charged the members of the Board of Directors and the CEO from liability for the 2018 financial year. The AGM also approved the proposal by the Board of Directors to pay a dividend of EUR 0.38 per share for the 2018 financial year. Board of Directors and Board Committees Based on the proposals of the Shareholders’ Nomination Board, the AGM approved the number of members of the Board of Directors as seven. The AGM also re - elected Sanna Suvanto - Harsaae as Chairman of the Board, Kai Telanne as Vice Chairman and Kim Henriksson, Tiina Lencioni, Jukka Ohtola and Torsten Steenholt as members of the Board. Anette Rosengren was elected as a new member. The term for the members of the Board of Directors lasts until the end of the next Annual General Meeting. Based on the proposal by the Shareholders’ Nomination Board, the AGM decided that the remuneration to the members of the Board of Directors during the next term consists of a monthly term of office fee as follows: • EUR 4 000 per month, Chairman • EUR 2 500 per month, Vice Chairman • EUR 2 000 per month, member In addition to the monthly fee, the members of the Board of Directors receive a meeting fee for the Board of Directors and Board Committee meetings of EUR 600 per meeting for Board members residing in Finland and EUR 1 200 per meeting for Board members residing abroad. Travel expenses are reimbursed in accordance with the company’s travel policy. Altia’s Board of Directors held its organising meeting after the Annual General Meeting and elected the members of the Audit and Human Resources Committees as follows: • Audit Committee: Kim Henriksson (Chairman), Tiina Lencioni and Sanna Suvanto - Harsaae • Human Resources Committee: Sanna Suvanto - Harsaae (Chairman), Kai Telanne and Jukka Ohtola The Board of Directors has assessed that all members of the Board of Directors are independent of the company. Furthermore, all members of the Board of Directors, with the exception of Jukka Ohtola, are independent of the company’s major shareholders. Jukka Ohtola is a member of the Board of Directors of Valtion Kehitysyhtiö Vake Oy and holds an office in the Ownership Steering Department of the Finnish Prime Minister’s Office and is there - fore not independent of the company’s major shareholders. Auditor In accordance with the recommendation by the Audit Committee, the Annual General Meeting 2019 re - elected Pricewaterhouse - Coopers Oy as the company’s auditor for a term ending at the close of the next Annual General Meeting. PricewaterhouseCoopers Oy has informed the company that Authorised Public Accountant Ylva Eriksson will continue as the auditor - in - charge. The meeting decided that the auditor’s fees would be paid against an invoice approved by the company. Shareholders’ Nomination Board In October, Altia announced that its three largest registered shareholders (shareholder register maintained by Euroclear Finland Ltd as per 2 September 2019) have nominated the following representatives to the Shareholders’ Nomination Board: • Pekka Hurtola, the Ownership Steering Department in the Prime Minister’s Office • Hanna Kaskela, Varma Mutual Pension Insurance Company • Annika Ekman, Ilmarinen Mutual Pension Insurance Company In its organising meeting on 2 October 2019 the Nomination Board elected Pekka Hurtola as its Chairman. The Chairman of Altia’s Board of Directors, Sanna Suvanto - Harsaae acts as an expert member in the Nomination Board. Group structure The Group’s plan is to simplify its current group structure. The plan is to merge all Altia Oyj’s Finnish subsidiaries excluding Oy Wennerco Ab to Altia Oyj and merge all Swedish subsidiaries to Altia Sweden AB. The merger plans have been registered. The mergers are planned to take place on or about 30 April 2020. Chief Executive Officer and Group Management Niklas Nylander started as Altia’s Chief Financial Officer (CFO) on 1 January 2019. There were no other changes in the Executive Management Team (EMT) during the period. On 31 December 2019, the EMT consisted of the following members: • Pekka Tennilä, CEO • Janne Halttunen, SVP, Scandinavia • Kari Kilpinen, SVP, Finland & Exports • Kirsi Lehtola, SVP, HR • Niklas Nylander, CFO • Kirsi Puntila, SVP, Marketing • Hannu Tuominen, SVP, Altia Industrial BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 37 ANN U AL REPORT 2019

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SECTOR DISTRIBUTION 31 DEC 2019

Sector	Number of shares	% of shares
Public sector	16 052 550	44.4
Financial and insurance corporations	10 281 865	28.4
Households	6 929 009	19.2
Non-financial corporations	1 756 759	4.9
Non-profit institutions	757 763	2.1
Rest of the world	362 539	1.0
TOTAL	**36 140 485**	**100.0**

Source: Euroclear Finland

Altia's share

Altia's shares are listed on the Nasdaq Helsinki. All shares carry one vote and have equal voting rights. The trading code of the shares is "ALTIA", and the ISIN code is FI4000292438.

Share capital and share

At the end of the reporting period, Altia Plc's share capital amounted to EUR 60 480 378.36 and the number of issued shares was 36 140 485.

Shareholders and share trading

At the end of December 2019, Altia had 17 911 registered shareholders, and 8 986 556 shares representing 24.9% of the total number of shares were nominee-registered. During 2019, the highest share price was EUR 8.22 and the lowest EUR 7.08. In total, 5 856 465 shares were traded on Nasdaq Helsinki. The closing price of Altia's share on 30 December 2019 was EUR 8.18, and the market capitalisation was approximately EUR 296 million.

Flagging notifications

In 2019, Altia was informed of the following changes in ownership:

- On 7 February 2019, the State of Finland transferred as an equity contribution-in-kind 13 097 481 shares in Altia Plc to Valtion kehitysyhtiö Vake Oy, which is a company fully owned by the State of Finland and thereby fully controlled by the State of Finland.
- On 7 February 2019, Lazard Asset Management LLC notified of exceeding the threshold of 5% with a holding of 5.34% of which 2.40% are shares with voting rights attached.

Management's ownership

On 31 December 2019, the members of the Board of Directors, the CEO and the members of the Executive Management Team, including their controlled corporations, owned a total of 98 631 shares corresponding to 0.27% of the total number of shares.

DISTRIBUTION BY SIZE OF HOLDING 31 DEC 2019

Number of shares	Number of share-holders	% of share-holders	Number of Shares	% of shares
1-100	5 655	31.6	420 119	1.2
101-500	8 929	49.9	2 274 048	6.3
501-1000	2 056	11.5	1 507 780	4.2
1001-5000	1 058	5.9	2 018 277	5.6
5001-10000	110	0.6	785 671	2.2
10001-50000	72	0.4	1 541 612	4.3
50001-100000	13	0.1	985 100	2.7
100001-500000	11	0.1	2 045 485	5.7
500001-& above	7	0.0	24 562 393	68.0
TOTAL	**17 911**	**100.0**	**36 140 485**	**100.0**

Source: Euroclear Finland

LARGEST SHAREHOLDERS 31 DEC 2019

	Shareholder	Number of shares	% of shares
1	Valtion Kehitysyhtiö Vake Oy	13 097 481	36.2
2	Varma Mutual Pension Insurance Company	1 550 000	4.3
3	Ilmarinen Mutual Pension Insurance Company	973 300	2.7
4	OP-Finland Small Firms Fund	579 516	1.6
5	Veritas Pension Insurance Company Ltd.	420 000	1.2
6	FIM Fenno Sijoitusrahasto	181 931	0.5
7	Mandatum Life Insurance Company Limited	165 076	0.5
8	Säästöpankki Kotimaa	150 000	0.4
9	Sijoitusrahasto Taaleritehdas Arvo Markka Osake	150 000	0.4
10	Säästöpankki Pienyhtiöt	149 424	0.4
TOTAL		**17 416 728**	**48.2**
Nominee-registered shares		8 986 556	24.9

Source: Euroclear Finland

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Authorisations, option and share-based incentive programmes

During 2019, Altia did not have share option programmes. Altia's CEO, the members of the Executive Management Team and selected key employees are part of a share based, long-term incentive scheme. Altia did not have authorisations for share repurchases or share issues and did not hold any own shares during the period.

Personnel

In 2019, Altia Group had an average of 682 (718) employees. On 31 December 2019, Altia Group had 632 (678) employees, of whom 381 (402) were in Finland, 110 (114) in Sweden, 4 (19) in Denmark, 21 (28) in Norway, 31 (32) in Latvia, 60 (61) in Estonia, and 25 (22) in France.

In May 2019, Altia transferred the domestic business in Denmark to Conaxess Trade Beverages, and employees working in the business were transferred to Conaxess Trade Beverages as old employees. Implementation of the Scandinavian segment's restructuring was completed. These arrangements aimed to renew ways of working as well as simplifying the organisational structure. The decrease in the number of the Group's personnel was primarily due to reorganisations, non-replacement, or other internal career arrangements. Altia supported the affected employees by offering outplacement or training support.

In 2019, safety culture was boosted by initiating a comprehensive Human Factor programme at the Rajamäki plant. The idea of the programme is to lift the safety culture from individualist to systemic, and therefore enhance an understanding of the requirements of the changing environment. A digital marketing training programme was organised for the marketing organisation, and smart work training programmes were organised for the whole salaried personnel about prioritising and time management. The Altia Tasting personnel survey was conducted in January-February 2019. The survey provided accurate tools for managers to develop their leadership. The key development areas based on the survey were improving leadership skills, making development opportunities more visible and increasing top managementvisibility.

Incentive programmes

Short-term and long-term incentives

Altia's salaried, senior salaried employees and management participate in an annual performance incentive scheme. The potential annual reward is based on both the Group's and its business units' targets, as well as on personal targets. Rewards are paid either once a year or more frequently as an annual reward or sales bonus. Workers participate in a production bonus system. The production bonuses are based on the targets of each production unit.

Altia's CEO, the members of the Executive Management Team and selected key employees are part of a long-term incentive scheme.

Based on the result for 2019, no annual performance bonuses were paid. Other bonuses totalled EUR 0.5 (0.5) million.

Share-based incentive scheme

Altia's CEO, the members of the Executive Management Team and selected key employees are part of a share-based, long-term incentive scheme. The objectives of the share-based long-term incentive scheme are to align the interests of Altia's management and key employees with those of the Company's shareholders and, thus, to promote shareholder value creation in the long term, and to commit the management and key employees to achieving Altia's strategic targets as well as the retention of Altia's valuable key resources. The scheme complements a balanced incentivestructure.

The scheme consists of annually commencing individual performance share plans (PSP), each with a three-year performance period, followed by the payment of the potentially earned share reward. The commencement of each individual plan is subject to a separate Board approval.

The first plan (PSP 2019–2021) commenced in the beginning of 2019 and the potential share reward thereunder will be paid in the spring of 2022, provided that the performance targets set by the Board of Directors are achieved. The potential reward will be paid in listed shares of Altia. Those eligible to participate in the first plan are approximately 20 individuals.

If all the performance targets set for PSP 2019–2021 are fully achieved, the aggregate maximum number of shares to be paid based on this first plan is approximately 250 000 shares.

Sustainability

In 2019, Altia was nominated as one of the most inspiring circular economy companies by Sitra, the Finnish Innovation Fund. Altia was chosen due to the bio and circular economy achievements at the Koskenkorva distillery.

Sustainability has for long been a strategic priority and key success factor for Altia and as of 2020 it is an integral part of Altia's refined company strategy. The aim of the company's responsibility efforts is to build a sustainable long-term business. Altia also wants to promote a modern and responsible Nordic drinking culture. This target is summarised in the company's purpose, Let's Drink Better.

Altia has been following a group level corporate responsibility action plan for 2018–2020. The action plan progressed as planned in 2019 at the same time, when a new long-term Sustainability Roadmap was built. In December 2019,

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Altia published its new Sustainability Roadmap 2030, with long-term goals 10 years ahead, as well as ambitious, numerical targets, based on United Nations Sustainable Development Goals. The key goal is that Altia will aim to have carbon neutral production in 2025, without using compensations.

Altia's new sustainability roadmap has four focus areas, which also include the cornerstones of the previous plan: Our Distillery, Our Drink, Out Society and Our People. The focus ares are based on four selected United Nations Sustainable Development Goals (SDGs), Altia's purpose and strategy, stakeholder expectations, the company's own operating principles and codes of conduct, as well as the amfori BSCI Code of Conduct, which in turn is based on key international agreements protecting workers' rights. Altia has joined the amfori BSCI initiative and aims to annually increase the traceability and transparency of product and raw material supply chains.

More details can be found in the Non-Financial Statement published in connection with the Report by the Board of Directors and in the Annual Report's dedicated section on Sustainability.

Health, safety and environment

Occupational health and safety

Occupational safety is a vital part of Altia's corporate responsibility. Altia aims to reduce the number of accidents, absences caused by accidents and sickness absences. To achieve these goals, various occupational safety targets were set and related actions were conducted across different Altia sites during 2019.

In 2019, the sickness absence, excluding commuting rate was 3.7% (3.4%). The accident frequency (the number of accidents per one million working hours) for accidents requiring at least one day of absence was 9 (12). There were no fatal work-related accidents in 2019 (0).

The environment and energy efficiency

Altia's work with environmental matters focuses on minimising the environmental impacts generated by Altia's own operations. The most significant environmental impacts of Altia's operations are energy consumption, water consumption, waste water quality, waste generation and the non-quality costs generated from scrapped raw materials, packaging materials and end products. Environmental indicators have been defined to support the reduction of these impacts. Annual targets and related actions were defined for different locations.

Organic loading of wastewater decreased at Rajamäki and increased at Koskenkorva plants during the reporting period. At Koskenkorva, wastewater calculation include also A-Rehu's amount. A-Rehu operates on Koskenkorva plant area. Water consumption relative to production increased at Rajamäki and decreased at Tabasalu and Koskenkorva. The average waste utilization rate for the Altia production sites in Rajamäki, Koskenkorva and Tabasalu, was 99.5% in 2019 (99.7%).

The bioenergy power plant at Koskenkorva, which uses barley husks as its primary fuel, has enabled the Koskenkorva plant to reduce its carbon dioxide emissions and achieve a 62% self-sufficiency rate in fuels for steam production in the reporting period. The bioenergy power plant has been operating at full capacity since January 2015. The use of renewable fuel has reduced the Koskenkorva plant's carbon dioxide emissions by 58% in 2019 compared to the base year 2014 level.

Energy efficiency achieved through various energy saving measures is a major development area for the company both in terms of profitability and environmental responsibility. Altia is committed to the Finnish energy efficiency agreement for the period of 2017–2025, with the target to reduce energy consumption by 10% by the year 2025, compared to the base year 2014. As part of the new Sustainability Roadmap, Altia has also committed to 100% renewable energy by 2025. In 2019, energy use relative to production volume decreased at the Rajamäki plant and increased at the Koskenkorva plant.

Risks and risk management

Risk management

Altia's risk management aims to support the realisation of the company's strategy, risk identification, and means to reduce the likelihood and impact of risk materialisation, as well as to safeguard business continuity. Risks may be the result of an internal or external event. The Group's risk management policy has been approved by Altia Plc's Board of Directors.

The risk management policy describes the goals, principles and responsibilities of Altia's risk management and the related reporting principles. In line with this, the risk management steering group supports and coordinates risk management as part of the Group's planning and control processes and reports key risks to the company's management and Audit Committee. The most significant risks and uncertainties are assessed yearly in the Report of the Board of Directors.

Altia's business areas are responsible for risks related to their operations, as well as for their identification, prevention and key limitation methods. The Group's finance department manages financial risks according to the hedging principles defined in the company's financial policy. The management principles of the Group's most significant financial risks are described in more detail in the Notes to the Consolidated Financial Statements, under

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ALTIA'S RISK CHART


Compliance
Reporting
Data Privacy
Competion law
Licenses
Ethics
Financial
Financial Markets
Liquidity
Counterparty
Hazard
Property
Safety
Environment
Liabilities
Strategic and Business
Business Environment
Strategic Choices
Markets
Regulatory
Corporate Responsibility
Operations
Processes and Controls
Sourcing
Personnel
IT and Security

section 4.1. Financial risk management. The finance department is also responsible for insurance programmes that cover the entire Group.

Altia's risk management process is based on the ISO 31000 standard and also includes ERM components, as applicable. The Corporate Governance Statement includes information on the risk management process.

Most significant risks and uncertainties

For reporting and risk assessment purposes, risks are categorised into five classes: strategic and business risks, operational and process-related risks, damage risks, financial risks and compliance risks. The Board of Directors assesses these central risks and the measures aiming to reduce the likelihood of their materialisation every three months.

Strategic and business risks relate to decision-making, resource allocation, management systems and the capacity to respond to changes in the operating environment (Strategy period: long-term, 3–5 years). Responsibility risks related to business operations are described in the Non-Financial Statement published in connection with the Report by the Board of Directors.

Operational risks concern the implementation

Risk	Description	Risk management
Raw material price risk	The availability of domestic barley and its market price has a significant impact on the profitability of Altia's business.	Altia ensures the availability of barley with contract farming and the price of barley in cooperation with farmers and grain companies.
Risks related to customers and consumer demand	Our customers in Altia's market areas include Nordic retail monopolies, wholesalers who sell alcohol, restaurants, retail stores, travel retail, international wine and spirits companies and importers operating in the export markets. The wide customer base provides Altia with diverse opportunities for the long-term development of customer cooperation.	A strong market position, efficient industrial processes, good quality and well-known brands improve Altia's chances to manage the risk.
	Changes in consumer behaviour may, in the long term, shift the emphasis in the demand for Altia's products between different product categories.	Changes in consumption patterns and the need to adjust operations are prepared for by investing in consumer-driven product development.
Product safety risks	As a wine and spirits company, one major risk is ensuring the quality and safety of the raw materials and finished goods through the supply chain.	Altia employs modern methods to ensure the safety of production processes and to eliminate various microbiological, chemical and physical hazards. In ensuring product safety, Altia complies with the operating methods required by food safety management and quality certificates.
Damag e risks	Altia has production facilities in Finland, Estonia and France. A fire or other unforeseen event may interrupt the operations of a production facility.	All of our production facilities have insurance policies for material damage and the interruption of operations in the Group's insurance programme. Key production facilities are subject to a risk survey every 1–2 years. Continuity plans serve to limit any possible loss of profits.
Financial risks	The key risks related to finance in Altia's operations are currency transaction and translation risks, interest rate risks and refinancing and liquidity risks.	Financial risk management aims to mitigate any impact that price fluctuations and other uncertainties in the financial markets have on operating results, the balance sheet and cash flow and to ensure sufficient liquidity. The management principles of the Group's most significant financial risks are described in more detail in the Notes to the Consolidated Financial Statements, under section 4.1. Financial risk management.
Compliance	Key compliance risks in Altia's operations relate to the breach of laws and regulations and decisions by authorities concerning reporting, permits and licenses, marketing of alcoholic beverages, competition law and processing of personal data.	Altia aims to manage compliance risks and ensure ethically sustainable business practices with guidance and regular training. Compliance risk management aims to avoid sanctions, consequences and official investigations and decisions that may damage the company's profitability, business continuity and reputation.

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of strategy and day-to-day business operations. Such risks include deviations in processes, systems and conduct (Budget period: short-term, 1–2 years).

Damage risks are errors, malfunctions and accidents occurring within Altia or its operating environment, resulting in damage or loss.

Financial risks pertain to changes in market prices, the short- and long-term adequacy of financial assets and the ability of counterparties to meet their financial obligations.

Compliance risks involve violations of laws and permits as well as ethically sustainable business practices applicable to the company's operations and industry. The risk table on the previous page contains a summary of key uncertainties with an either positive or negative effect on Altia's operations.

Price risk associated with commodities

Barley

In 2019, Altia consumed approximately 212 (212) million kilos of Finnish grain to produce ethanol and starch. The availability of high-quality domestic barley is ensured through contract cultivation and cooperation with farmers and grain handling companies. The market price of barley fluctuates significantly year by year as a result of several factors that affect Finnish barley supply and demand. The price of barley is therefore considered to be a significant risk for Altia during the financial year. The price risk has not been hedged against with derivative instruments.

Electricity

A strong increase in the market price of electricity is a significant risk for Altia. The risk is managed by following Altia's principles for electricity procurement. These principles determine the hedging limits within which the electricity price risk is hedged against. The hedges are executed with the OTC-derivatives of Nasdaq OMX Oslo ASA.

The hedging service for electricity procurement has beenoutsourced.

At the end of 2019, the hedging ratio for deliveries for the next 12 months was 53.7% (64.1%), in line with the set targets. In 2019, the average hedging ratio was 66.0% (68.0%).

Cash flow hedge accounting in accordance with IFRS 9 is applied to the hedges against electric-ity price risk, and hedge effectiveness is tested quarterly. All hedging was effective in 2019 as that was in 2018.

Altia purchases its electricity straight from the Nord Pool Spot markets as a delivery tied to the spot price of the Finnish price area.

Sensitivity to market risks

The table above describes the sensitivity of the Group's profit and equity (before taxes) to changes in electricity prices, foreign exchange rates and interest rates. When Altia applies hedge accounting, the sensitivity is directed at equity. When hedge accounting is not applied, the sensitivity is recognised as a potential impact on profit or loss.

The sensitivity to foreign exchange rate changes is calculated from the net currency position resulting from financial instruments.

The total group floating rate liability position consists of floating rate liabilities EUR 70.0 (75.0) million and floating leg of interest rate swap EUR 20.0 (20.0) million which is netting the interest rate risk.

An increase of one percentage point in interest rates would have an effect of EUR -0.5 (-0.5) million on the income statement. The effect of the increase in market interest rates on the Group's profit is determined by net interest expenses.

SENSITIVITY OF FINANCIAL INSTRUMENTS TO MARKET RISKS (BEFORE TAXES) IN ACCORDANCE WITH IFRS 7

EUR million	2019 Income statement	2019 Equity	2018 Income statement	2018 Equity
+/-10% electricity	-	+/-0.2	-	+/-0.3
+/-10% change in EUR/NOK exchange rate	-/+0.0	+/-0.2	-/+0.1	+/-0.2
+/-10% change in EUR/SEK exchange rate	-/+0.2	+/-1.8	-/+0.2	+/-2.2
+/-10% change in EUR/USD exchange rate	-/+0.0	-/+0.2	-/+0.1	-/+0.4
+/-10% change in EUR/AUD exchange rate	-/+0.0	-/+0.2	-/+0.0	-/+0.2
+/-1%-points change in interest rates	-0.5	+0.4	-0.5	+0.6

Note: +10% increase in EUR/SEK exchange rate would have an EUR -0.2 million effect in income statement. Other risks with same principle.

Short-term risks and uncertainties

The most significant uncertainties in the company's operations relate to the overall economic development and its impacts on consumption, as well as the effects of alcohol taxes and legislation on consumer behaviour. Unexpected and unforeseen disruptions in production and deliveries form the major short-term risks related to operations, as well as sudden and significant changes in prices of raw materials, especially related to barley.

Altia Plc's Board of Directors has confirmed the Group Risk Management Policy. Risk manage-

ment is aimed at supporting the implementation of Altia Group’s strategy, the identification of risks and methods for reducing the probability and impacts of risks, as well as ensuring busi - ness continuity. Risks may arise from internal or external events. Outlook for 2020 Market outlook The development of the Group’s business opera - tions and profitability are affected by the compet - itive environment, the overall economic outlook and changes in alcohol taxation and regulation. Uncertainty related to changes in consumer buy - ing behaviour and consumer demand continues. Also, overall fluctuations of direct product costs affect the Group’s profitability. Seasonality There are substantial seasonal fluctuations in the consumption of alcoholic beverages impacting the net sales and cash flow of Altia. The company typically generates large amounts of its revenue and cash flow during the fourth quarter of the year, whereas the first quarter of the year is sig - nificantly lower. In addition, excise taxes related to the high season at the end of the year are paid in January, resulting in large cash outflows at the beginning of the year. Guidance The continued decline in market volumes in Fin - land puts pressure on profitability growth. The uncertainties in global travelling impacts border trade and travel retail regionally and in Asia. Guidance assumes a normal barley price level following the 2020 harvest. Industrial services are impacted by phasing of volumes between the years. The comparable EBITDA is expected to be at the same level as or higher than in 2019 (2019: EUR 44.8 million). Financial calendar 2020 The Annual Report 2019 including the financial statements, Board of Directors' report, Auditor's report, the Corporate Governance statement and the remuneration statement will be pub - lished in English and Finnish on Altia’s website during week 10 (the week starting on 2 March). Altia Plc will publish financial reports in 2020 as follows: • 29 April: Business Review for January - March 2020 • 19 August: Half - Year Report for January - June 2020 • 6 November: Business Review for January - September 2020 Annual General Meeting 2020 Altia Plc’s Annual General Meeting (AGM) 2020 is planned to be held on 25 March 2020 in Hel - sinki. The notice to and instructions for the AGM are published on Altia’s website. Dividend proposal According to the financial statements on 31 De - cember 2019 , the parent company’s distributa - ble funds amount to EUR 96 936 582 . 11 includ - ing profit for the period of EUR 38 585 786 . 54 . There have been no significant changes to the parent company’s financial position after the end of the financial year. The Board of Directors proposes to the Annual General Meeting that a dividend of EUR 0.42 per share be paid for the financial year 2019. Events after the period On 29 January, the proposals by the Sharehold - ers’ Nomination Board to the Annual General Meeting were announced. The Nomination Board proposes that the number of members of the Board of Directors would be seven and that of the present members Tiina Lencioni, Jukka Ohtola, Anette Rosengren, Torsten Steenholt and Sanna Suvanto - Harsaae would be re - elect - ed and that Jukka Leinonen and Jyrki Mäki - Kala would be elected as new members. Further, the Nomination Board proposes that the remuneration to be paid to the members of the Board of Directors during the next term would consist of a monthly term of office fee as follows: EUR 4 000 per month, Chairman; EUR 2 500 per month, Vice Chairman; EUR 2 000 per month, member. In addition to the monthly fee, the Board members would receive a meeting fee for the Board of Directors and Board Commit - tee meetings of EUR 600 per meeting for Board members residing in Finland and EUR 1 200 per meeting for Board members residing abroad. Travel expenses would be reimbursed in accord - ance with the company’s travel policy. In addition, the Nomination Board proposes to amend the Charter of the Shareholders’ Nom - ination Board so that the three largest share - holders shall be determined on the first banking day of June each year (currently determined on the first banking day of September each year). Helsinki, 12 February 2020 Altia Plc Board of Directors BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 43 ANN U AL REPORT 2019

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Non-financial statement

Introduction

Corporate responsibility has for long been a strategic priority and key success factor for Altia and as of 2020 it is an integral part of Altia's company strategy. The aim of the company's responsibility efforts is to build sustainable long-term business. With its new Sustainability Roadmap 2030 and the key goal of carbon-free production Altia wants to add to the national and international efforts of mitigating climate change. Altia also wants to promote a modern and responsible Nordic drinking culture. This target is summarised in the company's purpose, Let's Drink Better. Better drinking can be interpreted as, for example, a drinking culture that is of a higher quality, moderate in quantity, lighter, more social or more environmentally friendly.

Altia has reported on the company's responsibility efforts for ten years in accordance with the model for corporate responsibility reporting for state-owned companies[1] and the Global Reporting Initiative (GRI) guidelines.

This non-financial statement describes, in accordance with the Finnish Accounting Act, Altia's approach to the management of environmental, social and employee matters, as well as matters related to respect for human rights and anti-corruption and bribery, in its operations.

More detailed information about our responsibility work is provided in a separate section on Sustainability in Annual Report.

Business model

Altia's business model is based on offering a strong portfolio of its own brands and a versatile range of international partner brands, as well as providing services to its customers utilising the company's production, packaging and logistics capacity. In addition, by-products from the production process are sold to industrial customers in other industries. The integrated operating model creates significant economies of scale in sourcing, production and distribution, and allows the company to take advantage of its shared operations – such as consumer research, innovation, product development and overall know-how – and use its centralised support functions efficiently. The Business Overview section contains a description of how Altia creates value.

Environmental matters

a. Policies and ways of working (including due diligence)

Altia's work on environmental matters focuses on minimising the environmental impacts of the company's own operations. Altia aims for high material and resource efficiency and develops products and their packaging with a view to achieving a lower environmental impact. In addition, necessary measures are taken to protect the groundwater resources used as an ingredient in Altia's products.

The environmental aspects relevant to the company are assessed at three-year intervals. In the assessment conducted in 2018, energy consumption, water consumption, wastewater and its quality, as well as waste generation, were identified as the most significant environmental aspects. Environmental key performance indicators and annual reduction targets were defined to support the reduction of these impacts. Plant-specific targets and the actions necessary to achieve the targets are set annually, and progress is monitored monthly with the help of the indicators.

The standards, policies and principles relevant to Altia's environmental work include:

- Altia Code of Conduct
- Altia Quality, Safety and Environmental Principles
- ISO14001 Environmental Management System standard; the certification covers Altia's operations in Finland

b. Principal risks and their management

Environmental risks are assessed regularly as part of the assessment of Altia's environmental impacts and of Altia Group's risk management.

The principal risks identified include possible leaks to the soil or waterways (including groundwater areas), overruns of the wastewater quality limits in Altia's environmental permits, and the costs related to maintaining compliance with increasingly strict environmental regulations as well as the fines and sanctions resulting from any non-compliance with the said regulations.

The risks are managed through various measures, including the maintenance of an environmental management system in accordance with the ISO14001 standard, regular monitoring of wastewater quality, ownership of land in groundwater areas and monitoring legislative developments.

c. Outcome and KPIs

Altia's long-term work with circular economy at the Koskenkorva distillery was noted as Sitra selected Altia to their list of most inspiring circular economy companies.

[1] Government Resolution on State Ownership Policy 3 November 2011, Annex 3

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KPI	2019	2018	2017
Energy efficiency (MWh/ m^3 of product or tonne of barley)	Koskenkorva: 0.63 Rajamäki and Tabasalu: 0.27	Koskenkorva: 0.63 Rajamäki and Tabasalu: 0.31	Koskenkorva: 0.63 Rajamäki and Tabasalu: 0.28
Water efficiency (m^3/m^3 of product or tonne of barley)[1]	Koskenkorva: 1.49 Rajamäki and Tabasalu: 1.65	Koskenkorva: 2.26 Rajamäki and Tabasalu: 1.61	Koskenkorva: 2.28 Rajamäki and Tabasalu: 1.46
Quality of wastewater (kg COD/m^3 of product or tonne ofbarley)[2]	Koskenkorva: 3.37 Rajamäki and Tabasalu: 2.29	Koskenkorva: 3.10 Rajamäki and Tabasalu: 3.35	Koskenkorva: 2.23 Rajamäki and Tabasalu: 2.92
Average rate of recycling and reutilisation	99.5 %	99.7 %	99.5 %
Monetary value of fines and number of non-monetary sanctions	0	0	0

[1] Monitoring of the KPI for water efficiency was discontinued at the beginning of 2018 at the Rajamäki plant of the Industrial Products unit, because the KPI is not material for the operations.
[2] The KPI for the quality of wastewater is not monitored at the Tabasalu plant.

In Finland, Altia has joined the voluntary Energy Efficiency Agreement, the other parties of which are the Ministry of Economic Affairs and Employment, industry associations and companies. With the agreement, Altia commits to reducing its energy consumption by 10% by 2025, compared to the base year 2014. Energy consumption relative to production decreased at the Rajamäki plant and increased at Koskenkorva in 2019.

The limit values for wastewater loads are specified in Altia's environmental permits. Organic loading of wastewater decreased at Rajamäki and increased at Koskenkorva in 2019. The average monthly biological oxygen demand (BOD) in wastewater didn't exceed the monthly average permit limit. The daily BOD limit was exceeded 3 times during 2019. The results of Altia's key environmental indicators are summarised in the table above and discussed in more detail under Our Distillery section on Sustainability.

The bioenergy power plant at the Koskenkorva plant enabled Altia to reduce the Koskenkorva plant's carbon dioxide emissions by 58 %in 2019, compared to 2014. The plant's fuel self-sufficiency in steam production was 62 %in 2019.

Social and employeematters

Consumer and product related matters

a. Policies and ways of working (including due diligence)

Product safety is a top priority for Altia, and the company continuously improves the quality of raw materials and final products. Altia markets its products responsibly and in compliance with applicable marketing laws and provides consumer information in accordance with applicable regulations.

The key processes related to product quality and safety have been defined and the relevant instructions are maintained in Altia's management system. Key performance indicators regarding quality, targets included, have been set they are monitored on a monthy basis. The KPIs concern quality costs, customer feedback and the proportions of deviating batches. Plant-specific targets and the actions necessary to achieve those targets are furthermore set annually, and progress is monitored monthly with the help of the indicators.

Altia wants to build responsible drinking culture. Given that the company's own employees are in a key position for driving the change, Altia has an employee alcohol policy in place. The policy is applicable to all Altia employees and everyone working on Altia's production sites or in its offices.

Altia's Rajamäki plant has international Fair Trade and Fair for Life certifications. Alti Brunna has also Fair for Life certification.

The Koskenkorva distillery, the Rajamäki alcoholic beverage plant and the distillery in Sundsvall are certified for organic production.

The standards, policies and principles relevant to the safety, quality, marketing and consumption of Altia's products include:

- Altia Code of Conduct
- ISO9001 Quality Management standard; the certification covers Altia's operations in Finland as well as the Tabasalu plant in Estonia
- ISO22000 Food Safety Management standard; the certification covers Altia's Rajamäki plant
- Altia Quality, Safety and Environmental Principles
- Altia MarketingGuidelines
- Altia Employee Alcohol Policy

b. Principal risks and their management

The risks are assessed as part of quality and safety risk assessments and as part of Altia Group's risk management. The principal risks identified include failure to comply with hygiene requirements, lack of consistency in the quality of products, any contamination of products, as well as defects in raw materials or packaging. Such incidents can lead to product recalls or make the company subject to legal claims. As the alcohol business is highly regulated, stricter regulation regarding the marketing and advertising of alcoholic beverages or their taxation, for example, could have an impact on the company'soperations.

To manage risks of this type, Altia maintains quality and food safety management systems in accordance with international standards. Quali-

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KPI	2019	2018	2017
Amount of income taxes paid and excise taxes collected	EUR 435 million The full tax footprint is available in the section on Sustainability	EUR 454.2 million The full tax footprint is available in the section on Sustainability	EUR 425.6 million The full tax footprint is available in the section on Sustainability ty is monitored continuously during production by means of line inspections and testing, as well as the analysis of end products. Instructions and process are maintained in view of possible recalls and situations are practised regularly by way of phantom testing. Applicable legislation and any developments therein are reviewed regularly.

c. Outcome and KPIs

Altia's Rajamäki plant was audited to receive the FSSC 22000 food safety certificate in December 2019 and the certificate is expected to be granted in beginning of 2020. During the reporting year, the company arranged training for employees. Altia has also specified instructions and processes for food fraud mitigation and food defence. Plant-specific targets and the actions necessary to achieve those targets are set annually and progress is monitored monthly with the help of the indicators.

Altia's tax footprint is significant compared to company net sales, due to excise duty.

Employee matters

a. Policies and ways of working (including due diligence)

Altia is committed to building a culture with a motivating and supportive working environment based on safety, openness, equality and trust. The company values diversity and promotes equal treatment and equal opportunities. Altia maintains a continuous dialogue with its employees by sharing information and engaging the employees and respects the freedom of association and the right to collective bargaining. All Altia employees are expected to respect each other's rights to fair treatment and to act in accordance with the Altia Behaviours. These are Renew Bravely, Show Direction, Build Success Together and Implement!

Altia wants to ensure safe and healthy working conditions for all its employees. The goal is to reduce sickness absences, the number of accidents and the number of absences caused by accidents. Plant-specific targets and the actions necessary to achieve those targets are set annually, and progress is monitored monthly by way of key performance indicators. Targets are also set and action plans prepared for operating locations that are not within the scope of the OHSAS 18001:2007 certification.

The standards, policies and principles relevant to employee matters include:

- Altia Code of Conduct
- Altia Behaviours
- OHSAS 18001:2007 Occupational Health and Safety Management standard; the certification covers Altia's operations in Finland
- Altia Quality, Safety and Environmental Principles
- amfori BSCI Code of Conduct

b. Principal risks and their management

The risks are assessed as part of Altia Group's risk management. The principal risks relate to Altia's ability to recruit, develop, motivate and retain the right know-how and succeed in daily leadership, the maintenance of good collaboration practices with employees and their unions, as well as the occurrence of accidents. To manage the risks, Altia develops its employer value proposition, recruitment and retention, conducts the employee satisfaction survey Altia Tasting on an annual basis, maintains frequent collaboration with unions, and maintains an occupational health and safety management system in accordance with the OHSAS 18001 standard.

c. Outcome and KPIs

One of the key focus areas in personnel development in 2019 was work safety. Safety culture was boosted by initiating a comprehensive Human Factor program at Rajamäki plant. The idea of the programme is to lift the safety culture from individualist to systemic and therefore enhance understanding the requirements of the changing environment. The plan is to continue this initiative in other plants during 2020 and 2021.

Altia's annual Altia Tasting employee survey was organised in January 2019. The survey

KPI	2019	2018	2017
Sickness absence, % (reference to GRI standard)	3.7	3.4	3.3
Accident absence rate without commuting, LTIF (reference to GRI standard)	9[1]	12[1]	11
Accident absence, % (reference to GRI standard)	0.07	0.07	0.29
Number of accidents	11[1]	15[1]	16

[1] 2018 and 2019 LTIF and number of accidents is reported without commuting.

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provided managers with precise results for the development of their leadership. The most important development targets uncovered in the employee survey related to the communication of opportunities for competence development, the development of leadership skills and the visibility of the executive management. Several measures were carried out during the year to develop these areas, e.g. the initiative to define together with our managers how the good leadership should look like, improving the quality of development discussion by modifying the discussion format based on feedback collected from employees, and putting focus on EMT's participation in employee events.

The results of the indicators for occupational health and safety are presented in the table above. There were no fatal work-related accidents during the year.

Respect for human rights

a. Policies and ways of working (including due diligence)

Altia is committed to respecting and promoting human rights and international labour standards in accordance with the United Nation's (UN) Universal Declaration of Human Rights and the key conventions of the International Labour Organization (ILO). Altia also expects the same from its suppliers, partners and subcontractors.

KPI	2019	2018	2017
Share of purchases from risk countries as identified in amfori BSCI risk country classification	2 %	3 %	4 %
Number of grievances related to human rights reported through the whistleblowing channel	0	0	0

The whistleblowing channel was launched in October 2017, due to which the first full year figure concerns 2018.

Altia's most relevant human rights impacts are related to the sourcing of wines, spirits and raw materials. In 2017, Altia joined amfori BSCI and amfori BSCI's Sustainable Wine Programme to develop responsible sourcing. As a participant Altia is committed to furthering the principles of the amfori BSCI Code of Conduct in its supply chains. The code of conduct's principles are based on key international agreements and frameworks such as ILO conventions and declarations, the UN Guiding Principles on Business and Human Rights, as well as OECD guidelines for multinational enterprises.

Altia's due diligence process is developed continuously. It is currently composed of mapping the supply chains of Altia's products and their components, using a questionnaire to gather information about Altia's suppliers' and partners' responsibility work, contractual obligations as well as participation in and utilisation of the tools offered by amfori BSCI, including third party audits. Altia has a whistleblowing channel open to all stakeholders, maintained by an independent third party.

The standards, policies and principles relevant to Altia's work with human rights matters include:

- Altia Code of Conduct
- amfori BSCI Code of Conduct
- Altia Code of Conduct for Suppliers and Subcontractors

b. Principal risks and their management

The principal risks are related to Altia's business relationships and primarily concern the wine, spirits and raw material supply chains where these extend to countries with a higher risk of possible violations of international labour standards. In addition, Altia's customers have demands for social compliance within the supply chains, and any violation of such demands by Altia's suppliers, sub-suppliers or partners could lead to situations where a customer stops any further deliveries of a product. The risks are managed with the due diligence process explained above.

c. Outcome and KPIs

6 amfori BSCI audits (full audits or follow-up audits) were conducted at Altia's suppliers, partners or their sub-suppliers in 2019 (21 in 2018).

Anti-corruption and -bribery matters

a. Policies and ways of working (including due diligence)

Altia has zero tolerance towards bribery and corruption. The company is committed to operating fairly and to not offering improper benefits to any party. Altia also expects its representatives, consultants, agents, subcontractors and other business partners to unconditionally refrain from corruptive behaviour when performing services for Altia or on its behalf. Altia does not support, either directly or indirectly, political parties or organisations. Nor does the company participate in financing election campaigns of individual candidates.

Altia published its new Code of Conduct is 2018. The Altia Code of Conduct describes the company's commitment to ethical business conduct. The cornerstones of the Altia Code of Conduct are *Our employees*, *Our business* and *Our integrity*. Every Altia employee is familiar-

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KPI	2019	2018	2017	2016
Communication and training on anti-corruption policies (reference to GRI standard)	Online course on Altia's Anti-Bribery and -Corruption Policy organised for the entire personnel. Internal communication on ethical business conduct.	Online course on the Altia Code of Conduct organised for the entire personnel	The relevant employees at Altia were provided with online training	N/A
Number of anti-corruption and bribery incidents reported through the whistleblowing channel	0	0	0	N/A

ised with the Altia Code of Conduct, including the company's anti-bribery and corruption activities, with the help of an online course.

Altia has a whistleblowing channel maintained by an independent third party. The channel is open to all Altia employees and external stakeholders. All concerns raised, whether through the channel or through other means, are investigated in accordance with an established process to ensure accuracy, anonymity and fairness.

The standards, policies and principles relevant to anti-corruption and -bribery matters include:

- Altia Code of Conduct
- Anti-Bribery and Corruption Policy
- Whistleblowing channel

b. Principal risks and their management

The risks are assessed as part of Altia Group's risk management. The principal risks associated with anti-corruption and bribery matters include a reputational risk caused by any act of corruption or bribery, especially related to Altia's key persons and business partners. Given that the alcohol business is often a regulated business, obtaining and maintaining the necessary licenses and permits are associated with a risk of corruption or bribery, especially in countries with a high corruption index. The risks are managed through contractual obligations, third party due diligence inspections concerning suppliers and distributors, where necessary, as well as internal training on the Altia Anti-Bribery and Corruption Policy.

c. Outcome and KPIs

In 2019, Altia arranged an online course on Altia's Anti-Bribery and -Corruption Policy to its entire personnel. The whistleblowing channel has been in use since 2017. No reports were submitted through the whistleblowing channel in 2019. The first full-year figures on reports received through the whistleblowing channel were available in 2018.

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Key ratios of the Group

		2019	2018	2017	2016	2015
Income statement						
Net sales	EUR million	359.6	357.3	359.0	356.6	380.7
Comparable EBITDA	EUR million	44.8	40.0	42.4	40.8	38.0
(%of net sales)	%	12.4	11.2	11.8	11.5	10.0
EBITDA	EUR million	43.1	34.0	40.3	60.8	39.7
Comparable operating result (EBIT)	EUR million	26.8	25.6	28.2	26.4	23.6
(%of net sales)	%	7.5	7.2	7.8	7.4	6.2
Operating result	EUR million	25.1	19.7	26.1	46.3	25.3
Result before taxes	EUR million	24.6	18.6	25.0	45.0	23.4
Result for the period	EUR million	18.4	15.1	18.3	36.1	18.1
Items affecting comparability	EUR million	-1.7	-6.0	-2.1	19.9	1.7
Balance sheet						
Cash and cash equivalents	EUR million	64.2	42.0	52.4	68.0	76.3
Total equity	EUR million	151.2	150.1	136.8	191.3	168.6
Borrowings	EUR million	82.6	89.4	100.1	72.8	96.7
Invested capital	EUR million	233.8	239.5	236.9	264.0	265.3
Profitability						
Return on equity (ROE)	%	12.2	10.5	11.1	20.0	11.6
Return on invested capital (ROI)	%	8.5	7.0	8.0	14.4	7.6
Financing and financial position						
Net debt	EUR million	28.9	47.4	47.7	4.7	20.4
Gearing	%	19.1	31.6	34.9	2.5	12.1
Equity ratio	%	37.8	38.4	34.3	44.2	36.7
Net cash flow from operating activities	EUR million	52.6	6.5	37.6	29.4	34.8
Net debt/comparable EBITDA		0.6	1.2	1.1	0.1	0.5

2019 2018 2017 2016 2015 Share - based key ratios Earnings / share (Basic and diluted) EUR 0.51 0.42 0.51 1.00 0.50 Equity / share EUR 4.18 4.15 3.80 5.32 4.69 Dividend per share EUR 0.4 2 1 0.38 - - - Dividend/earnings % 82. 6 1 91.2 - - - Effective dividend yield % 5. 1 1 5.4 - - - Price/Earnings 16.1 17.0 - - - Closing share price on the last day of trading EUR 8.18 7.07 - - - Highest EUR 8.22 9.50 - - - Lowest EUR 7.080 7.015 - - - Market value of shares at the end of period EUR million 295.6 255.5 - - - Number of shares outstanding at the end of period 36 140 485 36 140 485 35 960 000 35 960 000 35 960 000 Personnel Average number of personnel 682 718 762 829 879 Impact of IFRS 16 on selected key figures Comparable EBITDA without IFRS 16 impact EUR million 41.0 - - - - Net debt without IFRS 16 impact EUR million 18.4 - - - - Equity ratio without IFRS 16 impact % 38.8 - - - - Gearing without IFRS 16 impact % 12.1 - - - - 1 Board’s proposal BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 50 ANN U AL REPORT 2019

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RECONCILIATION OF ALTERNATIVE PERFORMANCE MEASURES (APM) TO IFRS FIGURES AND ITEMS AFFECTING COMPARABILITY (IAC)

EUR million	2019	2018
Items affecting comparability		
Net gains or losses from business and assets disposals	0.1	0.4
Cost for closure of business operations and restructurings	-0.2	-1.1
Major corporate projects		
Costs related to the closed voluntary pension scheme	-1.6	-0.7
Costs related to stock exchange listing	-	-4.6
Total items affecting comparability	**-1.7**	**-6.0**
Comparable EBITDA		
Operating result	25.1	19.7
Less:		
Depreciation, amortisation and impairment	17.9	14.4
Total items affecting comparability	1.7	6.0
Comparable EBITDA	**44.8**	**40.0**
% of net sales	12.4	11.2
Comparable EBITDA without IFRS 16 impact		
Comparable EBITDA	44.8	-
Less:		
IFRS 16 impact to EBITDA	3.8	-
Comparable EBITDA without IFRS 16 impact	**41.0**	**-**
Comparable EBIT		
Operating result	25.1	19.7
Less:		
Total items affecting comparability	1.7	6.0
Comparable EBIT	**26.8**	**25.6**
% of net sales	7.5	7.2

Altia presents alternative performance measures as additional information to financial measures presented in the consolidated income statement, consolidated balance sheet and consolidated statement of cash flows prepared in accordance with IFRS. In Altia's view, alternative performance measures provide significant additional information on Altia's results of operations, financial position and cash flows to management, investors, analysts and other stakeholders.

Alternative performance measures should not be viewed in isolation or as a substitute to the IFRS financial measures. All companies do not calculate alternative performance measures in a uniform way, and therefore Altia's alternative performance measures may not be comparable with similarly named measures presented by other companies.

The alternative performance measures are unaudited.

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THE DEFINITIONS AND REASONS FOR THE USE OF FINANCIAL KEY INDICATORS

Key figure	Definition	Reason for the use
Operating margin, %	Operating result / Net sales	Operating result shows result generated by the operating activities.
EBITDA	Operating result before depreciation and amortization	EBITDA is the indicator to measure the performance of the Group.
EBITDA margin, %	EBITDA / Net sales	
Comparable operating result	Operating result excluding items affecting comparability	Comparable EBITDA, comparable EBITDA margin, comparable operating result and comparable operating margin are presented in addition to EBITDA and operating result to reflect the underlying business performance and to enhance comparability from period to period. Altia believes that these comparable performance measures provide meaningful supplemental information by excluding items outside normal business, which reduce comparability between the periods.
Comparable operating margin, %	Comparable operating result / Net sales	
Comparable EBITDA	EBITDA excluding items affecting comparability	
Comparable EBITDA margin, %	Comparable EBITDA / Net sales	Comparable EBITDA is an internal measure to assess performance of Altia and key performance measure at segment level together with net sales.
Items affecting comparability	Material items outside normal business, such as net gains or losses from business and assets disposals, impairment losses, cost for closure of business operations and restructurings, major corporate projects including direct transaction costs related to business acquisitions, voluntary pension plan change and costs related to other corporate development.	Comparable EBITDA margin is also one of Altia's financial targets. Comparable EBITDA is commonly used as a base for valuation purposes outside the Company and therefore important measure to report regularly.
Comparable EBITDA without IFRS 16 impact	Comparable EBITDA – IFRS 16 impact	Comparable EBITDA without IFRS 16 impact improves comparability to previous years.
Invested capital	Total equity + Borrowings	Base for ROI measure.
Return on equity (ROE), %	Result for the period / Total equity (average of reporting period and comparison period)	This measure can be used to evaluate how efficiently Altia has been able to generate results in relation to the equity of the Company.
Return on invested capital (ROI), %	(Result for the period + Interest expenses) / (Total equity + Non-current and current borrowings) (average of reporting period and comparison period)	This measure is used to evaluate how efficiently Altia has been able to generate net results in relation to the total investments made to the Company.
Borrowings	Non-current borrowings + Current borrowings	Net debt is an indicator to measure the total external debt financing of the Group.
Net debt	Borrowings + Non-current and current lease liabilities - Cash and cash equivalents	
Net debt without IFRS 16 impact	Borrowings – Cash and cash equivalents	Net debt without IFRS 16 impact improves comparability to previous years.

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Key figure	Definition	Reason for the use
Gearing, %	Net debt / Total equity	Gearing ratio helps to show financial risk level and it is a useful measure for management to monitor the level of Group's indebtedness. Important measure for the loan portfolio.
Gearing without IFRS 16 impact, %	Net debt without IFRS 16 impact / Total equity	Gearing without IFRS 16 impact, %improves comparability to previous years.
Equity ratio,%	Total equity / (Total assets – Advances received)	Equity / assets ratio helps to show financial risk level and it is a useful measure for management to monitor the level of Group's capital used in the operations.
Equity ratio without IFRS 16 impact, %	Total equity / (Total assets – Right-of-use assets – Advances received)	Equity ratio without IFRS 16 impact, %improves comparability to previous years.
Net debt / Comparable EBITDA	Net debt / Comparable EBITDA	The level of Net debt / Comparable EBITDA is one of Altia's financial targets.
Net debt / Comparable EBITDA without IFRS 16 impact	Net debt without IFRS 16 impact / Comparable EBITDA without IFRS 16 impact	Net debt / Comparable EBITDA without IFRS 16 impact improves comparability to previous years.
Earnings /share	Result for the period attributable to shareholders of the parent company/Share-issue adjusted number of shares during the period	
Equity/share	Equity attributable to shareholders of the parent company /Share- issue adjusted number of shares at the end of period	
Dividend/share	Dividend distribution for period/Number of shares (basic) at the end of period	
Dividend / earnings %	Dividend/share / Earnings/ share	
Effective dividend yield %	Dividend/share / Price of share at the end of the accounting period	
Price / earnings	Price of share at the end of accounting period / Earnings/share	
Market value of outstanding shares	The number of shares at the end of accounting period x the price of the share at the end of accounting period.

Financial Statements BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 118 ANN U AL REPORT 2019

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Contents to the Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS* 120
Consolidated Income Statement 120
Consolidated Statement of Comprehensive Income 120
Consolidated Balance Sheet 121
Consolidated Statement of Cash Flows 122
Consolidated Statement of Changes in Equity 123

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS* 124
General information 124

1. Operating result 126
1. Revenues from operations 126
2. Segment information 127
3. Other operating income 129
4. Materials and services 129
1.5. Employee benefit expenses 129
1.6. Other operating expenses 130
7. Depreciation, amortisation and impairment 130
8. Research and development expenditures 130

2. Operative assets and liabilities 131
2.1. Goodwill and other intangible assets 131
2.2. Property, plant and equipment 135
2.3. Leases 138
2.4. Inventories 139
2.5. Contract assets and liabilities (current) 139
2.6. Trade and other receivables (current) 140
2.7. Employee benefit obligations 140
2.8. Trade and other payables 141
2.9. Provisions 141

3. Financial items and capital structure 142
1. Finance income and expenses 142
2. Financial assets and liabilities 143
1. Financial assets 143
2. Financial liabilities 144
3.2.3. Classification and fair values of financial assets and liabilities 147
3. Derivative instruments and hedge accounting 149
4. Equity 151

4. Financial and capital risk 154
1. Financial risk management 154
2. Capital risk management 160

5. Consolidation 161
5.1. General consolidation principles 161
5.2. Subsidiaries 162
5.3. Associated companies and joint arrangements 163

6. Other notes 165
6.1. Income tax expense 165
6.2. Collaterals, commitments and contingent assets and liabilities 169
6.3. Related party transactions 170
6.4. Share-based payments 171
6.5. Adoption of new or amended IFRS standards and interpretations 172
6.6. Events after the reporting period 173

PARENT COMPANY FINANCIAL STATEMENTS* 174
Altia Plc Income Statement (FAS) 174
Altia Plc Balance Sheet (FAS) 175
Altia Plc Statement of Cash Flows (FAS) 177
Notes to Altia Plc Financial Statements 178

BOARD OF DIRECTORS' PROPOSAL FOR THE DISTRIBUTION OF PROFITS* 187

THE AUDITOR'S NOTE 187

THE AUDITOR'S REPORT 188

SYMBOLS

Accounting

Critical estimates and management judgements

*Part of the Financial Statements

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CONSOLIDATED INCOME STATEMENT

EUR million	Note	1 Jan - 31 Dec 2019	1 Jan - 31 Dec 2018
NET SALES	1.1.	**359.6**	**357.3**
Other operating income	1.3.	7.6	7.4
Materials and services	1.4.	-213.1	-206.8
Employee benefit expenses	1.5.	-45.9	-49.9
Other operating expenses	1.6.	-65.0	-73.9
Depreciation, amortisation and impairment	1.7.	-17.9	-14.4
OPERATING RESULT		**25.1**	**19.7**
Finance income	3.1.	3.5	3.5
Finance expenses	3.1.	-5.7	-5.8
Share of profit in associates and joint ventures and income from interests in joint operations		1.6	1.2
RESULT BEFORE TAXES		**24.6**	**18.6**
Income tax expense	6.1.	-6.2	-3.6
RESULT FOR THE PERIOD		**18.4**	**15.1**
Result for the period attributable to:			
Owners of the parent		18.4	15.1
Earnings per share for the result attributable to owners of the parent, EUR			
Basic and diluted	3.4.	0.51	0.42

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

EUR million	Note	1 Jan - 31 Dec 2019	1 Jan - 31 Dec 2018
Result for the period		18.4	15.1
OTHER COMPREHENSIVE INCOME			
Items that will not be reclassified to profit or loss			
Remeasurements of post-employment benefit obligations		-0.2	0.0
Related income tax	6.1.	0.0	-0.0
Total		**-0.2**	**-0.0**
Items that may be reclassified to profit or loss			
Cash flow hedges		-1.3	0.4
Translation differences	3.4.	-2.4	-3.5
Income tax related to these items	6.1.	0.3	-0.1
Total		**-3.5**	**-3.2**
Other comprehensive income for the period, net of tax		-3.6	-3.2
TOTAL COMPREHENSIVE INCOME FOR THE PERIOD		**14.8**	**11.9**
Total comprehensive income attributable to:			
Owners of the parent		14.8	11.9

The notes are an integral part of the consolidated financial statements.

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CONSOLIDATED BALANCE SHEET

EUR million	Note	31 Dec 2019	31 Dec 2018
ASSETS			
Non-current assets			
Goodwill	2.1.	80.1	80.7
Other intangible assets	2.1.	25.2	29.6
Property, plant and equipment	2.2.	60.9	64.6
Right-of- use assets	2.3.	10.4	-
Investments in associates, joint ventures and interests in joint operations	5.3.	8.8	7.9
Financial assets at fair value through other comprehensive income	3.2.1.	1.4	1.4
Deferred tax assets	6.1.	0.9	0.8
Total non-current assets		**187.7**	**185.1**
Current assets			
Inventories	2.4.	92.0	99.6
Contract assets	2.5.	0.2	0.2
Trade and other receivables	2.6.	54.4	60.9
Current tax assets		1.6	2.5
Cash and cash equivalents	3.2.1.	64.2	42.0
Total current assets		**212.4**	**205.3**
TOTAL ASSETS		**400.2**	**390.4**

EUR million	Note	31 Dec 2019	31 Dec 2018
EQUITY AND LIABILITIES			
Equity attributable to owners of the parent	3.4.		
Share capital		60.5	60.5
Invested unrestricted equity fund		1.2	1.2
Fair value reserve		0.6	0.6
Legal reserve		0.1	-
Hedge reserve		-1.0	0.0
Translation differences		-22.1	-19.6
Retained earnings		111.9	107.3
Total equity		**151.2**	**150.1**
Non-current liabilities			
Deferred tax liabilities	6.1.	16.7	16.8
Borrowings	3.2.2.	76.1	82.7
Lease liabilities	3.2.2.	7.1	-
Employee benefit obligations	2.7.	1.4	1.3
Total non-current liabilities		**101.3**	**100.8**
Current liabilities			
Borrowings	3.2.2.	6.5	6.7
Lease liabilities	3.2.2.	3.4	-
Provisions	2.9.	-	0.5
Trade and other payables	2.8.	134.7	131.4
Contract liabilities	2.5.	0.5	0.6
Current tax liabilities		2.5	0.4
Total current liabilities		**147.6**	**139.5**
Total liabilities		**249.0**	**240.3**
TOTAL EQUITY AND LIABILITIES		**400.2**	**390.4**

The notes are an integral part of the consolidated financial statements.

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CONSOLIDATED STATEMENT OF CASH FLOWS

EUR million	Note	1 Jan–31 Dec 2019	1 Jan–31 Dec 2018
CASH FLOW FROM OPERATING ACTIVITIES			
Result before taxes		24.6	18.6
Adjustments			
Depreciation, amortisation and impairment	1.7.	17.9	14.4
Share of profit in associates and joint ventures and income from investments in joint operations	5.3.	-1.6	-1.2
Net gain on sale of non-current assets	1.3.	-0.0	-0.5
Finance income and costs	3.1.	2.2	2.3
Other adjustments		-0.8	0.8
		17.7	15.7
Change in working capital			
Change in inventories, increase (-) / decrease (+)		7.4	-5.5
Change in contract assets, trade and other receivables, increase (-) / decrease (+)		5.3	-7.4
Change in contract liabilities, trade and other payables, increase (+) / decrease (-)		3.8	-4.3
Change in working capital		16.5	-17.2
Interest paid	3.1.	-1.6	-1.4
Interest received	3.1.	0.2	0.1
Other finance income and expenses paid	3.1.	-1.7	-1.4
Income taxes paid	6.1.	-3.1	-8.0
Financial items and taxes		-6.1	-10.6
NET CASH FLOW FROM OPERATING ACTIVITIES		**52.6**	**6.5**

EUR million	Note	1 Jan–31 Dec 2019	1 Jan–31 Dec 2018
CASH FLOW FROM INVESTING ACTIVITIES			
Payments for property, plant and equipment and intangible assets	2.1.,2.2.	-6.8	-7.7
Proceeds from sale of property, plant and equipment and intangible assets	1.3.	0.1	0.6
Investments in associated companies and joint ventures		-0.2	-
Repayment of loan receivables	3.2.	-	0.9
Interest received from investments in joint operations	5.3.	0.9	0.9
Dividends received	3.1.	-	0.1
NET CASH FLOW FROM INVESTING ACTIVITIES		**-6.0**	**-5.2**
CASH FLOW FROM FINANCING ACTIVITIES			
Proceeds from borrowings	3.2.2.	-	20.0
Repayment of borrowings	3.2.2.	-6.5	-30.7
Repayment of lease liabilities	3.2.2.	-3.7	-
Dividends paid and other distributions of profits	3.4.	-13.7	-
Share issue, personnel offering		-	1.2
NET CASH FLOW FROM FINANCING ACTIVITIES		**-23.9**	**-9.5**
CHANGE IN CASH AND CASH EQUIVALENTS		**22.7**	**-8.2**
Cash and cash equivalents at the beginning of the period		42.0	52.4
Translation differences on cash and cash equivalents		-0.5	-2.2
Change in cash and cash equivalents		22.7	-8.2
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	3.2.3.	**64.2**	**42.0**

The notes are an integral part of the consolidated financial statements.

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CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Equity attributable to owners of the parent EUR million	Note	Share capital	Invested unrestricted equity fund	Fair value reserve	Legal reserve	Hedge reserve	Translation differences	Retained earnings	Total equity
Equity at 1 January 2018		**60.5**	**-**	**0.6**	**-**	**-0.3**	**-16.0**	**92.0**	**136.8**
Change in accounting principle		-	-	-	-	-	-	0.1	0.1
Equity at 1 January 2018, restated		**60.5**	**-**	**0.6**	**-**	**-0.3**	**-16.0**	**92.1**	**136.9**
Total comprehensive income									
Result for the period		-	-	-	-	-	-	15.1	15.1
Other comprehensive income (net of tax)									
Cash flow hedges		-	-	-	-	0.3	-	-	0.3
Translation differences	3.4.	-	-	-	-	-	-3.5	0.0	-3.5
Remeasurements of post-employment benefit obligations	2.7.	-	-	-	-	-	-	-0.0	-0.0
Total comprehensive income for the period		**-**	**-**	**-**	**-**	**0.3**	**-3.5**	**15.1**	**11.9**
Transactions with owners									
Share issue		-	1.2	-	-	-	-	-	1.2
Share based payment, personnel offering		-	-	-	-	-	-	0.1	0.1
Total transactions with owners		**-**	**1.2**	**-**	**-**	**-**	**-**	**0.1**	**1.4**
EQUITY AT 31 DECEMBER 2018		**60.5**	**1.2**	**0.6**	**-**	**0.0**	**-19.6**	**107.3**	**150.1**
Equity at 1 January 2019		**60.5**	**1.2**	**0.6**	**-**	**0.0**	**-19.6**	**107.3**	**150.1**
Total comprehensive income									
Result for the period		-	-	-	-	-	-	18.4	18.4
Other comprehensive income (net of tax)									
Cash flow hedges		-	-	-	-	-1.0	-	-	-1.0
Translation differences	3.4.	-	-	-	-	-	-2.5	0.1	-2.4
Remeasurements of post-employment benefit obligations	2.7.	-	-	-	-	-	-	-0.2	-0.2
Total comprehensive income for the period		**-**	**-**	**-**	**-**	**-1.0**	**-2.5**	**18.3**	**14.8**
Transactions with owners									
Dividend distribution		-	-	-	-	-	-	-13.7	-13.7
Share based payment		-	-	-	-	-	-	0.1	0.1
Total transactions with owners		**-**	**-**	**-**	**-**	**-**	**-**	**-13.6**	**-13.6**
Transfer to reserve		**-**	**-**	**-**	**0.1**	**-**	**-**	**-0.1**	**0.0**
EQUITY AT 31 DECEMBER 2019		**60.5**	**1.2**	**0.6**	**0.1**	**-1.0**	**-22.1**	**111.9**	**151.2**

The notes are an integral part of the consolidated financial statements.

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Notes to the consolidated financial statements

GENERAL INFORMATION

Information on Altia

Altia Plc (the "Company") together with its' subsidiaries (the "Group", "Altia Group" or "Altia") is an international alcoholic beverage service Group, which operates in the Nordic countries, Estonia, Latvia and France producing, marketing, selling and distributing both own and partner brands. Altia distils barley spirit from domestic barley for the basis of its beverages. The production plants are located in Finland and Estonia, and aging and production of cognac in France. Altia has high-quality brands of its own and international brands. In addition, the company represents international brands from all over the world. Altia's business also includes industrial products such as starch and feed, technical ethanol and contract services.

Altia's customers include alcohol retail monopolies, alcoholic beverage wholesale outlets, restaurants, grocery stores, travel trade, importers in the export markets and industrial customers.

Altia Plc, the parent company of Altia Group, is domiciled in Helsinki, Finland. Altia Plc is a Finnish publicly listed company. Altia's shares are listed in Nasdaq Helsinki Ltd. The registered address of the Company is Kaapeliaukio 1, FI-00180 Helsinki, Finland. Copies of the consolidated financial statements are available online at www.altiagroup.com or at the Group's headquarters at Kaapeliaukio 1, FI-00180 Helsinki, Finland.

Altia Plc's Board of Directors has approved these financial statements for publication in its meeting on 12 February 2020. According to the Finnish Limited Liability Companies Act, shareholders have the right to approve or reject the financial statements in the Annual General Meeting held after the publication of the financial statements. The Annual General Meeting also has the right to make a decision to amend the financial statements.

Basis of preparation

The consolidated financial statements for the year ended 31 December 2019 are prepared in accordance with International Financial Reporting Standards (IFRS) complying with the SIC and IFRIC interpretations in force and approved by EU on 31 December 2019. Notes to the consolidated financial statements also comply with the requirements of the Finnish Accounting Act and Limited Liability Companies Act.

New and amended standards applied in 2019 and future periods are described in Note 6.5.

The consolidated financial statements for the year ended 31 December 2019 are prepared on a historical cost basis, except equity investments and derivatives. The consolidated financial statements are presented in thousands of euros (Annual Reports in millions of euros). The figures are rounded to the nearest thousand, and therefore the sum of individual figures may deviate from the total presented. If the figure is EUR 0, it is shown as a hyphen.

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Refer to the table below to see which notes and accounting principles are related.

Nr.	Note	Accounting principle
1.	Operating result	Revenue recognition, operating result
1.2.	Segment information	Operating segments
2.9.	Provisions	Provisions
2.7.	Employee benefit obligations	Employee benefits
2.2.	Property, plant and equipment	Property, plant and equipment
2.3.	Right-of-use assets	Leases
2.4.	Inventories	Inventories
1.6.	Other operating expenses	Leases
2.2.	Property, plant and equipment	
2.1.	Goodwill and other intangible assets	Goodwill
2.1.	Goodwill and other intangible assets	Intangible assets
3.2.1.	Financial assets	Financial assets
3.2.3.	Financial assets and liabilities- classification and fair value	
2.	Financial liabilities	Financial liabilities
3.	Financial assets and liabilities- classification and fair value	
3.3.	Derivative instruments and hedge accounting	Derivative contracts and hedge accounting
5.2.	Subsidiaries	Consolidation principles of subsidiaries
2.	Subsidiaries	Non-controlling interest and transactions with non-controlling interest
3.	Associated companies and joint arrangements	Associates and joint ventures
6.1.	Income tax expense	Income and deferred taxes

Accounting policies requiring management judgement and key sources of estimation uncertainty

The preparation of financial statements requires the use of accounting estimates, which by definition, seldom equal the actual results. In addition, management makes judgements in applying Altia's accounting policies.

Estimates made in the preparation of the financial statements, and related assumptions, are based on the management's best knowledge at the reporting date. Consequently, the realised results can differ from the estimates. Any changes in estimates and assumptions are recognised when estimates and assumptions are corrected.

The Group's most significant area in which the management has exercised judgement is related to the revenue recognition (Note 1.1.) and impairment provision of trade receivables, and useful lives of intangible assets and parameters used in impairment testing (Note 2.1.), and parameters used in lease accounting. Other critical future assumptions and anticipated uncertainties at the reporting date, which pose a significant risk of resulting in material changes in the carrying amounts of assets and liabilities within the next financial year, are related to deferred taxes (Note 6.1.) and uncertain tax positions.

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Net sales
359.6
MEUR



1. Operating result

1. REVENUES FROM OPERATIONS

Revenue recognition

The revenue is recognized at an amount of consideration to which the Group expects to be entitled in exchange for transferring promised goods or services to a customer. The transaction price may include variable considerations such as volume discounts, bonuses, marketing support, product returns etc. The variable considerations are estimated using the most likely value method if not yet realized in the end of reporting period. The revenue is further adjusted with indirect sales taxes, excise taxes, deposit and recycling fees and exchange rate differences relating to sales.

Typical contracts with customers include a sale of goods to a customer with only one performance obligation. In contract services the contracts essentially include a single performance obligation, being a series of distinct services such as contract manufacturing, customer services and logistics. The revenue recognition occurs at a point in time, when the control of the goods is transferred to the customer according to the delivery terms. Revenue from the sale of services is recognised at the time of delivery of services.

The most significant revenue flows are generated by the sale of own products and partner brands. In addition, revenues are generated by contract manufacturing, as well as the sale of industrial products, such as starch, feed and technical ethanol. Adjustments to sales and obligations to repurchase certain products are taken into account in the revenue recognition phase.

In partner supplier agreements, which entitle Group to distribute partners' products, Altia acts as a principal towards the end customer having control over the product, discretion in establishing prices and owning the inventory. Accordingly, revenue recognised is the gross amount to which Altia is entitled to in these product sales.

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The amount of excise tax deducted from sales revenue is significant. The amounts of sales including tax and excise taxes are presented below:

EUR million	2019	2018
Sales revenues deducted with revenue adjustments	791.5	801.6
Excise tax	-431.9	-444.3
NET SALES	**359.6**	**357.3**
Tax share of sales revenues, %	54.6 %	55.4 %

1.2. SEGMENT INFORMATION

Description of segments and principal activities

Altia reports its business operations under the following segments: Finland & Exports, Scandinavia and Altia Industrial. Finland & Exports and Scandinavia segments comprise importing, sale and marketing of wine, spirits and other beverage product categories. Within the Finland & Exports segment the Company operates in Finland, the Baltics and travel retail channels and conducts exports. Scandinavia segment represents the Company's operations in Sweden, Norway and Denmark. Altia Industrial segment comprises the Company's production of ethanol, starch and feed as well as contract services. These segments comprise both Altia's operating and reportable segments.

The Board of Directors of Altia has been determined as the Company's current chief operative decision maker, and the reportable segments are based on the Altia's operating structure and internal reporting to the CODM used to assess the performance of the segments. For internal reporting purposes, reporting on the segment profit is based on an internal measure of a comparable EBITDA derived as follows:

- Net sales and direct segment expenses reported within the Comparable EBITDA segment profit measure are measured on an accrual basis and reported under the same accounting principles as in the consolidated accounts.
- Expenses allocated to the segments related to shared function costs or business support services expenses comprise costs such as centralized marketing costs, IT infrastructure related costs, shared support services, headquarter costs including finance and treasury, communication, legal and human resource related costs as well as certain warehousing and service fees. For internal reporting purposes these cost allocations are based on budgeted amounts and variances from budgeted amounts are presented under column "Unallocated and adjustments" and can result in either incurred overruns or savings compared to budgeted amounts. All of these variances are not allocated to the segments for internal reporting purposes.
- The unallocated and adjustments column represents in addition to the budget variances, certain unallocated headquarter costs.

Segment net sales and results

The following tables set out the segment net sales and Comparable EBITDA as well as the reconciliation of the Comparable EBITDA to the group's operating result:

	1 Jan - 31 Dec 2019				
EUR million	Finland & Exports	Scandinavia	Altia Industrial	Unallocated and adjustments	Group
Net sales, total	129.0	121.4	149.7		400.1
Net sales, Internal	-0.4	-0.7	-39.4		-40.5
Net sales, external	**128.6**	**120.7**	**110.2**		**359.6**
Comparable EBITDA without IFRS 16 impact	20.4	11.5	9.6	-0.5	41.0
IFRS16 impact	0.2	0.6	1.8	1.2	3.8
Comparable EBITDA	20.6	12.1	11.4	0.7	44.8
Items affecting comparability[1]					-1.7
EBITDA					**43.1**
Depreciation, amortisation and impairment					-17.9
OPERATING RESULT					**25.1**

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EUR million	Finland & Exports	Scandinavia	Altia Industrial	Unallocated and adjustments	Group
	1 Jan–31 Dec 2018				
Net sales, total	134.4	118.6	149.8		402.8
Net sales, Internal	-0.6	-0.9	-44.0		-45.5
Net sales, external	**133.8**	**117.7**	**105.8**		**357.3**
Comparable EBITDA	19.2	10.1	10.9	-0.3	40.0
Items affecting comparability[1]					-6.0
EBITDA					**34.0**
Depreciation, amortisation and impairment					-14.4
OPERATING RESULT					**19.7**

[1] Items affecting comparability comprise of material items incurred outside normal business, such as net gains or losses from business and assets disposals, impairment losses, cost for closure of business operations and restructurings, major corporate projects including direct transaction costs related to business acquisitions, voluntary pension plan change and costs related to other corporate development. Gains on sale of property, plant and equipment and intangible assets are presented in Note 1.3 and employee costs related to restructuring in Note 1.5.

Other entity-wide disclosures

Net sales by geography

Net sales broken down by the location of Altia entity for the years ended 31 December 2019 and 2018 were as follows:

EUR million	2019	2018
Finland	211.7	205.4
Sweden	97.2	90.7
Norway	22.6	23.5
Estonia	9.3	8.7
Latvia	10.1	9.8
Denmark	2.8	11.7
Other countries	5.9	7.5
NET SALES, TOTAL	**359.6**	**357.3**

In Finland & Exports segment, net sales of EUR 74.9 million (2018: EUR 77.4 million) were derived from a single external customer. In Scandinavia segment, net sales of EUR 81.8 million (2018: EUR 75.4 million) were derived from a single external customer. In Altia Industrial segment, net sales of EUR 43.7 million (2018: EUR 42.5 million) were derived from a single external customer. No other single external customer represented more than 10 per cent or more of Altia's total net sales for the years ended 31 December 2019 or 2018.

Net sales by product category

Net sales broken down by product category for the years ended 31 December 2019 and 2018 were asfollows:

EUR million	2019	2018
Spirits	121.3	124.0
Wine	124.9	122.2
Other beverages	3.1	5.3
Industrial products and services	110.2	105.8
NET SALES BY PRODUCT CATEGORY, TOTAL	**359.6**	**357.3**

Non-current assets by geography

The total of non-current assets other than financial instruments and deferred tax assets broken down by the location of the assets as at 31 December 2019 and 2018 were as follows:

EUR million	2019	2018
Finland	110.6	112.5
Sweden	48.2	44.0
Norway	0.5	0.0
Estonia	2.2	2.3
Latvia	0.2	0.2
Denmark	5.9	6.5
Other countries	9.0	9.4
NON-CURRENT ASSETS BY GEOGRAPHY, TOTAL	**176.6**	**174.9**

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1.3. OTHER OPERATING INCOME

Other operating income mainly includes gains on the disposal of non-current assets, income from sale of energy, water, steam and carbon dioxide, gains on sale of emission allowances, rental income and related non-core business service income and contract termination fees.

EUR million	2019	2018
Gains on sale of property, plant and equipment and intangible assets	0.0	0.5
Gains on sale of emission allowances	0.8	0.4
Rental income	1.3	1.4
Income from sale of energy, water, steam and carbon dioxide	3.4	3.4
Other income	2.0	1.6
TOTAL	**7.6**	**7.4**

1.4. MATERIALS AND SERVICES

EUR million	2019	2018
Raw materials, consumables and goods		
Purchases during the period	200.8	210.1
Change in inventories	7.6	-5.1
Scrapping and obsolescence and revaluation	3.2	0.0
External services	1.6	1.8
TOTAL	**213.1**	**206.8**

Materials and services consist of cost of material, such as barley, wine, different spirit, liquids, ground water as well as other ingredients needed for a variety of different drinks, packaging materials, production costs, changes in inventories, scrapping and obsolescence costs and external services such as logistics and warehousing.

1.5. EMPLOYEE BENEFIT EXPENSES

EUR million	2019	2018
Wages and salaries	34.2	37.9
Pension expenses		
Defined contribution plans	7.1	7.1
Share -based payments	0.1	-
Other social expenses	4.4	4.9
TOTAL	**45.9**	**49.9**

In Altia, the total wages and salaries of personnel consists of fixed and variable pay, allowances, short and long-term incentives and fringe benefits.

The group has recognised the total amount of incentives EUR 0.4 million (2018: EUR 1.6 million) in the form of cash bonuses. Employee benefit expenses include personnel related restructuring costs of EUR 0.2 million (2018: EUR 1.0 million). The group has recognized the total amount of EUR 1.6 million (2018: EUR 0.7 million) of closed voluntary pension scheme.

Average number of personnel during the period	2019	2018
Workers	272	274
Clerical employees	410	444
TOTAL	**682**	**718**

More information on the Group's pension plans is presented in Note 2.7.
Information of management remuneration is presented in Note 6.3. related party transactions.

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1.6. OTHER OPERATING EXPENSES

EUR million	2019	2018
Losses on sales and disposals of property, plant and equipment and intangible assets	-	0.2
Rental expenses*)	1.6	5.7
Short-term lease expenses	0.2	-
Expenses for leases of low-value assets	0.2	-
Variable lease payments	1.2	-
Marketing expenses	12.3	13.7
Travel and representation expenses	2.7	3.0
Outsourcing services	8.9	10.5
Repair and maintenance expenses	6.8	6.9
Energy expenses	7.4	7.4
IT expenses	6.0	6.9
Variable sales expenses	12.5	12.6
Other expenses	6.9	7.1
TOTAL	**65.0**	**73.9**

Rental expenses 2019 are affected with the application of IFRS 16, which transferred most of the expenses to depreciations of right-of-use assets. Impact of IFRS 16 is described in Note 6.5.

Rental expenses 2018 included leases treated as operating lease. Payments made under operating lease were recognised as expenses on a straight-line basis over the lease term.

Auditor's fees included in other operating expenses	2019	2018
Audit fees	0.3	0.3
Tax consultation	0.0	0.0
Other fees	0.2	0.5
TOTAL	**0.5**	**0.8**

The table above presents fees to PricewaterhouseCoopers globally during the year. Non-audit fees to PricewaterhouseCoopers Oy in 2019 amounted to EUR 0.2 million.

1.7. DEPRECIATION, AMORTISATION AND IMPAIRMENT

Depreciation and amortisation by asset categories is as follows:

EUR million	2019	2018
Amortisation on intangible assets		
Trademarks	4.1	4.3
Software and other intangible assets	2.0	1.5
Total amortisation on intangible assets	**6.1**	**5.8**
Depreciation on property, plant and equipment		
Buildings	3.4	3.3
Machinery and equipment	4.7	5.0
Machinery and equipment, acquired through finance leases	-	0.2
Other tangible assets	0.0	0.0
Total depreciation on property, plant and equipment	**8.1**	**8.6**
Depreciation on right-of-use assets		
Buildings	2.5	-
Machinery	1.2	-
Total depreciation on right-of-use assets	**3.7**	**-**
TOTAL DEPRECIATION AND AMORTISATION	**17.9**	**14.4**

Group's depreciation and amortisation methods and periods are described in Note 2.1. Goodwill and other intangible assets, Note 2.2. Property, plant and equipment and Note 2.3. Leases.

1.8. RESEARCH AND DEVELOPMENT EXPENDITURES

Operating result includes research and development expenditures amounting to EUR 2.3 million (2018: EUR 3.3 million). The R&D expenditures represents 0.6% of net sales in 2019 (2018: 0.9%).

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Inventories
92.0
MEUR



2. Operative assets and liabilities

1. GOODWILL AND OTHER INTANGIBLE ASSETS

Intangible assets other than goodwill are recorded at historical costs and depreciated over their useful lives. Intangible assets include goodwill, trademarks, software and other intangible assets and prepayments.

Goodwill

Goodwill arising on the business acquisition is recognised as the excess of the aggregate of the consideration transferred, the amount of non-controlling interests and any previously held equity interest in the acquiree, over the fair value of the net assets acquired. Goodwill is measured at cost less accumulated impairment losses. Goodwill is not amortised but is tested annually for impairment.

For the purpose of impairment testing, goodwill is allocated to the groups of cash-generating units (CGU) that are expected to benefit from the business combinations in which the goodwill was generated. Impairment testing is described in more detail later in this note.

Other intangible assets

Other intangible assets include intangible rights, other intangible assets and prepayments for intangible assets. Intangible assets such as patents and IT-software, with finite useful lives, are recognised in the balance sheet at the original acquisition cost less accumulated amortisation and possible impairment.

Altia's trademarks have been acquired in connection with business acquisitions and recognised originally at fair value and are subsequently amortised on a straight-line basis over the estimated useful lives.

The estimated useful lives of intangible assets are as follows:

Trademarks	10–15 years
IT-development and software	3–5 years

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The costs related to the intangible assets are capitalised if it can be demonstrated that the asset will generate the future economic benefits, the entity controls the asset and the cost of the asset can be measured reliably. All other expenditure is recognised as an expense as incurred.

Expenditure on research activities is recognised in profit or loss in the period in which it is incurred. The Group has no projects related to the development activities of new products or processes qualifying for the identifiability and other criteria regarding capitalisation under IFRS.

Accounting for emission allowances is described in Note 6.2. Emission allowances are presented as off-balance sheet items.

Critical estimates and management judgements – Useful lives of trademarks

Altia's trademarks have been acquired in connection with business acquisitions and recognised originally at fair value and are subsequently amortised on a straight-line basis over the estimated useful lives. Management has estimated the useful lives of trademarks to be in a range from 10 to 15 years. However, the actual useful life may be shorter or longer than the estimated range depending on the market trends and customer behavior.

GOODWILL AND OTHER INTANGIBLE ASSETS

EUR million	Goodwill	Trademarks	Software and other intangible assets	Prepayments	Other intangible assets total
Acquisition cost at 1 January 2019	128.0	123.8	21.8	1.7	147.3
Additions	-	0.1	0.0	1.8	2.0
Disposals	-	-0.1	-	-	-0.1
Effect of movement in exchange rates	0.3	-1.1	-0.0	-	-1.1
Transfers between items	-	-	1.6	-1.6	0.0
Acquisition cost at 31 December 2019	128.3	122.8	23.4	2.0	148.1
Accumulated amortisation and impairment losses at 1 January 2019	-47.3	-101.2	-16.5	-	-117.8
Amortisation	-	-4.1	-2.0	-	-6.1
Accumulated amortisation on disposals and transfers	-	0.1	-	-	0.1
Effect of movement in exchange rates	-0.9	0.9	0.0	-	0.9
Accumulated amortisation and impairment losses at 31 December 2019	-48.2	-104.5	-18.5	-	-123.0
Carrying amount at 1 January 2019	80.7	22.6	5.3	1.7	29.6
CARRYING AMOUNT AT 31 DECEMBER 2019	**80.1**	**18.3**	**4.9**	**2.0**	**25.2**

EUR million Goodwill T r ademarks Software and other intangible assets Prep a yments Other intangible assets total Acquisition cost at 1 January 2018 133.3 126.7 19.3 2.8 148.7 Additions - - 0.0 1.5 1.5 Disposals - - - 0.0 - - 0.0 Effect of movement in exchange rates - 5.3 - 2.9 - 0.0 - - 2.9 Transfers between items - 0.1 2.5 - 2.6 0.0 Acquisition cost at 31 December 2018 128.0 123.8 21.8 1.7 147.3 Accumulated amortisation and impairment losses at 1 January 2018 - 51.3 - 99.3 - 15.1 - - 114.4 Amortisation - - 4.3 - 1.5 - - 5.8 Accumulated amortisation on disposals and transfers - - 0.0 - 0.0 Effect of movement in exchange rates 4.0 2.4 0.0 - 2.4 Accumulated amortisation and impairment losses at 31 December 2018 - 47.3 - 101.2 - 16.5 - - 117.8 Carrying amount at 1 January 2018 82.1 27.4 4.2 2.8 34.4 CARRYING AMOUNT AT 31 DECEMBER 2018 80.7 22.6 5.3 1.7 29.6 The most significant trademarks include Renault, Larsen, Xanté, Blossa, Chill Out, Explorer, Grönstedts, Bröndums, 1 - Enkelt and Arsenitch. Software and other intangible assets are mainly computer software. BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 133 ANN U AL REPORT 2019

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Impairment testing

Book value of assets are assessed to determine whether there are any impairment at least at the end of each financial year. If any evidence of impairment emerges (a triggering event), the assets' recoverable amount is estimated. The recoverable amount is determined on the basis of value in use. An impairment loss is recognised if the carrying amount of an asset exceeds its recoverable amount. The impairment loss is immediately recognised in profit or loss and the estimated useful life of the asset in question is reassessed when an impairment loss is recognised. The recoverable amounts of goodwill and intangible assets not yet available for use are estimated annually. The need for recognising an impairment loss is assessed at cash-generating unit level. This level is essentially independent from other units with separate cash flows.

The impairment loss is reversed if there has been such a positive change in the estimates used to determine the recoverable amount of the asset or cash-generating unit that recoverable amount of the asset will increase the book value of asset. Impairment losses are only reversed to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined if no impairment loss had been recognised. An impairment loss on goodwill is never reversed.

Critical estimates and management judgements – Impairment testing:

The preparation of calculations for the impairment testing of goodwill requires estimates regarding the future. The management's estimates and related critical uncertainties are related to the components of the recoverable amount calculation, including the discount rate, the terminal growth rate and development of the net sales and operating result, including estimated cost levels of main raw materials and energy. The discount rates reflect current assessments of the time value of money and relevant market risk premiums reflecting risks and uncertainties for which the future cash flow estimates have not been adjusted. The discount rates used, expected net sales growth rates and profitability levels, including sensitivity analyses, are stated below.

Impairment testing of goodwill

Allocation of goodwill

Goodwill is allocated to groups of cash-generating units (CGU) that represent the level on which the management monitors the goodwill.

Altia reports its business operations under the following segments: Finland & Exports, Scandinavia and Altia Industrial. Finland & Exports and Scandinavia segments comprise importing, sale and marketing of wine, spirits and other beverage product categories. Within the Finland & Exports segment the Company operates in Finland, the Baltics and travel retail channels and conducts exports. Scandinavia segment represents the Company's operations in Sweden, Norway and Denmark. Altia Industrial segment comprises the Company's production of ethanol, starch and feed as well as contract services. These segments comprise both Altia's operating and reportable segments. Goodwill is monitored by management at the level of the operating segments.

A segment-level allocation of the goodwill at 31 December 2019 and 2018 is presented below:

EUR million	2019	%	2018	%
Finland & Exports	46.7	58.3%	46.8	58.0%
Scandinavia	33.4	41.7%	33.9	42.0%
TOTAL	**80.1**	**100.0%**	**80.7**	**100.0%**

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Impairment testing
The key assumptions in impairment testing are operating result and discount rate.

The goodwill allocated to the Group's cash-generating units is tested for impairment annually or when there is reason to assume that the carrying amount has exceeded the recoverable amount, with the carrying amount compared to the recoverable amount in the testing. The annual impairment tests have been carried out on 31 October 2019 and 31 October 2018. At the time of testing, the companies did not have intangible assets with indefinite useful lives other than goodwill.

The cash flow estimates used are based on CGU-specific financial plans for the following year approved by the Group's management. The forecast period applied for the calculations covers five years, beyond which the cash flow projections are extrapolated using a constant market-specific growth rate estimate. The forecasted cash flows for a longer term than this have been estimated by using an annual growth rate estimate of -0.5%. In the view of the management, these growth estimates represent the development of business operations in the longer term pursuant to the forecasts.

The market-specific WACC estimates are based on external market-specific references. Management makes judgements regarding the development of assumptions other than WACC based on internal and external views of the industry's history and future.

The weighted average costs of capital used as discount rates for the cash flow estimates are presented in the enclosed table:

Used pre-tax discount rate %	2019	2018
Finland & Exports	6.4%	7.1%
Scandinavia	6.0%	6.8%

The estimated average operating margins used in the calculations are presented in the enclosed table:

Projected average operating result %	2019	2018
Finland & Exports	13.1%	13.1%
Scandinavia	8.1%	8.7%

Based on the analyses prepared by the company, no reasonably possible change in any of the key assumptions would cause any of the tested unit's recoverable amount to decrease to be equal to its carrying amount.

2.2. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment
Property, plant and equipment mainly consist of manufacturing and warehouse buildings, land, and machinery and equipment used in alcoholic beverage industry. Property, plant and equipment are measured at historical cost less accumulated depreciation and possible impairment losses. If parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items. The subsequent costs related to the items of property, plant and equipment are capitalised only if the future economic benefits exceed the originally assessed standard of performance. All other expenditure, for example ordinary maintenance and repair costs, is recognised as an expense as incurred. Depreciation is recognised on a straight-line basis over the estimated useful lives of items of property, plant and equipment. Land is not depreciated.

Government grants, for example grants received from the State, are recognised in profit or loss in the same period in which the related expenses are recognised. Grants that compensate the Group for the acquisition of property, plant and equipment are deducted from the carrying amount adjusted with the grant received.

Investment properties are properties held by the Group in order to earn rental income or for capital appreciation. Investment properties are measured at cost less accumulated deprecia - tion and impairment losses. Fair values of investment properties are determined based on a valuation carried out by an external property valuator. The estimated useful lives of property, plant and equipment are as follows: Buildings and structures Machinery and equipment Other tangible assets 10 – 40 years 10 years 3 – 10 years The estimated useful lives and residual values are reviewed at each financial year - end, and if they differ substantially from the previous estimates, the depreciation periods are adjusted accordingly. Impairment loss is recognised in profit or loss to the extent the assets carrying value exceeds its recoverable amount. Gains and losses on the disposals of property, plant and equipment are included in other operating income or expenses. BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 136 ANN U AL REPORT 2019

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PROPERTY, PLANT AND EQUIPMENT

EUR million	Land and water areas	Buildings and structures	Machinery and equipment	Other tangible assets	Prepayments and assets under construction	Total
Acquisition cost at 1 January 2019	3.0	109.5	129.8	0.8	1.5	244.6
Additions	-	0.1	0.4	-	4.3	4.8
Disposals	-	-	-1.3	-0.0	-	-1.3
Effect of movement in exchange rates	-	-0.0	-0.1	-0.0	-	-0.1
Transfers between items	-	1.8	2.4	-	-4.3	0.0
Acquisition cost at 31 December 2019	3.0	111.3	131.3	0.8	1.6	247.9
Accumulated depreciation and impairment losses at 1 January 2019	0.0	-82.4	-97.4	-0.2	-	-179.9
Depreciation	-	-3.4	-4.7	-0.0	-	-8.1
Accumulated depreciation on disposals and transfers	-	-	0.9	0.0	-	1.0
Effect of movement in exchange rates	-	0.0	0.1	-	-	0.1
Accumulated depreciation and impairment losses at 31 December 2019	0.0	-85.8	-101.1	-0.2	-	-187.0
Carrying amount at 1 January 2019	3.0	27.1	32.4	0.6	1.5	64.6
CARRYING AMOUNT AT 31 DECEMBER 2019	**3.0**	**25.6**	**30.2**	**0.6**	**1.6**	**60.9**
Acquisition cost at 1 January 2018	3.0	108.2	124.0	0.8	4.7	240.7
Additions	-	0.1	0.7	0.0	5.4	6.2
Disposals	-0.0	-0.5	-1.6	-	-	-2.1
Effect of movement in exchange rates	-	-0.0	-0.2	-0.0	-	-0.3
Transfers between items	-	1.7	6.9	-	-8.6	0.0
Acquisition cost at 31 December 2018	3.0	109.5	129.8	0.8	1.5	244.6
Accumulated depreciation and impairment losses at 1 January 2018	0.0	-79.5	-93.7	-0.1	-	-173.3
Depreciation	-	-3.3	-5.3	-0.0	-	-8.6
Accumulated depreciation on disposals and transfers	-	0.5	1.4	-	-	1.9
Effect of movement in exchange rates	-	0.0	0.1	-	-	0.2
Accumulated depreciation and impairment losses at 31 December 2018	0.0	-82.4	-97.4	-0.2	-	-179.9
Carrying amount at 1 January 2018	3.0	28.7	30.3	0.6	4.7	67.4
CARRYING AMOUNT AT 31 DECEMBER 2018	**3.0**	**27.1**	**32.4**	**0.6**	**1.5**	**64.6**

At 31 December 2018 the carrying amount of machinery and equipment included EUR 0.4 million financial leases (original acquisition value EUR 1.2 million). With transition to IFRS 16 at January 1 2019 the financial leases were derecognized from balance sheet according to exemptions allowed by the standard.

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2.3. LEASES

Leases

Lease is a contract, or a part of a contract that conveys the right to use an asset for a period of time in exchange for consideration. A contract contains a lease if there is a an identified asset and the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Altia mainly acts as the lessee. The Group's leases are related to normal business operations, such as leases on facilities, warehouses, vehicles, forklifts and office technology. The new standard removes the previous distinction between operating and finance leases. In accordance with the new standard, an asset item (right of use of the leased asset) and a financial liability concerning lease payments have been recognised for most of Altia's leases.

The lease liability is measured by discounting the expected lease payments to the current value. Lease payments include fixed lease payments, expected payments related to residual value guarantees and the possible exercise price of the purchase option if the use of the option is reasonably certain. The lease period is the non-cancellable period of the lease. Any extension options are added to the lease period if it is reasonably certain that the Group will exercise such options.

Lease payments are discounted at the internal rate of return of the lease if that rate can be readily determined. If an internal rate of return cannot be readily determined, the interest rate for additional credit is used as the discount rate. The criteria used to determine the discount rate includes the class of the underlying asset, geographical location, currency, the maturity of the risk-free interest rate and the lessee's credit risk premium.

The lease liability is remeasured and adjusted against the right of used asset if the cash flow in accordance with the original terms and conditions of lease changes; for example, if the lease period changes or if the lease payments change based on a variable index or interest rate. The lease liability is divided into current and non-current liability and is presented on a separate line on the balance sheet.

Right-of-use assets are measured at acquisition cost based on the amount of the initial measurement of the lease liability. Right-of-use assets are depreciated over the lease period or their useful lives, depending on which is shorter. Right -of use assets related to buildings are depreciated in 2–6 years and right-of -use assets related to machinery and equipment are depreciated in 2–6 years.

Right-of-use assets related to tangible assets are presented on a separate line on the balance sheet.

The IFRS 16 standard includes exemptions concerning leases of less than 12 months and low-value assets. Altia treats leases with less than 12 months remaining of the lease period at the time of transition as current underlying asset items that are not recognised on the balance sheet. The selection is made based on the class of the underlying asset. Exemptions apply to all underlying asset items other than vehicles and offices, which are recognised on the balance sheet even if their remaining lease period is less than 12 months at the time of transition. Lease liabilities are not recognised for low-value assets. Altia considers assets with an acquisition cost of less than EUR 5,000 to be low-value. Finance leases included in exemptions as short-term or low value were derecognized from balance sheet. Lease expenses related to leases included in the exemptions are recognised in equal instalments over the lease period.

RIGHT-OF-USE ASSETS

EUR million	Buildings	Machinery l and equipment	Tota
IFRS 16 acquisition cost at 1 January 2019	8.6	2.1	10.7
Additions	2.4	1.1	3.5
Disposals	-	-0.1	-0.1
Effect of movement in exchange rates	-0.1	-0.0	-0.1
Acquisition cost at 31 December 2019	10.9	3.1	14.1
Depreciation	-2.5	-1.2	-3.7
Accumulated depreciation on disposals	-	0.0	0.0
Effect of movement in exchange rates	-0.0	-0.0	-0.0
Accumulated depreciation at 31 December 2019	-2.6	-1.1	-3.7
CARRYING AMOUNT AT 31 DECEMBER 2019	**8.4**	**2.0**	**10.4**

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2.4. INVENTORIES

Inventories

Inventories are measured at the lower of cost and net realisable value. Self-manufactured products are measured at standard prices, except cognac products, which are measured at weighted average cost. Fixed production costs are allocated to the cost of own production.

Raw materials, supplies and trading goods are measured at weighted average cost. Semi-finished products are measured at weighted average cost, except semi-finished products produced in Estonia, which are measured at standard prices. Repacked trading goods are measured at standard cost in repacking plant.

The cost of finished products and work in progress includes raw materials, direct labour costs, other direct costs as well as an allocable proportion of variable procurement and production costs and fixed overheads in case of finished products, determined based on normal operating capacity.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

INVENTORIES

EUR million	2019	2018
Materials and supplies	49.6	53.8
Work in progress	10.5	10.5
Finished goods	13.5	15.9
Goods	18.3	19.3
Advance payments	0.3	0.2
TOTAL	**92.0**	**99.6**

Altia recognised write-downs of inventories amounting to EUR 1.9 million in 2019 (2018: EUR 1.3 million).

2.5. CONTRACT ASSETS AND LIABILITIES (CURRENT)

Contract assets represent the amount which Altia has right to receive goods expected to be returned to inventory with respect to return clauses in the contracts. Contract assets are measured at the former carrying amount of the inventory less any expected costs to recover the goods and less any impairment losses.

Contract liabilities represent the amount received or receivable that is expected to be returned as a refund liability.

EUR million	2019
Contract assets	0.2
TOTAL	**0.2**
Contract liabilities	0.5
TOTAL	**0.5**

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2.6. TRADE AND OTHER RECEIVABLES (CURRENT)

Trade and other receivables

Trade receivables are carried at original invoiced amount less any impairment losses. An impairment loss is recognized immediately in profit and loss. Impairment provisions are recognized based on lifetime expected credit losses from trade receivables in accordance with IFRS 9. The expected credit loss model is forward looking and expected default rates are based on historical realized credit losses. The lifetime expected credit loss provision is calculated using aging of the accounts receivable and regional portfolios.

Sold trade receivables are derecognised from the balance sheet as soon as the receivable is sold and the price has been received. At the time of sale, the Group derecognises the trade receivable as the contractual rights to these cash flows expire and all the related substantial risks and rewards have been transferred outside the Group. The costs related to the sold receivables are recognised in Other finance expenses.

TRADE AND OTHER RECEIVABLES

EUR million	2019	2018
Trade receivables	48.1	55.4
Accrued income	3.2	1.7
Receivables on derivative instruments	0.4	1.6
Other receivables	2.8	2.3
TOTAL	**54.4**	**60.9**

At the end of the reporting period 2019 the sold trade receivables amounted to EUR 76.7 million (2018: EUR 80.2 million). Trade receivables from associated companies and joint arrangements are presented in Note 6.3.

AGEING ANALYSIS OF TRADE RECEIVABLES

EUR million	2019	2018
Trade receivables not past due	42.7	50.7
Trade receivables past due 1-90 days	4.8	4.4
Trade receivables past due over 90 days	0.8	0.5
Impairment losses	-0.2	-0.3
TOTAL	**48.1**	**55.4**

The realized impairment losses recognized on trade receivables during the year 2019 amounted to EUR 0.0 million (2018: EUR 0.1 million).

The loss allowance for trade receivables is based on the ageing of the accounts receivable and regional portfolios. The expected loss rate for all trade receivables is 0,1% and in addition receivables more than 120 days due are impaired with 60% expected loss rate. The receivables of the monopolies in Finland and Sweden are excluded due to the nature of the customer and related credit risk (government entities). Forward looking macro-economic information has been included in the analysis.

2.7. EMPLOYEE BENEFIT OBLIGATIONS

Group's pension arrangements

The Group operates various pension plans in accordance with local conditions and practices in different countries. In the Finnish companies, statutory pension obligations (TyEL) are arranged through insurance companies, when the TyEL plan is a defined contribution plan. The defined contribution plans are applied also in other countries and the foreign subsidiaries manage their pension plans in accordance with local legislation and established practice.

The Group has defined benefit pension plans for supplementary pension in Norway and France.

In defined benefit pension plans, the amount of the pension benefit at retirement is calculated based on salary, years of service and life expectancy. The Norwegian and French pension plans cover only few employees, thus the related pension liabilities are not material for the Group. At the end of the reporting period 2019 the defined benefit plan obligation amounted to EUR 1.4 million (2018: EUR 1.3 million).

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2.8. TRADE AND OTHER PAYABLES

EUR million	2019	2018
Current		
Trade payables	25.7	25.8
Accruals for wages and salaries and social security contributions	0.9	1.1
Interest liabilities	0.3	0.3
Other accrued expenses	24.1	18.6
Derivative liabilities	1.7	1.5
Excise tax	47.0	48.8
VAT liability	27.9	27.6
Other liabilities	7.1	7.6
TOTAL	**134.7**	**131.4**

2.9. PROVISIONS

Provisions

A provision is recognised when the Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation and the amount of the obligation can be reliably estimated. The amount recognised as provision is the management's best estimate of the costs required to settle the existing obligation at the end of the reporting period. If part of the obligation may potentially be compensated by a third party, the compensation is recognised as a separate asset when it is virtually certain that the compensation will be received.

A provision for restructuring is recognised when a detailed restructuring plan has been prepared, and the implementation of the plan has either been commenced or the plan has been announced to those who are affected.

PROVISIONS

EUR million	Other provisions	Total
Provision at 31 December 2018	0.5	0.5
Provisions made during the year	-	-
Provisions used during the year	-0.5	-0.5
PROVISION AT 31 DECEMBER 2019	**-**	**-**
Current	-	-
Non-Current	-	-

EUR million	Other provisions	Total
Provision at 31 December 2017	-	-
Provisions made during the year	0.5	0.5
Provisions used during the year	-	-
PROVISION AT 31 DECEMBER 2018	**0.5**	**0.5**
Current	0.5	0.5
Non-Current	-	-

Other provisions end of comparison period 2018 related to the cost on excise tax class revision of two products based on a preliminary outcome of a tax audit In Finland. The final outcome of the tax audit was positive and provision was released in full 2019.

3. Financial items and capital structure 1. FINANCE INCOME AND EXPENSES FINANCE INCOME EUR million 2019 2018 Interest income Forward points on FX - forwards 0.0 - Loans, receivables and cash and cash equivalents 0.2 0.1 Total interest income 0.2 0.1 Foreign exchange gains Foreign exchange gains on FX - derivatives 0.8 1.2 Foreign exchange gains on I/C loans and cash pool accounts 2.5 2.1 Total foreign exchange gains 3.3 3.3 Dividend income Fair value through other comprehensive income - 0.1 Total dividend income - 0.1 TOTAL FINANCE INCOME 3.5 3.5 Foreign exchange differences arising from trade receivables and trade payables amounting to EUR 0.1 million (2018: EUR - 0.2 million) and from currency derivatives amounting to EUR 0.9 million (2018: EUR 1.7 million) are included in operating result. 93.1 MEUR Borrowings and lease liabilities BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 142 ANN U AL REPORT 2019

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FINANCE EXPENSES

EUR million	2019	2018
Interest expenses		
Forward points on FX-forwards	-0.0	0.0
Financial liabilities at amortised cost	1.1	1.3
Derivatives under hedge accounting (Interest rate risk)	0.4	0.4
Interest expenses on lease liabilities	0.1	-
Other interest expenses, pension liability	0.0	0.0
Total interest expenses	**1.6**	**1.7**
Foreign exchange losses		
Foreign exchange losses on FX-derivatives	2.1	2.0
Foreign exchange losses on I/C loans and cash pool accounts	1.2	1.4
Total foreign exchange losses	**3.3**	**3.4**
Other finance expenses		
Other financial expenses	0.7	0.8
Total other finance expenses	**0.7**	**0.8**
TOTAL FINANCE EXPENSES	**5.7**	**5.8**

Interest expenses included finance lease related interest expenses amounting to EUR 0.1 million in 2019.

3.2. FINANCIAL ASSETS AND LIABILITIES

3.2.1 FINANCIAL ASSETS

According to IFRS 9 the classification is business model driven and there are three classes: fair value through profit and loss, amortised cost and fair value through other comprehensive income. Classification is made upon initial recognition based on the purpose of use of the asset. The basis of classification is reassessed at each reporting date.

All purchases and sales of financial instruments are recognised on the trade date, which is the date when the Group commits to purchase or sell a financial instrument. Financial assets are recognised in the balance sheet at original cost which equals their fair value at the acquisition date. If the asset in question is not measured at fair value through profit or loss, transaction costs are included in the original cost of the financial asset.

The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or the Group transfers all the substantial risks and rewards related to the financial asset outside the Group. Financial assets are included in non-current items of the balance sheet when their maturity is over 12 months.

Impairment of financial assets

The impairment model requires the recognition of impairment provision based on expected credit losses. The impairment provision is recognised based on lifetime expected credit losses from trade receivables and contract assets. More information on the impairment provision on trade receivables can be found in Note 2.6. Trade and other receivables (current).
The impairment model does not apply to financial assets measured at fair value and investments in associates and joint ventures and interests in joint operations since those are measured at fair value which already takes into account expected credit losses.

Financial assets recognised at fair value through profit or loss

This category includes financial assets held for trading purposes or otherwise designated as financial assets recognised at fair value through profit or loss by Altia Group. Derivative instruments held for hedging purposes, but not qualifying for the criteria of hedge accounting, are classified in this category. Items in this category are initially recognised at fair value and subsequently measured at the fair value of each reporting date, which is the market bid price at the end of the reporting period determined based on public price quotations in active markets. Realised and unrealised gains and losses arising from changes in fair values are recognised in profit or loss in financial items in the period in which they are incurred if they relate to hedging of financial items.

Amortised cost

Loans and receivables arise when money, goods or services are delivered to a debtor, and they are included in current or non-current financial assets in accordance with their maturity. The assets in this category are held according to a business model of which objective is to collect contractual cash flows. In Altia, non-current receivables include loan receivables and other receivables with the maturity of over one year. Current receivables include trade receivables as well as cash and cash equivalents presented under current financial assets. Receivables are measured at amortised cost when the related payments are fixed or determinable and the instruments are not quoted in financial markets. The exchange rate differences of intra-group foreign currency denominated loan receivables are presented within financial items as foreign

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exchange differences related to loans. The exchange rate differences of foreign currency denominated trade receivables are presented in income statement as adjustments to sales.

Fair value through other comprehensive income

These assets are non-derivative financial assets which are either designated in this category or not classified in any other category of financial assets. These are included in non-current assets, unless they are intended to be held less than 12 months from the end of the reporting period, in which case they are included in current assets.

Financial assets measured at fair value through other comprehensive income consist of unquoted shares. Unquoted shares are measured at fair value based on market approach valuation techniques using information from market transactions involving comparable assets.

Fair value through other comprehensive income

Fair value through other comprehensive income assets consisted of unquoted shares, amounting to EUR 1.4 million (2018: EUR 1.4 million).

3.2.2 FINANCIAL LIABILITIES

Financial liabilities are classified as financial liabilities at fair value through profit or loss and financial liabilities at amortised cost. Financial liabilities are initially measured at fair value and recognised net of transaction costs, with the exception of items measured at fair value through profit or loss.

A financial liability (or a part of it) is not derecognised until the obligation specified in the contract is discharged or cancelled or expires. A financial liability is classified as current, unless the Group has an unconditional right to defer the settlement of the liability for at least 12 months after the end of the reporting period.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include derivatives held for hedging purposes but not qualifying for hedge accounting. Financial liabilities in this category are measured at fair value, which is determined based on price quotations in active markets at the reporting date. Realised and unrealised gains or losses arising from the changes in fair values are recognised through profit or loss in the financial items as incurred.

Financial liabilities at amortised cost

This category includes the Group's external loans from financial institutions, loans from pension institutions, commercial paper loans as well as trade payables. These financial liabilities are measured at amortised cost using the effective interest method. When loans are paid off or refinanced, the related unamortised costs are recognised in finance expenses. Group overdrafts in use are included in current borrowings. In addition, Altia has a revolving credit facility and the related fee is amortised on a straight-line basis in other finance expenses during the term of the facility.

The exchange rate differences arising from foreign currency denominated loans from financial institutions are disclosed under financial items. The exchange rate differences of intra-group foreign currency denominated loans are presented within financial items in the foreign exchange differences of the category financial liabilities at amortised cost.

The fair values of loans from financial institutions and commercial paper loans are determined based on future cash flows discounted with market interest rate at the reporting date adjusted with Altia's credit risk premium. At the reporting date, the carrying amounts of the loans are considered to equal their fair values because of the stable level of market interest rates. The fair values of lease and finance lease liabilities are based on discounted future cash flows. The discount rate is internal rate of return of the lease or interest rate for additional credit.

BORROWINGS AND LEASE LIABILITIES EUR million 2019 2018 Non - current Loans from financial institutions 64.8 69.8 Loans from pension institutions 11.3 12.8 Lease liabilities 7.1 - Finance lease liabilities - 0.2 TOTAL 83.2 82.7 Current Loans from financial institutions 5.0 5.0 Loans from pension institutions 1.5 1.5 Lease liabilities 3.4 - Finance lease liabilities - 0.2 TOTAL 9.9 6.7 Interest - bearing non - current loans from financial and pension institutions are measured at amor - tised cost using the effective interest method. All of the Group’s non - current and current loans from financial and pension institutions were nominated in Euros as at 31 December 2019 and 31 December 2018. The weighted average effective interest rate (p.a.) of the Group’s loans from financial and pension institutions as at 31 December 2019 was 1.9% (2018: 1.9%). The weighted average interest rate (p.a.) of the Group’s lease liabilities as at 31 December 2019 was 1.2% (finance lease liabilities as at 31 December 2018: 1.2%). BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 145 ANN U AL REPORT 2019

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NET DEBT

Movements in Net debt the year ended 31 December 2019 and 2018 are presented in the following table:

EUR million	Cash and cash equivalents	Loans from financial and pension instituti-ons (non-current)	Loans from financial and pension instituti-ons (current)	Lease liabilities (non-current)	Lease liabilities (current)	Finance lease liabilitie s (non-current)	Finance lease liabilitie s (current)	Total
Net debt as at 1 January 2019	42.0	82.5	6.5	-	-	0.2	0.2	47.4
Adoption of IFRS 16	-	-	-	7.4	3.3	-	-	10.7
Cash flows	22.7	-	-6.5	-	-3.7	-	-	-29.2
Translation differences	-0.5	-	-	-	-	-	-	0.5
Other non-cash movement	-	-6.4	6.5	-0.3	3.8	-0.2	-0.2	-0.3
NET DEBT AS AT 31 DECEMBER 2019	**64.2**	**76.1**	**6.5**	**7.1**	**3.4**	**-**	**-**	**28.9**
Net debt as at 1 January 2018	52.4	89.0	10.8	-	-	0.2	0.2	47.7
Cash flows	-8.2	-	-10.7	-	-	-	-0.2	-2.7
Translation differences	-2.2	-	-	-	-	0.0	-	2.2
Other non-cash movement	-	-6.4	6.4	-	-	0.0	0.2	0.2
NET DEBT AS AT 31 DECEMBER 2018	**42.0**	**82.5**	**6.5**	**-**	**-**	**0.2**	**0.2**	**47.4**

Derivative instruments

Derivatives are included in financial assets and liabilities at fair value through profit or loss when they do not meet the criteria of hedge accounting pursuant to IFRS 9. These derivatives are recognised at fair value on the trade date and they are subsequently measured at fair value at the reporting date. Derivative instruments and hedge accounting are described in Note 3.3.

The fair values of derivatives equal the amount that the Group would have to pay, or it would receive from the termination of the derivative contract at the reporting date. The fair values of forward exchange contracts are determined by using the market prices at the reporting date. The fair values of interest rate derivatives are determined by discounting the related future cash flows. The valuation of commodity derivatives is determined based on the fair values received from the financial markets.

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3.2.3. CLASSIFICATION AND FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES

FAIR VALUES AND THE CARRYING AMOUNTS IN THE CONSOLIDATED BALANCE SHEET FOR EACH FINANCIAL INSTRUMENT BY CLASSES:

2019 EUR million	Note	Derivatives, hedge accounting	Fair value through profit or loss	Amortised cost	Fair value through other comprehensive income	Carrying amounts of items in the balance sheet	Fair value	Level
Financial assets								
Non-current financial assets								
Investments in associates and receivables from interests in joint operations		-	-	8.8	-	8.8	8.8	
Unquoted shares	3.2.1.	-	-	-	1.4	1.4	1.4	3
Current financial assets								
Trade and other receivables	2.6.	-	-	49.3	-	49.3	49.3	
Trade and other receivables/Derivative instruments								
Forward exchange contracts	2.6.	0.0	0.0	-	-	0.0	0.0	2
Commodity derivatives	2.6.	0.3	-	-	-	0.3	0.3	2
Cash and cash equivalents	4.1.	-	-	64.2	-	64.2	64.2	
TOTAL		**0.3**	**0.0**	**122.3**	**1.4**	**124.1**	**124.1**	
Financial liabilities								
Non-current financial liabilities								
Borrowings	3.2.2.	-	-	76.1	-	76.1	76.1	2
Lease liabilities	3.2.2.	-	-	7.1	-	7.1	7.1	2
Current financial liabilities								
Borrowings	3.2.2.	-	-	6.5	-	6.5	6.5	2
Lease liabilities	3.2.2.	-	-	3.4	-	3.4	3.4	2
Trade and other payables	2.8.	-	-	25.9	-	25.9	25.9	
Trade and other payables/Derivative instruments								
Interest rate derivatives	2.8.	1.2	-	-	-	1.2	1.2	2
Forward exchange contracts	2.8.	0.4	0.1	-	-	0.5	0.5	2
TOTAL		**1.6**	**0.1**	**119.0**	**-**	**120.7**	**120.7**

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2018 EUR million	Note	Derivatives, hedge accounting	Fair value through profit or loss	Amortised cost	Fair value through other comprehensive income	Carrying amounts of items in the balance sheet	Fair value	Level
Financial assets								
Non-current financial assets								
Receivables from interests in joint operations		-	-	7.9	-	7.9	7.9	
Unquoted shares	3.2.1.	-	-	-	1.4	1.4	1.4	3
Current financial assets								
Trade and other receivables	2.6.	-	-	56.6	-	56.6	56.6	
Trade and other receivables/Derivative instruments								
Forward exchange contracts	2.6.	0.1	0.1	-	-	0.2	0.2	2
Commodity derivatives	2.6.	1.3	-	-	-	1.3	1.3	2
Cash and cash equivalents	4.1.	-	-	42.0	-	42.0	42.0	
TOTAL		**1.4**	**0.1**	**106.5**	**1.4**	**109.5**	**109.5**	
Financial liabilities								
Non-current financial liabilities								
Borrowings	3.2.2.	-	-	82.7	-	82.7	82.7	2
Current financial liabilities								
Borrowings	3.2.2.	-	-	6.7	-	6.7	6.7	2
Trade and other payables	2.8.	-	-	26.0	-	26.0	26.0	
Trade and other payables/Derivative instruments								
Interest rate derivatives	2.8.	1.3	-	-	-	1.3	1.3	2
Forward exchange contracts	2.8.	0.1	0.0	-	-	0.1	0.1	2
TOTAL		**1.4**	**0.0**	**115.5**	-	**116.9**	**116.9**	

At the reporting date due to short maturity fair value of trade receivables and other short-term receivables and liabilities equal to their value in the balance sheet.

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The table above presents the classification of financial instruments. The levels 1-3 of fair value hierarchy reflect the significance of inputs used in determining the fair values. In level one, fair values are based on public quotations of identical financial instruments. In level two, the inputs used in determining the fair values are based on quoted market rates and prices observable for the asset or liability in question directly (i.e. price) or indirectly on discounted future cash flows. Fair values of other financial assets and liabilities in level two reflect their carrying value. In level three, the fair values of assets and liabilities are based on inputs that are not based on observable market data for all significant variables, and instead are, to a significant extent, based on management estimates and their use in generally accepted valuation techniques. The reported fair value level is based on the lowest level of input information that is significant in determining the fair value.

3.3. DERIVATIVE INSTRUMENTS AND HEDGE ACCOUNTING

When the Group applies IFRS 9 hedge accounting to foreign currency, interest rate and electricity derivatives, the effective portion of the fair value change is recognised in other comprehensive income and presented within equity in the hedge reserve.

When hedge accounting is applied

In Altia, cash flow hedging is applied to part of the interest rate, foreign currency and electricity derivatives based on case-by-case assessment. In cash flow hedging, the Group is hedging against changes in cash flows related to a specific asset or liability recognised in the balance sheet or to a highly probable future business transaction. Hedge accounting is a method of accounting with the purpose to allocate one or several hedging instruments so that their fair value changes offset in full or partly the changes in fair value or cash flow arising from the hedged risk in profit or loss during the period, for which the hedge is designated. In the beginning of the hedging arrangement, Altia documents the relationship between each hedging instrument and hedged item, as well as the objectives of risk management and the strategy in engaging in hedging. IFRS 9 requires that the effectiveness of hedging instruments is tested prospectively. Effectiveness means the ability of a hedging instrument to offset the changes in the fair value of the hedged item or changes in the cash flows of the hedged transaction attributable to the hedged risk. Under IFRS 9 the hedging relationship is regarded to be highly effective when there is an economic relationship between the hedged item and the hedging instrument. Hedging ratio is defined as a relationship between the quantity of the hedging instrument and the quantity of the hedged item. Hedge accounting is discontinued when the criteria for hedge accounting is no longer met.

The gains and losses arising from fair value changes of derivative contracts, to which hedge accounting is applied, are presented in congruence with the hedged item. Forward points are included to hedging relationship. The effective portion of the unrealised changes in the fair value of derivatives designated and qualifying as cash flow hedges are recognised in other comprehensive income and presented in the hedge reserve in equity. The ineffective portion is immediately recognized in finance income or expenses in profit or loss. The cumulative gain or loss in equity on derivative instruments related to commercial items is recognised in profit or loss as an adjustment to purchases or sales simultaneously with the hedged item in the period in which the hedged item affects profit or loss. Realised gain or loss on electricity derivatives is included in operating result in electricity procurement expenses. When a hedging instrument designated as a cash flow hedge no longer meets the criteria of hedge accounting, the gain or loss accumulated in equity is recognised through finance income or expenses.

When hedge accounting is not applied

The accounting for gains and losses arising from fair value measurement is dependent on the purpose of use of the derivative. In Altia, the changes in the fair values of derivative instruments are immediately recognised in profit or loss in finance income or expense if the derivative in question is related to hedging of commercial cash flows (purchases and sales) and hedge accounting is not applied. The fair value changes of other derivative instruments are immediately recognised in profit or loss in finance income or expense items if hedge accounting is not applied. Derivatives, to which hedge accounting is not applied, are acquired to minimise the profit and/or cash flow effects related to business operations or financing.

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NOMINAL VALUES OF DERIVATIVE INSTRUMENTS

EUR million	2019	2018
Derivative instruments designated for cash flow hedging		
Interest rate derivatives	20.0	20.0
Forward exchange contracts	24.4	30.9
Commodity derivatives, electricity	1.3	1.9
	0.1TWh	0.1TWh
Derivative instruments, non-hedge accounting		
Forward exchange contracts	3.9	33.7*

*) Total EUR 29.3 million in nominal value relates to hedging internal deposits in currency to parent company amounting the same. These deposits were made in order to mitigate the effects of the banks' negative deposit rates.

EFFECTS OF HEDGE ACCOUNTING ON THE FINANCIAL POSITION AND PERFORMANCE

EUR million	EURAUD		EURUSD		EURNOK		EURSEK	
Foreign currency forwards	2019	2018	2019	2018	2019	2018	2019	2018
Carrying amount (asset)	0.0	-	-	0.0	-	0.0	-	-
Carrying amount (liability)	-	0.0	0.0	-	0.0	-	0.3	0.1
Notional amount	1.5	2.0	1.4	2.7	1.8	1.9	18.2	22.1
Maturity date	Feb-Dec 2020	Feb-Dec 2019	Feb-Jun 2020	Feb-Dec 2019	Feb-May 2020	Feb-Jun 2019	Feb-Aug 2020	Feb-Oct 2019
Hedge ratio	1:1	1:1	1:1	1:1	1:1	1:1	1:1	1:1
Change in discounted value of outstanding hedging instruments since 1 January	0.0	0.0	-0.1	0.1	-0.1	-0.1	-0.2	-0.7
Change in value of hedged item used to determine hedge effectiveness	-0.0	-0.0	0.1	-0.1	0.1	0.1	0.2	0.7

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EUR million Interest rate swap	2019	2018
Carrying amount(liability)	1.2	1.3
Notional amount	20.0	20.0
Maturity date	04/2023	04/2023
Hedge ratio	1:1	1:1
Change in discounted value of outstanding hedging instruments since 1 January	-0.1	-0.1
Change in value of hedged item used to determine hedge effectiveness	0.1	0.1
Weighted average hedged rate for the year	1.99%	1.88%

EUR million Commodities – Electricity	2019	2018
Carrying amount(asset)	0.3	1.3
Notional amount	1.3	1.9
TWh	0.1	0.1
Maturity date	2020-2021	2019-2021
Hedge ratio	1:1	1:1
Change in discounted value of outstanding hedging instruments since 1 January	-1.0	1.1
Change in value of hedged item used to determine hedge effectiveness	1.0	-1.1
Weighted average hedged price EUR/MWh	23.91	15.43

Positive and negative fair values of unrealised derivatives and their net amount are presented below. Interest and currency derivatives are under netting agreements. The master netting agreements in respect of derivatives do not meet the criteria for offsetting in the balance sheet owing to legally enforceable right not existing currently.

OFFSETTING FINANCIAL ASSETS AND LIABILITIES

EUR million	2019	2018
Derivative assets:		
Fair value, gross	0.4	1.6
Fair value, under netting agreements	-0.0	-0.1
Fair value, net	0.3	1.5
Derivative liabilities:		
Fair value, gross	1.7	1.5
Fair value, under netting agreements	-0.0	-0.1
Fair value, net	1.6	1.4

3.4. EQUITY

Share capital

Altia Plc's share capital, paid in its entirety and registered in the trade register, was 60,480,378.36 euros at the end of 2019 and 2018. At the end of the financial period 2019 and 2018 there were 36,140,485 sharesoutstanding.

All shares issued have been paid in full. The shares have no nominal value. Each share has one vote at the Annual General meeting and equal rights to dividend and other distribution of assets. The company does not hold its own shares.

NUMBER OF SHARES

	2019	2018
Number of outstanding shares in the beginning of the financial year	36 140 485	35 960 000
Personnel offering	-	180485
Number of outstanding shares at the end of the financialyear	**36 140 485**	**36 140 485**

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Invested unrestricted equityfund

The amounts paid for issued Personnel Shares in Altia's listing have been recorded as invested unrestricted equityfund.

Fair value reserve

The fair value reserve represents the change in the fair value of financial assets measured at fair value through other comprehensive income.

Legal reserve

Legal reserve represents statutory part of the foreign subsidiary's result.

Hedge reserve

The hedge reserve includes the fair value changes of derivative instruments used for cash flow hedging for effective hedges.

CASH FLOW HEDGE RESERVE

EUR million	Currency forwards	Interest rate swaps	Commodities	Total hedge reserves
Opening balance 1 January 2018	**0.5**	**-1.1**	**0.3**	**-0.3**
Change in fair value of hedging instrument recognised in OCI	1.1	0.2	1.6	2.9
Reclassified from OCI to profit or loss - included in purchases/sales adjustments	-1.7	-	-	-1.7
Reclassified from OCI to financial income /expenses.	-	-0.4	-	-0.4
Reclassified from OCI to electricity purhases	-	-	-0.6	-0.6
Deferred tax	0.0	0.3	-0.3	0.0
Closing balance 31 December 2018	**-0.0**	**-1.0**	**1.1**	**0.0**
Change in fair value of hedging instrument recognised in OCI	0.5	0.2	-0.2	0.5
Reclassified from OCI to profit or loss - included in purchases/sales adjustments	-0.9	-	-	-0.9
Reclassified from OCI to financial income /expenses	-	-0.4	-	-0.4
Reclassified from OCI to electricity purhases	-	-	-0.5	-0.5
Deferred tax	0.1	0.2	-0.1	0.3
Closing balance 31 December 2019	**-0.3**	**-1.0**	**0.2**	**-1.0**

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Translation differences

Translation differences comprise all foreign exchange differences arising from the translation of the foreign subsidiaries' financial statements. The Group's accumulated translation differences amounted to negative EUR 22.1 million at 31 December 2019 (31.12.2018: negative EUR 19.6 million).

Earnings per share

Basic earnings per share is calculated by dividing the result for the period attributable to owners of the parent company by the weighted average number of shares outstanding during the reporting period.

Diluted earnings per share has been calculated on the same basis as basic earnings per share except that it reflects the impact of any potential commitments the Group has to issue shares in the future. Altia has not issued any dilutive instruments during the periods presented.

EARNINGS PER SHARE

	2019	2018
Result attributable to the shareholders of the parent company, EUR million	18.4	15.1
Weighted average number of shares outstanding (1,000 pcs)	36 140	36 140
Basic and diluted earnings per share (EUR)	0.51	0.42

Dividend

The Board of Directors proposes to the Annual General Meeting that dividend of 0.42 per share be distributed for 2019. A dividend for 2018 of EUR 0.38 per share, amounting to a total of EUR 13.7 million, was decided in the Annual General Meeting on 15 May 2019. The dividend was paid on 24 May 2019.

ALTIA PLC'S DISTRIBUTABLE FUNDS

EUR million	31 Dec 2019	31 Dec 2018
Invested unrestricted equity fund	1.2	1.2
Retained earnings	70.9	56.8
Distribution of dividends	-13.7	-
Profit for the period	38.6	14.1
TOTAL DISTRIBUTABLE FUNDS	**96.9**	**72.1**

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Gearing
19.1
%



4. Financial and capital risk

1. FINANCIAL RISK MANAGEMENT

Financial risk management principles

The aim of Altia's financial risk management is to ensure the Group's financial stability and availability of sufficient financing options in different market situations. In addition, the aim is to support the business operations to identify business-related financial risks and their management, and to hedge against material financial risks.

The Group is exposed to various market risks. Changes in these risks affect the company's assets, liabilities and anticipated transactions. The risks are caused by changes in interest rates, currencies and commodity market prices. Selected derivative instruments can be used to manage the risks resulting from these market risks. Altia mainly hedges against risks that impact the Group's cash flow, and, if deemed appropriate, also certain foreign currency denominated items in the balance sheet. Derivatives are solely used to hedging against the above-mentioned risks. The principles of IFRS 9 hedge accounting are applied to certain interest rate, foreign exchange as well as electricity derivatives. Financial risk management is executed as part of the Group's risk management, according to the Risk Management Principles approved by the Board of Directors. Altia's principles aiming towards financial, credit and operational continuity form the basis for financial risk management.

Risk management process

Special process features related to financing are described below in connection with the descriptions of market, liquidity and credit risks. The financial risk exposure is regularly reported to the Audit Committee and Altia's Board of Directors. The most significant principle decisions concerning risk management are made by the company's Board of Directors.

As part of the financial risk management principles, Altia's Board of Directors has approved a list of financial instruments, in which the accepted instruments, their purpose and the person who decides on their use have been specified for different types of financial risks.

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Financial riskmanagement organisation

Financial matters are reported regularly to the Group management. On a case-by-case basis, the Board of Directors processes all substantial financial matters, such as the Group's internal and external loanarrangements.

Tasks and responsibilities regarding Altia's financial operations and financial risk management are described in the financial risk management principles. The Group Treasury is responsible for securing financing, identifying risks and, if required, executing hedging transactions with external counterparties. The business units and subsidiaries are responsible for managing the risks associated with their own operations and forecasting cash flows.

Risk concentrations

Altia carefully analyses the financial risks and risk concentrations related to its operations. Risk concentrations identified as a result of this assessment are described in connection with the descriptions of market and credit risks.

Market risk

Altia defines market risk as a risk where the fair values of financial instruments or future cash flows fluctuate as a result of changes in market prices. The most significant market risks for the Group are currency risk, interest rate risk and price risks for barley and electricity.

1. Currency risk

Altia is exposed to currency risks resulting from export and import, intra-group trade across borders of the euro-area, as well as internal loans and investments in foreign subsidiaries. The objective of the Group's currency risk management is to limit the uncertainties associated with foreign exchange rates and their effect on the Group's profit, cash flows and balance sheet.

Transaction risk

Transaction risk is caused by foreign currency denominated items in the balance sheet and future cash flows related to sales, purchases and return of capital. Transaction risk management aims to hedge the Group's profit against the effects of changes in foreign exchange rates.

The objective is to hedge 60-80% of highly probable commercial cash flows. The average hedging ratio has remained at the target level. Hedging transactions are executed with forward exchange contracts or options for the following 12 months at the most, predominantly following the pricing periods of customers. Altia may apply cash flow hedge accounting to foreign exchange derivatives. Intra-group loan arrangements are hedged by 100% and hedge accounting is not applied to these arrangements.

The two tables below present the Group's net currency position, first on the basis of financial instruments recorded on the balance sheet and secondly including on a net basis also the estimated future foreign currency net cash flows. The currency position resulting from the financial instruments in accordance with IFRS 7 consists of trade receivables, trade payables, cash and cash equivalents, the Group's internal and external loans and derivative instruments.

The net currency risk has been taken into account in the table if the transaction currency is other than the company's functional currency.

TABLE 1: THE GROUP'S NET CURRENCY POSITION AT 31 DECEMBER

The net currency position resulting from the financial instruments in accordance with IFRS 7 EUR million	2019	2018
EUR-SEK	-16.4	-19.7
EUR-NOK	-1.6	-0.8
EUR-USD	2.7	4.5
EUR-AUD	1.7	2.1

The Group's net currency position at 31 December including also the hedged commercial cash flows EUR million	2019	2018
EUR-SEK	1.8	2.4
EUR-NOK	0.3	1.1
EUR-USD	0.3	0.6
EUR-AUD	0.2	0.1

Translation risk Translation risk is mainly caused by the parent company’s foreign currency denominated net investments in foreign subsidiaries, which cause a translation difference in equity in the Group’s balance sheet upon consolidation. The Group Treasury regularly analyses the translation risk and reports any material issues to the management. The most significant net investments are denomi - nated in the Swedish and Norwegian kroner. The translation risk has not been hedged. 2. Interest rate risk The objective of interest rate risk management is to minimise the impact of fluctuations arising from interest rate changes on the Group’s profit. At 31 December 2019 the total nominal amount of loans was EUR 82.8 million (2018: 89.3) and was divided as follows: • The EUR 15.0 million loan matures in January 2022 with annual EUR 5 million instalments. The interest rate on the loan is based on three – month market rate. Currently these interest payments are not hedged. • The EUR 55.0 million portion of the loan matures in January 2023. The interest rate on the loan is based on three - month market rate. Altia has hedged these interest payments to fixed interest rate by using an interest rate derivative amounting to EUR 20 million. Hedge ac - counting principles are applied to this interest rate derivative. The hedge has been regarded as effective. • The EUR 12.8 million pension loan matures in January 2028. The interest rate is fixed for the whole loan period. The maximum amount under Altia’s domestic commercial paper program is EUR 100 million. There were no issued commercial papers at 31 December 2019 and 2018. Altia’s maximum limit for sale of trade receivables amounts to EUR 145 million and is approved by Board of Directors . The sold trade receivables are derecognised at the time of trade with no obligation to repurchase . The related costs are recognised in other financial expenses . The trade receivables are current receivables and the related interest rate risk is not hedged. The amount of the sold trade receivables was EUR 76.7 million at 31 December 2019 (2018: 80.2 million). 3. Price risk associated with commodities Barley In 2019, Altia used approximately 212 (212) million kilos of Finnish grain to produce ethanol and starch. The availability of high - quality domestic barley is ensured with contract cultivation and co - operation with grain growers and grain handling companies. The market price of barley fluctuates significantly year by year as a result of various factors that affect the Finnish barley supply and demand and is therefore considered a significant risk for Altia. The price risk has not been hedged with derivative instruments. Electricity Strong increase in the market price of electricity is a significant risk for Altia. The risk is managed by following Altia’s principles for electricity procurement. These principles determine the hedging limits, within which the electricity price risk is hedged. The hedges are done with OTC - derivatives of Nasdaq OMX Oslo ASA. The hedging service for electricity procurement has been outsourced. Cash flow hedge accounting in accordance with IFRS 9 is applied to the hedges against electricity price risk, and hedge effectiveness is tested quarterly. The hedged risk is the euro dominated sourcing of electricity in Finland. To hedge the risk system priced, Finnish price area and price area derivative is used. With system priced derivatives is hedged Nordic electricity price and with price area derivative is hedged the price difference between Finnish price area and system price. At the end of 2019 , the hedging ratio for deliveries for the next 12 months was 53 . 7 . % ( 2018 : 64 . 1% ), in line with the set targets . In 2019 the average hedging ratio was 66 . 0% ( 68 . 0% ) . All hedging was effective in 2019 as it was in 2018 . Altia purchases its electricity straight from the Nord Pool Spot markets as a delivery tied to the spot price of the Finnish price area. 4. Sensitivity to market risks The following table describes the sensitivity of the Group’s profit and equity (before taxes) to changes in electricity prices, interest and foreign exchange rates. When Altia applies hedge ac - counting, the sensitivity is directed at equity. When hedge accounting is not applied, the sensitivity is recognised as a potential impact on profit or loss. The sensitivity to foreign exchange rate changes is calculated from the net currency position resulting from financial instruments. BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 156 ANN U AL REPORT 2019

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TABLE 2: SENSITIVITY ANALYSES

Sensitivity of financial instruments to market risks (before taxes) in accordance with IFRS 7 EUR million	2019		2018	
	Income statement	Equity	Income statement	Equity
+/-10% electricity	-	+/-0.2	-	+/-0.3
+/-10% change in EUR/NOK exchange rate	-/+0.0	+/-0.2	-/+0.1	+/-0.2
+/-10% change in EUR/SEK exchange rate	-/+0.2	+/-1.8	-/+0.2	+/-2.2
+/-10% change in EUR/USD exchange rate	-/+0.0	-/+0.2	-/+0.1	-/+0.4
+/-10% change in EUR/AUD exchange rate	-/+0.0	-/+0.2	-/+0.0	-/+0.2
+1%-points parallel shift in interest rates	-0.5	+0.4	-0.5	+0.6

+10 % increase in EUR/SEK exchange rate would have an EUR -0.2 million effect in income statement. Other risks with same principle.

At the end of 2019 the total group floating rate liability position consists of floating rate liabilities EUR 70.0 million (2018: EUR 75.0 million) and floating leg of interest rate swap EUR 20 million (2018: EUR 20.0 million) which is netting the interest rate risk.

Liquidity risk

In order to manage the liquidity risk, Altia continuously maintains sufficient liquidity reserves, which at the end of 2019 comprised Group's EUR 10 million overdraft facility and a EUR 60 million revolving credit facility. At the end of December 2019 no revolving credit facility was in use (2018: EUR 0.0 million). The revolving credit facility matures in January 2023. More detailed information on the Group's external loans is provided in the interest rate risk section.

TABLE 3: LIQUIDITY RESERVES

Cash and cash equivalents and unused committed credit limits EUR million	2019	2018
Cash and cash equivalents	64.2	42.0
Overdraft facilities	10.0	10.0
Revolving creditline	60.0	60.0
TOTAL	**134.2**	**112.0**

TABLE 4: MATURITIES OF FINANCIAL LIABILITIES Contractual payments on financial liabilities 2019 EUR million T ota l cont r actua l cash flows Fi x ed r ate Cash flows 2020 Variable rate Re - p a ymen t Fi x ed r ate Cash flows 2021 Variable rate Re - p a ymen t Fi x e d r ate Cash flows 2022 – Variable rate Re - p a ymen t Non - derivative: Loans from financial institutions 1 - 72.2 - - 0.7 - 5.0 - - 0.7 - 5.0 - - 0.8 - 60.0 Loans from pension institutions 2 - 13.4 - 0.1 - - 1.5 - 0.1 - - 1.5 - 0.4 - - 9.8 Lease liabilities - 10.5 - - - 3.4 - - - 3.0 - - - 4.1 Trade payables - 25.7 - - - 25.7 - - - - - - Derivative: Currency derivatives, hedge accounting Inflow 24.2 - - 24.2 - - - - - - Outflow - 24.6 - - - 24.6 - - - - - - Currency derivatives, non - hedge accounting Inflow 3.9 - - 3.9 - - - - - - Outflow - 3.9 - - - 3.9 - - - - - - Interest rate derivatives, hedge accounting - 1.2 - 0.4 - - - 0.4 - - - 0.5 - - Commodity derivatives, hedge accounting - 0.3 - - - 0.2 - - - 0.1 - - - TOTAL - 123.8 - 0.5 - 0.7 - 36.3 - 0.5 - 0.7 - 9.6 - 0.9 - 0.8 - 73.9 1 Loans from financial institutions mature 2022 and 2023 2 Loans from pension institutions mature 2028 BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 158 ANN U AL REPORT 2019

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TABLE 4: MATURITIES OF FINANCIAL LIABILITIES

Contractual payments on financial liabilities 2018 EUR million	Total contractual cash flows	Cash flows 2019			Cash flows 2020			Cash flows 2021–		
		Fixed rate	Variable rate	Re-payment	Fixed rate	Variable rate	Re-payment	Fixed rate	Variable rate	Re-payment
Non-derivative:										
Loans from financial institutions[1]	-77.9	-	-0.8	-5.0	-	-0.7	-5.0	-	-1.4	-65.0
Loans from pension institutions[2]	-15.1	-0.2	-	-1.5	-0.1	-	-1.5	-0.5	-	-11.3
Finance lease liabilities	-0.4	-	-	-0.2	-	-	-0.2	-	-	0.0
Trade payables	-25.8	-	-	-25.8	-	-	-	-	-	-
Derivative:										
Currency derivatives, hedge accounting										
Inflow	30.9	-	-	30.9	-	-	-	-	-	-
Outflow	-30.8	-	-	-30.8	-	-	-	-	-	-
Currency derivatives, non-hedge accounting										
Inflow	33.7	-	-	33.7	-	-	-	-	-	-
Outflow	-33.6	-	-	-33.6	-	-	-	-	-	-
Interest rate derivatives, hedge accounting	-1.3	-0.3	-	-	-0.3	-	-	-0.7	-	-
Commodity derivatives, hedge accounting	-1.3	-	-	-0.9	-	-	-0.4	-	-	-0.1
TOTAL	**-121.7**	**-0.5**	**-0.8**	**-33.2**	**-0.5**	**-0.7**	**-7.1**	**-1.2**	**-1.4**	**-76.4**

[1] Loans from financial institutions mature 2022 and 2023
[2] Loans from pension institutions mature 2028

Credit risk

The objective of Altia's credit risk management is to minimise the losses if one of the Group's counterparties fails to meet its obligations. The principles of credit risk management are described in the Group's credit policy.

Credit risks are caused by a counterparty not fulfilling its contractual payment obligations or the counterparty's credit rating changing in a manner that affects the market value of the financial instruments it has issued.

The maximum amount of credit risk is equal to the carrying amount of the Group's financial assets. No significant risk concentrations relate to trade receivables. The aim is to minimise credit risks by active credit management and by taking into account customers' credit rating when determining the payment term of invoices.

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4.2. CAPITAL RISK MANAGEMENT

The target of Altia's capital management is to secure an effective capital structure that supports the profitable growth of the operations. The Board of Directors monitors the Group's capital structure regularly.

Altia monitors its capital based on gearing (the ratio of interest-bearing net liabilities to equity). Interest-bearing net liabilities consist of the borrowings and lease liabilities less cash and cash equivalents. The current level of gearing is distinctly lower than the limit determined in the Group's loanterms.

During the business cycle, the company's net gearing is likely to fluctuate, and the objective is to retain a sufficiently strong capital structure to secure the Group's financing needs. At 31 December 2019 and 31 December 2018 the gearing ratio was as follows:

TABLE 5: GEARING

Gearing as of 31 December EUR million	2019	2018
Borrowings	82.6	89.4
Lease liabilities	10.5	-
Cash and cash equivalents	64.2	42.0
Net debt	28.9	47.4
Total equity	151.2	150.1
GEARING AT 31 DECEMBER	**19.1%**	**31.6%**

5. Consolidation 1. GENERAL CONSOLIDATION PRINCIPLES Consolidation Consolidation, consolidation method and classification of ownership interests depends on whether the Group has power to control or jointly control the entity or have significant influence or other interests in the entity. When the Group has power to control the entity, it is consolidated as a subsidiary according to principles described in Note 5.2 . Subsidiaries. When the Group has joint control or significant influence over an entity but does not have power to control, entity is accounted for by using the principles set in Note 5.3 . Associated companies, joint ventures and interests in joint operations. If the Group does not have power to control nor significant influence in the entity, its ownership interests are classified as Financial assets at fair value through other comprehensive income and accounted for according to principles described in Note 3.2.1 . Foreign currency items The consolidated financial statements are presented in euro, which is the functional and pres - entation currency of the parent company. Transactions in foreign currencies are translated to euro at average foreign exchange rates published by the European Central Bank on banking days. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to euro at the average exchange rates prevailing at that date. Foreign currency differences arising on translation are recognised in profit or loss. Foreign exchange gains and losses related to purchases and sales are recognised in the respective items and included in operating result. Foreign currency gains and losses arising from loans denominated in foreign currencies are recognised in finance income and expenses. Income and expenses for the statements of comprehensive income of foreign subsidiaries that operate outside the eurozone are translated using the average rates of the European Central Bank’s exchange rates at the end of the month. The statements of financial position of foreign subsidiaries are translated using the average exchange rates ruling at the reporting date. Foreign currency differences arising on the translation of profit or loss for the period with different exchange rates in the statement of comprehensive income and in the balance BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 161 ANN U AL REPORT 2019

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sheet are recognised in other comprehensive income and included in translation differences in equity. Changes in translation differences are recognised in other comprehensive income.

In the consolidated financial statements, exchange rate differences arising from the translation of foreign currency denominated loans to foreign subsidiaries, which form a part of net investments in foreign companies, are recognised in other comprehensive income and included in translation differences within equity.

Translation differences arising from elimination of the cost of foreign subsidiaries and from translation of the foreign subsidiaries' post-acquisition profits and losses are recognised in other comprehensive income and presented as a separate item within equity. Goodwill and the fair value adjustments to the carrying amounts of assets and liabilities of foreign units are accounted for as assets and liabilities of the respective foreign units, which are translated to euro at the exchange rates prevailing at the reporting date. If these foreign units are entirely or partly disposed of, related exchange rate differences are recognised in profit or loss as part of the gain or loss on disposal.

5.2. SUBSIDIARIES

Subsidiaries consolidation principles

Consolidated financial statements of Altia include the parent company, Altia Plc, and all subsidiaries. Subsidiaries are all those in which the parent company exercises control. The Group controls an entity when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The financial statements of acquired subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

All business combinations are accounted for by using the acquisition method. The consideration transferred and the identifiable assets acquired and liabilities assumed in the acquired company are measured at fair value at the acquisition date. The amount exceeding the aggregate of the consideration transferred, the amount of non-controlling interests and any previously held equity interest in the acquiree, over the fair value of the net assets acquired is recorded as goodwill.

All acquisition-related costs, with the exception of costs to issue debt or equity securities, are expensed. The consideration transferred does not include any transactions accounted for separately from the acquisition. Any contingent consideration is recognised at fair value at the acquisition date and it is classified as either liability or equity. Contingent consideration classified as a liability is measured at fair value at each reporting date and any resulting gain or loss is recognised in profit or loss.

Intra-group transactions, receivables, liabilities and unrealised gains, as well as the distribution of profits within the Group are eliminated in preparing the consolidated financial statements. Unrealised losses are not eliminated if the loss in question results from impairment.

The Group had no non-controlling interests at 31 December 2019 or 31 December 2018.

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Altia Plc had 23 subsidiaries at the end of the reporting period (23 subsidiaries at 31 December 2018).

	Parent company's share of ownership (%)	Group's share of ownership (%)	Country of
A-Beverages Oy	100.00	100.00	Finland
Altia Eesti AS	100.00	100.00	Estonia
Altia Denmark A/S	100.00	100.00	Denmark
Altia Holding Sweden AB	-	100.00	Sweden
SIA Altia Latvia	100.00	100.00	Latvia
Altia Norway AS	100.00	100.00	Norway
Altia Sweden AB	100.00	100.00	Sweden
Altia Sweden Services AB	-	100.00	Sweden
Alpha Beverages Oy	100.00	100.00	Finland
Best Buys International AS	100.00	100.00	Norway
BevCo AB	-	100.00	Sweden
Bibendum AB	-	100.00	Sweden
Bibendum AS	100.00	100.00	Norway
ExCellar Oy	100.00	100.00	Finland
Harald Zetterström oy/ab	100.00	100.00	Finland
Interbev AS	100.00	100.00	Norway
Larsen SAS	100.00	100.00	France
Philipson & Söderberg AB	-	100.00	Sweden
Prime Wines Oy	100.00	100.00	Finland
Premium Wines AS	100.00	100.00	Norway
Ström AS	100.00	100.00	Norway
Vinuversum AB	-	100.00	Sweden
Oy Wennerco Ab	100.00	100.00	Finland

5.3. ASSOCIATED COMPANIES AND JOINT ARRANGEMENTS

Associated companies

Associated companies are all entities over which the Group accompanies a shareholding of over 20% of voting rights or otherwise has significant influence, but not control. Altia has an investment in an associated company Palpa Lasi Oy.

Associated companies are consolidated by using the equity method. Under the equity method, the investment is initially recognised at cost and subsequently adjusted with the change in the net assets of the investee after the acquisition date, consistent with the ownership interest of the Group. After the acquisition the Group's share in the associated company's profit and loss for the period is separately disclosed after operating result. If the Group's share in the associated company's loss exceeds the carrying amount of the investment, the investment is recognised at zero value in the consolidated balance sheet and the loss exceeding the carrying amount is not consolidated, unless the Group has committed to fulfil the company's obligations. An investment in an associated company includes goodwill arisen on acquisition.

The Group's share in changes in the associated company's other comprehensive income is recognised in consolidated other comprehensive income.

Results from the transactions between the Group and its associates are recognised only to the extent of unrelated investor's interests in the associates. The Group determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. In case of such indications, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate and its' carrying value. The impairment is recognised in share of results in associated companies.

Financial statements of associated companies have been changed where necessary to correspond with the accounting policies adopted by the Group. If financial statements for the period are not available, the share of the profit is included in the consolidated financial statements based on the preliminary financial statements or latest available information.

Joint arrangements

A joint arrangement is an arrangement of which two or more parties have contractually agreed joint control which exists only when decisions about the relevant activities require

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the unanimous consent of the parties sharing control. A joint arrangement is either a joint operation or a joint venture.

Altia has an interest through a receivable in Roal Oy based on the contractual relationship with the other party to the joint operation. The interest in Roal Oy is accounted for as a joint operation.

Joint ventures are consolidated by using the equity method. Altia has an investment in a joint venture Von Elk Company.

ASSOCIATED COMPANIES AND JOINT ARRANGEMENTS

	2019 Share of ownership %	2018 Share of ownership %
Roal Oy, Finland	50.00	50.00
Palpa Lasi Oy, Finland	25.53	25.53
Von Elk Company Oy, Finland	20.00	_

Roal Oy engages enzyme business. The joint operation's other owner is ABF Overseas Ltd.
Altia has joint control over Roal but the option right held by the other shareholder represents in substance a receivable with a fixed rate of return and Altia does not have a right to 50% of the net assets until the option lapses. Accordingly, the interest is classified as a joint operation with Altia accounting for its share of assets as a receivable with the annual minimum dividend accounted for as interest income. The receivable amounted to EUR 7.6 million as at 31 December 2019 and 31 December 2018.

Palpa Lasi Oy engages in the recycling and re-use of glass beverage packages.
Von Elk Company is a Finnish family enterprise which engages in alcoholic beverage business.

INVESTMENTS IN ASSOCIATED COMPANIES AND JOINT VENTURES

EUR million	2019	2018
At the beginning of the period	0.3	-
Additions	0.2	-
Share of result for the period	0.7	0.3
At the end of the reporting period	1.2	0.3

FINANCIAL SUMMARY OF ASSOCIATED COMPANIES AND JOINT VENTURES

EUR million	2019	2018
Assets	8.8	7.6
Liabilities	4.9	6.3
Net assets	3.9	1.3
Net sales	18.5	18.3
Result for the period	2.6	2.8

Related party transactions with associated companies and joint arrangements are presented in Note 6.3.

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6. Other notes

1. INCOME TAX EXPENSE

Income tax expense

The Group's income tax expense recognised through profit or loss comprises current tax based on taxable income for the period, any adjustments to tax payable in respect of previous periods and deferred taxes. Current income tax based on taxable income is calculated according to the local tax regulations of each Group company.
Tax effects related to transactions or other events recognised in profit or loss are recognised in profit or loss. If the taxes relate to items of other comprehensive income or transactions or other events recognised directly in equity, income tax expense is recognised within the respective items. The Group's share of profit or loss in associated companies and joint ventures is reported as calculated from the net profit and thus including the income tax effect.

Deferred tax assets and liabilities are principally recognised for all temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The most significant temporary differences arise from property, plant and equipment and intangible assets, carry forward of unused tax losses and fair value allocations on business combinations. Deferred tax assets are recognised only to the extent that it is probable that future taxable profits will be available against which they can be utilised. Deferred tax liabilities are recognised in full. Deferred taxes are calculated using tax rates enacted or substantively enacted at the end of the reporting period. Deferred tax is recognised for foreign subsidiaries undistributed earnings only when related tax effects are probable.

Deferred tax assets and liabilities are set off when they are levied by same taxing authority and Altia has legally enforceable right to set off the balances.

Critical estimates and management judgements – Deferred tax assets

Judgment is required in assessing whether deferred tax assets are recognised on the balance sheet. Deferred tax assets are recognised only where it is considered more likely than not

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that they will be recovered, which is dependent on the generation of sufficient future taxable profits. Assumptions about the generation of future taxable profits depend on management's estimates of future cash flows. These future cash flow estimates depend on estimates of future sales volumes, price levels of main raw materials, capital expenditure and other components affecting profitability of the operations. These estimates and assumptions are subject to risk and uncertainty, hence it is possible that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets recognised on the balance sheet and the amount of any other tax losses and temporary differences not yet recognised. Altia's ability to generate taxable profit is also subject to general economic, financial, competitive, legislative and regulatory factors that are beyond its control. If Altia generates lower future taxable profits than what management has assumed in determining the amounts of the recognised deferred tax assets, the assets would become impaired, either partly or in full. Accordingly, amounts recognised in balance sheet could potentially be reversed through profit and loss. Changes in circumstances may also result in recognition of deferred tax assets for tax losses not yet recognised as an asset.

Uncertain tax positions

The tax positions are evaluated in periodically by the management to identify the situations in which tax regulation is subject to interpretation. Based on the evaluation uncertain tax positions are recognized when it is more likely than not that certain tax position will be challenged by tax authorities. The impact of the uncertainty is measured using either the most likely amount or the expected value method, depending on which method better predicts the resolution of the uncertainty.

INCOME TAX EXPENSE

EUR million	2019	2018
Current income tax expense	5.3	3.8
Adjustments to taxes for prior periods	0.7	0.2
Deferred taxes:		
Origination and reversal of temporary differences	0.2	0.0
Impact of changes in tax rates	-	-0.4
TOTAL	**6.2**	**3.6**

The reconciliation of the tax expense recognised in profit and loss and the tax expense calculated using Altia Group's domestic corporate tax rate (20.0%):

EUR million	2019	2018
Result beforetaxes	24.6	18.6
Income tax using the parent company's tax rate	4.9	3.7
Effect of tax rates of subsidiaries in foreign jurisdictions	-0.0	0.3
Tax-exempt income	-0.2	-0.3
Non-deductible expenses	0.2	0.1
Utilisation of previously unrecognised tax losses	-	-0.0
Adjustments to taxes for prior periods	0.7	0.2
Share of profit in associated companies, net of tax	-0.1	-0.1
Effect of changes in tax rates	-	-0.4
Tax on undistributed earnings	0.1	-0.0
Other items	0.6	0.0
TAX EXPENSE IN PROFIT OR LOSS	**6.2**	**3.6**

INCOME TAX RECOGNISED IN OTHER COMPREHENSIVE INCOME

2019 EUR million	Before tax	Tax	Net of tax
Cash flow hedges	-1.3	0.3	-1.0
Translation differences	-2.4	-	-2.4
Remeasurements of post-employment benefit obligations	-0.2	0.0	-0.2
TOTAL	**-3.9**	**0.3**	**-3.6**

2018 EUR million	Before tax	Tax	Net of tax
Cash flow hedges	0.4	-0.1	0.3
Translation differences	-3.5	-	-3.5
Remeasurements of post-employment benefit obligations	0.0	-0.0	-0.0
TOTAL	**-3.1**	**-0.1**	**-3.2**

DEFERRED TAX ASSETS AND LIABILITIES Change in deferred tax assets and liabilities during 2019: Recognised in Recognised in other comprehensi v e Exchange rate EUR million 1 Jan 2019 profit or loss income differences 31 Dec 2019 Deferred tax assets: Tax losses 0.1 - 0.1 - 0.0 0.0 Fixed assets 2.0 - 0.3 - 0.0 1.7 Pension benefits 0.3 - 0.0 0.0 0.0 0.3 Provisions 0.1 - 0.1 - - 0.0 Internal margin of inventories 0.1 0.0 - - 0.0 0.1 Recognised in hedge reserve 0.0 - 0.2 - 0.0 0.3 Other temporary differences 0.1 0.1 - 0.0 0.2 Total deferred tax assets 2.7 - 0.5 0.3 0.0 2.5 Offset against deferred tax liabilities - 1.9 - 1.6 Net deferred tax assets 0.8 0.9 Deferred tax liabilities: Fixed assets 5.2 - 0.0 - - 0.0 5.2 Recognised in hedge reserve 0.0 - - 0.0 0.0 0.0 Fair value allocation on acquisitions 2.1 - 0.4 - - 0.0 1.7 Deductable goodwill depreciation 9.7 0.0 - - 0.1 9.6 Undistributed profits of foreign subsidiaries 1.7 0.1 - - 1.8 Other temporary differences 0.0 - - - 0.0 Total deferred tax liabilities 18.8 - 0.3 - 0.0 - 0.1 18.3 Offset against deferred tax assets - 1.9 - 1.6 Net deferred tax liabilities 16.8 16.7 BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 167 ANN U AL REPORT 2019

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DEFERRED TAX ASSETS AND LIABILITIES

Change in deferred tax assets and liabilities during 2018: EUR million	1 Jan 2018	Recognised in profit or loss	Recognised in other comprehensive income	Exchange rate differences	31 Dec 2018
Deferred tax assets:					
Tax losses	0.3	-0.2	-	-0.0	0.1
Fixed assets	2.4	-0.4	-	-0.0	2.0
Pension benefits	0.3	0.0	-0.0	-0.0	0.3
Provisions	-	0.1	-	-	0.1
Internal margin of inventories	0.1	0.0	-	-0.0	0.1
Recognised in hedge reserve	0.1	-	-0.1	-	0.0
Other temporary differences	0.2	-0.0	-	-0.0	0.1
Total deferred tax assets	**3.3**	**-0.4**	**-0.1**	**-0.0**	**2.7**
Offset against deferred tax liabilities	-2.3				-1.9
Net deferred tax assets	**1.0**				**0.8**
Deferred tax liabilities:					
Fixed assets	5.2	-0.0	-	-0.0	5.2
Recognised in hedge reserve	0.0	-	0.0	-0.0	0.0
Fair value allocation on acquisitions	2.7	-0.5	-	-0.1	2.1
Deductable goodwill depreciation	10.4	-0.4	-	-0.3	9.7
Undistributed profits of foreign subsidiaries	1.7	-0.0	-	-	1.7
Other temporary differences	0.0	-0.0	-	-	0.0
Total deferred tax liabilities	**20.0**	**-0.9**	**0.0**	**-0.4**	**18.8**
Offset against deferred tax assets	-2.3				-1.9
Net deferred tax liabilities	**17.7**				**16.8**

At 31 December 2019, the Group had EUR 1.6 million (2018: EUR 1.0 million) of tax loss carry forwards for which no deferred tax was recognised. EUR 0.9 million of these temporary differences expire in three years and EUR 0.6 million have unlimited expiry. Altia management estimates these losses arise in subsidiaries which have neither indication of future taxable income nor other convincing evidence that tax losses can be utilised and deferred tax asset be recognised in balance sheet.

Altia Oyj's fully owned French subsidiary Larsen SAS has been undergoing a regular audit by the local tax authorities. In December 2019 the company received the tax assessment decision regarding the outcome of the audit resulting in a tax claim amounting to EUR 1.1 million relating to the mark-up used in the transfer pricing for products sold to other Group companies. Based on the tax assessment the company has accrued for the tax claim in the 2019 financial statements.

Altia Group will however submit its counter arguments against the claim and should the French authorities maintain its position, Altia Group will proceed through the Mutual Agreement Procedure (MAP) with the aim to eliminate a potential double taxation related to the increased mark-up in France which is to be deducted in the tax jurisdictions where the Altia Group companies buying the products have been operating. Altia has recorded a EUR 0.4 million tax receivable in respect of the potential MAP application.

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6.2. COLLATERALS, COMMITMENTS AND CONTINGENT ASSETS AND LIABILITIES

EUR million	2019	2018
Collaterals and commitments		
Collaterals given on behalf of Group companies		
Mortgages	18.5	18.5
Guarantees	5.9	5.3
TOTAL COLLATERALS	**24.4**	**23.8**
Other commitments		
Operating lease obligations		
Less than one year	0.2	3.9
Between one and five years	0.1	9.3
More than five years	-	0.5
Total operating lease obligations	0.3	13.6
Other commitments	20.8	15.5
TOTAL COMMITMENTS	**21.1**	**29.1**

Collaterals given on behalf of Group companies all relate to commitments to authorities.
Operating lease obligations consists mainly of laptops.

Other commitments include mainly purchase obligations of wine and cognac.

Assets not recognized in the balance sheet, emission allowances

The Group participates in the European Union emission trading scheme, where it has been granted a certain number of carbon dioxide emission allowances for a certain period of time, free of charge. Altia Plc discloses its carbon dioxide emission allowances granted free of charge on net basis. Following from this, the Group does not recognise in the balance sheet the granted emission allowances, nor the obligation to deliver allowances corresponding to the realised emissions. The Group does not recognise income or expenses arising from emission allowances through profit or loss when the emission allowances granted are sufficient to cover the obligation to deliver allowances corresponding to the amount of emissions made.

If the realised emissions exceed the granted emission allowances, the obligation arising from the excess emissions is recognised at fair value as a liability in the balance sheet at the reporting date. If the realised emissions fall below the granted emission allowances, the difference is not recognised in the balance sheet but it is disclosed in the notes to the financial statements, measured at fair value.

Altia's actual emissions are below the emission allowances granted. The following table presents changes in allowances for financial years 2019 and 2018, as well as their fair values:

Emission allowances, kilotons	2019	2018
Emission allowances received	26.4	26.9
Excess emission allowances from the previous period	30.6	45.6
Adjustments related to prior year's estimates	-0.0	0.0
Sold emission allowances	-33.0	-20.0
Realised emissions	-20.0	-21.9
EMISSION ALLOWANCES AT 31 DECEMBER	**4.0**	**30.6**
Fair value of emission allowances at 31 December, EUR million	0.1	0.7

The emission allowances received during year 2019 and the realised emissions are estimates, which will be adjusted during the spring 2020. Altia continues to operate within the emission trading system for the trading period 2013–2020.

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6.3. RELATED PARTY TRANSACTIONS

The Company's related parties include the subsidiaries, associated companies, joint ventures and joint operations. The subsidiaries are presented in Note 5.2. and associated companies, joint ventures and joint operations in Note 5.3. Related party transactions include such operations that are not eliminated in the Group´s consolidated financial statements.

Related party also include the Board of Directors, the CEO, the members of the Executive Management Team and their family members as well as entities controlled or jointly controlled by these persons. Also, entities that are controlled or jointly controlled by, or are associates of the State, are related parties of Altia. Altia has applied the exemption to report only material transactions with the government related entities. Transactions with related parties are entered into on market terms. Altia has related party transactions on a continuous basis with its major customer Alko. Transactions with Alko have been presented below under Other companies considered related parties.

THE FOLLOWING TRANSACTIONS HAVE TAKEN PLACE WITH RELATED PARTIES

EUR million	2019	2018
Sales of goods and services		
Associates, joint ventures and joint operations	0.8	0.9
Other companies considered related parties	76.5	79.2
TOTAL	**77.3**	**80.1**
Purchases of goods and services		
Associates, joint ventures and joint operations	1.9	2.8
Other companies considered related parties	1.2	1.3
TOTAL	**3.2**	**4.1**
Outstanding balances from sales and purchases of goods and services		
Trade receivables		
Associates, joint ventures and joint operations	-	0.1
Other companies considered related parties	0.9	3.2
Trade payables		
Associates, joint ventures and joint operations	0.2	0.3
Other companies considered related parties	0.1	0.0

MANAGEMENT REMUNERATION

EUR million	2019	2018
CEO		
Salaries and other short-term employee benefits	0.3	0.3
Performance bonus and the bonuses from long-term incentive plan	-	0.3
Pension benefits	0.1	0.1
TOTAL	**0.4**	**0.7**
Members of the Executive Management Team (CEO not included)		
Salaries and other short-term employee benefits	1.2	1.9
Pension benefits	0.2	0.3
TOTAL	**1.4**	**2.2**
Members and deputy members of the Board of Directors	0.3	0.3

No monetary loans have been granted to the CEO or the members of the Board of Directors, nor any collaterals or commitments granted on their behalf.

The retirement age of the CEO of the parent company is 63 years.

6.4. SHARE - BASED PAYMENTS The Group has share - based incentive plan which is settled in shares and in cash. The granted shares are measured at fair value at a grant date and are recognized as personnel expenses over the vesting period with corresponding increase in equity. Non - market conditions are not included in fair value of share - based instruments but in the number of instruments that are expected to vest. At each reporting period closing date, the estimates about number of instruments are revised and the impact is recognized in income statement. Also share - based payments to be paid in cash are classified as paid by equity and recognized in equity measured at fair value at grant date. The Board of Directors of Altia Plc has decided on the establishment of a new share - based long - term incentive scheme for the management and key employees of Altia Group. The objectives of the share - based long - term incentive scheme are to align the interests of Altia’s management and key employees with those of the Company’s shareholders and, thus, to promote shareholder value creation in the long term, and to commit the management and key employees to achieving Altia’s strategic targets as well as the retention of Altia’s valuable key resources. PSP 2019 - 2021 performance period started in the beginning of 2019 and the potential share reward will be paid in spring 2022 in Altia shares. The performance targets based on which the potential share reward under PSP 2019 - 2021 will be paid are the relative total shareholder re - turn (relative TSR) of Altia’s share and earnings per share (EPS). Approximately 20 individuals are included into the plan. If all the performance targets set for PSP 2019 – 2021 are fully achieved, the aggregate maximum number of shares to be paid based on the plan is approximately 250 000 Altia shares. This number of shares represents a gross earning, from which the applicable payroll tax is withheld, and the remaining net value is paid to the participants in shares. The combined amount of variable compensation paid to an individual participant any given year, including the long - term incentive scheme and the short - term incentive scheme, may not exceed 120 % of the individual's annual gross base salary . If the individual’s employment with Altia Group terminates before the payment date of the share reward, the individual is, as a main rule, not entitled to any reward based on the plan. Altia applies a share ownership recommendation to the members of its Executive Management Team. According to this recommendation each member of the Executive Management Team is expected to retain in his/her ownership at least half of the net shares received under the share - based incentive schemes of Altia until the value of his/her share ownership in Altia corresponds to at least his/her annual gross base salary. Share - based incentives during the period 1.1.2019 - 31.12.2019 Plan Long - term incentive Plan 2019 – 2024 Type Share Instrument Performance period 2019 – 2021 G r an t date 28/02/2019 Beginning of earning period 01/01/2019 End of th e earning period 31/12/2021 Vesting date 31/03/2022 Vesting conditions Relative TSR and EPS Maximum cont ractua l life , y ears 3.25 Remaining cont ractua l life , y ears 2.25 Number of persons a t th e end of reporting y ear 18 Payment method Cash and equity Changes during period: Performance period 2019 – 2021 01/01/2019 Outstanding in the beginning of the period 0 Changes during period Granted 219 000 Forfeited 0 31/12/2019 Outstanding at the end of the period 219 000 BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 171 ANN U AL REPORT 2019

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Fair-value determination	
Valuation parameters for instruments granted during period	
Share price at grant, €	7.54
Share price at the reporting period end, €	8.18
Expected dividends, €	1.17
Risk free rate, %	-0.29
Fair value, €	1 395 030

EUR million	2019	2018
Effect of share -based incentives on the result		
Expenses for the financial year, share based payments paid in equity	0.0	-
Expenses for the financial year, share based payments paid in cash	0.1	-
TOTAL	**0.1**	**-**

6.5. ADOPTION OF NEW OR AMENDED IFRS STANDARDS AND INTERPRETATIONS

Altia has adopted new accounting standards issued by the International Accounting Standards Board, IFRS 16, Leases, effective on January 1, 2019.

IFRS 16 Leases

Altia has applied the new IFRS 16 Leases standard since 1 January 2019.

Altia applies the simplified approach, according to which the comparison information is not adjusted. The new standard mainly affects the accounting treatment applied by the lessees. As a result of the new standard, nearly all leases are recognised on the balance sheet. Altia mainly acts as the lessee. The Group's leases are related to normal business operations, such as leases on facilities, warehouses, vehicles, forklifts and office technology. The new standard removes the previous distinction between operating and finance leases. In accordance with the new standard, an asset item (right of use of the leased asset) and a financial liability concerning lease payments have been recognised for most of Altia's leases.

The lease liability is measured by discounting the expected lease payments to the current value. Lease payments include fixed lease payments, expected payments related to residual value guarantees and the possible exercise price of the purchase option if the use of the option is reasonably certain. The lease period is the non-cancellable period of the lease. Any extension options are added to the lease period if it is reasonably certain that the Group will exercise such options.

Lease payments are discounted at the internal rate of return of the lease if such a rate can be readily determined. If an internal rate of return cannot be readily determined, the interest rate for additional credit is used as the discount rate.

The lease liability is remeasured and adjusted against the right-of-use asset if the cash flow in accordance with the original terms and conditions of lease changes; for example, if the lease period changes or if the lease payments change based on a variable index or interest rate. The lease liability is divided into current and non-current liability and is presented on a separate line on the balance sheet.

Right-of-use assets are measured at acquisition cost based on the amount of the initial measurement of the lease liability. Right-of-use assets are depreciated over the lease period or their useful lives, depending on which is shorter.

Right-of-use assets related to tangible assets are presented on a separate line on the balance sheet.

The IFRS 16 standard includes exemptions concerning leases of less than 12 months and low-value assets. Altia treats leases with less than 12 months remaining of the lease period at the time of transition as current underlying asset items that are not recognised on the balance sheet. The selection is made based on the class of the underlying asset. Exemptions apply to all underlying asset items other than vehicles and offices, which are recognised on the balance sheet even if their remaining lease period is less than 12 months at the time of transition. Lease liabilities are not recognised for low-value assets. Altia considers assets with an acquisition cost of less than EUR 5,000 to be low-value. Finance leases included in exemptions as short-term or low value were derecognized from balance sheet. Lease expenses related to leases included in the exemptions are recognised in equal instalments over the lease period.

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The criteria used to determine the discount rate includes the class of the underlying asset, geographical location, currency, the maturity of the risk-free interest rate and the lessee's credit risk premium.

At the time of transition, on 1 January 2019, a right-of-use asset item of EUR 10.7 million was recognised on the opening consolidated balance sheet, in addition to EUR 7.1 million in long-term lease liabilities and EUR 3.6 million in short-term lease liabilities.

RECONCILIATION OF LEASE LIABILITIES AND OPERATING LEASE COMMITMENTS ON TRANSITION

EUR	
Operating lease commitments 31December 2018	13.6
Discounting effect	-0.5
Exempted from recognition	-0.2
Leases not yet commenced but to which Altia is committed	-2.5
Other changes	0.3
TOTAL	**10.7**

The weighted average incremental borrowing rate applied to lease liabilities on January 2019 was 1.14%.

The IFRS 16 standard affects many of Altia's reported key figures. The adoption of the standard also affects net debt, which includes financial liabilities and lease liabilities. Gearing will increase, and the equity ratio will decrease. The adoption of the standard does not have a negative effect in terms of the company's financial covenants. On the cash flow statement, the cash flows from operating activities are higher than before because the share of lease liability repayments of all payments is classified as financing activities. Only the share of the interest expense of all payments continues to be presented in cash flows from operating activities.

The reporting period 1 January to 30 December 2019 includes the adoption of the IFRS standard as of 1 January 2019. The IFRS 16 standard had a positive effect of EUR 3.8 million on the comparable EBITDA, a negative effect of EUR 3.7 million on depreciation, and a negative effect of EUR 0.1 million on financial expenses. On the consolidated balance sheet on 31 December 2019, the amount of asset items based on rights of use is EUR 10.4 million, the amount of long-term lease liabilities is EUR 7.1 million and the amount of short-term lease liabilities is EUR 3.4 million. In the cash flow statement, cash payments for the capital portion of the lease liability are presented under financing activities, and the interest portion of the lease liability is presented in cash flows from operating activities. Previously, all operating lease payments were presented in cash flows from operating activities. This had a positive effect of EUR 3.8 million on the Group's cash flows from operating activities and a negative effect of EUR 3.7 million on its cash flows from financing activities in January–December 2019.

IFRIC 23

IFRIC 23 clarifies the recognition and measurement requirements In IAS 12 Income taxes, when there is uncertainty over income tax treatment. Altia has adopted the interpretation 1.1.2019 and it had no impact on opening balance of 1.1.2019.

6.6. EVENTS AFTER THE REPORTING PERIOD

On 29 January, the proposals by the Shareholders' Nomination Board to the Annual General Meeting were announced. The Nomination Board proposes that the number of members of the Board of Directors would be seven and that of the present members Tiina Lencioni, Jukka Ohtola, Anette Rosengren, Torsten Steenholt and Sanna Suvanto-Harsaae would be re-elected and that Jukka Leinonen and Jyrki Mäki-Kala would be elected as new members.

Further, the Nomination Board proposes that the remuneration to be paid to the members of the Board of Directors during the next term would consist of a monthly term of office fee as follows: EUR 4 000 per month, Chairman; EUR 2 500 per month, Vice Chairman; EUR 2 000 per month, member. In addition to the monthly fee, the Board members would receive a meeting fee for the Board of Directors and Board Committee meetings of EUR 600 per meeting for Board members residing in Finland and EUR 1 200 per meeting for Board members residing abroad. Travel expenses would be reimbursed in accordance with the company's travel policy.

In addition, the Nomination Board proposes to amend the Charter of the Shareholders' Nomination Board so that the three largest shareholders shall be determined on the first banking day of June each year (currently determined on the first banking day of September each year).

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Parent Company Financial Statements

ALTIA PLC INCOME STATEMENT (FAS)

EUR million	Note	1 Jan–31 Dec 2019	1 Jan–31 Dec 2018
NET SALES	1.	208.7	205.3
Increase (+) / decrease (–) in inventories of finished goods and work in progress		-1.8	-0.1
Other operating income	2.	18.4	20.0
Materials and services			
Raw materials. consumables and goods			
Purchases during the period		-121.2	-128.9
Change in inventories		-3.9	5.3
External services		-0.1	-0.1
Total materials and services		**-125.1**	**-123.6**
Personnel expenses	3.		
Wages and salaries		-22.5	-23.8
Indirect employee expenses			
Pension expenses		-6.0	-5.8
Other indirect employee expenses		-0.7	-0.9
Total personnel expenses		**-29.2**	**-30.6**
Depreciation, amortisation and impairment losses			
Depreciation and amortisation according to plan		-11.8	-11.6
Total depreciation, amortisation and impairment losses		**-11.8**	**-11.6**
Other operating expenses	4.	-46.2	-50.5
OPERATING RESULT		**13.0**	**8.9**

EUR million	Note	1 Jan–31 Dec 2019	1 Jan–31 Dec 2018
Finance income and expenses	5.		
Income from Group companies		27.7	6.7
Income from participating interests		0.9	0.9
Income from other investments held as non-current assets			
From others		-	0.1
Other interest and finance income			
From Group companies		0.3	0.4
From others than Group companies		3.0	3.3
Interest and other finance expenses			
To Group companies		-0.2	-0.1
To others than Group companies		-4.7	-5.4
Total finance income and expenses		**26.9**	**6.0**
RESULT BEFORE APPROPRIATIONS AND TAXES		**39.9**	**14.8**
Appropriations	6.		
Depreciation difference increase (–) /decrease (+)		1.1	1.0
Group contribution		-	-0.0
Income tax expense	7.		
Current period taxes		-2.4	-1.7
Deferred taxes		-0.1	0.1
Other direct taxes		0.1	-0.1
Total income taxes		**-2.5**	**-1.7**
RESULT FOR THE PERIOD		**38.6**	**14.1**

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ALTIA PLC BALANCE SHEET (FAS)

EUR million	Note	31 Dec 2019	31 Dec 2018
ASSETS			
NON-CURRENT ASSETS	8.		
Intangible assets			
Intangible rights		10.0	12.0
Other capitalised long-term expenditure		6.2	7.7
Prepayments		2.0	1.7
Intangible assets total		**18.1**	**21.4**
Tangible assets			
Land and water areas		2.4	2.4
Buildings and structures		21.0	21.9
Machinery and equipment		26.1	27.8
Other tangible assets		0.5	0.5
Prepayments and assets under construction		1.5	1.5
Tangible assets total		**51.6**	**54.2**
Investments			
Holdings in Group companies		206.8	206.8
Participating interests		8.2	8.0
Other shares and investments		0.8	0.8
Investments total		**215.9**	**215.7**
TOTAL NON-CURRENT ASSETS		**285.6**	**291.3**

		31 Dec 2019	31 Dec 2018
CURRENT ASSETS			
Inventories	9.		
Materials and supplies		17.9	21.8
Work in progress		10.3	10.3
Finished goods		9.8	11.6
Advance payments		0.1	-
Inventories total		**38.1**	**43.7**
Non-current receivables	10.		
Receivables from Group companies		14.8	15.8
Deferred tax assets		0.6	0.5
Non-current receivables total		**15.4**	**16.3**
Current receivables	11.		
Trade receivables		26.7	25.3
Receivables from Group companies		113.0	12.2
Receivables from participating interest undertakings		0.1	0.1
Other receivables		0.0	0.0
Accrued income and prepaid expenses		3.2	3.6
Current receivables total		**143.1**	**41.3**
Cash at hand and in banks		61.0	40.6
TOTAL CURRENT ASSETS		**257.6**	**141.9**
TOTAL ASSETS		**543.2**	**433.2**

ALTIA PLC BALANCE SHEET (FAS) EUR million Note 31 Dec 2019 31 Dec 2018 EQUITY AND LIABILITIES Equity 13. Share capital 60.5 60.5 Invested unrestricted equity fund 1.2 1.2 Hedge reserve - 0.9 0.0 Retained earnings 57.1 56.8 Profit for the period 38.6 14.1 TOTAL EQUITY 156.6 132.6 Appropriations 14. Depreciation difference 20.5 21.6 Provisions Other provisions - 0.5 Liabilities Non - current 15. Loans from financial institutions 65.0 70.0 Loans from pension institutions 11.3 12.8 Liabilities to Group companies 2.0 1.8 Deferred tax liabilities - 0.0 Other liabilities 4.9 4.9 Non - current liabilities total 83.2 89.5 Current Loans from financial institutions 5.0 5.0 Loans from pension institutions 1.5 1.5 Trade payables 13.1 10.4 Liabilities to Group companies 16. 208.4 117.7 Other liabilities 37.2 39.2 Accrued expenses and deferred income 17. 17.8 15.3 Current liabilities total 283.0 189.1 TOTAL LIABILITIES 366.2 278.6 TOTAL EQUITY AND LIABILITIES 543.2 433.2 BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 176 ANN U AL REPORT 2019

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ALTIA PLC STATEMENT OF CASH FLOWS (FAS)

EUR million	Note	1 Jan–31 Dec 2019	1 Jan–31 Dec 2018
CASH FLOW FROM OPERATING ACTIVITIES			
Result before taxes		41.0	15.8
Adjustments			
Depreciation, amortisation and impairment		11.8	11.6
Gain/loss from disposal of property, plant and equipment and intangible assets		-0.0	-0.5
Finance income and costs		-26.9	-6.0
Change in depreciation difference		-1.1	-1.0
Other adjustments		-0.5	0.6
		-16.7	**4.8**
Change in working capital			
Change in inventories, increase (-) / decrease (+)		5.6	-5.2
Change in trade and other receivables, increase (-) / decrease (+)		-0.1	-7.2
Change in trade and other payables, increase (+) / decrease (-)		1.3	-1.9
Change in working capital		6.7	-14.3
Interest paid		-1.5	-1.5
Interest received		0.5	0.7
Other finance income and expenses paid		-0.6	-0.6
Income taxes paid		-0.9	-3.2
Financial items and taxes		-2.5	-4.5
NET CASH FLOW FROM OPERATING ACTIVITIES		**28.6**	**1.7**
CASH FLOW FROM INVESTING ACTIVITIES			
Payments for property, plant and equipment and intangible assets		-5.9	-7.0
Proceeds from sale of property, plant and equipment and intangible assets	2.	0.0	0.5
Investments in participating interest companies		-0.2	-
Repayment of loan receivables		1.0	2.0
Dividends received	5.	0.9	7.8
NET CASH FLOW FROM INVESTING ACTIVITIES		**-4.2**	**3.3**

EUR million	Note	1 Jan–31 Dec 2019	1 Jan–31 Dec 2018
CASH FLOW FROM FINANCING ACTIVITIES			
Proceeds from current borrowings	16.	17.9	6.9
Repayment of current borrowings	16.	-1.6	-20.7
Proceeds from non-current borrowings		-	20.0
Repayment of non-current borrowings	15.	-6.5	-21.3
Dividends paid and other distributions of profits	13.	-13.7	-
Share issue, personnel offering		-	1.2
Group contributions paid		-0.0	-
NET CASH FLOW FROM FINANCING ACTIVITIES		**-3.9**	**-13.8**
CHANGE IN CASH AND CASH EQUIVALENTS		**20.5**	**-8.8**
Cash and cash equivalents at the beginning of the period		40.6	49.4
Change in cash and cash equivalents		20.5	-8.8
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD		**61.0**	**40.6**

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Notes to Altia Plc financial statements

Accounting policies for financial statements

The financial statements of the parent company are prepared in accordance with the Finnish accounting legislation.

Non-current assets and depreciations

Non-current assets are recognised in the balance sheet at acquisition cost less depreciations. The depreciation periods for non-current assets are:

Trademarks	10–15 years
IT- development and software	3–5 years
Buildings and structures	10–40 years
Machinery and equipment	10 years
Other tangible assets	3–10 years

Holdings in Group companies and other shares and investments included in non-current assets are measured at acquisition cost or fair value, if lower.

Inventories

Inventories are measured at the lower of cost and net realisable value. Self-manufactured products are measured at standard prices, except cognac products, which are measured at weighted average cost. Fixed production costs are allocated to the cost of own production. Raw materials, supplies and trading goods are measured at weighted average cost. Repacked trading goods are measured at standard cost in repacking plant.

The cost of finished products and work in progress includes raw materials, direct labour costs, other direct costs as well as an allocable proportion of variable procurement and production costs and fixed overheads in case of finished products, determined based on normal operating capacity. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

Pension plans

The pension plans of the parent company are arranged through pension insurance companies. Pension expenses are accrued to correspond to the performance-based salaries in the financial statements.

Cash Pool

The Group has applied the so called cash pool arrangement, which enables efficient management of the parent company's and subsidiaries' cash and cash equivalents.

Leases

All lease payments are recognised as rental expenses.

Financial Derivatives

Fair value measurement compliant with Chapter 5, section 2a of the Accounting Act is applied to the accounting treatment of financial derivatives.

Derivatives are included in financial assets and liabilities at fair value through profit or loss when they do not meet the criteria of hedge accounting. These derivatives are recognised at fair value on the trade date and they are subsequently measured at fair value at the reporting date. The fair values of derivatives equal the amount that Altia Plc would have to pay or it would receive from the termination of the derivative contract at the reporting date. The fair values of forward exchange contracts are determined by using the market prices at the reporting date. The fair values of interest rate derivatives are determined by discounting the related future cash flows. The valuation of commodity derivatives is determined based on the fair values received from the financial markets.

All derivatives for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy level 1–3. The levels of fair value hierarchy reflect the significance of inputs used in determining the fair values. In level one, fair values are based on public quotations of identical financial instruments. In level two, the inputs used in determining the fair values are based on quoted market rates and prices observable for the asset or liability in question directly (i.e. price) or indirectly on discounted future cash flows. Fair values of other financial assets and liabilities in level two reflect their carrying value. In level three, the fair values of assets and liabilities are based on inputs that are not based on observable market data for all significant variables, and instead are, to a significant extent, based on management estimates and their use in generally accepted valuation techniques.

The fair values of the financial instruments are determined by using the market prices on the closing date of the reporting period.

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Hedge accounting
The parent company applies hedge accounting when the change in fair value is recognised in the hedge reserve under equity. In Altia Oyj, cash flow hedging is applied to part of the interest rate, foreign currency and electricity derivatives based on case-by-case assessment. In cash flow hedging, Altia Oyj is hedging against changes in cash flows related to a specific asset or liability recognised in the balance sheet or to a highly probable future business transaction. In the beginning of the hedging arrangement, company documents the relationship between each hedging instrument and hedged item, as well as the objectives of risk management and the strategy in engaging in hedging. Effectiveness means the ability of a hedging instrument to offset the changes in the fair value of the hedged item or changes in the cash flows of the hedged transaction attributable to the hedged risk. The hedging relationship is regarded to be highly effective when there is an economic relationship between the hedged item and the value of the hedging instrument and the value of the hedged item moves to the opposite direction due to same risk. Hedge accounting is discontinued when the criteria for hedge accounting is no longer met.

The gains and losses arising from fair value changes of derivative contracts, to which hedge accounting is applied, are presented in congruence with the hedged item. The effective portion of the unrealised changes in the fair value of derivatives designated and qualifying as cash flow hedges are recognised in the hedge reserve in equity. The ineffective portion is immediately recognised in profit or loss in finance income or expense.

The cumulative gain or loss in equity on derivative instruments related to commercial items is recognised in profit or loss as an adjustment to purchases or sales simultaneously with the hedged item in the period in which the hedged item affects profit or loss. Realised gain or loss on electricity derivatives is included in operating result in electricity procurement expenses. When a hedging instrument designated as a cash flow hedge expires, is sold or no longer meets the criteria of hedge accounting, the gain or loss accumulated in equity is recognised through profit or loss either as an adjustment to purchases or sales when hedging is effective or as finance income or expense when hedge accounting criteria is not met.

Research and development expenditure
Research and development expenditure is recognised as an annual expense as incurred.

Financial securities
Financial securities are recognised at acquisition cost or lower.

Receivables
Receivables are measured at acquisition cost or probable value, if lower.

Sale oftrade receivables
The sold receivables are derecognised when the receivable has been sold and the sales price for it has been received. The related costs are recognised in other financial expenses.

Non-current financial liabilities
Non-current financial liabilities are recognised at acquisition cost.

Income taxes
Income taxes in the income statement include taxes calculated for the financial year based on Finnish tax legislation, adjustments to taxes in previous financial years and the change in deferred taxes.

Foreign currency denominateditems
Foreign currency denominated receivables and liabilities are translated to Finnish currency at the rates of the closing date of the reporting period.

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1. NETSALES

EUR million	2019	2018
Net sales by business areas		
Alcohol beverages	105.0	100.7
Industrial services	103.4	102.8
Other	0.3	1.8
TOTAL	**208.7**	**205.3**
Net sales by geographic areas		
Finland	157.0	154.9
Europe	50.3	49.3
Rest of the world	1.4	1.0
TOTAL	**208.7**	**205.3**

2. OTHER OPERATING INCOME

EUR million	2019	2018
Rental income	1.1	1.0
Income from energy sales	3.4	3.4
Proceeds from disposal of non-current assets	0.0	0.5
Service income	11.6	13.3
Other income	2.4	1.8
TOTAL	**18.4**	**20.0**

3. NOTES RELATED TO PERSONNEL

EUR million	2019	2018
Wages and salaries	22.5	23.8
Pension expenses	6.0	5.8
Other social expenses	0.7	0.9
TOTAL	**29.2**	**30.6**

EUR million	2019	2018
Fringe benefits (taxable value)	0.7	0.7

The average number of personnel during the reporting period	2019	2018
Workers	210	209
Clerical employees	208	218
TOTAL	**418**	**427**

Management remuneration, EUR million	2019	2018
CEO	0.3	0.6
Board members	0.3	0.3

Pension commitments of the Board and CEO

The retirement age of the CEO of the company is 63 years.

4. OTHER OPERATING EXPENSES

EUR million	2019	2018
Rental expenses	2.0	2.2
Marketing expenses	5.9	6.2
Energy expenses	7.2	7.2
Travel and representation expenses	1.1	1.3
Repair and maintenance expenses	6.0	6.2
IT expenses	5.6	6.4
Outsourcing services	5.4	6.8
Variable sales expenses	5.5	5.7
Other expenses	7.4	8.6
TOTAL	**46.2**	**50.5**
Auditor's fees		
Audit fees	0.2	0.1
Tax consultation	0.0	0.0
Other fees	0.2	0.5
TOTAL	**0.4**	**0.6**

Environmental expenses

The company's environmental expenses did not have a significant impact on the profit for the period and on the financial position.

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5. FINANCE INCOME AND EXPENSES

EUR million	2019	2018
Dividend income		
From Group companies	27.7	6.7
From participating interest undertakings	0.9	0.9
From others	-	0.1
Total dividend income	**28.6**	**7.8**
Interest income		
From Group companies	0.3	0.4
From others	0.2	0.1
Total interest income	**0.5**	**0.4**
Other finance income		
From others	2.7	3.3
Total other finance income	**2.7**	**3.3**
TOTAL FINANCE INCOME	**31.9**	**11.5**
Interest expenses		
To Group companies	0.2	0.1
To others	1.4	1.6
Total interest expenses	**1.6**	**1.7**
Other finance expenses		
To others	3.3	3.8
Total other finance expenses	**3.3**	**3.8**
TOTAL FINANCE EXPENSE	**4.9**	**5.5**
TOTAL FINANCE INCOME AND EXPENSES	**26.9**	**6.0**
The following items are included in finance items of the income statement from fair value hedges:		
Other finance income		
Fair value changes of derivatives	-0.0	0.1

6. APPROPRIATIONS

EUR million	2019	2018
Difference between depreciations according to plan and depreciations made in taxation:		
Intangible rights	0.1	-0.3
Other intangible assets	-	-0.0
Buildings and structures	0.8	0.7
Machinery and equipment	0.2	0.6
Other tangible assets	-0.0	-0.0
TOTAL	**1.1**	**1.0**

7. INCOME TAX EXPENSE

EUR million	2019	2018
Income taxes from current period	-2.4	-1.7
Income taxes from previous periods	0.1	-0.1
Change in deferred tax assets	-0.1	0.1
TOTAL	**-2.5**	**-1.7**

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8. SPECIFICATION OF NON-CURRENT ASSETS

EUR million	2019	2018
Intangible assets		
Intangible rights		
Acquisition cost at 1 January	32.7	30.1
Additions	0.1	0.9
Disposals	-	-0.0
Transfers between items	1.5	1.7
Acquisition cost at 31 December	**34.3**	**32.7**
Accumulated amortisation at 1 January	-20.7	-17.5
Accumulated amortisation on disposals and transfers	-	0.0
Amortisation for the period	-3.7	-3.2
Accumulated amortisation at 31 December	-24.3	-20.7
CARRYING AMOUNT AT 31 DECEMBER	**10.0**	**12.0**
Goodwill		
Acquisition cost at 1 January	17.6	17.6
Acquisition cost at 31 December	**17.6**	**17.6**
Accumulated amortisation at 1 January	-17.6	-17.6
Accumulated amortisation at 31 December	-17.6	-17.6
CARRYING AMOUNT AT 31 DECEMBER	**-**	**-**
Other intangible assets		
Acquisition cost at 1 January	24.3	24.3
Additions	-	0.0
Acquisition cost at 31 December	**24.3**	**24.3**
Accumulated amortisation at 1 January	-16.6	-15.0
Amortisation for the period	-1.6	-1.6
Accumulated amortisation at 31 December	-18.2	-16.6
CARRYING AMOUNT AT 31 DECEMBER	**6.2**	**7.7**
Prepayments in intangible assets		
Acquisition cost at 1 January	1.7	2.8
Additions	1.8	0.6
Transfers between items	-1.5	-1.7
CARRYING AMOUNT AT 31 DECEMBER	**2.0**	**1.7**

EUR million	2019	2018
Tangible assets		
Land and water areas		
Acquisition cost at 1 January	2.4	2.5
Disposals	-	-0.0
CARRYING AMOUNT AT 31 DECEMBER	**2.4**	**2.4**
Buildings and structures		
Acquisition cost at 1 January	95.9	94.8
Additions	1.1	1.0
Transfers between items	0.7	0.6
Disposals	-	-0.5
Acquisition cost at 31 December	**97.8**	**95.9**
Accumulated depreciation at 1 January	-74.0	-71.8
Accumulated depreciation on disposals and transfers	-	0.5
Depreciation for the period	-2.7	-2.7
Accumulated depreciation at 31 December	-76.8	-74.0
CARRYING AMOUNT AT 31 DECEMBER	**21.0**	**21.9**
Machinery and equipment		
Acquisition cost at 1 January	116.2	110.1
Additions	1.3	3.0
Disposals	-0.0	-1.0
Transfers between items	0.8	4.0
Acquisition cost at 31 December	**118.3**	**116.2**
Accumulated depreciation at 1 January	-88.4	-85.1
Accumulated depreciation on disposals and transfers	0.0	0.8
Depreciation for the period	-3.8	-4.1
Accumulated depreciation at 31 December	-92.2	-88.4
CARRYING AMOUNT AT 31 DECEMBER	**26.1**	**27.8**
Other tangible assets		
Acquisition cost at 1 January	0.5	0.5
Acquisition cost at 31 December	0.5	0.5
CARRYING AMOUNT AT 31 DECEMBER	**0.5**	**0.5**
Prepayments and assets under construction		
Acquisition cost at 1 January	1.5	4.7
Additions	1.5	1.5
Transfers between items	-1.5	-4.7
CARRYING AMOUNT AT 31 DECEMBER	**1.5**	**1.5**
CARRYING AMOUNT OF MACHINERY AND EQUIPMENT USED IN PRODUCTION AT 31 DECEMBER	**25.6**	**27.1**

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EUR million	2019	2018
Investments		
Holdings in Group companies		
Acquisition cost at 1 January	358.3	358.3
Additions	103.2	-
Disposals	-103.2	-
Acquisition cost at 31 December	**358.3**	**358.3**
Accumulated impairment at 1 January	-151.5	-151.5
Accumulated impairment at 31 December	-151.5	-151.5
CARRYING AMOUNT AT 31 DECEMBER	**206.8**	**206.8**
Participating interests		
Acquisition cost at 1 January	8.0	8.0
Additions	0.2	-
CARRYING AMOUNT AT 31 DECEMBER	**8.2**	**8.0**
Other shares and investments		
Acquisition cost at 1 January	0.8	0.8
CARRYING AMOUNT AT 31 DECEMBER	**0.8**	**0.8**

9. INVENTORY

There is no significant difference between the repurchase price and cost of inventories.

10. NON-CURRENT RECEIVABLES

EUR million	2019	2018
Receivables from Group companies		
Loan receivables	14.8	15.8
Deferred tax assets		
Recognised in hedge reserve	0.2	-
Provisions	-	0.1
Fixed assets deferred depreciations	0.4	0.4
Deferred tax assets total	0.6	0.5
TOTAL NON-CURRENT RECEIVABLES	**15.4**	**16.3**

11. CURRENT RECEIVABLES

EUR million	2019	2018
Receivables from Group companies		
Trade receivables	3.2	3.0
Loan receivables*	103.2	-
Cash Pool receivables	0.5	0.4
Other receivables	4.6	4.8
Derivatives	0.2	0.1
Accrued income and prepaid expenses	1.4	3.9
Total	**113.0**	**12.2**
Receivables from participating interest undertakings		
Trade receivables	0.1	0.1
Total	**0.1**	**0.1**
Receivables from others		
Trade receivables **	26.7	25.3
Other receivables	0.0	0.0
Accrued income and prepaid expenses	3.2	3.6
Total	**29.9**	**29.0**
TOTAL CURRENT RECEIVABLES	**143.1**	**41.3**

Accrued income and prepaid expenses		
Significant items in accrued income and prepaid expenses:		
Derivatives	0.4	1.6
Taxes	-	0.6
Others	2.9	1.5
Total	**3.2**	**3.6**

* relates to Group internal structural changes
** Does not include the sold trade receivables

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12. DISCLOSURES ON FAIRVALUES (DERIVATIVES)

	2019			2018		
EUR million	Fairvalue 31 Dec	Changes in the fair value recognised in the incomestatement	Changes in the fair value recognised in fair value reserve	Fairvalue 31 Dec	Changes in the fair value recognised in the incomestatement	Changes in the fair value recognised in fair value reserve
Derivative instruments						
Interest rate derivatives (level 2)	-1.2	-	-1.2	-1.3	-	-1.3
Foreign exchange derivatives (level 2)	-0.2	-0.0	-0.2	0.1	0.1	-0.0
Commodity derivatives (level 2)	0.3	-	0.3	1.3	-	1.3
TOTAL	**-1.1**	**-0.0**	**-1.1**	**0.1**	**0.1**	**0.0**

13. EQUITY

EUR million	2019	2018
Restricted equity		
Share capital at 1 January	60.5	60.5
Share capital at 31 December	**60.5**	**60.5**
Hedge reserve at 1 January	0.0	-0.4
Additions anddisposals	-0.9	0.4
Hedge reserve at 31 December	**-0.9**	**0.0**
Total restricted equity	**59.6**	**60.5**
Unrestricted equity		
Invested unrestricted equity fund	1.2	1.2
Retained earnings at 1 January	70.9	56.8
Distribution of dividends	-13.7	-
Profit for the period	38.6	14.1
Total unrestricted equity	**96.9**	**72.1**
TOTAL EQUITY	**156.6**	**132.6**
Distributable unrestricted equity		
Calculation of distributable equity		
Invested unrestricted equity fund	1.2	1.2
Retained earnings	70.9	56.8
Distribution of dividends	-13.7	-
Profit for the period	38.6	14.1
TOTAL DISTRIBUTABLE UNRESTRICTED EQUITY	**96.9**	**72.1**
Company's share capital:		
Number of shares outstanding at the end of the period	36 140 485	36 140 485

14. APPROPRIATIONS

EUR million	2019	2018
Depreciation difference		
Intangible rights	2.6	2.7
Otherintangible assets	0.1	0.1
Buildings andstructures	2.7	3.5
Machinery and equipment	15.1	15.3
Othertangible assets	-0.0	-0.0
TOTAL	**20.5**	**21.6**

15. LIABILITIES

EUR million	2019	2018
Non-current		
Loans from financial institutions	65.0	70.0
Loans from pension institutions	11.3	12.8
Liabilities to Group companies	2.0	1.8
Deferredtax liabilities	-	0.0
Other liabilities	4.9	4.9
TOTAL	**83.2**	**89.5**

16. LIABILITIES TO GROUP COMPANIES EUR million 2019 2018 Trade payables 0.7 1.3 Liabilities to Group companies* 103.2 29.3 Cash Pool liabilities 102.1 84.3 Derivative instruments 0.0 0.1 Other accrued expenses 2.4 2.8 TOTAL 208.4 117.7 * relates to Group internal structural changes 17. ACCRUED EXPENSES AND DEFERRED INCOME EUR million 2019 2018 Significant items under accrued expenses: Holiday pay and other wages and salaries 5.1 5.4 Contract discount 0.7 0.5 Procurement expenses and other accrued expenses 9.6 7.9 Taxes 0.8 - Derivative instruments 1.7 1.5 TOTAL 17.8 15.3 18. COLLATERALS AND COMMITMENTS EUR million 2019 Collaterals given on behalf of the Group companies Mortgages 18.5 Guarantees 5.9 TOTAL COLLATERALS 24.4 Commitments and other contingencies Operating and finance lease obligations Not later than one year Later than one year 0.6 0.7 Total 1.2 Lease obligations Not later than one year 0.6 Later than one year 0.8 Total 1.5 Other obligations Not later than one year 5.1 Total 5.1 TOTAL COMMITMENTS 7.8 BOARD REPO R T BUSINESS O VERVIEW SUSTAINABILITY CORPORATE G O VERNANCE FINANCIAL S T A TEMENTS 185 ANN U AL REPORT 2019

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VAT liability for real estate investments

The company is liable to review VAT deductions made for real estate investments completed in 2011–2019 if the use subject to VAT decreases during the review period. The maximum liability is EUR 1.3 million and the last year to review is 2028.

Derivative contracts EUR million	2019	2018
Electricity derivatives		
Fair value	0.3	1.3
Nominal value	1.3	1.9
Amount (TWh)	0.1	0.1
Parent company's external forward exchange contracts		
Fair value	-0.4	0.1
Nominal value	28.3	64.6
Parent company's internal forward exchange contracts		
Fair value	0.2	0.0
Nominal value	13.8	18.9
Interest rate derivatives		
Fair value	-1.2	-1.3
Nominal value	20.0	20.0

Emission allowances (kilotons)	2019	2018
Emission allowances received	26.4	26.9
Excess emission allowances from the previous year	30.6	45.6
Adjustments related to prior year's estimates	-0.0	0.0
Sold emission allowances	-33.0	-20.0
Realised emissions	-20.0	-21.9
EMISSION ALLOWANCES AT 31 DECEMBER	**4.0**	**30.6**
Fair value of the remaining emission allowances, EUR million	0.1	0.7

The received emission allowances and the realised emission of the year 2019 are estimates which will be adjusted during spring 2020 if necessary. Altia continues to operate within the emission trading system for the trading period 2013-2020.

19. RELATED PARTY TRANSACTIONS

Related party transactions are carried out at market value. More information about related party transactions is presented in Group Note 6.3. Management remuneration is presented in Altia Plc Note 3.

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Board of Directors' proposal for the distribution of profits

According to the balance sheet at 31 December 2019, Altia Plc's distributable earnings amount to EUR 96,936,528.11 including profit for the period of EUR 38,585,786.54.

There have been no significant changes to the parent company's financial position at the end of the financial year.

The Board of Directors proposes to the Annual General Meeting that a dividend of EUR 0.42 per share be paid for the financial year 2019.

Signatures to the Board of Directors' Report and to the financial statements

Helsinki, 12 February 2020

Sanna Suvanto-Harsaae
Chairman

Anette Rosengren | Kim Henriksson | Tiina Lencioni

Torsten Steenholt | Kai Telanne | Jukka Ohtola

Pekka Tennilä
CEO

The Auditors' Note

An auditor´s report concerning the performed audit has been given to date.

Helsinki, 12 February 2020

PricewaterhouseCoopers Oy
Authorised Public Accountants

Ylva Eriksson
Authorised PublicAccountant

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Auditor's Report (Translation of the Finnish Original)

To the Annual General Meeting of Altia Oyj

Report on the Audit of the Financial Statements

Opinion

In our opinion

- the consolidated financial statements give a true and fair view of the group's financial position and financial performance and cash flows in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU
- the financial statements give a true and fair view of the parent company's financial performance and financial position in accordance with the laws and regulations governing the preparation of the financial statements in Finland and comply with statutory requirements.

Our opinion is consistent with the additional report to the Audit Committee.

What we have audited

We have audited the financial statements of Altia Oyj (business identity code 1505555-7) for the year ended 31 December 2019. The financial statements comprise:

- the consolidated balance sheet, income statement, statement of comprehensive income, statement of changes in equity, statement of cash flows and notes, including a summary of significant accounting policies
- the parent company's balance sheet, income statement, statement of cash flows and notes.

Basis for Opinion

We conducted our audit in accordance with good auditing practice in Finland. Our responsibilities under good auditing practice are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the parent company and of the group companies in accordance with the ethical requirements that are applicable in Finland and are relevant to our audit, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

To the best of our knowledge and belief, the non-audit services that we have provided to the parent company and to the group companies are in accordance with the applicable law and regulations in Finland and we have not provided non-audit services that are prohibited under Article 5(1) of Regulation (EU) No 537/2014. The non-audit services that we have provided are disclosed in note 1.6 to the Financial Statements.


MATERIALITY
GROUP SCOPING
KEY AUDIT MATTERS

Our Audit Approach

Overview

MATERIALITY

- Overall group materiality: € 3.5 million

GROUP SCOPING

- The group audit included the parent company and all significant subsidiaries covering the vast majority of net sales, assets and liabilities.

KEY AUDIT MATTERS

- Revenue recognition
- Valuation of inventories

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As part of designing our audit, we determined materiality and assessed the risks of material misstatement in the financial statements. In particular, we considered where management made subjective judgements; for example, in respect of significant accounting estimates that involved making assumptions and considering future events that are inherently uncertain.

Materiality

The scope of our audit was influenced by our application of materiality. An audit is designed to obtain reasonable assurance whether the financial statements are free from material misstatement. Misstatements may arise due to fraud or error. They are considered material if individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

Based on our professional judgement, we determined certain quantitative thresholds for materiality, including the overall group materiality for the consolidated financial statements as set out in the table below. These, together with qualitative considerations, helped us to determine the scope of our audit and the nature, timing and extent of our audit procedures and to evaluate the effect of misstatements on the financial statements as a whole.

Overall group materiality	€ 3.5 million
How we determined it	1% of net sales
Rationale for the materiality benchmark applied	The group's result has been volatile over the last few years and the profitability has been impacted e.g. by fluctuations in barley prices. Therefore, we chose net sales as the benchmark because it provides a consistent year-on-year basis for determining materiality. In addition, it is a benchmark against which the performance of the group is commonly measured by users. We used 1 %of net sales, which is within the range of acceptable quantitative materiality thresholds in auditing standards.

How we tailored our group audit scope

We tailored the scope of our audit, taking into account the structure of the group, the accounting processes and controls, and the size, complexity and risks of individual subsidiaries. Altia Group has operations in the Nordic countries, Baltics and France. The main accounting areas for subsidiaries in the Nordic countries are handled centrally in Finland.

We performed group audit procedures on all significant account balances covering the vast majority of the group's net sales, assets and liabilities. In addition, we performed analytical procedures at group level of the remaining balances.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

As in all of our audits, we also addressed the risk of management override of internal controls, including among other matters consideration of whether there was evidence of bias that represented a risk of material misstatement due to fraud.

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Key audit matter in the audit of the group	How our audit addressed the key audit matter
Revenue recognition Refer to note 1.1 in the consolidated financial statements Altia's revenue flows are generated by the sale of own products and partner brands, contract manufacturing and sale of industrial products. The transaction price may include variable considerations such as volume discounts, bonuses, marketing support and product returns. Due to a variety of contractual terms, the calculation of period's variable components is a complex accounting area that include management judgement. We have accordingly considered the risk that revenue is not recorded in the correct period to be a key audit matter.	Our audit procedures included e.g. the following: • We gained an understanding of the nature of the revenue flows and different contractual terms used. • We compared the accounting treatment of a sample of sales transactions and variable consideration to the terms of underlying contracts. • We assessed the Group's accounting policies over revenue recognition. • We tested a sample of sales transactions against incoming cash. • We tested a sample of sales invoices recorded in December 2019 and January 2020 to evaluate that revenue had been recognised in the right period. • For selected revenue and accounts receivable balances we obtained customer confirmations.

Key audit matter in the audit of the group	How our audit addressed the key audit matter
Valuation of inventory Refer to note 2.4 in the consolidated financial statements Inventory forms a significant part of the Group's assets, amounting to EUR 92,0 million as of 31 December 2019. Inventories are measured at the lower of cost and net realisable value. Self-manufactured products are measured at standard prices or weighted average cost. Fixed production costs are allocated to the cost of own production. Management exercises judgement and applies assumptions when estimating the need for an obsolescence provision. This includes identification of slow moving and seasonal products, changes in product portfolio and consideration of sales forecasts. Given the factors described above, we have considered valuation of inventory to be a key audit matter.	Our audit procedures included e.g. the following: • We gained an understanding of the controls established in relation to inventory valuation. • We assessed the adequacy of the obsolescence provision and checked adherence to the Group's accounting policy. • We tested, on a sample basis, the accuracy of cost for self-manufactured products by comparing the actual production costs to market and other price data. • We tested a sample of inventory items to confirm whether they are held at the lower of cost and net realisable value, through comparison to vendor invoices and sales prices. • For a sample of warehouses, we attended the physical stock-take counting or reconciled third party confirmations with the accounting records.

We have no key audit matters to report with respect to our audit of the parent company financial statements.
There are no significant risks of material misstatement referred to in Article 10(2c) of Regulation (EU) No 537/2014 with respect to the consolidated financial statements or the parent company financial statements.

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Responsibilities of the Board of Directors and the Managing Director for the Financial Statements

The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, and of financial statements that give a true and fair view in accordance with the laws and regulations governing the preparation of financial statements in Finland and comply with statutory requirements. The Board of Directors and the Managing Director are also responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the Board of Directors and the Managing Director are responsible for assessing the parent company's and the group's ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting. The financial statements are prepared using the going concern basis of accounting unless there is an intention to liquidate the parent company or the group or to cease operations, or there is no realistic alternative but to do so.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with good auditing practice will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with good auditing practice, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

- Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the parent company's or the group's internal control.
- Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
- Conclude on the appropriateness of the Board of Directors' and the Managing Director's use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the parent company's or the group's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the parent company or the group to cease to continue as a going concern.
- Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events so that the financial statements give a true and fair view.
- Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current

ALTIA ANNUAL REPORT 2019 BUSINESS OVERVIEW BOARD REPORT SUSTAINABILITY CORPORATE GOVERNANCE FINANCIAL STATEMENTS 192

period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Other Reporting Requirements

Appointment

We were first appointed as auditors by the annual general meeting on 29 March 2016. Our appointment represents a total period of uninterrupted engagement of 4 years.

Other Information

The Board of Directors and the Managing Director are responsible for the other information. The other information comprises the report of the Board of Directors and the information included in the Annual Report, but does not include the financial statements and our auditor's report thereon. We have obtained the report of the Board of Directors prior to the date of this auditor's report and the Annual Report is expected to be made available to us after that date.

Our opinion on the financial statements does not cover the other information.
In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. With respect to the report of the Board of Directors, our responsibility also includes considering whether the report of the Board of Directors has been prepared in accordance with the applicable laws and regulations.

In our opinion

- the information in the report of the Board of Directors is consistent with the information in the financial statements
- the report of the Board of Directors has been prepared in accordance with the applicable laws and regulations.

If, based on the work we have performed on the other information that we obtained prior to the date of this auditor's report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Helsinki 12 February 2020

PricewaterhouseCoopers Oy
Authorised Public Accountants

Ylva Eriksson
Authorised Public Accountant (KHT)

ALTIA PLC P.O. Box 350, FI - 00101 Helsinki, Finland +358 207 013 013 communications@altiagroup.com ww w.altiagroup.com

H1 JANUARY - JUNE 2020 H alf - Year Report

Half - Year Report | January – June | 19 August 2020 | page 2 Strong result in an exceptional market environment January – June 2020 compared to January – June 2019 • Reported net sales decreased by 9.5% to EUR 149.3 (165.0) million • In constant currencies, net sales decreased by 8.4% • The Finland & Exports segment’s net sales were EUR 53.0 (59.6) million • The Scandinavia segment’s net sales were EUR 50.1 (50.7) million; in constant currencies net sales grew by 2.5% • Altia Industrial’s net sales were EUR 46.1 (54.7) million • Comparable EBITDA was EUR 18.8 (13.7) million, 12.6% (8.3%) of net sales • Reported EBITDA was EUR 18.0 (13.5) million, 12.1% (8.2%) of net sales • Net cash flow from operating activities was EUR 10.3 ( - 4.0) million • Net debt / comparable EBITDA (rolling 12 months) was 0.6 (2.0) April – June 2020 compared to April – June 2019 • Reported net sales were EUR 81.0 (91.2) million • In constant currencies, net sales decreased by 10.3% compared to previous year • Comparable EBITDA was EUR 13.2 (9.4) million, 16.3% (10.4%) of net sales • Reported EBITDA was EUR 12.6 (9.2) million, 15.5% (10.1%) of net sales • Guidance remains suspended due to the prolonged uncertainties related to COVID - 19. A new guidance will be provided if the impacts of COVID - 19 on the operating environment and business conditions can be assessed in a reliable manner. This half - year report has been prepared in accordance with the International Financial Reporting Standards (IFRS) and IAS 34 Interim Financial Reporting as approved by the EU. The figures in the report are unaudited. A reconciliation of alternative key ratios to IFRS figures is presented in appendix 1 on page 32. KEY FIGURES Q2 20 Q2 19 H1 20 H1 19 2 0 1 9 Net sales, EUR million 81. 0 91. 2 149. 3 165. 0 359. 6 Comparable EBITDA, EUR million 13. 2 9. 4 18. 8 13. 7 44. 8 % of net sales 16. 3 10. 4 12. 6 8. 3 12. 4 EBITDA, EUR million 12. 6 9. 2 18. 0 13. 5 43. 1 Comparable operating result, EUR million 8. 9 5. 0 9. 9 4. 7 26. 8 % of net sales 10. 9 5. 5 6. 7 2. 9 7. 5 Operating result, EUR million 8. 2 4. 8 9. 2 4. 5 25. 1 Result for the period, EUR million 6. 1 3. 6 7. 5 4. 0 18. 4 Earnings per share, EUR 0.17 0.10 0.21 0.11 0.51 Net cash flow from operating activities, EUR million 25. 7 24. 7 10. 3 - 4. 0 52. 6 Net debt / comparable EBITDA, rolling 12 months 0. 6 2. 0 0. 6 2. 0 0. 6 Average number of personnel 659 705 651 701 682

CEO Pekka Tennilä: “Considering the exceptional conditions, I am proud to say that we are managing the COVID - 19 crisis extremely well, and Altia has shown resilience. During the second quarter of 2020, COVID - 19 impacted our business significantly and it brought uncertainties to our operating environment. We reacted quickly to keep our operations running efficiently and stayed active in the sales channels that remained open, while securing the safety of our employees. At the same time, we made an important contribution to society by meeting the high demand for denatured ethanol for hand sanitisers. To mitigate the impacts of COVID - 19 we implemented remote and part - time work as well as temporary lay - offs and cost savings measures. I want to express my sincere thanks to all our skilled employees for their commitment and hard work during these challenging times. In Q2, the important sales channels – travel retail, on - trade and exports - were closed and our beverage net sales decreased, but not in the extent that we expected in the Q1 report. With consumers shifting purchases to the monopolies, the volume growth in the monopolies has been at an all - time high. Our performance in the monopoly channel has been strong led by double - digit net sales growth in spirits in all monopoly countries. Net sales in the Finland & Exports segment declined due to sales in travel retail, exports and on - trade being close to zero. However, in Finland, sales growth in the monopoly and grocery trade channels, and our focus on revenue management increased total beverage sales and improved profitability. In the Scandinavia segment, the reported net sales decline was driven by lower sales in Denmark due to the new business model and the closing of on - trade. In Sweden, our overall sales grew with strong growth in spirits sales, supported by market share growth in the strategically important gin, rum and liqueur categories. In Norway, performance was strong across all categories and we have continued to gain market share. In Altia Industrial, thanks to a strong commitment by our employees and a clear focus on production continuity, our operations have run without major disruptions during the crisis. In industrial products, our performance was solid, driven by strong ethanol sales partly due to the increased demand for hand sanitisers. On the contract manufacturing side, we have seen a decline in volumes due to COVID - 19. We are, however, extremely pleased about the renewal of the Finlandia Vodka production agreement with Brown - Forman. The renewed agreement runs until 2035 and continues a long - lasting strategic collaboration between Altia and Brown - Forman, which began already in 2000. In the first half of the year, our profitability improved significantly from the previous year and all segments improved in a tough environment. Altia Industrial’s strong result improvement is due to the normalised barley price and the high volumes of technical ethanol. In both consumer segments, strong sales growth in the monopoly channel, revenue management and cost savings measures implemented throughout the organisation have supported positive profitability development. Comparable Group EBITDA improved by 37% or EUR 5.1 million to EUR 18.8 (13.7) million. Altia’s financial position strengthened further during the first six months with a solid positive development of net cash flow from operations. The improvement of EBITDA and the positive development of net working capital contributed to the development and net cash flow from operations totalled EUR 10.3 ( - 4.0) million at the end of the period. Also, the liquidity position of the Group has remained strong throughout the period. Half - Year Report | January – June | 19 August 2020 | page 3

Half - Year Report | January – June | 19 August 2020 | page 4 Altia is a forerunner in sustainability in our industry. For us, sustainability is both a strategic priority and a key success factor in business. In April, our sustainability work was recognised with a Gold Medal in the EcoVadis Corporate Social Responsibility rating. More than 55 000 companies were rated by EcoVadis and Altia was ranked among the top 2%. We got positive feedback for our advanced management system in environmental topics. Preliminary forecasts for the barley harvest have been published and based on these the barley crop this year is likely to be smaller than last year, but in line with the long - term average crop. Guidance for the rest of the year remains suspended due to the prolonged uncertainties related to COVID - 19. New guidance will be provided if the impacts of COVID - 19 on the operating environment and business conditions can be assessed in a reliable manner.”

Half - Year Report | January – June | 19 August 2020 | page 5 Financial review Seasonality Substantial seasonal fluctuations in the consumption of alcoholic beverages impact Altia’s net sales and cash flow. The company typically generates large amounts of its revenue and cash flow during the fourth quarter of the year, and significantly lower amounts during the first quarter. In addition, excise taxes related to the high season at the end of the year are paid in January, resulting in large cash outflows at the beginning of the year. Net sales H1 In January - June, reported net sales decreased by 9.5% to EUR 149.3 (165.0) million. In constant currencies, net sales decreased by 8.4%. The decline in net sales is due to COVID - 19 restrictions which have closed the travel retail, exports and on - trade sales channels, and has significantly impacted contract manufacturing volumes. Furthermore, the normalised barley price and the business model change in Denmark (Q2 2019) have impacted net sales negatively. The impacts of the COVID - 19 restrictions are visible across all beverage categories. Net sales of beverage products in constant currencies decreased by 4.9%. In the monopoly channel, where market volumes have been at an exceptionally high level, Altia’s net sales have grown, mainly driven by double - digit net sales growth in spirits in all three monopolies and solid growth in wine. Partner portfolio changes in Q2 impacted wine sales slightly negatively. The net sales decline in Other beverages is due to partner portfolio changes last year. Q2 In the second quarter, reported net sales decreased by 11.1% to EUR 81.0 (91.2) million. In constant currencies, net sales decreased by 10.3%. In Q2, partner changes in the wine portfolio have impacted wine sales negatively. In addition, the release of a tax provision (EUR 0.5 million) in Q2 2019 impacts year - on - year comparison negatively. NET SALES BY SEGMENT EUR million Q2 20 Q2 19 Change, % H1 20 H1 19 Change, % 2 0 1 9 Finland & Exports 29. 2 34. 7 - 15. 9 53. 0 59. 6 - 11. 2 128. 6 Scandinavia 28. 1 29. 0 - 3. 0 50. 1 50. 7 - 1. 1 120. 7 Altia Industrial 23. 8 27. 5 - 13. 7 46. 1 54. 7 - 15. 6 110. 2 Total 8 1 . 0 9 1 . 2 - 11. 1 1 4 9. 3 1 6 5. 0 - 9. 5 3 5 9. 6

Half - Year Report | January – June | 19 August 2020 | page 6 NET SALES BY PRODUCT CATEGORY EUR million Q2 20 Q2 19 Change, % H1 20 H1 19 Change, % 2 0 1 9 Spirits 28. 8 31. 6 - 9. 0 53. 2 56. 3 - 5. 5 121. 3 Wine 28. 0 30. 9 - 9. 3 48. 8 52. 3 - 6. 7 124. 9 Other beverages 0. 5 1. 2 - 57. 4 1. 2 1. 7 - 29. 4 3. 1 Industrial products and services 23. 8 27. 5 - 13. 7 46. 1 54. 7 - 15. 6 110. 2 Total 8 1 . 0 9 1 . 2 - 11. 1 1 4 9. 3 1 6 5. 0 - 9. 5 3 5 9. 6 Profitability and result for the period H1 In January – June, comparable EBITDA, i.e. EBITDA excluding items affecting comparability (IAC), was EUR 18.8 (13.7) million, which is 12.6% (8.3%) of net sales. In January – June, items affecting comparability totalled EUR - 0.7 ( - 0.2) million and were related to restructuring and costs related to the closed voluntary pension scheme. Reported EBITDA was EUR 18.0 (13.5) million. For the first half of the year, the improvement in comparable EBITDA amounted to EUR 5.1 milllion. The drivers of this solid profitability development are Altia Industrial segment, strong sales and continued focus on revenue management in the monopolies, and Group - wide cost savings. Altia Industrial’s comparable EBITDA improved by EUR 3.8 million to EUR 7.1 (3.3) million. The normalised barley price and the strong demand for technical ethanol have fully offset the negative impact from lower contract manufacturing volumes. Due to COVID - 19 restrictions the activity level has been low in travel retail, exports and on - trade. However, despite the negative impact due to the restrictions, profitablity has improved in both consumer segments. In the Finland & Exports segment, comparable EBITDA improved by EUR 0.1 million to EUR 8.3 (8.2) million. Strong sales development in the monopoly channel, revenue management and the implemented cost savings measures have offset the significant profit shortfall from travel retail, exports and on - trade. In the Baltics, sales and profit development was positive. In the Scandinavia segment, comparable EBITDA improved by EUR 1.1 million to EUR 2.8 (1.7) million. The solid sales to the monopolies, revenue management and the implemented cost savings measures have compensated for the shortfall in on - trade. Further, in the Scandinavia segment, the comparable EBITDA was impacted negatively by the development of the exchange rates, especially the Norwegian krona. The release of a tax provision (EUR 0.5 million) in Q2 2019 impacts year - on - year comparison negatively. COMPARABLE EBITDA BY SEGMENT EUR million Q2 20 Q2 19 H1 20 H1 19 2 0 1 9 Finland & Exports 5. 5 5. 3 8. 3 8. 2 20. 6 Scandinavia 2. 9 2. 0 2. 8 1. 7 12. 1 Altia Industrial 4. 9 2. 3 7. 1 3. 3 11. 4 Other - 0. 1 - 0. 2 0. 6 0. 5 0. 7 Total 1 3 . 2 9 . 4 1 8 . 8 1 3 . 7 4 4 . 8 % net sales 16. 3 10. 4 12. 6 8. 3 12. 4

ALTIA

ITEMS AFFECTING COMPARABILITY

EUR million	Q2 20	Q2 19	H1 20	H1 19	2019
Comparable EBITDA	13.2	9.4	18.8	13.7	44.8
Net gains or losses from business and assets disposals	–	-0.1	–	-0.1	0.1
Costs for closure of business operations and restructurings	-0.2	-0.1	-0.3	-0.1	-0.2
Major corporate projects					
Costs related to the closed voluntary pension scheme	-0.5	–	-0.5	–	-1.6
Total items affecting comparability	-0.7	-0.2	-0.7	-0.2	-1.7
EBITDA	12.6	9.2	18.0	13.5	43.1

Items affecting comparability are presented in appendix 1 on page 32.

In January-June, other operating income amounted to EUR 2.9 (3.9) million, including proceeds of sales of fixed assets of EUR 0.0 (0.0) million; income from the sales of emission allowances of EUR 0.0 (0.5) million; income from the sales of mainly steam, energy and water of EUR 1.6 (1.6) million; and rental income of EUR 0.7 (0.7) million.

Employee benefit expenses totalled EUR 23.0 (23.1) million, including EUR 17.6 (17.9) million in wages and salaries. Accruals for short-term incentives are not included in the H1 2019 numbers.

Other operating expenses amounted to EUR 27.1 (32.9) million.

Net financial expenses amounted to EUR 1.0 (1.1) million. The share of profit in associates and joint ventures and income from interests in joint operations totalled EUR 1.1 (1.2) million.

Taxes for the first six months were EUR 1.9 (0.7) million which corresponds to an effective tax rate of 20.0% (15.4%).

The result for the period amounted to EUR 7.5 (4.0) million, and earnings per share were EUR 0.21 (0.11).

Q2

In the second quarter, comparable EBITDA was EUR 13.2 (9.4) million, 16.3% (10.4%) of net sales. Items affecting comparability totalled EUR -0.7 (-0.2) million. Reported EBITDA was EUR 12.6 (9.2) million.

Cash flow, balance sheet and investments

H1

In January-June, net cash flow from operations totalled EUR 10.3 (-4.0) million. The strong development in net cash flow from operations was driven by the improved EBITDA and the positive development in net working capital. All working capital items developed positively. The receivables sold amounted to EUR 67.1 (61.0) million at the end of the period. The increase in sold receivables relates to the increased receivables from the monopolies due to higher sales in the monopoly channels in Sweden and Finland together with calendar effect.

At the end of the reporting period, the Group's net debt amounted to EUR 29.9 (81.3) million. Cash and cash equivalents amounted to EUR 101.2 (27.7) million while the interest-bearing debt amounted to EUR 131.1 (109.0) million. Gearing ratio at the end of the reporting period was 20.0% (59.1%) while the equity ratio was 34.9% (35.5%). The reported net debt to comparable EBITDA was 0.6 (2.0) times. Altia Group's liquidity position has been strong throughout the period due to the positive development of operational cash flow and due to the actions to secure liquidity during the pandemic by issuing commercial papers.

The Group has a revolving credit facility of EUR 60.0 (60.0) million, of which EUR 0.0 (0.0) million was in use at the end of the reporting period. The nominal value of commercial papers issued amounted to EUR 45.0 (14.0) million at the end of the reporting period.

Half-Year Report | January-June | 19 August 2020 | page 7

Half - Year Report | January – June | 19 August 2020 | page 8 The total in the consolidated balance sheet was EUR 428 . 9 ( 387 . 7 ) million at the end of the period . The growth of the total balance sheet is related to the excess cash position maintained by the Group following commercial paper issues and a strong operational cash flow . In January – June, gross capital expenditure totalled EUR 2 . 5 ( 3 . 2 ) million . Capital expenditure was related to production process investments at Rajamäki and a number of smaller improvement and maintenance investments at the Rajamäki and Koskenkorva plants have been carried out . Q 2 In the second quarter, net cash flow from operations totalled EUR 25 . 7 ( 24 . 7 ) million . BALANCE SHEET KEY FIGURES H1 20 H1 19 2 0 1 9 Reported net debt / comparable EBITDA 0. 6 2. 0 0. 6 Borrowings, EUR million 121. 8 97. 3 82. 6 Net debt, EUR million 29. 9 81. 3 28. 9 Equity ratio, % 34. 9 35. 5 37. 8 Gearing, % 20. 0 59. 1 19. 1 Capital expenditure, EUR million - 2. 5 - 3. 2 - 6. 8 Total assets, EUR million 428. 9 387. 7 400. 2 Impacts of COVID - 19 The restrictions and instructions from governments and health authorities have a significant impact on Altia’s operating environment. The visibility for the rest of the year continues to be poor and forecasting is difficult. Uncertainty in the economy remains at a high level and the risk of an economic slowdown is high. COVID - 19 key impacts and uncertainties are described below. Consumer beverages (Finland & Exports and Scandinavia segments) • Sales to the monopolies and the grocery trade are affected by the recovery of travel retail and on - trade channels. • Despite consumers shifting purchases of alcoholic beverages to monopolies and the exceptionally high monopoly volumes, the sales to monopolies will not compensate the shortfall coming from travel retail, exports and on - trade. • A possible second wave of COVID - 19 could impact consumer behaviour. • The recovery of travel retail, exports and on - trade depends on the level and extent of governmental restrictions and recommendations on travelling, movement and social distancing. • The pace of recovery is difficult to estimate. It is affected by changes in consumer behaviour and expected to vary across sales channels: on - trade channels could be expected to recover faster than travel retail. • Uncertainty in the sales to the monopoly channel is related to 1) the monopoly channel remaining open and continuing normal operations which could be dependent on for example the health of the monopolies’ personnel and political decision - making, and to 2) Altia’s ability to deliver products. Altia Industrial • Uncertainty is high both in industrial products and services. The demand for starch has slightly weakened due to the soft paper industry market. The stable development of feed component volumes are expected to continue. The demand for technical ethanol is expected to remain at a higher level than in the previous year. Volumes in industrial services are expected to be negatively impacted by COVID - 19. • Uncertainty in Altia’s ability to deliver to the open sales channels (monopolies and grocery trade) relates to the availability of products and raw materials such as bulk wine, partner goods and dry goods. • Uncertainty in production is related to the health and safety of Altia’s employees and the availability of machinery spare parts and maintenance workforce.

Half - Year Report | January – June | 19 August 2020 | page 9 Measures to adjust cost structure • Close follow - up of sales and profitability development continues, and additional cost savings actions are implemented when necessary. Group financial position • The strict focus on net working capital management will continue in the upcoming quarters together with other liquidity securing actions. • Due to the COVID - 19 uncertainties, Altia has assessed the impact of the pandemic on its financial position and has considered the values of assets and liabilities that include critical accounting estimates and require management judgement. Based on this assessment, Altia has not identified any indication of goodwill impairment. • The credit risk of trade receivables and the amount of bad debt provision has been analysed at the end of reporting period with the conclusion being there is sufficient provision in place.

Half - Year Report | January – June | 19 August 2020 | page 10 Market development in January – June The exceptionally high market volumes in the Nordic monopolies are related to COVID - 19 restrictions and consumers shifting purchases from travel retail and on - trade to the monopolies. In January - June, the market volumes in the Nordic monopolies grew in total by 15.6%. Spirits grew by 15.7% and wine by 15.6%. DEVELOPMENT OF WINE AND SPIRITS SALES VOLUMES IN THE NORDIC RETAIL MONOPOLIES % change compared to previous year Q2 20 Q2 19 H1 20 H1 19 2 0 1 9 Nordics, total sales volumes +2 0 . 9 +2 . 4 +1 5 .6 - 1.3 +0 . 1 Spirits +23. 3 +4. 8 +15. 7 0.0 +1. 0 Wine +20. 6 +2. 0 +15. 6 - 1.5 +0. 0 Finland, total sales volumes +2 1 .5 +0 . 8 +1 4 . 6 - 2.9 - 2. 6 Spirits +16. 3 +0. 3 +10. 1 - 2.4 - 2. 0 Wine +23. 3 +1. 0 +16. 4 - 3.1 - 2. 8 Sweden, total sales volumes +1 2 . 2 +2 . 3 +1 0 .0 - 0.7 +1 . 0 Spirits +24. 1 +7. 9 +17. 4 +2.3 +3. 9 Wine +11. 1 +1. 8 +9. 3 - 1.0 +0. 7 Norway, total sales volumes +4 5 . 7 +4 . 0 +3 2 . 7 - 1.6 +0 . 4 Spirits +34. 4 +7. 7 +23. 1 +0.3 +1. 6 Wine +47. 4 +3. 5 +34. 2 - 1.9 +0. 2 Source: Based on sales volumes by litre published by Alko, Systembolaget, Vinmonopolet. Finland In January – June, the Finnish retail monopoly’s spirits and wine sales volumes were up by 14.6% compared with the same period last year. Spirits category grew by 10.1%. The high growth categories were whiskies, rum and gin. The wine category grew by 16.4%. The large red and white wine categories grew by 17.3% and 19.0% respectively. Rosé wines grew by 46.5%. Sweden In January – June, the Swedish retail monopoly’s spirits and wine volumes were up by 10.0% compared with the same period last year. The spirits category grew by 17.4%. The high growth categories were whiskies, gin, rum and bitters. The wine category grew by 9.3%. The large red and white wine categories grew by 7.0% and 9.8% respectively. Rosé wines grew by 22.7%. Norway In January – June, the Norwegian retail monopoly’s spirits and wine volumes were up by 32.7% compared with the same period last year. The spirits category grew by 23.1%. The high growth categories were aquavit, gin, rum and whiskies. The wine category grew by 34.2% with all categories show exceptional growth rates.

Business Review Finland & Exports The Finland & Exports segment comprises the import, sale and marketing of wines, spirits and other beverages in Finland and the Baltics, as well as exports and travel retail. Q2 20 Q2 19 Change, % H1 20 H1 19 Change, % 2 0 1 9 Net sales, EUR million 29. 2 34. 7 - 15. 9 53. 0 59. 6 - 11. 2 128. 6 Comparable EBITDA, EUR million 5. 5 5. 3 4. 4 8. 3 8. 2 0. 6 20. 6 Comparable EBITDA, % of net sales 18. 9 15.2 15. 6 13. 8 16. 0 Average number of personnel 91 90 90 93 89 EUR million Q2 20 Q2 19 Change, % H1 20 H1 19 Change, % 2 0 1 9 Spirits 15. 7 19. 2 - 18. 2 30. 5 34. 6 - 11. 8 75. 1 Wine 13. 1 15. 2 - 13. 7 21. 9 24. 6 - 11. 0 52. 5 Other beverages 0. 4 0. 3 18. 5 0. 6 0. 4 50. 0 1. 0 Total 2 9 . 2 3 4 . 7 - 15. 9 5 3 . 0 5 9 . 6 - 11. 2 1 2 8. 6 Net sales In January – June, net sales in the Finland & Exports segment were EUR 53.0 (59.6) million, down by 11.2% from the previous year. The decline is due to the sales drop in travel retail, exports and on - trade following COVID - 19 restrictions issued in March. Altia’s net sales in the monopoly channel grew as consumers shifted purchases to the monopoly. Net sales growth in the monopoly was driven mainly by the double - digit net sales growth in spirits and bag - in - box wines. Partner portfolio changes in Q2 impacted wine sales slightly negatively. Net sales in the grocery trade channel grew slightly. In the Baltics, domestic grocery trade continued a stable positive development. In the second quarter net sales were EUR 29.2 (34.7) million, down by 15.9% from the previous year. The gradual lifting of COVID - 19 restrictions in Finland started in June, but the recovery of the affected sales channels was slow. In Q2, partner changes in the wine portfolio has impacted wine sales negatively. In addition, the release of a tax provision (EUR 0.5 million) in Q2 2019 impacts year - on - year comparison negatively. Comparable EBITDA In January – June, comparable EBITDA was EUR 8.3 (8.2) million, 15.6% (13.8%) of net sales. The positive channel mix, revenue management and the implemented cost savings measures have offset the negative impact of lost volumes in travel retail, exports and on - trade. In the second quarter, comparable EBITDA was EUR 5.5 (5.3) million, 18.9% (15.2%) of net sales. The release of a tax provision (EUR 0.5 million) in Q2 2019 impacts year - on - year comparison negatively. Business events Altia has partnered with Underberg to enter the German market with Koskenkorva Vodka and O.P. Anderson Aquavit. The long - term partnership includes the sales, marketing and distribution of Koskenkorva Vodka Original and O.P. Anderson Original Aquavit. Altia has launched several new innovations in Finland during the period. The Koskenkorva Vodka brand was extended with Koskenkorva 7 Botanicals, Koskenkorva Lemon and Koskenkorva Mojito. Further, Koskenkorva Green, the first organic ready - to - drink product in the Koskenkorva RTD offering was launched. Leijona brand was extended with new mild spirits such as Leijona Bahama Mango Mojito and Leijona Yuzu Raspberry, and a shot with a smoky flavour, Leijona Savu. Thanks to the persistent long - term work in search engine and campaign optimisation the traffic to Viinimaa.fi continued growing: +27 % during the first half of 2020 compared to the previous year. In June, we experienced an all time record number, over 179 000 visits in a month. Half - Year Report | January – June | 19 August 2020 | page 11

Half - Year Report | January – June | 19 August 2020 | page 12 Scandinavia The Scandinavia segment comprises the import, sale and marketing of wines, spirits and other beverages in Sweden, Norway and Denmark. Q2 20 Q2 19 Change, % H1 20 H1 19 Change, % 2 0 1 9 Net sales, EUR million 28. 1 29. 0 - 3. 0 50. 1 50. 7 - 1. 1 120. 7 Comparable EBITDA, EUR million 2. 9 2. 0 45. 9 2. 8 1. 7 67. 8 12. 1 Comparable EBITDA, % of net sales 10. 4 6.9 5. 5 3. 3 10. 0 Average number of personnel 74 74 72 80 74 EUR million Q2 20 Q2 19 Change, % H1 20 H1 19 Change, % 2 0 1 9 Spirits 13. 1 12. 4 5. 3 22. 7 21. 7 4. 6 46. 2 Wine 14. 9 15. 7 - 5. 1 26. 9 27. 7 - 2. 9 72. 4 Other beverages 0. 2 0. 9 - 82. 7 0. 5 1. 3 - 61. 5 2. 1 Total 2 8 . 1 2 9 . 0 - 3. 0 5 0 . 1 5 0 . 7 - 1. 1 1 2 0. 7 Net sales In January – June, the Scandinavia segment’s net sales were EUR 50.1 (50.7) million, down by 1.1% from the previous year due to the business model change in Denmark (Q2 2019). In constant currencies, net sales grew by 2.5%. Altia’s net sales in the monopoly channels grew as consumers shifted purchases to the monopolies. In Sweden, the double - digit sales growth in spirits was supported by solid sales and market share growth in the strategically important gin, rum and liqueur categories. In Norway, net sales growth was strong across all categories and market share development was positive. COVID - 19 restrictions have impacted on - trade negatively. Partner portfolio changes in Q2 impacted wine sales slightly negatively. The net sales decline in Other beverages is due to partner portfolio changes last year. In the second quarter net sales were EUR 28.1 (29.0) million, down by 3.0% from the previous year due to the business model change in Denmark (Q2 2019). In constant currencies, net sales decreased by 0.6%. The gradual lifting of COVID - 19 restrictions in the Norwegian on - trade started in May, but the recovery was slow. In Q2, partner changes in the wine portfolio has impacted wine sales negatively. Comparable EBITDA In January – June, comparable EBITDA was EUR 2.8 (1.7) million, 5.5% (3.3%) of net sales. Profitability improvement is related to growth in monopoly sales, revenue management and implemented cost savings measures. Comparable EBITDA was impacted negatively by the development of the exchange rates, especially the Norwegian krona. In the second quarter, comparable EBITDA was EUR 2.9 (2.0) million, 10.4% (6.9%) of net sales. Business events Altia has made several product launches in Sweden and Norway during the period. The O.P. Anderson brand was extended with an organic dry gin, which was awarded the Master medal in July by Spirits Business in the category London Dry Gin. Other successful gin launches included Explorer Pink Gin and Hernö Pink Gin. Koskenkorva liqueurs such as Koskenkorva Ginger and Koskenkorva Lemon were introduced. Xanté brand was extended with Xanté Rum & Pear and Xanté Coconut Cream & Pear. The iconic “Grönstedts Blå Punsch” (arrack liqueur) was relaunched in Sweden. The number of visits to folk o folk website have dramatically increased during the period peeking at 560 000 sessions in one single month. It is a result of successful search engine optimisation and increased presence in social media. In June, Altia launched a new site, folkofolkki.se, that addresses consumers in Sweden with a Finnish background. The site promotes Altia’s Finnish assortment including products that have not earlier been available in Sweden.

Half - Year Report | January – June | 19 August 2020 | page 13 Altia Industrial The Altia Industrial segment comprises Koskenkorva plant operations, starch, feed component and technical ethanol businesses, as well as contract manufacturing services. It also includes supply chain operations, i.e. production operations in different countries, customer service and logistics. Q2 20 Q2 19 Change, % H1 20 H1 19 Change, % 2 0 1 9 Net sales, EUR million 23. 8 27. 5 - 13. 7 46. 1 54. 7 - 15. 6 110. 2 Comparable EBITDA, EUR million 4. 9 2. 3 110. 8 7. 1 3. 3 113. 4 11. 4 Comparable EBITDA, % of net sales 20. 7 8.5 15. 4 6. 1 10. 4 Average number of personnel 414 446 408 431 426 Net sales In January – June, Altia Industrial’s net sales were EUR 46.1 (54.7) million, down by 15.6% from the previous year. The decline is mainly due to lower contract manufacturing volumes and the normalised barley price. Following COVID - 19, the demand for technical ethanol has been strong and the volumes have remained at a higher level compared to last year. Starch volumes were below last year’s level due to weaker demand in the paper industry while feed component volumes were on last year’s level. In the second quarter net sales were EUR 23.8 (27.5) million, down by 13.7% from the previous year. Comparable EBITDA In January – June, comparable EBITDA was EUR 7.1 (3.3) million, 15.4% (6.1%) of net sales. The improvement in profitability is related to the normalised barley price as well as the higher volumes and increased overall market prices of ethanol. In the second quarter, comparable EBITDA was EUR 4.9 (2.3) million, 20.7% (8.5%) of net sales. Production volumes and key projects During the first half of the year, the Rajamäki alcoholic beverage plant in Finland produced 24.5 (31.1) million litres of spirits and wine. The Koskenkorva Plant Distillery has been running at full capacity during the period and 107.4 (105.9) million kilos grain was used at the plant. Grain spirits production was 11.6 (11.1) million kilos including technical ethanols, starch production was 31.9 (33.2) million kilos, and feed component production was 33.1 (32.9) million kilos. During the period, production process investments at Rajamäki and a number of smaller improvement and maintenance investments at the Rajamäki and Koskenkorva Distillery plants were carried out.

Half - Year Report | January – June | 19 August 2020 | page 14 Key events during January – June 2020 The key events during the period were: • 29 January: Proposals by Altia’s Shareholders’ Nomination Board to the Annual General Meeting 2020 • 13 February: Altia’s Financial Statements Bulletin 2019: Solid Q4 supported profitability improvement • 13 February: Notice of the Annual General Meeting 25 March 2020 • 13 February: New earning period in the share - based long - term incentive scheme for the management and key employees of Altia • 2 March: Annual Report 2019 and Remuneration Policy published • 17 March: Altia delivers large amounts of ethanol to be used as key ingredient in hand sanitisers – deliveries enough to create up to 200 000 sanitiser bottles per day • 18 March: Altia postpones its Annual General Meeting 2020 • 30 March: Altia adjusts its operations and prepares for changes in the amount of work • 6 April: Altia partners with Underberg to enter the German market with Koskenkorva Vodka and O.P. Anderson Aquavit • 29 April: Q1 2020 Business Review: Profitability improved in a solid Q1, uncertainty for the rest of the year, guidance is suspended • 4 May: Change in Altia’s Executive Management Team • 13 May: Notice of the Annual General Meeting • 13 May: Altia’s Board of Directors amends its previous dividend proposal to the Annual General Meeting • 4 June: Decisions taken by Altia’s Annual General Meeting 2020 and Altia’s Board of Directors Altia’s share Altia’s shares are listed on the Nasdaq Helsinki. All shares carry one vote and have equal voting rights. The trading code of the shares is “ALTIA”, and the ISIN code is FI4000292438. Issued shares and share capital At the end of the reporting period, Altia Plc's share capital amounted to EUR 60 480 378.36 and the number of issued shares was 36 140 485. Shareholders and trading At the end of June 2020, Altia had 20 209 shareholders. During January – June, the highest share price was EUR 8.82 and the lowest price was EUR 7.01. The closing price of Altia’s share on 30 June 2020 was EUR 7.98, and the market capitalisation was approximately EUR 288 million.

Half - Year Report | January – June | 19 August 2020 | page 15 OWNERSHIP STRUCTURE BY SECTOR (AT THE END OF THE PERIOD) Sector Number of shares % of shares Public sector 15 698 309 43. 4 Financial and insurance corporations 9 880 699 27. 3 Households 7 802 346 21. 6 Non - financial corporations 1 853 389 5. 1 Non - profit institutions 543 589 1. 5 Rest of the world 362 153 1. 0 Total 36 140 485 1 0 0. 0 Source: Euroclear Finland 10 LARGEST SHAREHOLDERS (AT THE END OF THE PERIOD) Shareholder Number of shares % of shares 1 Valtion Kehitysyhtiö Vake Oy* 13 097 481 36. 2 2 Ilmarinen Mutual Pension Insurance Company 1 113 300 3. 1 3 Varma Mutual Pension Insurance Company 1 050 000 2. 9 4 Veritas Pension Insurance Company Ltd. 420 000 1. 2 5 WestStar Oy 207 868 0. 6 6 Säästöpankki Pienyhtiöt 156 233 0. 4 7 Säästöpankki Kotimaa 150 000 0. 4 8 Petter and Margit Forsström  s Foundation 140 200 0. 4 9 Erikoissijoitusrahasto Visio Allocator 140 000 0. 4 10 Mandatum Life Insurance Company Limited 137 798 0. 4 Total 16 612 880 4 6 . 0 Nominee - registered shares 9 053 965 25. 1 *) State’s Business Development Company Source: Euroclear Finland Governance Annual General Meeting 2020 Altia’s Annual General Meeting was held in Helsinki on 4 June 2020. The meeting adopted the financial statements and discharged the members of the Board of Directors and the CEO from liability for the financial year 2019. Dividend payment The meeting approved the proposal by the Board of Directors to pay a dividend of EUR 0.21 per share. The dividend was paid on 15 June 2020. Further, the AGM authorised the Board of Directors to resolve on the payment of dividend so that the amount of dividend to be paid based on the authorisation shall not exceed EUR 0.21 per share. The authorisation is valid until the end of 2020. Unless the Board of Directors decides otherwise for a justified reason, the authorisation will be used to pay dividend one time during the period of validity of the authorisation. The Board of Directors will make a separate resolution on the possible payment of dividend no later than in the fourth quarter of 2020. The company shall make a separate announcement of such resolution and confirm the record and payment dates in such announcement.

Adoption of the Remuneration Policy for governing bodies The Annual General Meeting adopted the Remuneration Policy for the governing bodies. Remuneration of the members of the Board of Directors The meeting decided based on the proposal by the Shareholders’ Nomination Board that the remuneration to the members of the Board of Directors during the next term consists of a monthly term of office fee as follows: • EUR 4 000 per month, Chairman • EUR 2 500 per month, Vice Chairman • EUR 2 000 per month, member In addition to the monthly fee, the members of the Board of Directors receive a meeting fee for the Board of Directors and Board Committee meetings of EUR 600 per meeting for Board members residing in Finland and EUR 1 200 per meeting for Board members residing abroad. Travel expenses are reimbursed in accordance with the company’s travel policy. Composition of the Board of Directors The meeting approved the number of members of the Board of Directors to be seven. The meeting re - elected Sanna Suvanto - Harsaae as Chairman of the Board and Tiina Lencioni, Jukka Ohtola, Anette Rosengren and Torsten Steenholt as members of the Board. Jyrki Mäki - Kala and Jukka Leinonen were elected as new members. Jyrki Mäki - Kala was further elected as Vice Chairman of the Board. The term for the members of the Board of Directors lasts until the end of the next Annual General Meeting. Auditor In accordance with the recommendation by the Audit Committee, the Annual General Meeting re - elected PricewaterhouseCoopers Oy as the company’s auditor for a term that ends at the close of the next Annual General Meeting. PricewaterhouseCoopers Oy has informed the company that Authorized Public Accountant Ylva Eriksson continues as the auditor in charge. The meeting decided that the auditor’s fees be paid against an invoice approved by the company. Amendment of the Articles of Association The AGM approved the proposal by the Board of Directors to amend the first sentence of Article 4 of the company’s Articles of Association to set the maximum number of members of the Board of Directors of the company at eight members instead of the current seven members, as follows: “The company’s Board of Directors shall comprise a minimum of three (3) and a maximum of eight (8) members.” Article 4 of the Articles of Association remains otherwise unchanged. Further, the AGM approved that Article 11 of the company’s Articles of Association is amended so that the Annual General Meeting shall decide, in addition to the items that currently appear from Article 11, also on the adoption of the remuneration policy when necessary, and on the adoption of the remuneration report. Article 11 of the Articles of Association remains otherwise unchanged. Authorisation of the Board of Directors to resolve on the repurchase of the company’s own shares The AGM approved the Board’s proposal to authorise the Board of Directors to resolve on the repurchase of the company’s own shares. The number of shares to be repurchased by virtue of the authorisation shall not exceed 360,000 own shares in the company, which corresponds to approximately one percent of all the company’s shares at the time of the proposal, subject to the provisions of the Finnish Companies Act on the maximum amount of shares owned by the company or its subsidiaries. The shares may be repurchased in one or several instalments and either through a tender offer made to all shareholders on equal terms or in another proportion than that of the existing shareholdings of the shareholders in the company in Half - Year Report | January – June | 19 August 2020 | page 16

Half - Year Report | January – June | 19 August 2020 | page 17 public trading at the prevailing market price. The shares would be repurchased with funds from the company’s unrestricted shareholders’ equity. The shares could be repurchased for the purpose of implementing the company’s share - based incentive plans or share savings plans. The Board of Directors would be authorized to resolve on all other terms and conditions regarding the repurchase of the company’s own shares. The authorisation is valid until the close of the next Annual General Meeting, however, no longer than until 30 June 2021. Amendment of the charter of the Shareholders’ Nomination Board The AGM approved the proposal by the Shareholders’ Nomination Board to amend section 2 of the charter of the Shareholders’ Nomination Board so that the Value Day is the first banking day of June each year instead of the current Value Day, which is the first banking day of September. Organisational meeting of the Board of Directors Altia’s Board of Directors held its organisational meeting after the Annual General Meeting and elected members of the Audit and Human Resources Committees as follows: • Audit Committee: Jyrki Mäki - Kala (Chairman), Tiina Lencioni, Torsten Steenholt and Sanna Suvanto - Harsaae • Human Resources Committee: Sanna Suvanto - Harsaae (Chairman), Jukka Leinonen and Jukka Ohtola The Board of Directors has assessed that all members of the Board of Directors are independent of the company. Furthermore, all members of the Board of Directors, with the exception of Jukka Ohtola, are independent of the company’s significant shareholders. Jukka Ohtola is a member of the Board of Directors of Valtion Kehitysyhtiö Vake Oy and holds an office in the Ownership Steering Department of the Finnish Prime Minister’s Office and is therefore not independent of a significant shareholder of the company. Changes in Altia’s Executive Management Team On 4 May, it was announced that Altia’s Chief Financial Officer (CFO) and member of the Executive Management Team, Niklas Nylander has resigned from his position. Niklas Nylander will continue in his position and as a member of the Executive Management Team until further notice, but no longer than until the end of October 2020. Recruitment for a new CFO is ongoing. Group structure In order to simplify the Group structure, Altia Oyj’s Finnish subsidiaries excluding Oy Wennerco Ab were merged to Altia Oyj and all Swedish subsidiaries to Altia Sweden AB as of 30 April 2020. Personnel During January – June 2020, Altia Group employed on average of 651 (701) persons. At the end of June, Altia Group employed 663 (711) persons, of whom 411 (449) were employed in Finland, 110 (114) in Sweden, 4 (4) in Denmark, 22 (28) in Norway, 33 (31) in Latvia, 58 (61) in Estonia, and 25 (24) in France. The temporary lay - offs that were implemented in Finland, Sweden and Norway affected approximately 180 persons.

Half - Year Report | January – June | 19 August 2020 | page 18 Sustainability As of February 2020 , sustainability has been incorporated into the core of Altia’s strategy, together with Altia’s purpose, Let’s Drink Better, which aims for a more sustainable drinking culture . For Altia, sustainability is both a strategic priority and a key success factor in business . Koskenkorva Distillery and it’s award - winning circular economy case are found at the heart of Altia’s sustainabilty thinking. Altia’s sustainaiblity work in all fronts aim to achieve the position of the most sustainable drinks company in the Nordics. Altia’s new Sustainability Roadmap in implementation Altia has been guiding it’s responsibilty efforts according to the new Sustainability Roadmap from beginning of 2020. The key target Altia is aiming to is carbon neutrality of own production already in 2025. The new Sustainabilty Roadmap sets ambitious, numerical target to all chosen focal areas: • Our Distillery – Carbon neutral production • Our Drink – 100% recyclable packaging • Our Society – 10% of portfolio low or non - alcoholic drinks • Our People – Zero absence due to injuries Altia awarded gold medal in Ecovadis sustainability rating In April, Altia was awarded Gold Medal in EcoVadis Corporate Social Responsibility rating. Altia got 71/100 points and scored higher than 98% of all the companies rated. Over 55 000 ௗ companies ௗ have been ௗ rated ௗ by EcoVadis across 198 purchasing categories and 150 countries. ௗ Altia strengths included its advanced management system in environmental topics. Key development feedback was to develop even further the formalised policies in sustainable procurement. Occupational safety Occupational safety is one of the focus areas of Altia's Sustainability Roadmap and the tool to reach the goal of zero absence due to injuries. The injury frequency has decreased during the reporting period. Safety observations have been on the same good level as in 2019 and have not increased. Altia received level 2 rating to it’s operations in Finland from Zero Accidents Forum, which is a network of Finnish companies coordinated by The Finnish Institute for Occupational Health. Altia has been improving its rating yearly and the aim is level 1. Altia has started a project called Human Factor® at the Rajamäki production plant. The aim is to include human factors as a part of investigating near miss situations and accidents. The project also aims to improve and develop safety culture. The project started in 2019 and will continue until the end of 2020. During the reporting period Altia has introduced and implemented minimum requirements for the most important safety areas at all operational sites. The requirements cover: personal protective equipment, external craftsmen (subcontractors), chemical handling and working at height.

SUSTAINABILITY KEY FIGURES The progress of the key figures during the reporting period has been according to the targets. H1 20 H1 19 2 0 1 9 Sickness absences, % 3. 8 3. 8 3. 7 Total Registered Injury Frequency, TRIF (H1 20 exluding commuting) 1 2 22 1 4 Lost Time Injury Frequency, LTIF (H1 20 excluding commuting) 4 11 9 Both TRIF and LTIF are reported without commuting as of 2020. H1 2019 data includes commuting. H1 20 H1 19 2019 Kosken - korva Rajamäki and T a b a s a lu Kosken - korva Rajamäki and T a b a s a lu Kosken - korva Rajamäki and T a b a s a lu Energy efficiency (MWh/m3 of product or tonne of barley) 0.78 0.32 0.80 0.31 0.63 0.27 Water efficiency (m3/m3 of product or tonne of barley) (1) 2.18 1.96 1.80 1.70 1.49 1.6 5 Quality of waste water (kg COD/m3 of product or tonne barley) (2) 3.93 2.10 3.66 2.48 3.37 2.29 (1) With regards to Rajamäki, the indicator includes water consumption at the alcohol beverage plant. The water consumption indicator for the Rajamäki plant of the Industrial Products Unit is not material to the operations. (2) The waste water quality indicat or is not monitored at the Tabasalu plant. Short - term risks and uncertainties The most significant uncertainties in the company’s operations relate to the overall economic development and its impacts on consumption, as well as the effects of alcohol taxes and legislation on consumer behaviour. Unexpected and unforeseen disruptions in production and deliveries form the major short - term risks related to operations, as well as sudden and significant changes in prices of raw materials, especially related to barley. Altia Plc’s Board of Directors has confirmed the Group Risk Management Policy. Risk management is aimed at supporting the implementation of Altia Group’s strategy, the identification of risks and methods for reducing the probability and impacts of risks, as well as ensuring business continuity. Risks may arise from internal or external events. Outlook for 2020 Market outlook The development of the Group’s business operations and profitability are affected by the competitive environment, the overall economic outlook and changes in alcohol taxation and regulation. Uncertainty related to changes in consumer buying behaviour and consumer demand continues. In addition, overall fluctuations of direct product costs affect the Group’s profitability. COVID - 19 update: Uncertainty in the operating environment is high. The recovery of the market depends on the level and extent of governmental restrictions and recommendations on travelling, movement and social distancing. The pace of recovery is difficult to estimate and it is affected by changes in consumer behaviour and is expected to vary across sales channels. Seasonality There are substantial seasonal fluctuations in the consumption of alcoholic beverages impacting the net sales and cash flow of Altia. The company typically generates large amounts of its revenue and cash flow during the fourth quarter of the year, whereas the first quarter of the year is significantly lower. In addition, excise taxes related to the high season at the end of the year are paid in January, resulting in large cash outflows at the beginning of the year. Half - Year Report | January – June | 19 August 2020 | page 19

Half - Year Report | January – June | 19 August 2020 | page 20 Guidance Guidance for 2020 remains suspended due the prolonged uncertainties related to COVID - 19. New guidance will be provided if the impacts of COVID - 19 on the operating environment and business conditions can be assessed in a reliable manner. The restrictions and instructions from governments and health authorities have a significant impact on Altia’s operating environment. The visibility for the rest of the year continues to be poor and forecasting is difficult. Uncertainty in the economy remains at a high level and the risk of an economic slowdown is high. The recovery of the consumer beverage sales depends on the level and extent of governmental restrictions and recommendations on travelling, movement and social distancing. The pace of recovery is difficult to estimate and it is affected by changes in consumer behaviour and is expected to vary across sales channels: on - trade channels could be expected to recover faster than travel retail. Previous guidance published on 13 February 2020: The continued decline in market volumes in Finland puts pressure on profitability growth. The uncertainties in global travelling impacts border trade and travel retail regionally and in Asia. Guidance assumes a normal barley price level following the 2020 harvest. Industrial services are impacted by phasing of volumes between the years. The comparable EBITDA is expected to be at the same level as or higher than in 2019 (2019: EUR 44.8 million). Financial calendar for 2020 Altia will publish the Business Review for January - September 2020 on 6 November. Events after the period On 1 July, the composition of Altia’s Shareholder’s Nomination Board was announced. Altia’s three largest registered shareholders (shareholder register maintained by Euroclear Finland Ltd as per 1 June 2020) have nominated the following representatives to the Shareholders’ Nomination Board: • Pekka Hurtola, the Ownership Steering Department in the Prime Minister’s Office • Annika Ekman, Ilmarinen Mutual Pension Insurance Company • Hanna Kaskela, Varma Mutual Pension Insurance Company In its organising meeting on 1 July 2020 the Nomination Board elected Pekka Hurtola as its Chairman. The Chairman of Altia’s Board of Directors, Sanna Suvanto - Harsaae acts as an expert member in the Nomination Board. Helsinki, 18 August 2020 Altia Plc Board of Directors

Half - Year Report | January – June | 19 August 2020 | page 21 CONSOLIDATED INCOME STATEMENT EUR million Q2 20 Q2 19 H1 20 H1 19 2 0 1 9 NET SALES 81. 0 91. 2 149. 3 165. 0 359. 6 Other operating income 1. 4 2. 0 2. 9 3. 9 7. 6 Materials and services - 45. 4 - 54. 4 - 84. 1 - 99. 4 - 213. 1 Employee benefit expenses - 11. 5 - 11. 6 - 23. 0 - 23. 1 - 45. 9 Other operating expenses - 13. 0 - 18. 0 - 27. 1 - 32. 9 - 65. 0 Depreciation, amortisation and impairment - 4. 4 - 4. 5 - 8. 8 - 9. 0 - 17. 9 OPERATING RESULT 8 . 2 4 . 8 9 . 2 4 . 5 2 5 . 1 Finance income - 0. 1 1. 0 0. 2 2. 5 3. 5 Finance expenses - 0. 6 - 1. 4 - 1. 2 - 3. 5 - 5. 7 Share of profit in associates and joint ventures and income from interests in joint operations 0. 1 0. 2 1. 1 1. 2 1. 6 RESULT BEFORE TAXES 7 . 6 4 . 5 9 . 3 4 . 7 2 4 . 6 Income tax expense - 1. 5 - 0. 9 - 1. 9 - 0. 7 - 6. 2 RESULT FOR THE PERIOD 6 . 1 3 . 6 7 . 5 4 . 0 1 8 . 4 Result for the period attributable to: Owners of the parent 6. 1 3. 6 7. 5 4. 0 18. 4 Earnings per share for the result attributable to owners of the parent, EUR Basic and diluted 0.17 0.1 0 0.21 0.11 0.51 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME EUR million Q2 20 Q2 19 H1 20 H1 19 2 0 1 9 Result for the period 6. 1 3. 6 7. 5 4. 0 18. 4 OTHER COMPREHENSIVE INCOME Items that will not be reclassified to profit or loss Remeasurements of post - employment benefit obligations - - - - - 0. 2 Related income tax - - - - 0. 0 Total - - - - - 0. 2 Items that may be reclassified to profit or loss Cash flow hedges - 0. 2 - 0. 4 - 0. 0 - 0. 8 - 1. 3 Translation differences 3. 6 - 1. 3 - 1. 7 - 2. 1 - 2. 4 Income tax related to these items 0. 0 0. 1 0. 0 0. 2 0. 3 Total 3. 5 - 1. 7 - 1. 7 - 2. 8 - 3. 5 Other comprehensive income for the period, net of tax 3. 5 - 1. 7 - 1. 7 - 2. 8 - 3. 6 TOTAL COMPREHENSIVE INCOME FOR THE PERIOD 9 . 6 2 . 0 5 . 8 1 . 2 1 4 . 8 Total comprehensive income attributable to: Owners of the parent 9. 6 2. 0 5. 8 1. 2 14. 8

Half - Year Report | January – June | 19 August 2020 | page 22 CONSOLIDATED BALANCE SHEET EUR million 30 Jun 2020 30 Jun 2019 31 Dec 2019 ASSETS Non - current assets Goodwill 80. 0 79. 8 80. 1 Other intangible assets 22. 5 27. 1 25. 2 Property, plant and equipment 59. 1 62. 5 60. 9 Right - of - use assets 8. 9 11. 5 10. 4 Investments in associates and joint ventures and interests in joint operations 8. 9 8. 2 8. 8 Financial assets at fair value through other comprehensive income 1. 4 1. 4 1. 4 Deferred tax assets 1. 5 1. 4 0. 9 Total non - current assets 1 8 2. 3 1 9 2. 1 1 8 7. 7 Current assets Inventories 101. 1 111. 6 92. 0 Contract assets - 0. 1 0. 2 Trade and other receivables 41. 5 51. 9 54. 4 Current tax assets 2. 7 4. 5 1. 6 Cash and cash equivalents 101. 2 27. 7 64. 2 Total current assets 2 4 6. 6 1 9 5. 7 2 1 2. 4 TOTAL ASSETS 4 2 8. 9 3 8 7. 7 4 0 0. 2 EQUITY AND LIABILITIES Equity attributable to owners of the parent Share capital 60. 5 60. 5 60. 5 Invested unrestricted equity fund 1. 2 1. 2 1. 2 Fair value reserve 0. 6 0. 6 0. 6 Legal reserve 0. 1 0. 1 0. 1 Hedge reserve - 1. 0 - 0. 7 - 1. 0 Translation differences - 23. 7 - 21. 7 - 22. 1 Retained earnings 111. 9 97. 5 111. 9 Total equity 1 4 9. 5 1 3 7. 6 1 5 1. 2 Non - current liabilities Deferred tax liabilities 16. 4 16. 7 16. 7 Borrowings 70. 4 76. 8 76. 1 Lease liabilities 5. 7 8. 2 7. 1 Employee benefit obligations 1. 3 1. 3 1. 4 Total non - current liabilities 9 3 . 7 1 0 3. 0 1 0 1. 3 Current liabilities Borrowings 51. 5 20. 5 6. 5 Lease liabilities 3. 5 3. 4 3. 4 Trade and other payables 127. 9 12 2 . 4 134. 7 Contract liabilities - 0 . 2 0. 5 Current tax liabilities 2. 8 0. 6 2. 5 Total current liabilities 1 8 5. 7 1 4 7. 1 1 4 7. 6 Total liabilities 2 7 9. 4 2 5 0. 1 2 4 9. 0 TOTAL EQUITY AND LIABILITIES 4 2 8. 9 3 8 7. 7 4 0 0. 2

Half - Year Report | January – June | 19 August 2020 | page 23 CONSOLIDATED STATEMENT OF CHANGES IN EQUITY Equity attributable to owners of the parent EUR million S h are c ap i t al In v e s t e d un r e s t r ic t ed e q ui t y fund Fa ir va lu e r ese r ve L eg al r ese r ve He d ge r ese r ve Tra n sl a t i on d iffe r enc e s R e t a ined e ar ning s T o t al e q ui t y Equity at 1 January 2019 6 0 . 5 1 . 2 0 . 6 - 0 . 0 - 19. 6 1 0 7. 3 150.1 Total comprehensive income Result for the period - - - - - - 4. 0 4.0 Other comprehensive income (net of tax) Cash flow hedges - - - - - 0. 7 - - - 0.7 Translation differences - - - - - - 2. 1 0. 0 - 2.1 Total comprehensive income for the period - - - - - 0. 7 - 2. 1 4 . 0 1.2 Transactions with owners Dividend distribution - - - - - - - 13. 7 - 13.7 Share based payments - - - - - - 0. 1 0.1 Total transactions with owners - - - - - - - 13. 7 - 13.7 Transfer to reserve - - - 0. 1 - - - 0. 1 0.0 Equity at 30 June 2019 6 0 . 5 1 . 2 0 . 6 0 . 1 - 0. 7 - 21. 7 9 7 . 5 137.6 Equity at 1 January 2020 6 0 . 5 1 . 2 0 . 6 0 . 1 - 1. 0 - 22. 1 1 1 1. 9 151.2 Total comprehensive income Result for the period - - - - - - 7. 5 7.5 Other comprehensive income (net of tax) Cash flow hedges - - - - - 0. 0 - - - 0.0 Translation differences - - - - - - 1. 7 - 0. 0 - 1.7 Total comprehensive income for the period - - - - 0 . 0 - 1. 7 7 . 5 5.8 Transactions with owners Dividend distribution - - - - - - - 7. 6 - 7.6 Share based payments - - - - - - 0. 1 0.1 Total transaction with owners - - - - - - - 7. 4 - 7.4 Equity at 30 June 2020 6 0 . 5 1 . 2 0 . 6 0 . 1 - 1. 0 - 23. 7 1 1 1. 9 149.5

Half - Year Report | January – June | 19 August 2020 | page 24 CONSOLIDATED STATEMENT OF CASH FLOWS EUR million Q2 20 Q2 19 H1 20 H1 19 20 1 9 CASH FLOW FROM OPERATING ACTIVITIES Result before taxes 7. 6 4. 5 9. 3 4. 7 24. 6 Adjustments Depreciation, amortisation and impairment 4. 4 4. 5 8. 8 9. 0 17. 9 Share of profit in associates and joint ventures and income from interests in joint operations - 0. 1 - 0. 2 - 1. 1 - 1. 2 - 1. 6 Net gain on sale of non - current assets - - 0. 0 - - 0. 0 - 0. 0 Finance income and costs 0. 6 0. 5 1. 0 1. 1 2. 2 Other adjustments 0. 2 - 0. 4 0. 0 - 0. 4 - 0. 8 5. 1 4. 3 8. 7 8. 3 17. 7 Change in working capital Change in inventories, increase ( - ) / decrease (+) 0. 9 - 2. 9 - 9. 4 - 12. 2 7. 4 Change in contract assets, trade and other receivables, increase ( - ) / decrease (+) 3. 9 5. 8 11. 8 8. 8 5. 3 Change in contract liabilities, trade and other payables, increase (+) / decrease ( - ) 10. 2 15. 5 - 5. 5 - 8. 7 3. 8 Change in working capital 14. 9 18. 4 - 3. 0 - 12. 1 16. 5 Interest paid - 0. 4 - 0. 3 - 0. 8 - 0. 8 - 1. 6 Interest received 0. 0 0. 1 0. 1 0. 1 0. 2 Other finance income and expenses paid - 0. 1 - 0. 6 - 0. 4 - 1. 3 - 1. 7 Income taxes paid - 1. 5 - 1. 6 - 3. 6 - 2. 9 - 3. 1 Financial items and taxes - 2. 0 - 2. 5 - 4. 7 - 4. 9 - 6. 1 NET CASH FLOW FROM OPERATING ACTIVITIES 2 5 . 7 2 4 . 7 1 0 . 3 - 4. 0 5 2 . 6 CASH FLOW FROM INVESTING ACTIVITIES Payments for property, plant and equipment and intangible assets - 1. 5 - 2. 1 - 2. 5 - 3. 2 - 6. 8 Proceeds from sale of property, plant and equipment and intangible assets 0. 0 0. 0 0. 1 0. 0 0. 1 Investments in associated companies and joint ventures - - - - - 0. 2 Interest received from investments in joint operations - - 0. 9 0. 9 0. 9 Dividends received - - 0. 2 - - NET CASH FLOW FROM INVESTING ACTIVITIES - 1. 5 - 2. 1 - 1. 3 - 2. 2 - 6. 0 CASH FLOW FROM FINANCING ACTIVITIES Changes in commercial paper program - 10. 0 4. 0 45. 0 14. 0 - Repayment of borrowings - - - 5. 7 - 5. 8 - 6. 5 Repayment of lease liabilities - 0. 9 - 0. 9 - 1. 7 - 1. 9 - 3. 7 Dividends paid and other distributions of profits - 7. 6 - 13. 7 - 7. 6 - 13. 7 - 13. 7 NET CASH FLOW FROM FINANCING ACTIVITIES - 18. 4 - 10. 6 2 9 . 9 - 7. 4 - 23. 9 CHANGE IN CASH AND CASH EQUIVALENTS 5 . 8 1 2 . 0 3 8 . 9 - 13. 6 2 2 . 7 Cash and cash equivalents at the beginning of the period 92. 6 16. 3 64. 2 42. 0 42. 0 Translation differences on cash and cash equivalents 2. 8 - 0. 6 - 1. 9 - 0. 8 - 0. 5 Change in cash and cash equivalents 5. 8 12. 0 38. 9 - 13. 6 22. 7 CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD 1 0 1. 2 2 7 . 7 1 0 1. 2 2 7 . 7 6 4 . 2

Half - Year Report | January – June | 19 August 2020 | page 25 Accounting principles This half - year report has been prepared in accordance with the International Financial Reporting Standards (IFRS) and IAS 34 Interim Financial Reporting as approved by the EU. This half - year report should be read together with Altia’s Financial Statements 2019. All the figures have been rounded and consequently the sum of individual figures can deviate from the presented aggregate figure. The Group adopts the guidance on alternative performance measures issued by the European Securities and Market Authority (ESMA). In addition to key ratios, The Group releases other commonly used alternative key ratios mainly derived from the statement of comprehensive income and consolidated balance sheet. In addition to IFRS and alternative key ratios, the adjusted alternative key ratios are used by adding or deducting items affecting comparability. Seasonality There are substantial seasonal fluctuations in the consumption of alcoholic beverages impacting the net sales and cash flow of Altia. The company typically generates large amounts of its revenue and cash flow during the fourth quarter of the year, whereas the first quarter of the year is significantly lower. In addition, excise taxes related to the high season at the end of the year are paid in January, resulting in large cash outflows at the beginning of the year. Impacts of COVID - 19 on Group financial position • The strict focus on net working capital management will continue in the upcoming quarters together with other liquidity securing actions. • Due to the COVID - 19 uncertainties, Altia has assessed the impact of the pandemic on its financial position and has considered the values of assets and liabilities that include critical accounting estimates and require management judgement. Based on this assessment, Altia has not identified any indication of goodwill impairment. • The credit risk of trade receivables and the amount of bad debt provision has been analysed at the end of reporting period with the conclusion being there is sufficient provision in place. Segment information NET SALES BY SEGMENT EUR million Q2 20 Q1 20 Q4 19 Q3 19 Q2 19 Q1 19 Q4 18 Q3 18 Q2 18 Q1 18 Finland & Exports 29. 2 23. 8 37. 8 31. 2 34.7 25. 0 39. 5 31. 8 35.4 27. 1 Scandinavia 28. 1 22. 0 44. 5 25. 6 29.0 21. 7 42. 8 25. 0 27.4 22. 5 Altia Industrial 23. 8 22. 4 27. 8 27. 7 27.5 27. 1 28. 6 28. 9 24.2 24. 0 Total 8 1 . 0 6 8 . 2 1 1 0. 1 8 4 . 5 91.2 7 3 . 8 1 1 0. 9 8 5 . 7 87.1 7 3 . 5

Half - Year Report | January – June | 19 August 2020 | page 26 EUR million Q2 20 Q2 19 Change, % H1 20 H1 19 Change, % 2 0 1 9 Finland & Exports Net sales total 29. 4 34. 8 - 15. 5 53. 3 59. 8 - 10. 9 129. 0 Net sales, internal - 0. 2 - 0. 1 100. 0 - 0. 3 - 0. 2 50. 0 - 0. 4 Net sales, external 2 9 . 2 3 4 . 7 - 15. 9 5 3 . 0 5 9 . 6 - 11. 2 1 2 8. 6 Scandinavia Net sales total 28. 2 29. 2 - 3. 4 50. 3 51. 0 - 1. 4 121. 4 Net sales, internal - 0. 1 - 0. 2 - 50. 0 - 0. 2 - 0. 3 - 33. 3 - 0. 7 Net sales, external 2 8 . 1 2 9 . 0 - 3. 0 5 0 . 1 5 0 . 7 - 1. 1 1 2 0. 7 Altia Industrial Net sales total 34. 2 38. 0 - 10. 0 64. 2 72. 2 - 11. 2 149. 7 Net sales, internal - 10. 4 - 10. 5 - 1. 0 - 18. 1 - 17. 5 3. 4 - 39. 4 Net sales, external 2 3 . 8 2 7 . 5 - 13. 7 4 6 . 1 5 4 . 7 - 15. 6 1 1 0. 2 Group Net sales total 91. 8 102. 0 - 10. 0 167. 8 183. 0 - 8. 3 400. 0 Net sales, internal - 10. 7 - 10. 8 - 0. 9 - 18. 5 - 18. 0 2. 8 - 40. 5 Net sales, external 8 1 . 0 9 1 . 2 - 11. 1 1 4 9. 3 1 6 5. 0 - 9. 5 3 5 9. 6 COMPARABLE EBITDA BY SEGMENT EUR million Q2 20 Q2 19 H1 20 H1 19 2 0 1 9 Finland & Exports 5. 5 5. 3 8. 3 8. 2 20. 6 Scandinavia 2. 9 2. 0 2. 8 1. 7 12. 1 Altia Industrial 4. 9 2. 3 7. 1 3. 3 11. 4 Other - 0. 1 - 0. 2 0. 6 0. 5 0. 7 Total 1 3 . 2 9 . 4 1 8 . 8 1 3 . 7 4 4 . 8 % net sales 16. 3 10. 4 12. 6 8. 3 12. 4 EUR million Q2 20 Q1 20 Q4 19 Q3 19 Q2 19 Q1 19 Q4 18 Q3 18 Q2 18 Q1 18 Finland & Exports 5.5 2.8 7.3 5.0 5.3 3.0 6.2 4.9 4.6 3.4 Scandinavia 2.9 - 0.1 9.1 1.3 2.0 - 0.3 8.0 0.8 1.5 - 0.1 Altia Industrial 4.9 2.2 4.5 3.6 2.3 1.0 2.2 4.8 2.5 1.4 Other - 0.1 0.7 - 1.3 1.5 - 0.2 0.6 - 0.6 - 0.3 0.2 0.4 TOTAL comparable EBITDA 13 . 2 5.5 19 . 7 11 . 4 9.4 4.3 15 . 9 10 . 3 8.7 5.2 Items affecting comparability - 0.7 - 0.1 0.2 - 1.6 - 0.2 - - 1.5 0.0 - 0.4 - 4.1 EBITDA 12 . 6 5.4 19 . 8 9.8 9.2 4.3 14 . 4 10 . 3 8.3 1.1 Depreciation, amortisation and impairment - 4.4 - 4.4 - 4.5 - 4.5 - 4.5 - 4.5 - 3.7 - 3.6 - 3.5 - 3.5 Operating result 8.2 1.0 15 . 3 5.3 4.8 - 0.3 10 . 7 6.6 4.8 - 2.5 NET SALES BY PRODUCT CATEGORY (IFRS 15) EUR million Q2 20 Q2 19 Change, % H1 20 H1 19 Change, % 2 0 1 9 Spirits 28. 8 31. 6 - 9. 0 53. 2 56. 3 - 5. 5 121. 3 Wine 28. 0 30. 9 - 9. 3 48. 8 52. 3 - 6. 7 124. 9 Other beverages 0. 5 1. 2 - 57. 4 1. 2 1. 7 - 29. 4 3. 1 Industrial products and services 23. 8 27. 5 - 13. 7 46. 1 54. 7 - 15. 6 110. 2 Total 8 1 . 0 9 1 . 2 - 11. 1 1 4 9. 3 1 6 5. 0 - 9. 5 3 5 9. 6

Half - Year Report | January – June | 19 August 2020 | page 27 Notes to the tables PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND RIGHT - OF - USE ASSETS Intangible assets Good w il l Prop e rt y, plant and equipment Ri g h t - o f - u s e assets Tot al EUR million Acquisition cost at 1 January 2020 148. 1 128. 3 247. 9 14. 1 538. 4 Additions 0. 4 - 2. 4 0. 3 3. 1 Disposals - 0. 0 - - 0. 8 - - 0. 8 Effect of movement in exchange rates - 1. 6 - 11. 7 - 0. 1 - 0. 1 - 13. 6 Acquisition cost at 30 June 2020 146. 9 116. 5 249. 4 14. 3 527. 1 Accumulated depreciation, amortisation and impairment losses at 1 January 2020 - 123. 0 - 48. 2 - 187. 0 - 3. 7 - 361. 8 Depreciation and amortisation - 3. 0 - - 4. 1 - 1. 7 - 8. 8 Accumulated depreciation and amortisation on disposals and transfers 0. 0 - 0. 7 - 0. 7 Effect of movement in exchange rates 1. 6 11. 6 0. 1 0. 0 13. 3 Accumulated depreciation, amortisation and impairment losses at 30 June 2020 - 124. 4 - 36. 6 - 190. 3 - 5. 4 - 356. 7 Carrying amount at 1 January 2020 25. 2 80. 1 60. 9 10. 4 176. 6 Carrying amount at 30 June 2020 2 2 . 5 8 0 . 0 5 9 . 1 8 . 9 1 7 0. 4 Acquisition cost at 1 January 2019 147. 3 128. 0 244. 6 - 519. 9 IFRS 16 acquisition cost 1 January 2019 - - - 10. 7 10. 7 Acquisition cost as at 1 January 2019, restated 147. 3 128. 0 244. 6 10. 7 530. 6 Additions 0. 9 - 2. 3 2. 9 6. 1 Disposals - 0. 1 - - 1. 2 - 0. 1 - 1. 4 Effect of movement in exchange rates - 1. 5 1. 9 - 0. 2 - 0. 1 0. 1 Acquisition cost at 30 June 2019 146. 6 129. 9 245. 5 13. 5 535. 5 Accumulated depreciation, amortisation and impairment losses at 1 January 2019 - 117. 8 - 47. 3 - 179. 9 - - 345. 0 Depreciation and amortisation - 3. 0 - - 4. 0 - 1. 9 - 9. 0 Accumulated depreciation and amortisation on disposals and transfers 0. 1 - 0. 9 - 1. 0 Effect of movement in exchange rates 1. 2 - 2. 9 0. 1 - - 1. 6 Accumulated depreciation, amortisation and impairment losses at 30 June 2019 - 119. 5 - 50. 2 - 182. 9 - 1. 9 - 354. 6 Carrying amount at 1 January 2019 29. 6 80. 7 64. 6 - 174. 9 Carrying amount at 30 June 2019 2 7 . 1 7 9 . 8 6 2 . 5 1 1 . 5 1 8 1. 0

Half - Year Report | January – June | 19 August 2020 | page 28 RELATED PARTY TRANSACTIONS The following transactions have taken place with related parties: EUR million H1 20 H1 19 2 0 1 9 Sales of goods and services Associates, joint ventures and joint operations 0. 5 0. 3 0. 8 Other companies considered related parties 38. 0 34. 7 76. 5 Total 3 8 . 5 3 5 . 0 7 7 . 3 Purchases of goods and services Associates, joint ventures and joint operations 0. 9 1. 0 1. 9 Other companies considered related parties 0. 7 0. 7 1. 2 Total 1 . 6 1 . 7 3 . 2 Outstanding balances from sales and purchases of goods and services 30 Jun 2020 30 Jun 2019 31 Dec 2019 Trade receivables Associates, joint ventures and joint operations 0. 1 - - Other companies considered related parties 2. 3 1. 2 0. 9 Trade payables Associates, joint ventures and joint operations 0. 2 0. 2 0. 2 Other companies considered related parties 0. 2 0. 0 0. 0 The Company's related parties include the subsidiaries, associated companies, joint ventures and joint operations. Related party transactions include such operations that are not eliminated in the Group  s consolidated financial statements. Related party also include the Board of Directors, the CEO, the members of the Executive Management Team and their family members as well as entities controlled or jointly controlled by these persons. Also, entities that are controlled or jointly controlled by, or are associates of the State, are related parties of Altia. Altia has applied the exemption to report only material transactions with the government related entities. Transactions with related parties are entered into on market terms. Altia has related party transactions on a continuous basis with its major customer Alko. Transactions with Alko have been presented below under Other companies considered related parties. ASSOCIATED COMPANIES AND JOINT ARRANGEMENTS EUR million 30 Jun 2020 30 Jun 2019 31 Dec 2019 Investments in associated companies and joint ventures: At the beginning of the reporting period 1. 2 0. 3 0. 3 Additions - - 0. 2 Share of result for the period 0. 2 0. 3 0. 7 At the end of the reporting period 1 . 4 0 . 6 1 . 2 Financial summary of associated companies and joint ventures: Assets 7. 8 8. 4 8. 8 Liabilities 3. 1 5. 8 4. 9 Net assets 4. 8 2. 5 3. 9 Net sales 7. 5 8. 9 18. 5 Result for the period 0. 5 1. 2 2. 6

Half - Year Report | January – June | 19 August 2020 | page 29 COLLATERALS, COMMITMENTS AND CONTINGENT ASSETS AND LIABILITIES EUR million 30 Jun 2020 30 Jun 2019 31 Dec 2019 Collaterals given on behalf of Group companies Mortgages 18 . 5 18 . 5 18 . 5 Guarantees 5.2 5.4 5.9 Total collaterals 23 . 7 23 . 9 24 . 4 Commitments Short - term and low value lease obligations Less than one year 0.1 0.2 0.2 Between one and five years 0.1 0.1 0.1 Total short - term and low value lease obligations 0.2 0.3 0.3 Other commitments 17 . 8 19 . 1 20 . 8 Total commitments 18 . 0 19 . 4 21 . 1 Assets not recognised in the balance sheet Emission allowances, kilotons 30 Jun 2020 30 Jun 2019 31 Dec 2019 Emission allowances received 25 . 8 26 . 4 26 . 4 Excess emission allowances from the previous period 4.0 30 . 6 30 . 6 Adjustments related to prior year's estimates - - 0.0 - 0.0 Sold emission allowances - - 20.0 - 33.0 Realised emissions - 10.3 - 10.9 - 20.0 Total emission allowances 19 . 5 26 . 1 4.0 Fair value of emission allowances (EUR million) 0.5 0.7 0.1 FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES Financial assets, fair value, EUR million 30 Jun 2020 30 Jun 2019 31 Dec 2019 Level 2 Financial assets at fair value through profit or loss Forward exchange contracts 0.0 0.3 0.0 Derivatives, hedge accounting Forward exchange contracts 0.0 0.2 0.0 Commodity derivatives - 0.6 0.3 Level 3 Financial assets at fair value through other comprehensive income Unquoted shares 1.4 1.4 1.4 Financial liabilities, fair value, EUR million 30 Jun 2020 30 Jun 2019 31 Dec 2019 Level 2 Financial liabilities at fair value through profit or loss Forward exchange contracts 0.1 0.0 0.1 Derivatives, hedge accounting Forward exchange contracts 0.2 0.1 0.4 Interest rate derivatives 1.1 1.5 1.2 Commodity derivatives 0.0 - - The derivatives have been presented in the note above. The carrying amounts of other financial assets and liabilities in the balance sheet equal their fair value.

Half - Year Report | January – June | 19 August 2020 | page 30 Share - based incentive scheme In February 2020, the Board of Directors decided on a new earning period in the long - term performance share plan (PSP) for the management and key employees of Altia Group. The incentive scheme was established and announced in February 2019. The second plan within the structure, PSP 2020 – 2022, commences as of the beginning of 2020 and the potential share reward thereunder will be paid in the spring 2023 provided that the performance targets set by the Board of Directors are achieved. The potential reward will be paid in listed shares of Altia. The performance targets based on which the potential share reward under PSP 2020 – 2022 will be paid are the relative total shareholder return of Altia’s share and earnings per share. Eligible to participate in PSP 2020 – 2022 are approximately 25 individuals. If all the performance targets set for PSP 2020 – 2022 are fully achieved, the aggregate maximum number of shares to be paid based on this second plan is approximately 271 000 shares. This number of shares represents a gross earning, from which the applicable payroll tax is withheld and the remaining net value is paid to the participants in shares. The aggregate gross value of this second plan is approximately EUR 2.3 million.

Half - Year Report | January – June | 19 August 2020 | page 31 Appendix 1 KEY RATIOS Q2 20 Q2 19 H1 20 H1 19 2 0 1 9 Income statement Net sales EUR million 81. 0 91. 2 149. 3 165. 0 359. 6 Comparable EBITDA EUR million 13. 2 9. 4 18. 8 13. 7 44. 8 (% of net sales) % 16. 3 10. 4 12. 6 8. 3 12. 4 EBITDA EUR million 12. 6 9. 2 18. 0 13. 5 43. 1 Comparable operating result (EBIT) EUR million 8. 9 5. 0 9. 9 4. 7 26. 8 (% of net sales) % 10. 9 5. 5 6. 7 2. 9 7. 5 Operating result EUR million 8. 2 4. 8 9. 2 4. 5 25. 1 Result before taxes EUR million 7. 6 4. 5 9. 3 4. 7 24. 6 Result for the period EUR million 6. 1 3. 6 7. 5 4. 0 18. 4 Items affecting comparability EUR million - 0. 7 - 0. 2 - 0. 7 - 0. 2 - 1. 7 Balance sheet Cash and cash equivalents EUR million 101. 2 27. 7 64. 2 Total equity EUR million 149. 5 137. 6 151. 2 Borrowings EUR million 121. 8 97. 3 82. 6 Invested capital EUR million 271. 3 234. 9 233. 8 Profitability Return on equity (ROE), rolling 12 months % 15. 2 12. 0 12. 2 Return on invested capital (ROI), rolling 12 months % 9. 3 8. 0 8. 5 Financing and financial position Net debt EUR million 29. 9 81. 3 28. 9 Gearing % 20. 0 59. 1 19. 1 Equity ratio % 34. 9 35. 5 37. 8 Net cash flow from operating activities EUR million 25. 7 24. 7 10. 3 - 4. 0 52. 6 Net debt/comparable EBITDA, rolling 12 months 0. 6 2. 0 0. 6 Share - based key ratios Earnings / share (Basic and diluted) EUR 0.17 0.10 0.21 0.11 0.51 Equity / share EUR 4.14 3.81 4.18 Personnel Average number of personnel 659 705 651 701 682

Half - Year Report | January – June | 19 August 2020 | page 32 RECONCILIATION OF ALTERNATIVE PERFORMANCE MEASURES (APM) TO IFRS FIGURES AND ITEMS AFFECTING COMPARABILITY (IAC) EUR million Q2 20 Q2 19 H1 20 H1 19 2 0 19 Items affecting comparability Net gains or losses from business and assets disposals - - 0. 1 - - 0. 1 0. 1 Cost for closure of business operations and restructurings - 0. 2 - 0. 1 - 0. 3 - 0. 1 - 0. 2 Major corporate projects Costs related to the closed voluntary pension scheme - 0. 5 - - 0. 5 - - 1. 6 Total items affecting comparability - 0. 7 - 0. 2 - 0. 7 - 0. 2 - 1. 7 Comparable EBITDA Operating result 8. 2 4. 8 9. 2 4. 5 25. 1 Less: Depreciation, amortisation and impairment 4. 4 4. 5 8. 8 9. 0 17. 9 Total items affecting comparability 0. 7 0. 2 0. 7 0. 2 1. 7 Comparable EBITDA 1 3 . 2 9 . 4 1 8 . 8 1 3 . 7 4 4 . 8 % of net sales 16. 3 10. 4 12. 6 8. 3 12. 4 Comparable EBIT Operating result 8. 2 4. 8 9. 2 4. 5 25. 1 Less: Total items affecting comparability 0. 7 0. 2 0. 7 0. 2 1. 7 Comparable EBIT 8 . 9 5 . 0 9 . 9 4 . 7 2 6 . 8 % of net sales 10. 9 5. 5 6. 7 2. 9 7. 5 Altia presents alternative performance measures as additional information to financial measures presented in the consolidated income statement, consolidated balance sheet and consolidated statement of cash flows prepared in accordance with IFRS. In Altia’s view, alternative performance measures provide significant additional information on Altia’s results of operations, financial position and cash flows to management, investors, analysts and other stakeholders. Alternative performance measures should not be viewed in isolation or as a substitute to the IFRS financial measures. All companies do not calculate alternative performance measures in a uniform way, and therefore Altia’s alternative performance measures may not be comparable with similarly named measures presented by other companies.

Half - Year Report | January – June | 19 August 2020 | page 33 THE DEFINITIONS AND REASONS FOR THE USE OF FINANCIAL KEY INDICATORS Key figure Definition Reason for the use EBITDA Operating result before depreciation and amortization EBITDA is the indicator to measure the performance of the Group. EBITDA margin, % EBITDA / Net sales Comparable operating result Operating result excluding items affecting comparability Comparable EBITDA, comparable EBITDA margin, comparable operating result and comparable operating margin are presented in addition to EBITDA and operating result to reflect the underlying business performance and to enhance comparability from period to period. Altia believes that these comparable performance measures provide meaningful supplemental information by excluding items outside normal business, which reduce comparability between the periods. Comparable EBITDA is an internal measure to assess performance of Altia and key performance measure at segment level together with Net Sales. Comparable EBITDA margin is also one of Altia’s financial targets. Comparable EBITDA is commonly used as a base for valuation purposes outside the Company and therefore important measure to report regularly. Comparable operating margin, % Comparable operating result / Net sales Comparable EBITDA EBITDA excluding items affecting comparability Comparable EBITDA margin, % Comparable EBITDA / Net sales Items affecting comparability Material items outside normal business, such as net gains or losses from business and assets disposals, impairment losses, cost for closure of business operations and restructurings, major corporate projects including direct transaction costs related to business acquisitions, voluntary pension plan change and costs related to other corporate development. Invested capital Total equity + Borrowings Base for ROI measure. Return on equity (ROE), % Result for the period (rolling 12 months) / Total equity (average of reporting period and comparison period) This measure can be used to evaluate how efficiently Altia has been able to generate results in relation to the total equity of the Company. Return on invested capital (ROI), % (Result for the period + Interest expenses) (rolling 12 months) / (Total equity + Non - current and current borrowings) (average of reporting period and comparison period) This measure is used to evaluate how efficiently Altia has been able to generate net results in relation to the total investments made to the Company. Borrowings Non - current borrowings + Current borrowings Net debt Borrowings + Non - current and current lease liabilities – Cash and cash equivalents Net debt is an indicator to measure the total external debt financing of the Group. Gearing, % Net debt / Total equity Gearing ratio helps to show financial risk level and it is a useful measure for management to monitor the level of Group’s indebtedness. Important measure for the loan portfolio. Equity ratio, % Total equity / (Total assets – Advances received) Equity / assets ratio helps to show financial risk level and it is a useful measure for management to monitor the level of Group’s capital used in the operations. Net debt / comparable EBITDA Net debt / Comparable EBITDA The level of Net debt / Comparable EBITDA is one of Altia’s financial targets. Earnings / share Result for the period attributable to shareholders of the parent company / Share - issue adjusted number of shares during the period Equity / share Equity attributable to shareholders of the parent company / Share - issue adjusted number of shares at the end of period

Additional information: Pekka Tennilä, CEO Niklas Nylander, CFO Contacts: Analysts and investors: Tua Stenius - Örnhjelm, Investor Relations, tel. +358 40 7488864 Media: Petra Gräsbeck, Corporate Communications, tel. +358 40 767 0867 The H1 results presentation will be held on 19 August 2020 at 11:00 am EET as a Microsoft Teams Meeting . We recommend that participants join the event using the online meeting option. Call - in option is also available. Option A: Online meeting Access meeting online here: Altia's H1 results presentation Option B: Call - in Call into the meeting about 5 minutes earlier at the below numbers. FI: +358 9 2310 6678 SE: +46 8 502 428 54 UK: +44 20 3443 9579 US: +1 917 - 781 - 4622 Conference ID: 308 898 979# Q&A We recommend that questions to the management are sent through the Teams chat. Presentation material and on - demand recording The presentation material will be shared in the online meeting and it can be downloaded on Altia’s website at: www.altiagroup.com/investors. A recording of the event will be available later at the same address. Distribution: Nasdaq Helsinki Ltd Principal media w w w . a lti ag ro u p.co m the Nordic region and Germany, but also in other selected export markets. Spirits also bottles the wine sold by the Wine business area. In 2019, the Spirits business area achieved sales of NOK 976 million, compared to NOK 920 million in 2018. EBITDA (adjusted) was NOK 149 million in 2019, compared to NOK 145 million in 2018. The higher sales are primarily driven by increased agency sales. Among own brands, sales of low - margin products increased, with rather weaker sales in high - margin markets. The operating profit for 2019 was NOK 122 million, compared to NOK 118 million for 2018. The Logistics business area (Vectura) distributes alcoholic beverages in the Norwegian market. The Logistics business area achieved sales of NOK 328 million in 2019, compared to NOK 308 million in 2018. EBITDA (adjusted) was NOK 15 million in 2019, compared to NOK 13 million in 2018. Sales increased as a consequence of new customers and higher sales of services, while the result was reduced by an increased overtime ratio, and lease of lorries and drivers. The operating profit ABOUT THE COMPANY Arcus ASA owns all of the shares in Arcus - Gruppen AS and Vectura AS. The purpose of the company is to manage shares and other company holdings, and the Group operates within the business areas of Wine, Spirits and Logistics. The Wine business area imports, bottles, markets and sells wine in Norway, Sweden and Finland, as well as within tax - free (and in Denmark as from 2020). In 2019, the Wine business area achieved sales of NOK 1,603 million, compared to NOK 1,625 million in 2018. EBITDA (adjusted) was NOK 170 million in 2019, compared to NOK 182 million in 2018. The sales decrease is mainly due to the loss of agencies in the Swedish wine company Vinunic, in conjunction with former employee’s commencement of competing activities. Apart from this, the Wine business area achieved sound growth. The operating profit for 2019 was NOK 158 million, compared to NOK 167 million for 2018. The Spirits business area imports, produces, bottles, markets and sells spirits primarily in for 2019 was NOK 2 million, compared to NOK 1 million for 2018. The company’s registered office is in Nittedal Municipality. STRATEGY AND BUSINESS DEVELOPMENT Arcus’ strategy is a strategy for growth. The Wine business area must win important tenders announced by the monopolies, increase sales through its own brands, and attract good, new agencies. This strategy applies to Sweden, Norway and Finland. The portfolios are developing continuously, and their content is focused on where demand is expected to increase. In Norway in particular, this has led to major changes. Here, the portfolio has increased in recent years, with more white wine, rosé wine and sparkling wine, which has yielded good results. The Spirits business area will achieve growth through production and sale of some of the Nordic region's strongest spirits brands, in particular aquavit, bitters and cognac. The domestic market is the Nordic region and Germany. During 2019, Spirits also added several international agencies to the portfolio. In Finland and Sweden in particular, this gave increased sales. In Denmark, where demand for aquavit and bitters had declined in recent years, Arcus in 2019 introduced sale of pre - mixed cocktails, vodka and gin. So far, this has given good results. The Logistics business area will grow by gaining more customers, and also by ensuring low operating costs. 2019 was another year with revenue growth for Logistics. This is due to an increase number of customers, but also that these customers have increased their portfolios and required additional logistics services. In addition to the strategy for each of the three business areas, Arcus has a strategy for the achievement of minor acquisitions. In 2019, this resulted in the acquisition of 90 percent of Wongraven Wines AS. Since 2010, Sigurd Wongraven has developed and sold quality wines in Norway, and as from 2010, in cooperation with Arcus’ Vingruppen. In the course of 2020, the wines will be launched in new markets. FINANCIAL DEVELOPMENT Statement of income In 2019, the Group’s total operating revenue was NOK 2,763 million (NOK 2,723 million in 2018). As stated, Spirits achieved significant growth in 2019, mainly on the basis of new agencies. Wine gained sound growth in Norway, with growth for own brands and for agency products, although revenue in Sweden was reduced considerably after the loss of agencies early in the year. The positive market development and strong growth for some of the wine companies did not compensate for this sufficiently. Wine in Finland lost agencies at the end of 2018, which together with weak market development contributed to lower revenue in 2019. Logistics continued to develop positively and increased its revenue with additional customers, as well as higher volumes for existing customers. Directors’ Report: ARCUS ASA The Arcus Group is a leading wine and spirits company in the Nordic region. The Group is a global market leader in the aquavit category, a market leader for spirits in Norway, and number two in Denmark. The Group is also the market leader for wine in Norway, number two in Sweden, and number five in Finland. Arcus ASA is a holding company whose purpose is the import, export, production, storage and distribution of alcoholic beverages and other goods, as well as other activities related to this business, and the ownership of interests in other companies that conduct such business. Arcus’ head office is located at Gjelleråsen in Nittedal Municipality, close to Oslo. 59 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

The Group's operating costs totalled NOK 2,489 million, of which depreciation and amortisation amounted to NOK 120 million (NOK 2,463 million, of which depreciation amounted to NOK 50 million). The change in costs from the previous year was affected significantly by the introduction of new accounting rules for the book entry of leases (IFRS 16), which the Group implemented as from 1 January 2019. Reported depreciation increased by NOK 70 million, of which NOK 69 million is due to the implementation of IFRS 16. In 2019, the Group’s operating profit before depreciation (EBITDA) was NOK 377 million, compared to NOK 307 million in 2018. Operating EBITDA (adjusted for non - recurring items) was NOK 397 million, compared to NOK 313 million in 2018. As stated, the implementation of IFRS 16 is the most important reason for the increase in EBITDA. The Group’s net financial items amounted to NOK - 85 million (NOK - 36 million) in 2019. The increase in net financial items by NOK 49 million is to a great extent driven by the implementation of IFRS 16, which accounts for an increase of NOK 45 million in interest expenses. In 2019, the Group’s tax costs amounted to NOK 39 million, compared to NOK 57 million in 2018. The effective tax rate was 23 per cent, compared to 26 per cent for the previous year. The lower effective tax rate is mainly due to a lower actual tax rate in the Norwegian activity. Balance sheet, cash flows At the end of the year, the Group had brands and goodwill for NOK 1,902 million (NOK 1,857 million). To a great extent the increase is due to the acquisition of Wongraven Wines in December 2019. At the close of the year, the Group had investments in fixed assets and software for NOK 1,452 million (NOK 343 million). The large increase is mainly based on the implementation of IFRS 16, which at the end of the year entailed an increase in rights of use of NOK 1,122 million, compared to the end of 2018. Group equity was NOK 1,662 million as at 31 December (NOK 1,654 million). Changes in equity are affected positively by the profit for the year, but reduced by the dividend paid to minority shareholders in the Group and share - holders in the parent company. The equity ratio was 30 percent at year - end, which is 7 percentage points below the previous year. The reduced equity ratio, even though the Group's equity increased during 2019, is due to the significant increase in total liabilities as a consequence of the implementation of IFRS 16. As at 31 December 2019, the Group’s total liabilities amounted to NOK 3,928 million (NOK 2,783 million), of which interest - bearing debt amounted to 51 per cent. Of the increase from 2018 to 2019, NOK 1,142 million is due to calculated lease obligations in conjunction with the introduction of IFRS 16. The Group's net cash flow from operational activities was NOK 292 million (NOK 395 million). The change is affected significantly by how Arcus in January 2018 received significant payments from Vinmonopolet that fell due on the last day of 2017, which did not take place in January 2019. In 2019, cash flow from operational activities was also affected negatively by temporarily higher stocks at year - end. On the other hand, cash flow from operations or activities was affected positively by the introduction of IFRS 16. Significant changes in accounting policies The introduction of IFRS 16 as from 1 January 2019 has entailed significant changes for the Group. Some of the effects are described in “Financial development” in the Directors’ Report above. See also Note 13 to the consolidated financial statements, which gives a more detailed description of the changes which this has entailed. There have been no other changes entailing significant effects for the Group. Financial risk and risk management The Board has adopted a financial policy, defining the framework and guidelines for financial risk management within the Group. Arcus' principal source of revenue is the core business. The main risk management strategy for the Group is to limit the financial risk arising from the core business. The most important financial risks to which the Group is exposed are associated with credit risk, interest - rate risk, liquidity risk and foreign currency risk . To a small extent, Arcus uses financial instruments to hedge interest - rate and currency risks. The Group does not use hedge accounting and on initial recognition, financial instruments are recognised as financial instruments at fair value, while changes in value are recognised through profit or loss. Credit risk The finance policy stipulates that credit risk must be assessed before establishing credit purchase agreements with new customers. The assessment includes a review of accounting information, as well as other relevant and accessible data, to determine the credit limit and credit terms. Once a relationship has been established with a customer, credit risk and credit limits are continuously assessed in relation to the client’s financial performance and payment history. Outstanding receivables are continuously monitored by the finance department in cooperation with the marketing departments of the individual businesses. A large proportion of the Group’s accounts receivable arise from the sale of wine and spirits to the state - owned monopoly outlets in the Nordic region. Credit risk associated with these customers is considered to be non - existent. The Group’s credit risk is otherwise spread over a large number of small customers within the hotel, restaurant and café market, as well as a small number of distributors outside the Nordic region. Interest - rate risk The Group is exposed to interest - rate risk via financing activities (debt financing and financial leasing liabilities) and investments (bank deposits). At the end of 2019, the Group’s non - current liabilities consisted of credit facilities at SEB and financial leasing at Nordea Finans and Volvo Finans. The interest - rate hedging policy entails that up to 50 percent of the base rate on non - current loans can be hedged. At the end of 2019, none of the Group's interest - bearing debt was hedged. The interest - rate margin on credit facilities at SEB is related to the size of the Group’s net interest - bearing debt relative to EBITDA, while the agreement with Nordea Finans involves a fixed interest - rate margin. Liquidity risk Liquidity risk is the risk that the Group will not be in a position to service its financial liabilities as they fall due. Arcus must at all times have suffici - ent liquidity to meet its obligations. At the same time, the aim is to minimise the Group’s surplus liquidity. The Group will work continuously to develop its financial independence, through close monitoring of revenue development and capital binding, and through continuous assessment of alternative sources of finance. Arcus aims for the greatest possible degree of flexibility in terms of utilising liquid assets as effectively as possible in day - to - day operations. This is achieved through a Group cash pool system with a drawing facility managed by Arcus AS. When funds are needed for investment purposes, the Group relies on its own liquidity as far as possible. However, for larger investments external debt financing from a financial 60 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

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ANNUAL REPORT 2019 | In Brief | Group CEO | The Company | Sustainability | Corporate Governance | Directors' Report | Financial Statements and Notes | 61

institution is also used. The Arcus Group did not raise any new loans during 2019, but entered into leasing agreements in connection with the replacement of lorries in Logistics.

Currency risk
The Group is exposed to currency risk as it operates in several countries and makes significant purchases in foreign currencies. The most significant currencies are euro, Danish krone, Swedish krona and US dollar.

The Group's currency exposure can mainly be divided into two groups: cash flow risk and translation risk. The overall objective is to limit the effect of exchange rate fluctuations on the Group's cash flow in Norwegian kroner. It is continuously sought to offset changes in purchase costs from suppliers in functional currencies, due to exchange rate fluctuations, by changing sales prices for customers, and by renegotiation of purchase prices from suppliers.

The risk horizon, i.e. the time it takes to compensate for negative currency movements, is generally controlled by the price-adjustment opportunities in relation to the Nordic state monopolies. In Norway, this takes place every fourth month and in Sweden, every sixth month. Currency is purchased in the spot market in order to continuously offset net positions against monetary items. Forward contracts are used solely to hedge purchases in foreign currency on behalf of Vectura's customers, and possibly also on major acquisitions of companies or operating equipment in foreign currency, if there is a long time gap between contract establishment and settlement date.

Some of the Group's non-current borrowing is undertaken in Swedish kronor, as a natural hedging of cash flows in the form of dividends in Swedish kronor.

For reporting purposes, receivables and debt, as well as monetary items in foreign currency, are translated at the closing rates in the companies' functional currencies. The Group's presentation currency is Norwegian kroner. The Group is therefore further exposed to currency risk on translating foreign subsidiaries from their functional currency to the Group's presentation currency. This translation risk is not hedged.

NUMBER OF EMPLOYEES IN THE ARCUS GROUP AS OF 31.12.2019 DISTRIBUTED BY COUNTRY

	Norway	Sweden	Denmark	Finland	Germany	Total
Women	90	29	4	10	2	135
Men	251	26	13	9	1	300
Total	341	55	17	19	3	435

NUMBER OF EMPLOYEES IN THE ARCUS GROUP AS OF 31.12.2019 DISTRIBUTED BY BUSINESS AREA

	Men	Women	Total
Spirits	96	46	142
Wine	37	47	84
Arcus-Gruppen AS	20	14	34
Vectura AS	146	27	173
Arcus ASA	2	0	2
Total	301	134	435

EMPLOYEES AND ORGANISATION

Employees
At year-end, the Group had 430.5 FTEs (full-time equivalents), distributed on 435 permanent employees, of whom 341 are employed in Norway. The parent company Arcus ASA has two employees. The gender distribution for the overall Group was 69 percent men and 31 percent women.

The Board of Directors considers the working environment and cooperation with employee representatives to be good and constructive. The co-involvement of employees is ensured at several levels of the Group. Permanent cooperation committees, consisting of employee representatives and representatives from management, have been established in the operating companies in Norway. At these meetings, the management provides information, and engages in discussions when needed. There is also a well-functioning corporate committee where the employees' Board members and key representatives meet before each Board meeting to discuss relevant, Group-wide issues.

Absence due to illness
The Group has a strong focus on sick leave rates. The Norwegian companies in the Group work closely with the occupational health service and NAV (the Norwegian Labour and Welfare Administration) to reduce sick leave. Individual follow-up and planning are important tools in this work. For Arcus-Gruppen AS with subsidiary in Norway, the sick leave rate was 4.6 percent in 2019, compared to the target of 4.2 percent. The target for 2020 has been retained at 4.2 percent. For Vectura AS, where a lot of manual and physical work is undertaken, sick leave was 6.8 percent in 2019, which is an improvement of 1.7 percentage points from 2018. The goal for 2019 was 7.5 percent, while the goal for 2020 is set at 6.5 percent. Sick leave varies considerably between departments and across business areas.

For the Arcus ASA Group, total sick leave in Norway amounted to 5.7 percent in 2019, which is an improvement of 0.7 percentage point from 2018. For comparison, the NHO (Confederation of Norwegian Enterprise) sick leave statistics for beverage production in Q3 2019 show absence with a medical certificate at 4.1 percent, and self-reported absence at an estimated 0.6 percent, which gives total sick leave of 4.7 percent.

Sick leave statistics and HSE incidents are presented each month at departmental meetings, on the intranet and on bulletin boards, and are considered by the working environment committees.

Working environment and HSE
The Group's operating companies work systematically with health, safety and the environment. Individual action plans are established and followed up centrally, at business area level, and in the working environment committees.

To avoid serious injuries and incidents, it is important to have an organisation and culture that can identify hazardous conditions, register adverse incidents and introduce corrective measures on an ongoing basis. In this respect, the operating companies in the Group have been successful. Adverse incidents are reported regularly. These incidents are reported on a monthly basis to management, employees, working environment committees and safety representatives.

All injuries are investigated to discover the underlying cause and measures are then implemented to avoid similar incidents.

In 2019, there were six injuries resulting in absence due to illness (four in Vectura AS and two in Arcus Norway AS). The injuries were not considered to be serious and the persons returned to work after a few days’ absence. The Group’s goal for 2020 is zero absence due to injuries. Equal opportunities Of the Group’s 435 employees at year - end, 31 percent were women and 69 percent were men, which is the same level as the preceding year. The management groups of the operating companies all have female members. The Group Management of Arcus ASA has one female member. At year - end, the Group had 42 percent female managers, which is an increase of 10 percentage points from 2018. At the end of 2019, the Board of Directors of the holding company (Arcus ASA) comprised ten Board members, of whom five were women. Three members of the Board of Directors are representatives elected by the employees, and two of these members are women. The proportion of female members of the Board of Directors thereby fulfils the statutory requirements concerning female representation on ASA's board of directors. In connection with the local salary settlement in 2019 in Norway, the parties reviewed the situation concerning equal opportunities and equal pay. The parties agreed that satisfactory consideration is made of equal pay and equal opportunities. Diversity The Group has a stated policy not to discriminate on the basis of gender, religion, race, sexual orientation, age, functional disability, or ethnic and/or cultural origin. At the end of 2019, the employees represented around 30 different languages and approximately 20 percent of the employees did not have a Nordic cultural or ethnic background. Arcus’ goal is to eliminate all forms of discrimination or harassment. The Group's Work Regulations and Ethical Rules set out guidelines for this, and good reporting procedures have also been established. In 2019, a new Plan for Diversity and Inclusion was also drawn up. The plan defines concrete targets and activities. As a Group and employer, Arcus ASA must promote equal opportunities and prevent discrimination of its employees. The Board of Directors and the manage - ment groups of the operating companies are aware of this in relation to recruitment, appointments, salary appraisals and working conditions, as well as through awareness - raising activities. Ethical guidelines The Group’s ethical guidelines define, clarify and ensure a common business ethics framework to outline the expectations of the ethical and appropriate behaviour of all employees. The Group’s ethical guidelines stipulate that Arcus has zero tolerance for discrimination, bullying and corruption. As part of the ethical guide - lines, provision is also made for the notification of any misconduct within the Group. Whistle - blowers can use a designated telephone number, established for this purpose. All employees have been made aware of this option, and the fact that their anonymity is guaranteed. In 2019, one whistleblower report was made. Data protection Arcus adheres to the EU’s General Data Protection Regulation (GDPR). The previous procedures for compliance and control were revised in 2019, so that Arcus handles personal data protection in accordance with GDPR. On the basis of the mapping it was concluded that Arcus is not subject to the requirement of a separate data protection officer (cf. Article 37 of GDPR). To ensure compliance with legislation across the Group's business areas it has nonetheless been decided to appoint a separate data protection committee. The main function of the committee will be to ensure compliance with new data protection legislation by Arcus ASA with subsidiaries. Environment Consideration of the external environment is an important aspect of corporate social responsi - bility at Arcus and there was increased activity in 2019. The Sustainability Report on pages 36 - 54 is part of the Directors’ Report, but certain aspects are highlighted by the Board of Directors below: Using the right packaging is one of the areas in which Arcus can do its best to contribute to a better environment. According to a survey by the Nordic alcohol monopolies in 2016, glass production is by far the biggest environmentally adverse factor in the alcohol monopolies’ activities. This is the reason that Arcus in 2019, for the first time, has sold wine in returnable plastic bottles. Plastic that is recirculated is a far more environmentally friendly type of packaging than glass, for example. Arcus has also engaged in organisations and fora in which environmental measures take highest priority. As an element of this, Arcus has taken the “Plastic Pledge”. This entails a commitment to reduce plastic consumption by 30 percent. Before 2025, at least 50 percent of the plastic used must be recirculated plastic. In 2019, the recirculation of own waste increased to 64 percent (50 percent in 2016), and six lorries with old engines were replaced by more ecofriendly Euro 6 engines. Arcus supports a precautionary approach to environmental challenges, and works systematically to reduce the impact of its activities on the external environment. In 2017, the Group set 11 specific KPIs that are to be achieved before 2020. They include KPIs for reduction of carbon dioxide and increased recirculation of waste. The status for each of these 11 parameters is presented in the Sustainability Report. In line with Section 3 - 3c of the Norwegian Accounting Act, the Annual Report includes a separate report on Arcus’ corporate social responsibility, including the current status for each of the 11 KPIs. This report is an integrated element of the Annual Report. Alcohol Arcus takes a clear stance on responsible alcohol consumption. Our aim is to raise awareness and understanding of our approach to alcohol and responsible consumption among all of the target groups which are relevant for Arcus. This is the background to our “Think before you drink” campaign, launched in the autumn of 2015, which has become an integral aspect of Arcus’ communication strategy. “Think before you drink” is both an internal and external awareness campaign, reaching all employees and all stakeholders in contact with Arcus. In the three years from 2017 to 2019, Arcus has run a campaign directed at high - school graduates. The “Think before you drink” message is shared on the graduates’ own digital channels. At the celebrations at Tryvann and Tusenfryd in Oslo, 7,000 filled bottles of water were distributed to graduates in 2019, with ample opportunity to refill the bottles. This was 1,000 more bottles than in 2018. Twenty water drums were also distributed to the graduates’ buses, to ensure that bottles could easily be refilled. Arcus was not identified as the originator of the initiative. Alcolocks are installed on all lorries and new company cars. AKAN (organisation to prevent alcohol abuse at work) committees and AKAN contacts have also been established in the operating companies. The Annual Report includes a separate report on Arcus' organisation. 6 2 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

Ownership On 1 December 2016, Arcus ASA was listed on the Oslo Stock Exchange, and at year - end 2018/19 had 2,250 shareholders. At the close of the year, three shareholders each held more than 5 percent of the company's shares: Canica AS (44.2 percent), Geveran Trading Co Ltd (9.9 percent) and Verdipapirfondet DNB Norge (IV) (5.1 percent). Quarterly results have been presented in Oslo for each quarter. In addition, one - to - one investor meetings were held in Oslo on a regular basis throughout the year, and Arcus attended internal and external investor presentations under the auspices of stockbroker firms. The Annual Report includes a separate report on Arcus' corporate governance compliance . This is an integrated element of the Annual Report . Continued operations In accordance with Section 3 - 3a of the Norwegian Accounting Act, it is confirmed that the company is a going concern. The basis for this lies in the long - term plans and strategic choices that have been made. EVENTS AFTER THE CLOSE OF THE FINANCIAL YEAR Since the COVID - 19 outbreak, Arcus' business segments have managed to keep operations stable. Supply of wine and other raw materials, has more or less been according to plan due to close cooperation with our partners. At our production and bottling facility, there have been no major disruptions. Sales of wine and spirits to Vinmonopolet has been higher than normal. The main reasons are strongly reduced sales to Duty Free Travel Retail, hotels, restaurants and cafés, and strongly reduced shopping at the Swedish border. Logistics has had high activity due to increased demand at Vinmonopolet, and operation and deliveries have been very close to plan. No employees have so far reported COVID - 19 infection. By mid - April 3,7 percent of the employees were temporarily laid off. All temporary layoffs in Arcus are related to reduced sales to hotels, restaurants and bars. To minimize temporary layoffs, some of these employees have worked in our production, to fill vacant positions. The Group’s overdraft facility at SEB has been increased from 600 MNOK to 800 MNOK to provide additional liquidity reserves during the potentially volatile situation caused by the COVID - 19 outbreak. The due date on the group’s term loan has also been extended by one year to 1 December 2022. Given the challenging situation faced by some of our customers we are closely monitoring the situation and taking appropriate actions to mitigate the risk of credit losses. We currently estimate that the effect will be relatively moderate and have made appropriate extra - ordinary provisions for expected losses in our Q1 accounts. On 11 March, Arcus announced that Vectura and Cuveco were assessing the possibility of a merger. In an industry subject to strong competition and low margins, the two parties would like to establish a company that, over time, can develop even better services. A merger would make it possible to achieve a size that makes it easier to invest for the future in automation, digitalisation and sustainable solutions. The new company would gradually be able to offer a better and broader range of services to its many customers. The Norwegian Competition Authority (Konkurransetilsynet) has approved the possible merger between Vectura and Cuveco. The merger project will then move on to the next stage of negotiations and planning. APPROPRIATION OF PROFITS The parent company Arcus ASA reported a profit for the year of NOK 52 million in 2019, compared to NOK 55 million in 2018. The Board proposes the allocation of dividend of NOK 1.66 per share, in total NOK 113 million, and that the profit of NOK 52 million be transferred to other equity. FUTURE PROSPECTS In conjunction with the IPO, the company published its long - term growth targets, including organic revenue growth of 3 - 5 percent, including minor bolt - on acquisitions, and EBITDA growth of 6 - 9 percent in the next three to five years. The Board continues to set these targets as the basis for the Group's continued development. Gjelleråsen 29 April 2020 Michael Holm Johansen Chairman of the Board Carl Erik Hagen Nils Selte Ann - Beth Freuchen Eilif Due Leena Saarinen Kirsten Ægidius Ann Therese Jacobsen Konstanse M. Kjøle Erik Hagen Kenneth Hamnes Group CEO 63 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

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BOARD OF DIRECTORS



Michael Holm Johansen
Chairman of the Board



Carl Erik Hagen
Board member



Nils Selte
Board member



Ann-Beth Freuchen
Board member



Eilif Due
Board member



Leena Saarinen
Board member



Kirsten Ægidius
Board member



Ann Therese Jacobsen
Board member



Konstanse M. Kjøle
Board member



Erik Hagen
Board member

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Financial Statements and Notes

CONSOLIDATED FINANCIAL STATEMENTS

Statement of income 01.01.-31.12.		66
Statement of other comprehensive income 01.01.-31.12.		67
Statement of financial position as at 31 December		68
Statement of cash flows 01.01.-31.12.		70
Statement of changes in equity		71
Brief history of the Group		72
Notes		
Note 1	Management of financial risk	73
Note 2	Segment information	80
Note 3	Revenues	82
Note 4	Information on cash flows	85
Note 5	Other operating expenses	87
Note 6	Salaries and other personnel costs	88
Note 7	Share-based payment	91
Note 8	Pension costs, assets and obligations	94
Note 9	Financial income and costs	97
Note 10	Tax	97
Note 11	Tangible fixed assets	99
Note 12	Intangible assets	100
Note 13	Lease agreements and obligations	103
Note 14	Other receivables	108
Note 15	Inventories	108
Note 16	Current liabilities	109
Note 17	Cash and cash equivalents	109
Note 18	Liabilities at fair value through profit or loss	110
Note 19	Interest-bearing debt	111
Note 20	Other provisions for liabilities	113
Note 21	Share capital and shareholder information	114
Note 22	Transactions with related parties	116
Note 23	Investments in associated companies and jointly controlled entities	117
Note 24	Pledges and guarantees	118
Note 25	Business mergers	119
Note 26	Companies in the Group	120
Note 27	Events after the close of the financial year	123
Accounting policies		124
Alternative performance measurements		130

PARENT COMPANY ACCOUNTS

Statement of income 01.01.-31.12.		134
Statement of financial position as at 31 December		135
Statement of cash flows 01.01.-31.12.		136
Accounting policies		137
Notes		
Note 1	Payroll costs	138
Note 2	Tax	139
Note 3	Subsidiaries	139
Note 4	Share capital and shareholder information	140
Note 5	Equity	140
Note 6	Pension obligations and costs	140
Note 7	Loans, pledges and guarantees, etc.	141
Note 8	Intragroup receivables and liabilities	142
Note 9	Cash and cash equivalents	142
Note 10	Financial market risk	142
Note 11	Events after the close of the financial year	143

DECLARATION	143
AUDITOR'S REPORT	144

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CONSOLIDATED FINANCIAL STATEMENTS

Statement of income 01.01. -31.12.

Figures in NOK 1,000	Note	2019	2018
OPERATING REVENUE AND EXPENSES			
Sales revenue	2,3	2,710,374	2,672,615
Other operating revenue	2,3	52,403	50,586
Total operating revenue	2,3	2,762,777	2,723,201
Net gain on sale of fixed assets	4,11,12	11	365
Cost of sales	15,22	-1,601,113	-1,577,306
Salaries and other personnel costs	6,7,8	-439,220	-426,644
Depreciation and amortisation	11,12,13	-119,573	-50,005
Other operating expenses	5	-329,443	-409,330
Share of profit from associated companies and jointly controlled entities	23	4,059	2,311
Operating profit before other income and expenses		277,498	262,592
Other income and expenses	5	-19,744	-5,296
Operating profit		257,754	257,296

Figures in NOK 1,000	Note	2019	2018
FINANCIAL INCOME AND EXPENSES			
Interest income	9	22,498	12,906
Other financial income	9,18	30,038	27,740
Interest costs	9	-99,128	-39,029
Other financial costs	9,18	-38,693	-37,733
Net financial profit/loss		-85,285	-36,116
PROFIT BEFORE TAX		172,469	221,180
Tax	10	-39,182	-56,763
Profit for the year		133,287	164,417
The profit for the year is allocated to			
Non-controlling interests	26	5,466	5,954
Parent company shareholders		127,821	158,463
		133,287	164,417
Earnings per share (NOK)			
Earnings per share	21	1.88	2.33
Diluted earnings per share	21	1.79	2.25

67 ANNUAL REPORT 2019 en t s ARCUS ASA In Brief Group CEO The Co Total comprehensive income 01.01. – 31.12. m pa n y Sus t a inability Corporate Governance Directors' Report Financial Statem and Notes Figures in NOK 1,000 Note 2019 2018 Profit for the year 133,287 164,417 Items that will not be reclassified against the statement of income: Estimate deviations, pensions 8 - 1,989 9,900 Total - 1,989 9,900 Tax on items that will not be reclassified against the statement of income 10 438 - 2,277 Total - 1,551 7,623 Items that may be reclassified against the statement of income: Translation differences on translation of foreign subsidiaries - 5,000 6,967 Total - 5,000 6,967 Tax on items that may be reclassified against the statement of income 0 0 Total - 5,000 6,967 TOTAL COMPREHENSIVE INCOME - 6,551 14,590 TOTAL COMPREHENSIVE INCOME FOR THE YEAR 126,736 179,007 The total comprehensive income for the year is allocated as follow Non - controlling interests 5,104 5,214 Parent company shareholders 121,632 173,793 TOTAL COMPREHENSIVE INCOME FOR THE YEAR 126,736 179,007 Total comprehensive income per share (NOK) Earnings per share 21 1.79 2.55 Diluted earnings per share 21 1.70 2.47

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68

Statement of financial position as at 31 December

Figures in NOK 1,000	Note	2019	2018
ASSETS			
Fixed assets			
Intangible assets			
Goodwill	12	1,048,185	1,042,130
Brands	12	853,965	815,009
Software	12	21,033	26,752
Total intangible assets		1,923,183	1,883,891
Tangible fixed assets			
Tangible fixed assets	11	151,973	315,839
Rights of use	13	1,279,262	0
Total tangible fixed assets		1,431,235	315,839
Deferred tax assets	10	86,100	110,158
Financial assets			
Investments in associated companies and jointly controlled entities	23	64,521	61,291
Other investments in shares	1	249	200
Other non-current receivables	14	506	1,581
Total financial assets		65,276	63,072
Total fixed assets		3,505,794	2,372,960

Figures in NOK 1,000	Note	2019	2018
Current assets			
Inventories	15	486,612	441,117
Receivables			
Trade receivables	1	1,278,500	1,260,709
Prepayments to suppliers	14	63,152	52,999
Other receivables	10,14	50,810	26,983
Total receivables		1,392,462	1,340,691
Bank deposits	1,17	205,029	282,594
Cash and cash equivalents		205,029	282,594
Total current assets		2,084,103	2,064,402
TOTAL ASSETS		5,589,897	4,437,362

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Statement of financial position as at 31 December

Figures in NOK 1,000	Note	2019	2018
EQUITY AND LIABILITIES			
Equity			
Paid-in equity			
Share capital	21	1,360	1,356
Share premium		770,743	770,743
Total paid-in equity		772,103	772,099
Retained earnings			
Other equity		886,224	878,970
Total retained earnings		886,224	878,970
Non-controlling interests	26	3,896	2,965
Total equity		1,662,223	1,654,034
Liabilities			
Provisions			
Deferred tax liability	10	101,260	101,845
Pension obligations	8	23,724	21,077
Liabilities at fair value through profit or loss	1,18	69,343	74,218
Other provisions for liabilities	20	0	92
Total provisions		194,327	197,232

Figures in NOK 1,000	Note	2019	2018
Other non-current liabilities			
Debt to financial institutions	1,19	703,829	874,895
Lease obligations	13,19	1,151,016	0
Other non-current liabilities		464	647
Total other non-current liabilities		1,855,309	875,542
Current liabilities			
Debt to financial institutions	1,19	0	18,063
Lease obligations	13,19	154,199	0
Trade payables		570,499	576,783
Tax payable	10	5,002	0
Unpaid public duties	16	959,697	930,452
Other current liabilities	16,20	188,641	185,256
Total current liabilities		1,878,038	1,710,554
Total liabilities		3,927,674	2,783,328
TOTAL EQUITY AND LIABILITIES		5,589,897	4,437,362

Gjelleråsen, 29 April 2020

Michael Holm Johansen
Chairman of the Board

Carl Erik Hagen

Nils Selte

Ann-Beth Freuchen

Eilif Due

Leena Maria Saarinen

Kirsten Ægidius

Ann Therese Jacobsen

Konstanse M. Kjøle

Erik Hagen

Kenneth Hamnes
Group CEO

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Statement of cash flows 01.01. -31.12.

Figures in NOK 1,000		2019	2018
CASH FLOWS FROM OPERATIONS			
Profit before tax		172,469	221,180
Depreciation and amortisation	11,12,13	119,573	50,005
Share of profit from associated companies and jointly controlled entities	23	-4,059	-2,311
Dividends received from associated companies and jointly controlled entities	23	447	445
Taxes paid	10	-34,928	-39,991
Interest costs during the period	9	97,510	37,406
Pension costs and other provisions without cash effect	4	567	197
Value changes and other costs without cash effect	4	-304	12,155
Profit/loss on sale of fixed assets and intangible fixed assets	4	-11	-365
Unrealized agio effects	4	-2,527	1,195
Change in inventories	4,15	-45,495	-30,358
Change in trade receivables	4	-16,342	171,455
Change in trade payables	4	-6,324	-27,101
Change in other current assets and other liabilities	4	11,098	624
Net cash flows from operational activities		291,674	394,536
CASH FLOWS FROM INVESTMENT ACTIVITIES			
Payments on acquisition of intangible fixed assets	12	-1,496	-3,270
Payments on purchase of tangible fixed assets	11	-18,723	-19,812
Proceeds from sale of tangible fixed assets	4,11	146	365
Payments on acquisition of business	25	-50,690	0
Payments on acquisition of other financial investments	4	-15	-119
Net cash flow from investment activities		-70,778	-22,836

Figures in NOK 1,000		2019	2018
CASH FLOWS FROM FINANCING ACTIVITIES			
Payouts in share-based incentive programme	4,7	-2,125	0
Repayment on interest-bearing debt	1,19	-66,162	-17,370
Change in other non-current loans	14	1,075	-360
Change in overdraft facility	19	0	-72,700
Interest cost paid during the period	4,9	-97,314	-37,302
Payments for acquisition of non-controlling interests	4	0	-6,150
Payment for purchase of own shares		-2,915	-8,303
Payments of dividends	4,26	-116,214	-118,716
Net cash flow from financing activities		-283,655	-260,901
Effect of exchange rate fluctuations on cash and cash equivalents		-14,806	-12,620
Effect of exchange rate fluctuations on cash and cash equivalents		-14,806	-12,620
Net change in cash and cash equivalents		-77,565	98,179
Holdings of cash and cash equivalents as at 01.01.		282,594	184,415
Holdings of cash and cash equivalents as at 31.12.	17	205,029	282,594

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Statement of changes in equity

Figures in NOK 1,000	Share capital	Portfolio of own shares	Share premium	Translation differences	Share-based payment fund	Other retained earnings	Total for owners of the parent company	Non-controlling interests	Total for the Group
Equity as at 31.12.2017	1,360	0	770,743	300,812	8,504	569,173	1,650,592	18,823	1,669,415
Profit for the year 2018	0	0	0	0	0	158,463	158,463	5,954	164,417
Total comprehensive income 2018	0	0	0	7,707	0	7,623	15,330	-740	14,590
Total profit for the year 2018	0	0	0	7,707	0	166,086	173,793	5,214	179,007
Transactions with owners 2018									
Purchase of own shares	0	-4	0	0	0	-8,299	-8,303	0	-8,303
Share-based payment	0	0	0	0	6,722	0	6,722	0	6,722
Payment of dividend	0	0	0	0	0	-112,919	-112,919	-5,797	-118,716
Changes in non-controlling interests	0	0	0	0	0	-61,534	-61,534	-12,557	-74,091
Transfer of profit for the year from minority to majority*	0	0	0	0	0	2,718	2,718	-2,718	0
Total transactions with owners 2018	0	-4	0	0	6,722	-180,034	-173,316	-21,072	-194,388
Equity as at 31.12.2018	1,360	-4	770,743	308,519	15,226	555,225	1,651,069	2,965	1,654,034
Profit for the year 2019	0	0	0	0	0	127,821	127,821	5,466	133,287
Total comprehensive income 2019	0	0	0	-4,670	0	-1,551	-6,221	-330	-6,551
Total profit for the year 2019	0	0	0	-4,670	0	126,270	121,600	5,136	126,736
Transactions with owners 2019									
Purchase of own shares	0	4	0	0	0	-538	-534	0	-534
Share-based payment	0	0	0	0	-2,007	0	-2,007	0	-2,007
Payment of dividend	0	0	0	0	0	-112,872	-112,872	-3,342	-116,214
Changes in non-controlling interests	0	0	0	0	0	0	0	208	208
Transfer of profit for the year from minority to majority*	0	0	0	0	0	1,071	1,071	-1,071	0
Total transactions with owners 2019	0	4	0	0	-2,007	-112,339	-114,342	-4,205	-118,547
Equity as at 31.12.2019	1,360	0	770,743	303,849	13,219	569,156	1,658,327	3,896	1,662,223

* Non-controlling interests in the Group are related to interests in subsidiaries within the Wine business area, where there are put options that may be exercised at a given time in the future. The value of the put options is recognised as liabilities at fair value and has reduced the non-controlling interests' share of equity. The share of profit for the year is presented as allocated profit to the non-controlling interest in the statement of income. Since the Group has recognised the liability on the put options against the non-controlling interests' share of equity, the share of profit from non-controlling interests, adjusted for any distributed dividend and exchange rate translation differences, is transferred to the owner of the parent company's share of equity at the end of each reporting period.

The remaining book value of non-controlling interests is related to non-controlling interests for which no put options exist.

Brief history of the Group Arcus ASA is registered and domiciled in Norway, and located at Destilleriveien 11 in Gjelleråsen in Nittedal Municipality, just north of Oslo. The consolidated financial statements include the parent company and subsidiaries (together referred to as “Arcus” or the “Group”, and individually as a “Group company”), as well as the Group’s holdings in associated companies. The Group’s principal activity is the import, production, marketing, sale and distribution of wine and spirits. Historical development The Group has carried out the following important transactions in recent years: 2019 • In May, the Group established the new, wholly - owned subsidiary Arcus Co Brands AS in Norway, and in November the wholly - owned company, Arcus Winebrands Sweden AB, in Sweden. Both companies were established to strengthen the focus on own wine brands in Norway and Sweden. • In December, the Group acquired 90.01 percent of Wongraven Wines AS, which will be included in the Norwegian wine agency business. 2018 • In Q2, the Group's Norwegian spirits activity established a new subsidiary, Atlungstad Håndverksdestilleri AS, which as from 2019 took over the production at Stange in Hedmark. • In June, the Group acquired a further 10.1 percent interest in Symposium Wines AS, which is part of the Group's Norwegian wine business. The Group thereafter has an interest of 90.1 percent. • In September, the Group acquired 100 percent of the shares in the Norwegian company BevCo AS, which as from the same date is part of the Group's spirits business. Among other things, the company has the distribution rights for Dooley’s Toffee in Norway. • In October, the Group acquired the Vanlig brand, which comprises a vodka and a gin product. The Group took over sales of this product as from the same date, while production was taken over during Q1 2018. • In December, the Group acquired the Hot n'Sweet brand, which is a vodka shot. The Group took over sales of this product as from 1 January 2018, while production was taken over during Q1 2018. 2016 • In February, the Group increased its ownership of Excellars AS from 51.0 percent to 90.1 percent by the subsidiary Vingruppen AS’ acquisition of minority shares. • In February, the Group increased its ownership of Wineagency Sweden AB from 80.0 percent to 90.0 percent on the subsidiary Vingruppen i Norden AB’s acquisition of additional minority shares. • In July, the Group increased its ownership of Wineworld Sweden AB from 80.0 percent to 90.0 percent on the subsidiary Vingruppen i Norden AB's acquisition of additional minority shares. • In August, the Group acquired the Dworek vodka brand. • In December, the Group increased its ownership of Vingruppen i Norden AB from 99 . 37 percent to 100 . 0 percent on the subsidiary VinGruppen Sweden Holding AB's acquisition of the remaining minority shares . • In Q3, the Group's spirits activity in Sweden established a new subsidiary, Stockholms Spritfabrik AB, which will operate agency brands for spirits in Sweden. • In Q3, the Group's wine activity in Norway established three new subsidiaries: Classic Wines AS, Creative Wines AS and Arcus Brand Lab AS. The first two companies will conduct agency brands, while Arcus Brand Lab AS will be part of the company with its own brands. • In Q4, the Group's Swedish wine activity established a new subsidiary, New Frontier Wines AB, which will be included in the Swedish wine agency activity. 2017 • In January, the Group acquired the remaining 50 percent interest in Det Danske Spiritus Kompagni A/S. Det Danske Spiritus Kompagni A/S thereby became the wholly - owned subsidiary in the Group's spirits business. • In January, the Group established Vingruppen Finland Oy, as a wholly - owned subsidiary of Vingruppen i Norden AB. • In February, the Group acquired the remaining 9.9 percent interest in Excellars AS. Excellars AS thereby became the wholly - owned subsidiary in the Group's wine business. • In June, the Group increased its ownership of Valid Wines Sweden AB from 97.0 percent to 100.0 percent on the subsidiary Vingruppen i Norden AB’s acquisition of additional minority shares. At the same time, the company sold 16.9 percent of the shares to the company's general manager, so that after the transaction the Group has an ownership interest of 83.1 percent in Valid Wines Sweden AB. • Arcus - Gruppen Holding AS was restructured as a public limited liability company, and changed its name to Arcus ASA, before the company's listing on the Oslo Stock Exchange on 1 December. 2015 • In February, acquired the aquavit brand Snälleröds in Sweden. • In April, acquired the wine activity from Fondberg in Finland. Changed the name of the company to Social Wines Oy. • In September, acquired 70 percent of the shares in a recently - founded Norwegian wine company, Heyday Wines AS. • In Q4, reorganised the ownership of Vingruppen i Norden AB, by selling the shares to a newly - established wholly - owned holding company in Sweden called VinGruppen Sweden Holding AB. • Discontinued production in Aalborg and moved the production and bottling of the Danish brands (Aalborg Aquavit, Malteserkreutz and Gammel Dansk) to customised facilities at Gjelleråsen. 72 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

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Noter

NOTE 1 MANAGEMENT OF FINANCIAL RISK

Financial risk

The Group has a Board-adopted financial policy in which strategy and guidelines for financial risk management are defined. Responsibility for the execution of the adopted financial policy lies with Arcus ASA, but is implemented in cooperation with the individual business areas. The Arcus Group's principal source of revenue is the core business, and the Group's main strategy with regard to risk is not to speculate, but to limit the financial risk that the core business creates.

The most important financial risks to which the Group is exposed are associated with credit risk, interest-rate risk, liquidity risk and foreign currency risk.

For hedging purposes associated with interest-rate and currency risk, the Group to a certain degree uses financial derivatives. The Group does not fulfil the accounting requirements for hedge accounting and therefore does not treat these as hedging for accounting purposes. The accounting treatment of financial derivatives is described under Accounting policies.

Credit risk

The Group has a procedure for the management of credit risk, which indicates that credit risk must be assessed before establishing a customer relationship by examining financial statements and other relevant and available information, and by determining credit periods and credit limits. The credit procedure also defines that after the establishment of a customer relationship:

- Customers that are granted credit must be subject to systematic credit assessment, with the establishment of credit limits that are followed up regularly.
- Credit terms in conjunction with sale to customers must be kept to a minimum and may normally not exceed 30 days.
- Credit risk must be reviewed and assessed at least quarterly.

If it is discovered that a credit assessment has not been made for a merchant customer, or is older than six (6) months, a credit check must be performed immediately.

Outstanding amounts are continuously monitored in cooperation between the finance department and the marketing departments of the individual businesses. If an outstanding amount is not paid, a reminder must be sent. Reminders/collection notices must be run once a week, and other activities must be assessed on an ongoing basis.

On a monthly basis, and on the basis of the Group's template rules, the credit department calculates the loss provisions required. For trade receivables without significant financing components, the simplified model in accordance with IFRS 9 is used, whereby provision is made for expected losses across useful life as from first recognition. The simplified model entails measurement of expected loss during useful life, rather than 12 months and tracking of credit risk.

A significant share of the Group's revenue is associated with the state monopolies in the Nordic region, where there is not considered to be any credit risk. The Group's credit risk is otherwise spread over a large number of small customers within the HORECA market, as well as a small number of distributors outside the home markets.

At the end of 2019 the Group had no significant factoring agreements.

The Group's maximum credit risk is equivalent to the book value of financial assets. See also the table to this Note which categorises financial assets.

Overview of bad debts and age analysis of accounts receivable

Figures in NOK 1,000	31.12.2019	31.12.2018
Nominal accounts receivable	1,280,588	1,261,888

As at 31 December, the Group had the following accounts receivable fallen due but not paid

31.12.2019[1] *Figures in NOK 1,000*	Total	Not due	Due in 0-60 days	Due in 61-365 days	Due date after more than 1 year
Nominal accounts receivable	1,280,588	1,238,382	40,671	1,535	0
Provision for losses on accounts receivable	-2,088	0	-553	-1,535	0
Book value, accounts receivable	1,278,500	1,238,382	40,118	0	0

31.12.2018[1] *Figures in NOK 1,000*	Total	Not due	Due in 0-60 days	Due in 61-365 days	Due date after more than 1 year
Nominal accounts receivable	1,261,888	1,208,581	51,529	1,778	0
Provision for losses on accounts receivable	-1,179	0	-683	-496	0
Book value, accounts receivable	1,260,709	1,208,581	50,846	1,282	0

1. As at the end of 2019 there were no items receivable from Vinmonopolet. In the same way, NOK 1 million was items receivable from Vinmonopolet at the end of 2018.

Interest-rate risk

The Group is exposed to interest-rate risk via financing activities (debt financing and leasing liabilities) and investments (bank deposits). At the end of 2019, the Group's non-current liabilities were associated with credit facilities at SEB and debt associated with lease agreements . Group policy is to hedge up to 50 percent of the base interest rate on non - current loans . The Group assesses the policy on an ongoing basis, and as at 31 . 12 . 2019 all interest rates were variable . The margin on credit facilities at SEB is related to the ratio of net interest - bearing debt to EBITDA. Other margins are fixed. Obligations related to lease commitments are generally estimated using the Group's marginal borrowing rate. Loans in NOK 50 - 10,061 Loans in NOK - 50 10,061 The Group's business are subject to seasonal fluctuations, and alcohol sales normally increase in periods with national celebrations and public holidays, especially at Easter and Christmas. The fourth quarter is normally the best quarter for the Group, which is also reflected in cash flows. Cash flows from operations, which are, for example, affected by changes in working capital, are managed operationally by the business areas. Via reporting, the finance department monitors liquidity flows in the short and long term. Interest - bearing debt is followed up and managed together with interest - bearing receivables at Group level. The following table presents an overview of the maturity structure for the Group’s financial liabilities, based on non - discounted contractual payments. In instances where the counterparty can demand earlier redemption, the sum is recorded in the earliest period in which the payment can be demanded by the counterparty. 2019 Remaining period 0 - 1 y ear 1 - 5 y ears More than 5 years Debt to financial institutions – mortgage loans 0 709,950 0 Lease obligations* 154,199 262,329 888,687 Liabilities at fair value 0 69,343 0 Other provisions for liabilities 0 417 0 Trade payables 570,499 0 0 Current non - interest bearing debt** 1,148,338 0 0 Interest related to mortgage loans 10,604 10,604 0 Interest related to lease obligations 48,237 157,049 254,633 Total 1,931,877 1,209,692 1,143,320 Interest Figures in NOK 1,000 Currenc y rate profile Maturity 2019 2018 Current interest - bearing debt Lease obligations NOK V ariable 2020 148,115 18,063 Lease obligations SEK V ariable 2020 3,265 0 Lease obligations DKK V ariable 2020 458 0 Lease obligations EUR V ariable 2020 2,361 0 Non - current interest - bearing debt Non - current loan to financial institutions SEK V ariable 2021 709,950 728,325 Lease obligations NOK V ariable 2021 - 2037 1,109,432 151,394 Lease obligations SEK V ariable 2021 - 2024 9,599 0 2018 Remaining period Lease obligations DKK Variable 2021 - 2051 28,556 0 0 - 1 1 - 5 More than Lease obligations EUR Variable 2021 - 2022 3,429 0 y ear y ears 5 years Debt to financial institutions – mortgage loans 0 728,325 0 Sensitivity analysis, interest 31.12.2019 Lease obligations* 18,063 150,101 1,293 Increase/reduction Effect on profit Liabilities at fair value 0 74,218 0 Figures in NOK 1,000 in basis points before tax Other provisions for liabilities 0 92 0 Trade payables 576,783 0 0 Current non - interest bearing debt** 1,115,710 0 0 Interest related to mortgage loans 10,925 21,850 0 Liquidity risk Interest related to lease obligations 4,194 3,301 66 Liquidity risk is the risk that the Group will not be in a position to service its financial liabilities as they fall due. The Arcus Group's capital management is described in a separate section of this note. Total 1,725,675 977,887 1,359 * Read more about the maturity profile of lease obligations in Note 13 concerning lease agreements. ** Current liabilities include collected alcohol taxes. Currency risk The Group is exposed to currency risk as it has operations in several different countries. The Group’s currency exposure can mainly be divided into two groups: cash flow risk and translation risk. The principal objective is to limit the effect of exchange rate fluctuations on the Group’s cash flow in NOK. Changes in purchase costs from suppliers in functional currency due to currency changes are continuously offset by changes in sales prices to customers and through renegotiation of purchase prices from suppliers. The 7 4 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

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most significant currencies are EUR, USD, SEK and DKK. The risk horizon, i.e. the time it takes to compensate for negative exchange rate fluctuations, is to a great extent controlled by price-adjustment opportunities in the state wine monopolies in the Nordic region. In Norway this takes place every four months and in Sweden every six months. As a general rule, currency is purchased in the spot market, but also to some extent in the forward market, in order to continuously offset net cash positions.

All of the Group's non-current borrowing is undertaken in SEK, as a natural hedging of cash flow in the form of dividends in SEK.

For reporting purposes, receivables and debt, as well as monetary items in foreign currency, are translated at the closing rate in the companies' functional currencies.

The Group's presentation currency is NOK. The Group is therefore further exposed to currency risk on translating foreign subsidiaries from their functional currency to the Group's presentation currency. This translation risk is not hedged. As at 31.12.2019, the net translation difference associated with the majority's equity was positive at NOK 303.8 million, corresponding to a negative change in 2019 of NOK 4.7 million (positive by NOK 308.5 million at the end of 2018).

The table below shows the Group's purchase of non-functional foreign exchange during 2019.

	Purchase of currency 2019			
Figures in 1,000 (in the relevant currency)	Spot	Forward	Total	Proportion hedged via forward contracts
EUR	91,908	14,288	106,196	13.5%
USD	14,581	112	14,693	0.8%
AUD	2,117	0	2,117	0.0%
GBP	1,125	340	1,465	23.2%

	Purchase of currency 2018			
Figures in 1,000 (in the relevant currency)	Spot	Forward	Total	Proportion hedged via forward contracts
EUR	90,399	11,200	101,599	11.0%
USD	11,735	150	11,885	1.3%
AUD	1,088	60	1,148	5.2%
GBP	1,365	320	1,685	19.0%
SEK	0	190	190	100.0%

At the end of the year, the Group had the following forward contracts related to the logistics business, which were booked at fair value with value changes via the profit or loss. This represents financial hedging and the Group does not use hedge accounting.

31.12.2019

Forward contracts (NOK 1,000)	Currency	Currency amount	Value in NOK - end of period	Forward value in NOK	Fair value in NOK	Maturity
Purchase contracts	EUR	1,850	18,279	18,708	-429	2020
Purchase contracts	USD	25	220	228	-8	2020
Purchase contracts	GBP	30	348	336	12	2020
Total					-425	

31.12.2018

Forward contracts (NOK 1,000)	Currency	Currency amount	Value in NOK - end of period	Forward value in NOK	Fair value in NOK	Maturity
Purchase contracts	EUR	1,600	15,912	15,308	604	2019
Purchase contracts	GBP	50	553	534	20	2019
Total					624	

All forward contracts are recognised at fair value as of the close of the financial year.

Sensitivity to exchange rate fluctuation:
The following table shows the Group's sensitivity to changes in the most important exchange rates, if all other variables remain constant.

The effect on the Group's profit before tax is calculated as changes in the fair value of monetary assets and liabilities as at 31.12.2019 in foreign currency (non-functional currency). This includes hedging deri- vatives recognised at fair value with value changes via profit or loss.

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Figures in NOK 1,000	Change in exchange rate	Effect on profit before tax
EUR	5%	1,467
EUR	-5%	-1,467
SEK	5%	7,257
SEK	-5%	-7,257
DKK	5%	-4,113
DKK	-5%	4,113

The Group's exposure to other currencies is insignificant as at 31.12.2019.

Categorisation of financial assets and liabilities:

Assets

Figures in NOK 1,000	Financial instruments at fair value with value changes through profit or loss	Financial instruments at amortised cost	Financial instruments at fair value via total comprehensive income (OCI).	Total book value of financial assets, 31.12	Prepaid costs	Total in the statement of financial position 31.12.
Other investments in shares	0	0	249	249	0	249
Other non-current receivables	0	506	0	506	0	506
Trade receivables	0	1,278,500	0	1,278,500	0	1,278,500
Other receivables	0	71,198	0	71,198	42,764	113,962
Bank deposits	0	205,029	0	205,029	0	205,029
Total financial assets31.12.2019	0	1,555,233	249	1,555,482	42,764	1,598,246

Figures in NOK 1,000	Financial instruments at fair value with value changes through profit or loss	Financial instruments at amortised cost	Financial instruments at fair value via total comprehensive income (OCI).	Total book value of financial assets, 31.12	Prepaid costs	Total in the statement of financial position 31.12.
Other investments in shares	0	0	200	200	0	200
Other non-current receivables	0	1,581	0	1,581	0	1,581
Trade receivables	0	1,260,709	0	1,260,709	0	1,260,709
Other receivables	624	59,966	0	60,590	19,392	79,982
Bank deposits	0	282,594	0	282,594	0	282,594
Total financial assets31.12.2018	624	1,604,850	200	1,605,674	19,392	1,625,066

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Liabilities

Figures in NOK 1,000	Financial instruments at fair value with value changes through profit or loss	Financial instruments at amortised cost	Financial instruments at fair value via total comprehensive income (OCI).	Total book value of financial liabilities, 31.12	Provision for accrued costs and statutory obligations	Total in the statement of financial position 31.12.
Debt to financial institutions	0	703,829	0	703,829	0	703,829
Lease obligations	0	1,305,215	0	1,305,215	0	1,305,215
Liabilities at fair value	69,343	0	0	69,343	0	69,343
Other non-current liabilities	0	464	0	464	0	464
Trade payables	0	570,499	0	570,499	0	570,499
Other current liabilities	425	15,042	0	15,467	173,174	188,641
Total financial liabilities 31.12.2019	69,768	2,595,049	0	2,664,817	173,174	2,837,991

Figures in NOK 1,000	Financial instruments at fair value with value changes through profit or loss	Financial instruments at amortised cost	Financial instruments at fair value via total comprehensive income (OCI).	Total book value of financial liabilities, 31.12	Provision for accrued costs and statutory obligations	Total in the statement of financial position 31.12.
Debt to financial institutions	0	892,958	0	892,958	0	892,958
Liabilities at fair value	74,218	0	0	74,218	0	74,218
Other non-current liabilities	0	647	0	647	0	647
Trade payables	0	576,783	0	576,783	0	576,783
Other current liabilities	0	15,960	0	15,960	169,296	185,256
Total financial liabilities 31.12.2018	74,218	1,486,348	0	1,560,566	169,296	1,729,862

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Fair value hierarchy
The Group uses the following hierarchy to determine and report the fair value of financial instruments:
Level 1: Listed (unadjusted) prices in active markets
Level 2: Direct or indirect inputs other than listed prices included in Level 1, that are observable for the asset or the liability.
Level 3: Techniques for calculation of fair value based on other than observable market data.

As at 31 December 2019, the Arcus Group had the following financial liabilities at fair value in the statement of financial position:

31.12.2019	Level 1	Level 2	Level 3	Book value as at 31.12.
Other investments in shares	0	0	249	249
Total assets	0	0	249	249

	Level 1	Level 2	Level 3	Book value as at 31.12.
Liabilities at fair value through profit or loss	0	0	69,343	69,343
Currency derivatives	0	425	0	425
Total liabilities	0	425	69,343	69,768

31.12.2018	Level 1	Level 2	Level 3	Book value as at 31.12.
Other investments in shares	0	0	200	200
Currency derivatives	0	624	0	624
Total assets	0	624	200	824

	Level 1	Level 2	Level 3	Book value as at 31.12.
Liabilities at fair value through profit or loss	0	0	74,218	74,218
Total liabilities	0	0	74,218	74,218

There have been no reclassifications between Level 1 and Level 2 during the period. Neither have there been any transfers out of Level 3 during the period.

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Reconciliation of liabilities (Level 3):
Liabilities classified at Level 3 are related to options for the purchase of non-controlling interests. Further information on these obligations is presented in Note 22.

	Book value 31.12.2018	Used/exercised 2019	Provision made/ issued 2019	Value changes 2019	Recognised interest 2019	Translation differences	Book value 31.12.2019
Liabilities at fair value	74,218	0	0	-3,364	196	-1,707	69,343
Total	74,218	0	0	-3,364	196	-1,707	69,343

	Book value 31.12.2017	Used/exercised 2018	Provision made/ issued 2018	Value changes 2018	Recognised interest 2018	Translation differences	Book value 31.12.2018
Liabilities at fair value	0	0	67,874	2,560	104	3,680	74,218
Total	0	0	67,874	2,560	104	3,680	74,218

Capital management
The Group's overall objective is that the Group at all times has sufficient liquidity to fulfil its obligations in both the short and long term. At the same time, the aim is to minimise the Group's surplus liquidity. The Group will work continuously to develop its financial independence, through close monitoring of revenue development and capital binding, and through continuous assessment of alternative sources of finance. Unutilised credit opportunities are described in Note 17.

As far as possible, the Group wishes to have flexibility for its liquid assets in relation to day-to-day operations. The Group achieves this through a Group cash pool system with a drawing facility that as of 31.12.2019 is managed by Arcus ASA.

When funds are needed for investment purposes, the Group relies on its own liquidity as far as possible. However, for larger investments external debt financing from a financial institution is also used. The Group works according to the objective that the net interest-bearing debt may not exceed 2.5 times EBITDA.

There were no changes in the Group's non-current debt financing during 2019. At the end of 2019, the agreement on a mortgage loan facility contains a loan clause (covenant) concerning net interest-bearing debt as a ratio of adjusted EBITDA. The Group continuously monitors this loan clause and reports to the bank on a quarterly basis. As at 31.12.2019 the Group was well within the required ratio.

In connection with the introduction of IFRS 16 concerning leases as from 1 January 2019, the Group's reported net interest-bearing debt and adjusted EBITDA have changed significantly. The loan agreement with SEB specifies that the loan terms must be calculated according to the previous model, irrespective of the introduction of IFRS 16, so that the Group's ability to fulfil the loan terms has not been affected by the introduction of IFRS 16.

NOK million	2019	2018
Net interest-bearing debt		
Non-current interest-bearing debt to credit institutions	703,829	874,895
Current interest-bearing debt to credit institutions	0	18,063
Book value of capitalised front-end fee	3,121	4,824
Non-current lease obligations	1,151,016	0
Current lease obligations	154,199	0
Bank deposits and other cash and cash equivalents	-205,029	-282,594
Net interest-bearing debt	1,807,136	615,188

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NOTE 2 SEGMENT INFORMATION

2019

Figures in NOK 1,000	Spirits	Wine	Logistics	Other	Eliminations	Group
Sales revenues – external	811,900	1,574,058	282,975	0	41,441	2,710,374
Sales revenue between the segments	0	3,711	10,637	0	-14,348	0
Other operating revenue – external	9,694	19,930	20,170	2,609	0	52,403
Other operating revenue between the segments	153,985	5,659	14,287	174,224	-348,155	0
Total revenue	975,579	1,603,358	328,069	176,833	-321,062	2,762,777
Net gain on sale of fixed assets	-21	-7	77	-38	0	11
Cost of sales	-491,295	-1,238,298	0	0	128,480	-1,601,113
Salaries and other personnel costs	-127,777	-97,837	-156,030	-57,576	0	-439,220
Other operating expenses	-211,852	-97,298	-156,716	-149,021	285,444	-329,443
Share of profit from TS and FKV	4,251	0	-192	0	0	4,059
EBITDA, adjusted	148,885	169,918	15,208	-29,802	92,862	397,071
Other income and expenses	-2,004	-8,827	-1,583	-7,330	0	-19,744
Depreciation and amortisation	-25,254	-3,053	-11,455	-5,981	-73,830	-119,573
Operating profit	121,627	158,038	2,170	-43,113	19,032	257,754
Net financial profit/loss	-17,223	-12,912	928	-10,178	-45,900	-85,285
PROFIT BEFORE TAX	104,404	145,126	3,098	-53,291	-26,868	172,469

The Group reports operational lease agreements as these are reported to the management, which entails that the lease charge is reported as an operating cost in the segments. See also Note 13 concerning lease agreements.

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2018

Figures in NOK 1,000	Spirits	Wine	Logistics	Other	Eliminations	Group
Sales revenue – external	766,774	1,603,260	261,082	0	41,499	2,672,615
Sales revenue between the segments	-4,327	1,455	11,296	0	-8,424	0
Other operating revenue – external	8,294	17,185	23,576	1,531	0	50,586
Other operating revenue between the segments	148,857	2,846	11,785	173,533	-337,021	0
Total revenue	919,598	1,624,746	307,739	175,064	-303,946	2,723,201
Net gain on sale of fixed assets	185	0	180	0	0	365
Cost of sales	-447,962	-1,244,346	0	0	115,002	-1,577,306
Salaries and other personnel costs	-123,803	-96,882	-146,321	-59,638	0	-426,644
Other operating expenses	-205,756	-102,011	-148,861	-141,646	188,944	-409,330
Share of profit from TS and FKV	2,311	0	0	0	0	2,311
EBITDA, adjusted	144,573	181,507	12,737	-26,220	0	312,597
Other income and expenses	-1,768	-11,838	-381	8,691	0	-5,296
Depreciation and amortisation	-24,744	-2,586	-11,261	-6,235	-5,179	-50,005
Operating profit	118,061	167,083	1,095	-23,764	-5,179	257,296
Net financial profit/loss	-7,938	-18,595	-221	-8,993	-369	-36,116
PROFIT BEFORE TAX	110,123	148,488	874	-32,757	-5,548	221,180

The Group does not present the segments' assets or liabilities as this is not part of the Group's internal reporting either.

For information regarding pricing associated with sales between the segments, see Note 22.

NOTE 3 REVENUES REVENUE RECOGNITION PRINCIPLES Sale of goods (wine and spirits) The Group's sales revenue mainly consists of revenue related to the Scandinavian retail monopolies, which are the Wine and Spirits business’ largest customers. The Group also has sales to Horeca (Hotel, Restaurant, Catering) customers, wholesalers and sales to DFTR (Duty Free Travel Retail) customers. The Wine and Spirits business in the Group only sell physical products in the form of wine and spirits products. The Group's sale of goods is recognised as revenue a given point in time when fulfilment of related delivery obligations has taken place. The timing corresponds to when the goods are delivered at the customer's agreed upon delivery point, where the risk and control of the goods are transferred to the customer. Revenue is presented as sales revenue within the Wine and Spirits segment. Sale of logistics services Sale of logistics services consists of logistics and distribution services to agents and importers in Norway who supply alcoholic beverages to the Norwegian market . The logistics services consist of several service elements : • Incoming goods flow (ordering, customs clearance and control of goods on receipt). • Cooperation with Vinmonopolet, Horeca, wholesalers and grocery traders on distribution solutions and negotiations with customers. • Market activities are arranged for cooperation partners, in consultation with these. • Outgoing goods flows (customer centre, order receipt, licence control, processing of excise duties, filling orders from customers, goods picking and assembly, physical distribution or preparation for collection) . • Invoicing to customers, credit assessments and follow - up, and system for discounts and bonuses from/to cooperation partners to customers. • Invoicing and reporting of excise duties. • Stock accounting The revenue from logistics services is recognised at a given point in time when the fulfilment of the related delivery obligations has taken place, which corresponds to the date of fulfilment of the delivery obligations related to the sale of products in the wine and spirits business. Revenue from logistics services is presented as sales revenue within the Logistics segment. The Logistics business area recognises its revenue on a net basis after deduction of excise duties, cost of sales and stock handling costs. The assessment is based on how the main revenue source is related to the delivery of the total distribution services and that the risk concerning the flow of goods is the cooperation partner's liability. Sale of other activity - based revenue The Logistics business area also delivers other activity - based services, comprising: • Incoming transport from producer to country • Lease of warehouse for unsold goods • Pallet building (conversion from large EUR pallets to smaller quarter pallets) • Destruction services The revenue is presented as other operating revenue and is recognised on the fulfilment of the delivery obligations, which corresponds to when the services are delivered to the customer. Sale of contract bottling services The Spirits business area delivers bottling services to internal and external wine companies. The revenue related to external wine companies is presented as other operating revenue and is recognised at a given time when the delivery obligations are fulfilled. The time corresponds to when the risk and control of the bottled products is transferred to the customer. Discounts Most of the customer agreements, apart from the agreements with the retail monopolies, also include retrospective clauses concerning variable transfers back to the customers after the actual delivery date. This may be volume - based discounts and bonus received by the customer on the basis of the customer's sale to end - customers during a given period, or other contractual variable bonuses to a procurement group based on either volumes sold, or sales amounts for the member enterprises. These retrospective variable transfers are estimated and recognised when the delivery obligation has been fulfilled in relation to the customer, and are presented as a reduction of the sales remuneration. Costs of outgoing freight In the Group’s consolidated income statement, freight costs are recognised as a cost of sales, based on an assessment that the wine and spirits business are the principals. This is based on how contracts with customers require delivery to customers’ warehouses. This corresponds to the Group's assessment that the distribution company is the agent in this respect, and thereby books its distribution revenue on a net basis. Different principles are applied in the Group's segment reporting, whereby costs related to outgoing freight are recognised as a reduction of operating revenue. Excise duties and value added tax All revenue is presented net after deductions for invoiced excise duties (alcohol duties) and value added tax. 82 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

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MARKETAND PRODUCTS

Spirits

The primary revenue source in Spirits is the sale of spirits products, of which most of the sales revenue is from our home produced products, for which the Group is also the owner of the brand. In addition, this segment also has sales revenue from a good number of agencies, of which the products may be home produced or imported items that are ready for sale, but where the brand is owned by other external operators. The most important spirits categories are Aquavit, Bitter, Vodka and Cognac.

In geographical terms, Norway, Denmark and Sweden are the most important markets, but the Group also has sales to Germany, the USA, Finland and DFTR (Duty Free Travel Retail), as well as minor sales to other markets.

Wine

The primary revenue source for Wine is sales of wine products, whereby most of the sales revenue is from agency brands, whereby the Group imports items that are ready for sale. The Group also has considerable sales revenue from sales of own Wine brands, with wine being mixed and bottled in the Group's own production facility.

In geographical terms, the Group has sales revenue from Wine in Norway, Sweden and Finland, and to a small extent from DFTR.

Logistics

The Group's Logistics business comprise its subsidiary, Vectura, whose primary revenue source is comprehensive logistics services for both internal and external suppliers.

Other operating revenue

Other operating revenue primarily comprises revenue other than the primary revenue source. For the Spirits segment this consists mainly of contract bottling, and for the Wine segment glass sales, while for the Logistics segment this to a great extent comprises other activity-based revenue, including pallet space hire, export handling, destruction handling and quarter pallet production.

The following table presents the Group's total external revenue:

	2019			2018		
Revenue by market - Group:	Sales revenue	Other operating revenue	Total	Sales revenue	Other operating revenue	Total
Norway	1,099,201	25,494	1,124,695	1,048,786	27,615	1,076,401
Sweden	1,054,973	19,929	1,074,902	1,089,855	15,582	1,105,437
Finland	225,303	2,366	227,669	221,790	3,674	225,464
Denmark	156,048	0	156,048	145,077	-116	144,961
Germany	56,504	358	56,862	54,238	1,484	55,722
USA	4,572	0	4,572	6,729	31	6,760
DFTR	111,719	0	111,719	104,287	0	104,287
Other international	2,054	4,256	6,310	1,853	2,316	4,169
Total operating revenue	2,710,374	52,403	2,762,777	2,672,615	50,586	2,723,201

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The tables below present the segments' total external and internal revenue:

	2019			2018		
Revenue by market - Spirits:	Sales revenue	Other operating revenue	Total	Sales revenue	Other operating revenue	Total
Norway	306,107	157,044	463,151	302,073	149,186	451,259
Sweden	139,830	2,327	142,157	125,130	4,589	129,719
Finland	46,284	39	46,323	34,313	0	34,313
Denmark	153,535	0	153,535	143,220	-116	143,104
Germany	56,504	358	56,862	54,238	1,484	55,722
USA	4,572	0	4,572	6,729	31	6,760
DFTR	102,669	0	102,669	94,552	0	94,552
Other international	2,054	4,256	6,310	2,192	1,977	4,169
Total operating revenue	811,555	164,024	975,579	762,447	157,151	919,598

	2019			2018		
Revenue by market - Wine	Sales revenue	Other operating revenue	Total	Sales revenue	Other operating revenue	Total
Norway	510,728	0	510,728	479,936	0	479,936
Sweden	883,525	20,473	903,998	932,148	16,018	948,166
Finland	174,466	5,116	179,582	183,235	3,674	186,909
DFTR	9,050	0	9,050	9,396	339	9,735
Total operating revenue	1,577,769	25,589	1,603,358	1,604,715	20,031	1,624,746

	2019			2018		
Revenue by market - Logistics:	Sales revenue	Other operating revenue	Total	Sales revenue	Other operating revenue	Total
Norway	293,612	34,457	328,069	272,378	35,361	307,739
Total operating revenue	293,612	34,457	328,069	272,378	35,361	307,739

Significant customer relationships

The Group has significant customer relationships with Vinmonopolet in Norway and Systembolaget in Sweden, which each represent more than 10 percent of the Group's total operating revenue.

Total operating revenue from Vinmonopolet was approximately NOK 739 million in 2019, of which NOK 280 million in Spirits and NOK 459 million in Wine. In 2018, the corresponding total was approximately NOK 711 million, of which NOK 281 million in Spirits and NOK 430 million in Wine.

Total operating revenue from Systembolaget was approximately NOK 911 million in 2019, of which NOK 132 million in Spirits and NOK 778 million in Wine. In 2018, the corresponding total was approximately NOK 932 million, of which NOK 115 million in Spirits and NOK 817 million in Wine.

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NOTE 4 INFORMATION ON CASH FLOWS

The Group prepares the statement of cash flows according to an indirect method. Below is a specification of cash flow effects which are not presented elsewhere in the Notes.

EFFECTS OF CASH FLOWS FROM OPERATIONS:

Pension costs and other provisions without cash effect
Pension costs without cash effect are the change in pension obligations in the statement of financial position, adjusted for obligations from acquisition or sale, and the effects of booked estimate deviations booked to total comprehensive income (OCI).

Figures in NOK 1,000	Note	2019	2018
Book value pension obligations at the beginning of the year	8	-21,077	-30,552
Estimate deviations booked to the total comprehensive income	8	-1,988	9,900
Book value pension obligations at the end of the year	8	23,724	21,077
Pension costs without cash effect		659	425
Book value other provisions for obligations at the beginning of the year	20	-92	-320
Book value other provisions for obligations at the end of the year	20	0	92
Costs from other provisions without cash effect		-92	-228
Total pension costs and other provisions without cash effect		567	197

Value changes without cash effect
Below is a specification of value changes included in the statement of income, but without cash effect.

Figures in NOK 1,000	Note	2019	2018
Value change in options for the purchase of non-controlling interests	9.18	-3,365	2,560
Costs related to share-based remuneration without cash effect	7	394	7,603
Amortisation of front-end fees for interest-bearing debt	19	1,618	1,623
Value change, forward contracts	9	1,049	369
Total value changes without cash effect		-304	12,155

Profit or loss on the sale of fixed assets and intangible fixed assets
The accounting profit or loss on the sale of fixed assets and intangible fixed assets has no cash flow effect, which is thereby reversed from the operational activities in the indirect method. The sales proceeds related to these divestments is the Group's cash flow effect under investment activities.

Figures in NOK 1,000	Note	2019	2018
Book value of sold fixed assets and intangible fixed assets	12	135	0
Sales proceeds from sold fixed assets and intangible fixed assets		146	365
Profit (-)/loss (+) on sale of fixed assets and intangible fixed assets		-11	-365

Unrealised agio effects
Unrealised gains are related to translation differences for working capital items in foreign subsidiaries with a functional currency other than the Group's functional currency, and statement of income items related to the currency translation of loans booked in other currencies than the functional currency.

Figures in NOK 1,000	Note	2019	2018
Translation differences for working capital items		-2,527	1,195
Total unrealised agio effects		-2,527	1,195

Changes in working capital
Changes in working capital are the change in working capital items in the statement of financial position, adjusted for working capital items from the acquisition or sale of companies during the period.

Figures in NOK 1,000	Note	2019	2018
Book value of inventories at the beginning of the year	15	441,117	410,759
Book value of inventories at the end of the year	15	-486,612	-441,117
Change in inventories		-45,495	-30,358

Figures in NOK 1,000	Note	2019	2018
Book value of trade receivables at the beginning of the year		1,260,709	1,432,164
Addition of trade receivables on acquisition of companies during the year	25	1,449	0
Book value of trade receivables at the end of the year		-1,278,500	-1,260,709
Change in trade receivables		-16,342	171,455

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Figures in NOK 1,000	Note	2019	2018
Book value of trade payables at the beginning of the year		-576,783	-603,884
Addition of trade payables on acquisition of companies during the year	25	-40	0
Book value of trade payables at the end of the year		570,499	576,783
Change in trade payables		-6,324	-27,101

Figures in NOK 1,000	Note	2019	2018
Book value of other current receivables at the beginning of the year	14	74,958	85,902
Book value of other current receivables at the end of the year	14	-97,556	-74,958
Change in other current receivables		-22,598	10,944
Book value of other current liabilities at the beginning of the year	16	-1,113,785	-1,124,105
Addition of other current liabilities on acquisition of companies during the year	25	-432	0
Book value of other current liabilities at the end of the year	16	1,147,913	1,113,785
Change in other current liabilities		33,696	-10,320
Change in other current assets and other liabilities		11,098	624

EFFECTS OF CASH FLOWS FROM INVESTMENT ACTIVITIES

Payments on acquisition of other financial investments

In 2019, the entire amount concerns a payment related to an ownership interest in a new associated company, Beverage Link AS. In 2018, the entire amount concerns a payment related to an ownership interest in a new associated company, Smakeappen AS.

Figures in NOK 1,000	Note	2019	2018
Cash flow from changes in ownership interests in associated company.	23	-15	-119
Payments on acquisition of other financial investments		-15	-119

EFFECTS IN CASH FLOWS FROM FINANCING ACTIVITIES:

Payouts in equities-based incentive programme

In 2019, the temporary incentive programme with distribution of matching equities was settled. Payments related to the purchase of the actual shares are stated as purchase of own shares during 2018 and 2019, and stated on a separate line. The cash flow related to payments in the share programme on this line are related entirely to the employer tax on redeemed matching equities.

Figures in NOK 1,000	Note	2019	2018
Book value of payable employer tax related to share-based incentive programmes at the beginning of the year	7	-2,523	-1,643
Recognised change in employer tax in the period	7	-19	-880
Book value of payable employer tax related to share-based incentive programmes at the end of the year	7	417	2,523
Cash flow related to share-based incentive programme during the period		-2,125	0

Interest cost paid during the period The Group has quarterly interest payment dates, so that the Group's recognised interest payable coincides with the interest paid during the year. The difference between recognised interest payable and interest paid is related to calculated interest costs relating to liabilities at fair value recognised in the statement of income.

Figures in NOK 1,000	Note	2019	2018
Interest paid to credit institutions	9	-47,462	-37,302
Interest paid related to lease agreements	9	-49,852	0
Interest paid during the period		-97,314	-37,302

Payment of dividend

Dividend paid in 2019 is mainly related to dividend to shareholders in Arcus ASA (TNOK 112,872). Other dividend is to minority shareholders in individual subsidiaries within the wine activity. This dividend is specified in Note 26.

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NOTE 5 OTHER OPERATING EXPENSES

Figures in NOK 1,000	2019	2018
Sales and marketing costs	-115,956	-122,518
Logistics costs	-65,645	-64,531
Rent[1]	-2,518	-88,692
Property operation and maintenance	-78,542	-63,406
Travel expenses	-17,762	-15,874
Consultants and external outsourcing of services	-48,767	-46,949
Other costs	-10,862	1,858
Total other operating expenses	-340,052	-400,112
Of which effects which are included in Other income and expenses in the statement of income	10,609	-9,218
Total other operating expenses as presented in Other operating expenses in the statement of income	-329,443	-409,330

1. The rent cost item is affected significantly by the implementation of IFRS 16 concerning lease agreements from 2019, of which most of the costs from 2019 are depreciation and interest costs.

Other income and expenses:
Other income and expenses comprises significant positive and negative non-recurring items and restructuring costs. The main purpose of this item is to show these significant non-recurring and non-periodic items, so that the development and comparability of the ordinary items presented in the statement of income are more relevant for the business. See also the section concerning alternative profit measurement (APM).

Figures in NOK 1,000	2019	2018
Personnel policy and other organisational measures[1]	-9,135	-14,514
Other transaction costs	-726	-1,246
Other non-recurring items[2]	-9,883	10,464
Total other income and expenses	-19,744	-5,296

1. Personnel policy and other organisational measures: Costs related to organisational and staffing adjustments in order to meet the restructuring need with new work processes and improved profitability, as well as costs related to a temporary incentive programme with matching shares to selected key employees in conjunction with the IPO in 2016. This programme expired in Q1 2019, and further information about the programme is presented in Note 7.

2. Other non-recurring items: In 2019, other non-recurring items mainly comprise consultant and attorney fees related to projects outside ordinary operations in the Group, including possible structural measures. The positive non-recurring effect in 2018 mainly concerns the reversal of a non-utilised provision for an estimated liability related to the previous sale of a property some years back in time.

Auditors' remuneration
The auditors' fees are specified below. The fees cover the Group auditor, EY, as well as other auditors of Group subsidiaries.

Figures in NOK 1,000	2019	2018
Statutory audit	3,262	2,926
Other financial auditing	51	91
Other certification services	45	139
Tax advisory services	493	1,055
Other non-auditing services	451	24
Total remuneration to the auditors	4,302	4,235

All amounts are exclusive of VAT.

Total audit fees for the Group include fees to parties other than the Group auditor of TNOK 1,884 for 2019 and TNOK 1,252 for 2018.

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NOTE 6 SALARIES AND OTHER PERSONNEL COSTS

Figures in NOK 1,000	2019	2018
Salaries including holiday pay	-307,481	-296,535
Social security costs	-66,171	-61,005
Pension costs including social security costs	-31,964	-32,057
Other personnel costs	-42,739	-51,561
Total salaries and other personnel costs	-448,355	-441,158
Of which effects included under Other income and expenses in the statement of income (see Note 5)	9,135	14,514
Total salaries and personnel costs as presented in the statement of income	-439,220	-426,644
Average number of FTEs employed during the year	426	424

Remuneration to senior executives
The terms and conditions for the Group CEO are set by the Board of Directors, which also takes decisions in principle concerning the Group's terms and conditions policy and compensation schemes for other employees. The Board has a remuneration committee which prepares remuneration proposals for decision by the Board. The committee comprises two members of the Board elected by the shareholders. The administration prepares cases for the remuneration committee and the Board.

In 2019, the Group Management was covered by the Group's annual bonus system, a temporary share programme (matching shares) that was established in conjunction with the IPO in 2016 and concluded in Q1 2019, as well as an option programme adopted at the Annual General Meetings, under which share options were issued in 2017, 2018 and 2019. The Group CEO has an ordinary bonus agreement which, under certain conditions, will release payment of up to five months' salary, while other members of the Group Management can receive up to four months' salary.

The Group CEO and other members of the Norwegian Group Management have an ordinary occupational pension scheme with Storebrand, which entails 5 percent pension contributions for salaries of 0 to 7.1G, and 11 percent for salaries from 7.1 to 12G. The Group CEO also has a supplementary pension agreement that gives pension earnings of 15 percent of salaries above 12G. The pension entitlement from the supplementary pension agreement is capitalised annually in the consolidated statement of financial position and the return is based on the return from the Storebrand Balansert pension fund. Svante Selling has a defined contribution pension scheme for which the contribution rate is 25 percent of the salary, while Petra Thorén has a pension scheme with a contribution rate of 18.15 percent of the salary.

Salaries and other remuneration to the Group Management in 2019 are presented in the table below: Benefits in kind in 2019 are to a great extent related to the redemption of a temporary incentive scheme, with redemption of matching shares in 2019. Benefits from share-based schemes to managerial employees are specified in Note 7.

Figures in NOK 1,000 Local currency	Currency	Salary	Bonus earned in 2019	Benefits in kind	Pension costs
Kenneth Hamnes	NOK	3,103	0	1,954	486
Sigmund Toth	NOK	2,031	200	1,021	89
Erlend Stefansson	NOK	2,145	0	1,296	89
Erik Bern	NOK	1,964	0	610	89
Bjørn Delbæk[1]	NOK	1,034	0	483	60
Jan-Erik Nilsen[2]	NOK	423	0	45	30
Per Bjørkum	NOK	1,601	0	538	89
Eirik Andersen	NOK	1,980	350	484	89
Svante Selling	SEK	2,387	0	8	795
Petra Thorén[3]	EUR	13	0	1	3
Christian Granlund[4]	NOK	1,581	0	136	74
Roar Ødelien[5]	NOK	300	0	28	15

1. Bjørn Delbæk has chosen to resign as HR Director on 1 September 2019. The payments represent eight months in the Group Management.
2. Jan-Erik Nilsen took up the position as HR Director as from 1 September 2019. The payments represent four months in the Group Management.
3. Petra Thorén took up the position as head of the Finnish wine business on 1 December 2019. The payments represent one month in the Group Management.
4. Christian Granlund resigned as CEO of Vectura in 2019 to take up new challenges outside the Group. The payments represent ten months in the Group Management.
5. Roar Ødelien took up the position as CEO of Vectura as from 1 November 2019. The payments represent two months in the Group Management.

Salaries and other remuneration to the Group Management in 2018:

Figures in NOK 1,000 Local currency	Currency	Salary	Bonus earned in 2018	Benefits in kind	Pension costs
Kenneth Hamnes	NOK	3,118	0	234	332
Sigmund Toth	NOK	1,897	0	152	87
Erlend Stefansson	NOK	2,144	0	191	87
Erik Bern	NOK	1,960	0	196	87
Bjørn Delbæk	NOK	1,671	0	191	87
Per Bjørkum	NOK	1,602	0	196	87
Eirik Andersen[1]	NOK	475	667	42	22
Thomas Patay[2]	NOK	1,731	0	143	65
Claes Lindquist[3]	SEK	208	0	5	72
Svante Selling[4]	SEK	1,780	251	120	442
Christian Granlund	NOK	1,777	0	167	87

1. Eirik Andersen joined the Group Management on 1 October 2018, and the payments represent three months in the Group Management.
2. Thomas Patay resigned from the Group Management on 30 September 2018, and the payments represent nine months in the Group Management.
3. Claes Lindquist was part of the Group Management up to 31 January 2018, when Svante Selling joined the Group Management. The payments stated represent one month in the Group Management. Claes Lindquist resigned on 31 March 2018.
4. Svante Selling took up the position on 1 February 2018, and the payments represent 11 months in the Group Management.

If the CEO gives notice of termination, he is subject to six months' notice. If notice of termination is given by the Group, the Group CEO will be entitled to 12 months' severance pay, and during this period will not be able to take employment in competing companies. Concerning the other Group Management members, Sigmund Toth, Erlend Stefansson, Erik Bern, Eirik Andersen, Svante Selling and Roar Ødelien are subject to six months' notice of termination, while Per Bjørkum and Bjørn Delbæk are subject to three months' notice of termination. Concerning the other Group Management members, Erik Bern and Eirik Andersen are subject to a 12 - month non - competition clause, while Sigmund Toth, Jan - Erik Nilsen, Per Bjørkum, Erlend Stefansson, Svante Selling, Petra Thorén and Roar Ødelien are subject to a six - month non - competition clause . They all have an agreement concerning severance pay during the period to which the non - competition clause applies, if it is activated . No loans or security have been provided for the Group CEO, other Group Management or members of the Board of Directors. The Group Management's holdings of ordinary shares in Arcus ASA are stated in Note 21. Declaration of the Board of Directors regarding the fixing of salaries and other remuneration to executive personnel Pursuant to Section 6 - 16a of the Norwegian Public Limited Liability Companies Act, the Board of Directors shall prepare a declaration on the fixing of salaries and other remuneration to executive personnel. Furthermore, under Section 5 - 6 (3) of the Norwegian Public Limited Liability Companies Act, an advisory vote must be held at the General Meeting on the Board of Directors’ guidelines for fixing remuneration to executive personnel for the coming financial year, see (ii) below . In so far as the guidelines concern sha - re - based incentive arrangements, these must also be approved by the general meeting, see (iii) below . (i) Salaries and other remuneration to executive personnel Salaries and other remuneration to executive personnel for the preceding financial year are presented in Notes 6, 7 and 8 to the annual financial statements for Arcus ASA. (ii) Guidelines for the fixing of salaries and other remuneration to executive personnel With regard to guidelines for fixing salaries and other remuneration to executive personnel in the coming financial year, the Board of Directors will present the following guidelines to the General Meeting in 2020 for an advisory vote: The purpose of Arcus' overall compensation policy is to attract personnel with the competence that the Group requires, to further develop and retain employees with key expertise, and to promote a long - term perspective and continuous improvement with a view to achieving Arcus' business goals. As an overall principle, Arcus’ policy must be competitive, but not market - leading, in terms of the total compensation package. The total compensation may consist of the following elements: (a) Fixed elements – Basic salary, pension, etc. Arcus uses internationally recognised job assessment systems (Hay) to find the “right” level for the position and the fixed salary. Positions are assessed in relation to their local market (country) and a pay range in relation to the median. The employee’s area of responsibility, results and performance determine where he or she is placed on the salary scale. Arcus has a defined - contribution occupational pension plan for employees in Norway. The contribution rate is 5 percent for salaries up to 7.1G and 11 percent for salaries between 7.1G and 12G (as from 1.5.2019 1G is NOK 99,858). The CEO is the only employee who currently has an occupational pension for salaries above 12G and the contribution rate is 15 percent. There are no arrangements or agreements regarding an early retirement age for the Group Management other than the national insurance scheme and the AFP arrangement, which allow all employees a flexible retirement age starting at the age of 62. All employees in Norway are subject to a statutory age limit of 72, but the age limit in the Norwegian part of the Group is contractually set at 70, which also applies to the Group Management. The CEO of Vectura AS has the same pension scheme as the Group Management. Managers in Vingruppen i Norden AB (Sweden) adhere to the Swedish regulations, managers in Vingruppen OY in Finland adhere to the Finnish regulations, and managers in Denmark adhere to the Danish regulations. The pension scheme in Sweden. Finland and Denmark has different rules and higher contribution rates than in Norway. In addition to the above, the Group provides benefits such as a company car and company telephone, and other limited benefits in kind. (b) Variable elements – annual bonus Arcus ASA has an annual bonus system. The bonus system is related to the target result for the Group and/or own business area/subsidiary, and for the Group Management and other managerial employees consists of a financial element (70 or 60 percent) and an individual element (30 or 40 percent) connected to concrete and defined KPIs. All bonuses are self - financed. The maximum bonus achievable for members of the Group Management is 30 percent of their annual salary (four monthly salaries), although the Group CEO may receive a maximum annual bonus of five monthly salaries. In addition to the Group Management, approximately 45 managers and key staff participate in an annual bonus programme, but the criteria vary and these staff members may receive a bonus of between one and three monthly salaries. The bonus programme for 2020 is adjusted slightly from 2019 , but comprises the same components as in previous years, with the results of the Group and/or subsidiary as the key target (financial part) . Indivi - dual bonuses (personal targets) are a key element of the programme . Executives of Vectura AS adhere to the same guidelines as the Group Management, but based on the company’s EBIT Again in 2020, executives of Vingruppen i Norden AB and executives of Vingruppen OY in Finland adhere to a staggered bonus model, based on the company's EBIT, with maximum five monthly salaries. 89 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

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(iii) Share-based incentive programmes
The Annual General Meetings in 2017, 2018 and 2019 approved an option-based long-term incentive scheme for the Group Management and for certain additional managers and key persons. The primary objective ofthe programme is to provide executive personnel with incentives to generate long-term and continuous success and value creation for the shareholders. Reference is made to the report concerning the option scheme and the share programme for all employees described in appendix 4 to the notice convening the General Meeting, and the Board of Directors' proposal for a continuation of these programmes.

Arcus ASA has managers/key persons in several wine companies who are minority owners, and this mainly concerns the general manager. This model has been a success for the Group, in the form of well-motivated managers who have achieved good results.

It is appropriate to continue to allow the general manager of a subsidiary, based on an individual assessment, to be a minority owner, with an ownership interest limited to 9.9 percent.

Such a model is intended to encourage an entrepreneurship culture, sound business acumen and internal competition between companies which, in turn, can increase the profitability of the company and of the employee. Financing must primarily take place as the employee's contribution of equity.

On starting up or acquiring a new company, greater flexibility (up to 30 percent ownership interest) must be accepted in terms of how much the employee should/may invest, based on an individual and commercial assessment.

(iv) Executive salary policy in previous financial years
The guidelines for the compensation policy described in clause (ii) also determined the fixing of executive salaries in 2019, but as stated above, for 2020 some changes have been made to the guidelines for the bonus programme, adopted by the Board of Directors. No bonus was paid for 2019.

(v) Changes in contractual agreements
CEO Christian Granlund of Vectura AS resigned from his position on 1 November 2019. He was replaced by Roar Ødelien, who came from a position as logistics director at Nortura.

Group HR Director Bjørn Delbæk resigned from his position on 1 September 2019 and took up a part-time position. He was replaced by Jan-Erik Nilsen, who serves in the position until further notice, and who came from a position as HR Director and HR Business Partner for Vectura.

Petra Thoren was appointed CEO of Vingruppen OY in Finland on 1 December 2019 and joined the Group Management, reporting to the Group CEO after Vingruppen OY in Finland was subject to re-organisation.

The remuneration of the Board of Directors is as follows, as from 11.04.2019

Chairman of the Board of Directors	NOK 550,000 p.a.
Board members elected by the shareholders	NOK 275,000 p.a.
Board members elected by the employees	NOK 170,000 p.a.
Deputy member elected by the employees	NOK 7,500 per meeting
Audit Committee	
Chair of the committee	NOK 100,000 p.a.
Member	NOK 50,000 p.a.
Remuneration Committee	
Chair of the committee	NOK 41,000 p.a.
Member	NOK 26,000 p.a.

Actual payments to Board members are as follows

Remuneration to the members of the Board of Directors in 2019:

Figures in NOK 1000		Board fees including committee work	Number of shares at 31.12.2019
Board members elected by the shareholders			
Michael Holm Johansen	Chairman of the Board	582	156300
Hanne Refsholt	Resigned from the Board in 2019	73	0
Leena Maria Saarinen		293	1,860
Trond Berger	Resigned from the Board in 2019	93	17441
Eilif Due		298	2,325
Stein Erik Hagen	Resigned from the Board in 2019	107	0
Ann-Beth Freuchen		262	0
Kirsten Ægidius	Newly-elected Board member in 2019	197	0
Nils K. Selte	Newly-elected Board member in 2019	330	0
Carl Erik Hagen[1]	Newly-elected Board member in 2019	0	30093077
Board members elected by the employees			
Erik Hagen		See the Table below	1334
Konstanse M. Kjøle		See the Table below	681
Ann Therese Jacobsen		See the Table below	0

1. Stein Erik Hagen does not own shares on a personal basis. Declared shareholdings relate to the shareholder Canica AS, which is controlled by Carl Erik Hagen and his associate, and for which he is deputy chairman of the Board of Directors.

Figures in NOK 1000 Salary Board fees including committee work Benefits in kind P ension costs Board members elected by the employees Erik Hagen 506 165 7 26 Konstanse M. Kjøle 609 165 7 33 Ann Therese Jacobsen 611 165 5 29 Arne Larsen 1 0 16 0 0 1. Arne Larsen attended two Board meetings as deputy employee representative. Remuneration to the members of the Board of Directors in 2018: Board fees Number of including shares Figures in NOK 1000 committee work 31.12.2018 Board members elected by the shareholders Michael Holm Johansen Chairman of the Board 548 156300 Hanne Refsholt 255 0 Leena Maria Saarinen 269 1860 Trond Berger 315 17441 Eilif Due 1 229 3299325 Stein Erik Hagen 2 229 28607626 Ann - Beth Freuchen 229 0 Board members elected by the employees Erik Hagen See the Table below 925 Konstanse M. Kjøle See the Table below 681 Ann Therese Jacobsen Newly - elected Board member in 2018 Newly - elected Board member elected by the employees in 2018 See the Table below 0 1. Eilif Due owns 2,325 shares on a personal basis. Other declared shareholdings relate to the shareholder Hoff SA, of which he is Chairman of the Board of Directors. 2. Stein Erik Hagen does not own shares on a personal basis. Declared shareholdings relate to the shareholder Canica AS, which is controlled by Stein Erik Hagen and his associate, and of which he is a member of the Board of Directors. Figures in NOK 1000 Salary Board fees including committee work Benefits in kind P ension costs Board members elected by the employees Erik Hagen Ingrid E. Skistad 1 Kjell Arne Greni 1 Konstanse M. Kjøle 2 Ann Therese Jacobsen 2 Arne Larsen 3 493 317 97 285 269 0 153 76 76 77 77 15 6 5 3 2 1 0 25 18 9 14 13 0 1. Kjell Arne Greni and Ingrid E. Skistad resigned from the Board on 30 June 2018, and the payments represent six months’ membership of the Board. 2. Konstanse M. Kjøle and Ann Therese Jacobsen joined the Board on 1 July 2018, and the payments represent six months’ membership of the Board. 3. Arne Larsen attended two Board meetings as deputy employee representative. NOTE 7 SHARE - BASED REMUNERATION Share - based incentive schemes During the year, the Group had two share - based incentive programmes for senior executives, which are related to the Group’s share value, but one of the programmes was concluded during 2019. The Group also has a share savings programme in which all employees can participate. Matching shares for senior executives and other key persons. Before the Board of Directors in 2017 adopted a new long - term incentive scheme for senior executives, in conjunction with the IPO in 2016 a temporary two - year incentive scheme (interim retention plan) was adopted, in which 37 employees, including the Group Management, were awarded matching shares. These matching shares were redeemed in the first quarter of 2019, for the executives still employed by the Group. Of the nine members of the Group Management offered this scheme in 2016, eight members redeemed shares in 2019. For the Group Management, matching shares were granted whereby for each share they acquired in addition to their reinvestment obligations related to the settlement of the completed programme with synthetic shares and options, they also received one matching share. The members of the Group Management who did not already hold synthetic shares or options were entitled to receive either one matching share for each share they purchased in total, or one matching share for every two shares they purchased in total. Other key persons were invited to purchase shares for up to a given amount, with the right to receive one matching share for every two shares they purchased. Of the 33 key persons who received this offer, 29 made use of it. In 2017 and 2018, six key persons attached to this programme resigned, so that on the redemption date in February 2019, shares were redeemed by 23 key persons. In total, 31 persons redeemed 253,732 matching shares, eight of whom were members of the Group Management, and 23 were other key persons. 91 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

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Below, the number of matching shares redeemed by the Group Management in 2019 is presented, of which the fair value was based on Arcus' share price as at 14.02.2019 (NOK 41.95).

Figures in NOK 1,000	Allocation date	Number of matching shares on the allocation date	Number of matching shares redeemed in 2019	Fair value on the redemption date	Redemption date
Kenneth Hamnes	01.12.2016	42,100	42,100	1,766	14.02.2019
Sigmund Toth	01.12.2016	19,767	19,767	829	14.02.2019
Erlend Stefansson	01.12.2016	27,062	27,062	1,135	14.02.2019
Erik Bern	01.12.2016	9,956	9,956	418	14.02.2019
Bjørn Delbæk	01.12.2016	8,692	8,692	365	14.02.2019
Jan-Erik Nilsen	01.12.2016	2,942	2,942	123	14.02.2019
Per Bjørkum	01.12.2016	8,256	8,256	346	14.02.2019
Eirik Andersen	01.12.2016	7,558	7,558	317	14.02.2019
Svante Selling	01.12.2016	6,781	6,781	284	14.02.2019
Total, Group Management		133,114	133,114	5,584	
Other managerial employees	01.12.2016	247,645	120,618	5,060	14.02.2019
Total number of matching shares		380,759	253,732	10,644	

Overview of the development in the number of allocated matching shares:

Number of matching shares	2019	2018
Outstanding matching shares at the beginning of the year	253,732	330,818
Matching shares redeemed during the year	-253,732	0
Terminated matching shares during the year	0	-77,086
Outstanding matching shares at the end of the year	0	253,732

Effects of matching shares in the accounts:

Figures in NOK 1,000	2019	2018
Earning of matching shares	808	5,574
Deduction of matching shares	0	-2,321
Change in provision for employer taxes	202	545
Total costs related to matching shares	1,010	3,798
Liabilities[1]	0	1,923

1. Solely includes employer taxes

Option programme for senior executives
In 2017, 2018 and 2019, options were granted in an option programme for senior executives in the Group. On expiry, the beneficiaries will receive shares in Arcus ASA equivalent to their options.

The options' vesting period will be three years from the allocation date, where the participants have two years to redeem the options after the vesting period. A condition for redemption of an option is that the executive is still employed after the vesting period, and that the Group's KPI objectives, as determined by the Board of Directors, have been achieved in the same period.

The number of options allocated annually will vary, and will correspond to the individual executive's potential maximum bonus that can be achieved in relation to the listed price on the allocation date. The options' strike price is calculated as the volume-adjusted listed price for the last ten days prior to the allocation date, with the addition of 10 percent.

The options are valued using the Black-Scholes model, for which the most important assumptions on the valuation date will be the spot rate on the valuation date, the estimated time during the redemption period in which the Group assumes that the holders will redeem the option, the dividend in the period, and the share's assumed volatility. The option's maximum redemption price is limited to three times the spot rate at the time of allocation.

There are no dividend rights related to the options during the period prior to redemption.

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No options were redeemed in 2019, but at the end of 2019 all of the options allocated in 2017 were cancelled, since the Group's KPI objectives as determined by the Board of Directors were not achieved for the period. Below, the Group Management's holdings of options at the end of 2019 are presented.

Allocation date	# 2019	# 2018	# 2017
Vesting period	11.4.2019 -11.04.2022	11.4.2018 -11.04.2021	04.05.2017 - 04.05.2020
Redemption period	11.4.2022 -11.04.2024	11.4.2021 -11.04.2023	04.05.2020 - 04.05.2022
Redemption price	NOK 40.52	NOK 45.22	NOK 51.53

Number of options	2019	2018	2019	2018	2019	2018
Kenneth Hamnes	335,918	0	243,457	243,457	0	199,426
Sigmund Toth	176,799	0	125,103	125,103	0	90,773
Erlend Stefansson	186,395	0	135,053	135,053	0	110,628
Erik Bern	162,669	0	117,862	117,862	0	96,546
Jan-Erik Nilsen	0	0	0	0	0	0
Per Bjørkum	139,044	0	100,745	100,745	0	82,524
Eirik Andersen	176,799	0	69,136	69,136	0	57,765
Svante Selling	157,997	0	117,174	117,174	0	53,816
Petra Thorén	0	0	0	0	0	0
Roar Ødelien	0	0	0	0	0	0
Total, Group Management	1,335,621	0	908,530	908,530	0	691,478
Other managerial employees	698,181	0	153,561	435,960	0	381,532
Total number of options	2,033,802	0	1,062,091	1,344,490	0	1,073,010

Basis for calculation of options:		2019	2018	2019	2018	2019	2018
Share price on the allocation date	NOK	38.80	0	43.70	43.70	47.90	47.90
Share price on the date of statement of financial position	NOK	36.50	0	36.50	41.00	36.50	41.00
Redemption price - minimum	NOK	40.52	0	45.22	45.22	51.53	51.53
Redemption price - maximum	NOK	116.40	0	131.10	131.10	143.70	143.70
Risk-free interest	%	1.4%	0	1.4%	1.4%	1.4%	1.2%
Volatility *	%	20.0%	0	20.0%	22.0%	20.0%	22.0%
Expected dividend	%	3.6%	0	3.6%	3.4%	3.6%	3.4%

* On the basis that the company itself only has three years' stock exchange history, on calculating the volatility assumption applied to the option calculations, the Group has applied an average of the company's own volatility figures and an average from equivalent comparable companies on other european stock exchanges.

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Overview of development in the number of allocated options:

Number of options	2019	2018
Outstanding options at the beginning of the year	2,417,500	1,229,304
Allocated options during the year	2,195,086	1,534,306
Terminated options during the year	-1,516,693	-346,110
Outstanding options at the end of the year	3,095,893	2,417,500

Effects of options in the accounts:

Figures in NOK 1,000	2019	2018
Earning of options	5,440	3,855
Deduction of options	-5,874	-386
Change in provision for employer taxes	-183	335
Total option costs	-617	3,804
Liabilities[1]	417	600

1. Solely includes employer taxes

Share savings programme for all employees

The Group also has a general share savings scheme for all employees, whereby all employees will annually have the opportunity to buy a limited number of shares in Arcus ASA, with a discount of 20 percent. Sale of shares to employees below market value is recognised as a personnel cost comprising the difference between the market value of the shares and the purchase price.

In 2019, a total of 54 employees subscribed for a total of 31,468 shares. These were purchased for an average price of NOK 36.70 and sold to the employees at a discount of 20 percent. For this, costs of TNOK 231 were charged to the consolidated accounts in 2019.

	2019	2018
Number of employees who purchased shares at a discount	54	76
Number of shares purchased at a discount	31,468	26,744
Average price per share for purchase by employees at a discount (NOK)	36.70	41.67
Total cost for the Group (TNOK)	231	258

NOTE 8 PENSION COSTS, ASSETS AND OBLIGATIONS

Defined benefit pension plan

Up to 31 December 2008, Arcus ASA and its subsidiaries in Norway had a group defined benefit plan for their employees in Statens Pensjonskasse (the Norwegian Public Service Pension Fund – SPK) and Storebrand. The SPK pension plan also included a contractual early retirement plan (AFP) with financing from the commencement of employment. From 31 December 2008, the Board of Directors terminated the SPK group pension plan for the entire Group in order to switch to defined contribution plans.

On the transition to the new pension plan, all those who were ill or disabled remained in the respective defined benefit plans in Statens Pensjonskasse (SPK) and Storebrand. SPK has confirmed that Arcus no longer has any legal obligations associated with the remaining pension recipients who are linked to the SPK defined benefit plans, but is only obliged to pay annual premium contributions specified by SPK, according to the same principle as for defined contribution plans. The Group therefore carries the current invoices from SPK to expenses in the same way as for the defined contribution plan. Within the pension obligation as at 31.12.2019, a provision of NOK 2.4 million is linked to five individuals in the Storebrand defined benefit plan. This is the only pension obligation secured with assets.

In addition, two individuals, both of whom are no longer employed by the company, have a defined benefit plan for salaries above 12G (National Insurance base amount). This plan was recognised with obligations totalling NOK 5.2 million at the end of 2019.

Gift pension and unfunded pension arrangement

On the transition to the defined contribution plan in 2009, there were individual employees who had previously been with SPK who would be disadvantaged in the event of early retirement at 65-67 years of age. To compensate for this, it was agreed that a gift pension would be paid to all employees who were with SPK before the transition. As at 31.12.2019, this gift pension is linked to 115 employees in the Norwegian operations, while the total obligation has been recognised at NOK 13.1 million.

The Group CEO has an unfunded pension arrangement in which the pension entitlement earned is 15 percent of the salary above 12G. At the end of 2019, this obligation was recognised at NOK 1.4 million.

Contractual early retirement plan pension (AFP)

Most of the Group's Norwegian employees are covered by the AFP plan. This AFP plan gives a lifelong supplement to the ordinary pension plan. Employees can choose to take out the new AFP pension as from the age of 62, also while continuing to work. This new AFP plan is a collective-agreement based defined benefit multi-enterprise pension scheme, and is financed through premiums that are set as a percentage of salary. So far, no reliable measurement and allocation of obligations and assets are available for the plan. In accounting terms, the plan is treated as a defined contribution pension plan in which premium payments are charged as current costs and no provisions are made in the financial statements. In 2019 and 2018, the current premium payments were set at 2.50 percent of total salary payments between 1 G and 7.1 G to the company's employees. It has been decided not to change the premium payments for 2020. There is no accumulation of funds in the plan and it is expected that the premium level will increase over the coming years.

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There are some seniority requirements associated with the new AFP plan with regard to accumulated length of employment in the scheme, and the limited liability company must be subject to a collective agreement. There are three limited liability companies in Norway, with a total of eight persons who were not subject to the AFP plan as at 31.12.2019.

Defined contribution pension
The Arcus Group's general pension scheme for all other employees concerns defined-contribution pension plans which are adapted to the regulations in the individual countries in which the Group has employees.

Norway
The general defined-contribution pension plan has contribution rates of 5 percent of salary in the bracket from 0 to 7.1 times the National Insurance basic amount (G); and 11 percent of salary in the bracket from
7.1 to 12 times the National Insurance basic amount (G). There is also a disability scheme with 69 percent, plus 18 percent of the basic amount (G), as the benefit level, without free policy accumulation. Arcus ASA with subsidiary has group life insurance on death of up to 10G for all employees.
The costs associated with the defined contribution pension plan are related to the current premium invoices from the insurance company with which Arcus has signed a defined contribution pension agreement. The current defined contribution pensions and disability pensions for employees in the defined contribution plan are adjusted annually on the basis of the pension fund's surplus.

Employees in the defined contribution plan who have become disabled are entitled to have their disability obligations regulated by the same adjustment as the basic amount (G) each year and the capitalised obligation related to this was NOK 1.6 million at the end of 2019.

Sweden
In Sweden, the contributions are, to a great extent, individually agreed contribution rates based on individual salaries, and these can vary considerably. In 2019, the contribution rates including insurance schemes varied from 9 percent to 30 percent of the individual's salary. The contribution rates apply as from the first krone earned.

Denmark
The general defined contribution pension scheme in Denmark has contribution rates varying from 8 to 12.5 percent. The contribution rates apply as from the first krone earned.

Finland
The general defined contribution pension scheme in Finland has contribution rates of 18.05 percent for employees aged below 53, and 16.55 percent for employees aged over 53.

Germany
The contribution rate in Germany is 18.6 percent of the employee's salary, up to the maximum calculation basis of EUR 78,000. The pension contribution in Germany is divided 50/50 between employer and employee, so that the net cost for the German company is 9.3 percent.

Other matters The Group applies a discount rate equivalent to the covered bond interest rate to its pension obligations. The pension assumptions made by the Group are consistent with the recommendations of the Accounting Standards Board from September 2019. Due to the lack of significance, the assumptions were not updated as of 31.12.2019.

The table presents both defined benefit and other actuarially calculation pension obligations.

Figures in NOK 1,000

Pension costs	2019	2018
Present value of pension earnings for the year	644	687
Interest cost of pension obligations	681	870
Return on pension assets	-208	-231
Administration costs	170	109
Accrued social security contributions	157	202
Net pension costs after social security contributions	1,444	1,637
Defined contribution pension plan		
Recognised contributions excluding social security contributions	30,520	30,420
Net pension obligations:		
Estimated accrued obligations, funded pension plans	10,912	9,058
Estimated value of pension assets	-8,498	-7,721
Net estimated funded pension obligations (+)/assets (-)	2,414	1,337
Estimated accrued obligations, non-funded pension plans	21,310	19,740
Net pension obligations recognised in the statement of financial position	23,724	21,077
Changes in obligations:		
Net pension obligations 01.01	21,077	30,552
Pension costs, continued operations	1,444	1,637
Paid out via operations	-277	-809
Premium payments including SSC	-509	-403
Estimate deviations recognised directly in equity (IAS19R)	1,989	-9,900
Net pension obligations 31.12.	23,724	21,077
Summary of pension assets:		
Shares and other equity instruments	8,498	7,721
Total pension assets 31.12.	8,498	7,721

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Figures in NOK 1,000

Financial assumptions:	2019	2018
Discount rate	1.80%	2.60%
Expected salary adjustment	2.25%	2.75%
Expected pension increase	1.25%	1.75%
Expected adjustment of the National Insurance basic amount (G)	2.00%	2.50%
Expected return on pension assets	1.80%	2.60%

Actuarial and demographic assumptions		
Withdrawal rate at 62 years	50%	50%
Withdrawal rate at 67 years	50%	50%
Mortality	K2013	K2013
Disability	K1963	K1963
Voluntary retirement (under 50 years)	5%	5%
Voluntary retirement (over 50 years)	0%	0%

The actuarial assumptions are based on commonly used assumptions within the insurance industry with regard to demographic factors.

The Group's pension plans satisfy the statutory requirements concerning mandatory occupational pension schemes.

Sensitivity analysis of net pension obligations:
The table below shows the effects of changes in pension obligations, deferred tax assets and equity in the event of a change in the most important economic assumptions by one percentage point up or down. The calculations are otherwise carried out in the same way as the actuarial calculations and are based on all other economic and demographic assumptions remaining unchanged.

Sensitivity 2019	Discount rate		Salary growth		Adjustment of NI basic amount (G)	
Change in percentage points	1%	-1%	1%	-1%	1%	-1%
Change in pension obligations	1,862	-2,224	756	-713	784	-712
Change in deferred tax assets	-410	489	-166	157	-173	157
Change in equity	-1,452	1,735	-590	556	-612	555
Percentage change in obligations	7.8%	-9.4%	3.2%	-3.0%	3.3%	-3.0%

Sensitivity 2018	Discount rate		Salary growth		Adjustment of NI basic amount (G)	
Change in percentage points	1%	-1%	1%	-1%	1%	-1%
Change in pension obligations	-2,002	2,361	1,960	-1,749	1,960	-1,749
Change in deferred tax assets	441	-519	-431	385	-431	385
Change in equity	1,562	-1,841	-1,529	1,365	-1,529	1,365
Percentage change in obligations	-9.5%	11.2%	9.3%	-8.3%	9.3%	-8.3%

Summary of cash flows related to pension plans

Figures in NOK 1,000	2019	2018
Premium payments, Storebrand defined benefit plan recognised in the statement of financial position	495	403
Premium payments, SPK defined benefit plan not recognised in the statement of financial position	85	84
Payments from operations, gift pension at 65-67 recognised in the statement of financial position	278	809
Premium payments. AFP scheme	4,268	4,197
Premium payments, defined contribution pension plan	29,878	27,254
Total	35,004	32,747

All figures include social security costs.

Premium payments associated with ordinary defined contribution pension plans are the largest disbursement items associated with pensions. The basis for the premium payments to the defined contribution plan is calculated according to the actual salaries and will reflect the salary development within the company.

Premium payments to the new AFP plan are also calculated on the basis of actual salaries, in addition to how the premium rate is expected to increase in the years ahead. The premium rate was 2.50 percent in 2018 and 2019 and this will remain unchanged in 2020.

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NOTE 9 FINANCIAL INCOME AND COSTS

Figures in NOK 1,000	2019	2018
Financial income		
External interest income	22,498	12,906
Total interest income	22,498	12,906
Value adjustment of liabilities at fair value	3,364	0
Agio gains	26,656	27,727
Other financial income	18	13
Total other financial income	30,038	27,740
Total financial income	52,536	40,646
Financial costs		
Interest costs to financial institutions	-47,460	-37,302
Interest costs for rights of use related to lease agreements	-49,854	0
Interest costs for liabilities at fair value in the statement of financial position	-196	-104
Amortisation of front-end fee related to credit facilities at SEB	-1,618	-1,623
Total interest costs	-99,128	-39,029
Value adjustment of minority options at fair value	0	-2,560
Value adjustment of foreign exchange forward contracts at fair value	-1,049	-369
Agio loss	-29,674	-26,178
Other financial costs	-7,970	-8,626
Total other financial costs	-38,693	-37,733
Total financial costs	-137,821	-76,762
Net financial profit/loss	-85,285	-36,116

NOTE 10 TAX

Tax for the year is calculated as follows:

Figures in NOK 1,000	2019	2018
Tax payable	-23,871	-31,141
Change in deferred tax	-15,310	-25,595
Insufficient provision in previous years	-1	-27
Tax cost	-39,182	-56,763

Tax cost breakdown by country	2019	2018
Tax - Norway	-13,637	-27,498
Tax - Sweden	-16,138	-19,594
Tax - Denmark	-6,914	-6,760
Tax - Finland	-2,207	-2,767
Tax - Germany	-286	-144
Total tax cost	-39,182	-56,763

Reconciliation from nominal to actual tax rates	2019	2018
Profit before tax	172,469	221,180
Expected income tax at the nominal tax rate in Norway	-37,943	-50,871
Tax effect of the following items:		
Non-deductible costs	-2,624	-2,804
Non-taxable revenue	791	361
Insufficient provision in previous years	1	27
Change in non-capitalised tax assets	-492	130
Change in tax rate	0	-5,017
Differences in tax rates	-74	1,132
Profit share, associated companies	892	532
Other	267	-253
Tax	-39,182	-56,763
Effective tax rate	23%	26%

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Tax on items in OCI

Tax on items in OCI is entirely due to changes in deferred tax associated with pension obligations in Norway.

Tax payable by country in the statement of financial position	2019	2018
Prepaid tax payable		
Prepaid in Sweden	15,487	11,521
Prepaid in Finland	119	0
Prepaid in Germany	800	617
Total prepaid tax[1], see also Note 14	16,406	12,138
Tax payable		
Tax payable in Norway	0	1,472
Tax payable in Denmark	5,002	5,990
Tax payable in Finland	0	276
Total tax payable[1]	5,002	7,738

1. In 2018, prepaid tax payable was presented as a net total amount for the entire Group. As from 2019, prepaid tax or tax payable is presented as a net amount for the country to which the tax relates. Net prepaid tax in 2018 amounted to TNOK 4,400, which is the total prepaid tax and tax payable from the above table. See also Note 14.

Tax paid during the period, per country	2019	2018
Tax paid to Norway	-1,472	-3,053
Tax paid to Sweden	-21,050	-27,216
Tax paid to Denmark	-9,442	-6,344
Tax paid to Finland	-2,490	-2,871
Tax paid to Germany	-474	-507
Total tax paid	-34,928	-39,991

Specification of tax effect of temporary differences and deficit carried forward:

	2019		2018	
	Asset	Liability	Asset	Liability
Tangible fixed assets	-2,621	290	-5,960	394
Intangible fixed assets	-52,080	-101,565	-42,377	-102,262
Financial assets	-236	0	-638	0
Inventories	-8,972	0	-10,686	0
Trade receivables	1,320	0	1,429	0
Pension obligations	5,187	0	4,524	0
Provisions	2,029	0	5,162	0
Temporary tax fund	-528	15	-661	23
Deficit and interest limitations carried forward	142,001	0	159,365	0
Total deferred tax, gross	86,100	-101,260	110,158	-101,845
Unrecognised deferred tax assets	0	0	0	0
Net deferred tax in the statement of financial position	86,100	-101,260	110,158	-101,845

At the end of the year, the Group had NOK 142.0 million in capitalised deferred tax assets associated with the deficit carried forward from the Norwegian business. Based on an assessment and analysis of the Group's earnings in Norway historically, and the future prognosis, it is assessed that the deficit carried forward can be utilised in full, and the related deferred tax asset has therefore been entered.

Deferred tax positions are calculated on the basis of local tax rates in the respective countries on the reporting date. At the end of 2019, the rates were 22 percent in Norway, 21.4 percent in Sweden, 22 percent in Denmark and 20 percent in Finland, unchanged from the previous year.

At the end of 2019, deferred tax assets were associated with net negative temporary differences for the tax regimes in Norway and Sweden, while deferred tax liabilities were associated with net positive temporary differences for the tax regime in Denmark. The same applied to the end of 2018.

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NOTE 11 TANGIBLE FIXED ASSETS

	Tangible fixed assets			
Figures in NOK 1,000	Machinery and equipment	Fixtures and fittings, tools, office equipment etc.	Assets under construction	Total tangible assets
Acquisition cost as at 01.01.2018	548,875	89,016	5,678	643,569
Addition of tangible fixed assets	12,487	554	6,771	19,812
Addition from financial lease	3,062	0	0	3,062
Transferred from assets under construction	3,858	1,673	-7,535	-2,004
Disposal at cost price	0	-6,096	0	-6,096
Translation differences	-92	-251	0	-343
Acquisition cost as at 01.01.2019	568,190	84,896	4,914	658,000
Addition of tangible fixed assets	4,823	1,338	12,562	18,723
Transferred from assets under construction	3,217	235	-3,797	-345
Reclassifications[1]	-273,398	0	0	-273,398
Disposal at cost price	-161	-12,935	-37	-13,133
Translation differences	-381	-247	0	-628
Acquisition cost 31.12.2019	302,290	73,287	13,642	389,219
Accumulated depreciation 01.01.18	-244,341	-69,402	0	-313,743
Ordinary depreciation	-30,635	-4,178	0	-34,813
Disposal, accumulated depreciation	0	6,096	0	6,096
Translation differences	59	240	0	299
Accumulated depreciation 01.01.2019	-274,917	-67,244	0	-342,161
Ordinary depreciation	-14,932	-3,814	0	-18,746
Disposal, accumulated depreciation	120	12,878	0	12,998
Reclassifications[1]	110,134	0	0	110,134
Translation differences	309	220	0	529
Accumulated depreciation 31.12.19	-179,286	-57,960	0	-237,246
Book value as at 31.12.19	123,004	15,327	13,642	151,973
Book value of capitalised interest costs	0	0	0	0

1. Reclassifications comprise the capitalised value of tights or use related to financial lease agreements. As a consequence of the introduction of IFRS 16, as from 01.01.2019 these are classified as rights of use. See also Note 13 concerning lease agreements.

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Both the parent company and the Group use straight-line depreciation for all tangible fixed assets. The economic life of fixed assets is estimated as follows:

* Machinery and equipment, vehicles	3-20 years
* Fixtures and fittings, tools, office equipment etc.	4-10 years

No indications of impairment or a need to adjust the useful lives of assets were identified during the period.

NOTE 12 INTANGIBLE ASSETS

Figures in NOK 1,000	Goodwill	Brands	Software	Total
Acquisition cost 01.01.18	1,065,296	873,246	127,869	2,066,411
Addition of intangible assets	0	43	3,227	3,270
Transferred from assets under construction	0	0	2,004	2,004
Translation differences	-466	2,948	-107	2,375
Acquisition cost 01.01.19	1,064,830	876,237	132,993	2,074,060
Addition of intangible assets	0	250	1,246	1,496
Transferred from assets under construction	0	0	345	345
Acquisition of business	11,777	49,739	0	61,516
Translation differences	-5,722	-3,301	-170	-9,193
Acquisition cost 31.12.19	1,070,885	922,925	134,414	2,128,224
Accumulated depreciation 01.01.2018	-22,700	-53,544	-98,718	-174,962
Ordinary depreciation	0	0	-7,487	-7,487
Amortisation	0	-7,705	0	-7,705
Translation differences	0	21	-36	-15
Accumulated depreciation and write-downs 01.01.19	-22,700	-61,228	-106,241	-190,169
Ordinary depreciation	0	0	-7,168	-7,168
Accumulated depreciation on acquisition of business	0	-27	0	-27
Amortisation	0	-7,746	0	-7,746
Translation differences	0	41	28	69
Accumulated depreciation and impairments 31.12.2019	-22,700	-68,960	-113,381	-205,041
Book value 31.12.2019	1,048,185	853,965	21,033	1,923,183
Of which capitalised value of assets with indefinite useful lives	1,048,185	785,684	0	1,833,869
Economic life of intangible assets with definite useful lives		10-20 years	3-10 years	
Depreciation plan		Straight line	Straight line

Impairment testing Goodwill is allocated to the Group’s cash - generating units and is tested for impairment annually, or more often if there are indicators that the values may have been subject to impairment. Testing for impairment involves determining the value in use of the cash - generating unit. The value in use is determined by discounting expected cash flows, based on the cash - generating unit's Board - approved business plans. The cash - generating unit is the lowest level at which it is possible to follow up operations comprising the relevant goodwill. At the end of 2019, cash - generating units related to impairment testing of goodwill are defined at business area level. Equivalent impairment tests are made for brands. The cash - generating unit for impairment testing of brands is the brand itself. A significant proportion of the Group's brands are assessed not to have definite useful lives. These are not amortized on an ongoing basis, but are solely subject to annual impairment testing. On initial recognition of brands, it is assessed whether the brand is expected to have definite useful lives or not. In this assessment, the Group gives special weight to the Group's expected use of the brand, the customary life cycles for brands of this type, the stability of the sector and the business, and the probability that the Group will succeed in maintaining the brand's financial lifetime, given the Group's ability to maintain value. The Group also devotes resources to legal control of brands in large and important markets. At the end of 2019, all of the Group's brands with indefinite useful lives were related to the Spirits business. The Spirits business have been a stable sector for many years, and most of the brands within the Group's spirits business are brands that have existed for several decades, and some have existed for several hundred years. If impairment tests show declining curves over time, the brand may be written down to estimated useful value, and a new assessment of the brand's estimated useful life is performed. If it is estimated, after a new assessment, that the useful life is no longer indefinite, the brand is redefined to have a definite useful life, whereby a linear depreciation term is set for the remaining book value. The discount rate used for both brands and goodwill is 8.8 percent before tax, and reflects the estimated risk and capital costs of the Group, based on a capital structure considered to be representative for the business in which the Arcus Group is engaged. The short term Covid - 19 impact has been assessed as part of the impairment analysis. Recoverable amount (value in use) on impairment testing of goodwill The recoverable amount of the cash - generating units is calculated on the basis of the present value estimate of the expected cash flows before tax. The cash flows used as the basis for the impairment test are based on assumptions concerning future sales volume, sales prices, purchase prices for input factors, salary development and other direct costs set out in Board - approved budgets and long - term plans. The terminal value is based on the cash flow in the last forecast year (2023). The terminal value is based on an assumption of inflation growth of 2 percent, and also reinvestments equivalent to the expected depreciation of the entities’ fixed assets. In 2019, the Group performed impairment tests whereby recoverable amounts on impairment testing of goodwill are based on the 2020 budget, and with real growth up to 2023 in both revenue and EBITDA equivalent to other long - term plans. The impairment tests have not entailed impairment, and downward adjustment of the estimated cash flows by 20 percent, or an increase in the discount rate by 2 percent, would either not have entailed impairment. 10 1 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

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Recoverable amount (value in use) on impairment testing of brands
The recoverable amount for the brands is calculated on the basis of a "relief from royalty" method before taxes, whereby the brand's annual royalty is estimated as future revenue for the brand multiplied by a long-term expected profit level for the relevant brands. Future revenue is based on the 2020 budget, with real growth up to 2023 equivalent to other long-term plans. The terminal value is based on an assumption of inflation growth of 2 percent. Cash flow estimates used are discounted using a discount rate.

Downward adjustment of the estimated cash flows by 20 percent, or an increase in the discount rate by 2 percent, would not have entailed impairment for any of the brands.

The table below shows the Group's intangible assets with indefinite useful lives (goodwill and brands) per category of cash-generating units.

Figures in NOK 1,000	Category	Currency	Segment	Goodwill	Brands	Total
Category of cash-generating units						
Norwegian aquavits	Aquavit	DKK	Spirits	0	119,844	119,844
Danish aquavits	Aquavit	NOK	Spirits	0	291,016	291,016
Other aquavits	Aquavit	NOK, DKK, SEK	Spirits	0	12,223	12,223
Danish bitters	Bitter dram	NOK	Spirits	0	161,382	161,382
Norwegian cognac	Cognac	NOK	Spirits	0	12,425	12,425
Norwegian vodka	Vodka	NOK	Spirits	0	34,297	34,297
International vodka	Vodka	NOK	Spirits	0	66,740	66,740
Own brands, Wine	Own wines	NOK	Wine	0	2,651	2,651
Agency wine	Agency wine	NOK	Wine	0	49,711	49,711
Other brands	Other	NOK, DKK	Spirits	0	103,676	103,676
Segment Spirits		DKK	Spirits	425,026	0	425,026
Segment Spirits		NOK	Spirits	380,410	0	380,410
Wine Sweden - agency wine[1]		SEK	Wine	90,803	0	90,803
Wine Finland - agency wine[1]		EUR	Wine	24,951	0	24,951
Wine Norway - agency wine[1]		NOK	Wine	57,609	0	57,609
Wine Norway - own brands, wine		NOK	Wine	69,386	0	69,386
Total				1,048,185	853,965	1,902,150

1. In 2019, the Group took reorganisation measures for the Swedish/Finnish wine business, which entailed a clearer distinction between the Swedish and Finnish wine businesses. As a consequence, goodwill has been distributed between these two cash-generating units. The distribution was made on the basis of an assessment of which business the goodwill arose from in the first place, in accordance with IAS 36.

The various categories of cash - generating units listed below include the following well - known brands: Category of cash - generating units Brands Norwegian aquavits Danish aquavits Other aquavits Danish bitters Norwegian cognac Norwegian vodka International vodka Agency wine Other brands Lysholm Linie, Løiten Linie, Gammel Opland and Gilde, and other Norwegian aquavits Aalborg Malteserkreutz and Snälleröds Gammel Dansk Braastad cognac Vikingfjord, Amundsen and Brennevin Seksti Vanlig, Dworek, Hammer, Kalinka and Dobra Doppio Passo and Pietro de Campo Hot n’Sweet, Dooley's, Eau de Vie, Golden Cock, St. Hallvard, Upper Ten, Dry Anis and Star Gin NOTE 13 LEASE AGREEMENTS AND OBLIGATIONS As from 1 January 2019, the existing lease standard (IAS 17) is replaced by a new, updated standard for accounting treatment of leases (IFRS 16). The Group implemented this as from the same date. The new standard concerning leases entails a significant change in the accounting policy related to leasing costs. All significant lease agreements are now capitalised. This has given significant rights of use on the asset side and an equivalent obligation on the liabilities side. On the implementation of IFRS 16, the Group had two implementation method options: the full retrospective method or the modified retrospective method. The Group chose to implement IFRS 16 using the modified retrospective method, which means that the effects calculated on the implementation date were based on the remaining period of the lease as from the implementation date, and there were no adjustment to equity on the implementation date. On the implementation date, the Group, as lessee, also had a number of options concerning the use of simplifications. The Group chose to use these simplification options, so that: • Software licences are not included in the calculation basis. • Short - term lease agreements expected to be for shorter terms than 12 months are not included in the calculation basis. • Insignificant lease agreements (annual charge under TEUR 5) are not included in the calculation basis. • Any service elements in the lease charge are not separated from the annual lease charge in the calculation basis. Since the Group's subsidiaries adhere to local GAAP and not IFRS in their corporate accounts, the Group continues to make a distinction between operational and financial lease agreements. • Financial lease agreements were already booked as part of the Group's statement of financial position before the introduction of IFRS 16. These are still booked as part of the subsidiaries’ statements of financial position, with related rights of use and leaseobligations. The introduction of IFRS 16 has not entailed any changes for these agreements. The agreements’ effect on earnings is booked as deprecia - tion and interest costs in both the segments’ results and the Group's consolidated result. • Operational lease agreements are not booked in the subsidiaries’ statements of financial position. These agreements’ effect on earnings is presented as other operating expenses in the segment reporting, but as depreciation and interest costs in the Group's consolidated reporting. • For these lease agreements, the statement of financial position effects are estimated on the basis of the remaining lease payments, whereby the discount rate is equivalent to the Group's calculated average interest rate related to other financing . • The period of the lease is set as the period specified in the lease agreement. If the lease agreement includes options for renewal, the probability of the Group using the option is assessed. In cases where the probability is estimated to be greater than 50 percent, the fixed period of the lease also includes the renewal period based on the option. In connection with the introduction of IFRS 16, the Group’s reported net interest - bearing debt and adjusted EBITDA increased significantly. The loan agreement with SEB specifies that the loan terms must be calculated according to a model that is independent of the introduction of IFRS 16, so that the Group's ability to fulfil the loan terms has not been affected by the introduction of IFRS 16. 1 03 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

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	Rights of use				
Figures in NOK 1,000	Land, buildings and other real estate	Machinery and equipment	Vehicles	Fixtures and fittings, office equipment	Total tangible assets
Acquisition cost as at 01.01.2019	0	0	0	0	0
Recognition of rights of use, 01.01.2019	1,155,340	0	6,306	2,008	1,163,654
Addition of rights of use	0	11,446	10,822	0	22,268
Value changes in rights of use	15,898	8	-587	430	15,749
Reclassifications[1]	0	273,398	0	0	273,398
Disposal at cost price	-134	0	-1,260	-70	-1,464
Translation differences	239	0	36	7	282
Acquisition cost 31.12.2019	1,171,343	284,852	15,317	2,375	1,473,887
Accumulated depreciation 01.01.2019	0	0	0	0	0
Ordinary depreciation	-64,199	-17,258	-3,614	-842	-85,913
Disposal, accumulated depreciation	134	0	1,260	70	1,464
Reclassifications[1]	0	-110,134	0	0	-110,134
Translation differences	-33	0	-8	-1	-42
Accumulated depreciation 31.12.2019	-64,098	-127,392	-2,362	-773	-194,625
Book value as at 31.12.2019	1,107,245	157,460	12,955	1,602	1,279,262
Book value of capitalised interest costs	0	2,600	0	0	2,600

1. Reclassifications comprise the capitalised value of rights of use related to financial lease agreements. These were classified as ordinary operating equipment in 2018, but as a consequence of the introduction of IFRS 16, these are classified as rights of use as from 01.01.2019. See also Note 11 concerning fixed assets.

The Group applies straight-line depreciation to all rights of use assets.
The economic life of the rights of use is estimated as follows:

* Machinery and equipment, vehicles	7-15 years
* Fixtures and fittings, office equiopment	1-3 years
* Land, buildings and other real estate	1-32 years

No indications of impairment or a need to adjust the useful lives of assets were identified during the period.

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Overview of calculated recognised rights of use and obligations as from 1 January 2019

Figures in NOK 1,000	Land, buildings and other real estate	Vehicles	Fixtures and fittings, office equipmen t	Total
Calculated rights of use 01.01.2019	1,155,340	6,306	2,008	1,163,654
Calculated leasing obligations 01.01.2019				1,163,654

Reconciliation of leasing obligations on transition from IAS 17 to IFRS 16

Figures in NOK 1,000	Total leasing obligations
Leasing obligation for operational leasing agreements, cf. IAS 17 (nominal values) 31.12.2018	1,614,548
Insignificant lease agreements	-48
Lease agreements with options for renewal, where the use of the option is assessed to be probable	39,372
Present value of interest payments	-490,218
Leasing obligation, cf. IFRS 16 1.1.2019	1,163,654

Specification of capitalised leasing obligations on the transition from IAS 17 to IFRS 16

Figures in NOK 1,000	Financial lease obligations	Operational lease obligations	Total lease obligations 2019	Total lease obligations 2018
Lease obligations, 31 December 2018[1]	169,457	0	169,457	183,766
Calculated lease obligations 01.01.2019, cf. the introduction of IFRS 16	0	1,163,654	1,163,654	0
New lease obligations during the year	11,446	10,822	22,268	3,061
Change in value of lease obligations during the year	8	15,741	15,749	0
Lease payments during the year	-18,153	-48,009	-66,162	-17,370
Translation differences	0	249	249	0
Lease obligations, 31 December 2019	162,758	1,142,457	1,305,215	169,457
Of which current lease obligations	103,665	50,534	154,199	18,063
Of which non-current lease obligations	59,101	1,091,915	1,151,016	151,394

1. Financial leases at the end of 2018 were presented as part of the debt to credit institutions.

Maturity analysis of lease obligations

Figures in nominal NOK 1,000	Due date within 1 year	Due date 2-5 years	Due date after more than 5 years	Total
Operational	94,549	363,682	1,138,320	1,596,551
Financial	107,930	55,651	5,013	168,594
Total	202,479	419,333	1,143,333	1,765,145

Operational lease agreements

Operational lease agreements include the agreement concluded with Gjelleråsen Eiendom AS on the lease of production, distribution and administration buildings at Gjelleråsen for a term of 25 years as from 1 January 2012. The annual rent under this agreement is TNOK 82,627 as from 2019. Other obligations include lease agreements for office premises in Stockholm, Copenhagen, Helsinki and Berlin, lease of company cars for individual employees, lease of a pallet-truck park, and lease of various office machines.

As a general rule, the lease period is set as the length of the lease contract. Most of the lease contracts related to production and office premises also include renewal options. In cases where the agreement includes such options, the probability that the option will be used is assessed, and if the probability is assessed to exceed 50 percent, the lease period will also include the contract renewal period.
Total lease obligations are calculated by discounting the nominal lease amount for these agreements by the Group's marginal borrowing rate.

Financial lease agreements

On moving to Gjelleråsen in 2012, agreements were entered into for the lease of a number of new machines and equipment for the production and distribution activities at Gjelleråsen. The contract partner for these agreements is Nordea Finans, and the agreements are subject to variable interest rates. Even though, in principle, the lease agreements have been entered into with a 15-year repayment and interest rate profile (annuity), the actual terms of the agreements are for a shorter period of time, with the option of renewal. Remaining capitalised lease liabilities will fall due in the course of the last 12 months of the agreement period. The Group and Nordea are in continuous dialogue concerning an extension of the agreements to a total maturity profile of 15 years. All changes to the agreements must be formally handled by the lessor.

Arcus-Gruppen AS has pledged a 100 percent surety guarantee for all liabilities that the subsidiaries have undertaken or may undertake in connection with the signed lease agreements. See also note 24 regarding pledges and guarantees.

Other financial leases are agreements for the lease of lorries in the logistics business. The contract partners for these agreements is Volvo Finans and Nordea Finans. These agreements have durations of 7-10 years, and run at variable interest rates.

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Overview of total effect on earnings related to lease agreements.

Figures in NOK 1,000	2019	2018
Depreciation of rights of use	-85,913	-16,495
Interest costs related to rights of use	-49,854	-4,573
Costs related to short-term lease agreements (included in other operating costs)	-987	0
Costs related to operational lease agreements in other operating costs prior to the introduction of IFRS 16	0	-95,750
Total effects in the consolidated income statement	-136,754	-116,818

Overview of revenue from lease of rights of use

Figures in NOK 1,000	2019	2018
Sub-let premises at Gjelleråsen, Norway	2,014	1,095
Total revenue from sub-letting of rights of use	2,014	1,095

Reconciliation statement of income for 2019 versus 2018 adjusted for IFRS 16

Figures in NOK 1,000	2019 as reported, new IFRS16 standard	2019 IFRS 16 reclassification	2019 reclassified, use of old IAS17 standard	2018
Sales revenue	2,710,374	0	2,710,374	2,672,615
Other operating revenue	52,403	0	52,403	50,586
Total revenue	2,762,777	0	2,762,777	2,723,201
Net gain on sale of fixed assets	11	0	11	365
Cost of sales	-1,601,113	0	-1,601,113	-1,577,306
Salaries and other personnel costs	-439,220	0	-439,220	-426,644
Depreciation and amortisation	-119,573	68,655	-50,918	-50,005
Other operating expenses	-329,443	-92,862	-422,305	-409,330
Share of profit from associated companies and jointly controlled entities	4,059	0	4,059	2,311
Operating profit before other income and expenses	277,498	-24,207	253,291	262,592
Other income and expenses	-19,744	0	-19,744	-5,296
Operating profit	257,754	-24,207	233,547	257,296
Interest income	22,498	0	22,498	12,906
Other financial income	30,038	0	30,038	27,740
Interest costs	-99,128	44,854	-54,274	-39,029
Other financial costs	-38,693	0	-38,693	-37,733
Net financial profit/loss	-85,285	44,854	-40,431	-36,116
Profit before tax	172,469	20,647	193,116	221,180
Tax	-39,182	-4,538	-43,720	-56,763
Profit for the year	133,287	16,109	149,396	164,417

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Reconciliation statement of financial position for 2019 versus 2018 adjusted for IFRS 16

Figures in NOK 1,000	2019 as reported, new IFRS 16 standard	2019 IFRS 16 reclassification	2019 reclassified, use of old IAS 17 standard	2018
Total intangible assets	1,923,183	0	1,923,183	1,883,891
Tangible fixed assets	151,973	157,460	309,433	315,839
Rights of use	1,279,262	-1,279,262	0	0
Total tangible assets	1,431,235	-1,121,802	309,433	315,839
Deferred tax assets	86,100	-4,538	81,562	110,158
Total financial assets	65,276	0	65,276	63,072
Total fixed assets	3,505,794	0	3,505,794	2,372,960
Total current assets	2,084,103	0	2,084,103	2,064,402
Total assets	5,589,897	-1,126,340	4,463,557	4,437,362
			0	
Total equity	1,662,223	16,109	1,678,332	1,654,034
Total provisions	194,327	0	194,327	197,232
Debt to financial institutions	703,829	59,101	762,930	874,895
Lease obligations	1,151,016	-1,151,016	0	0
Other non-current liabilities	464	0	464	647
Total other non-current liabilities	1,855,309	-1,091,915	763,394	875,542
Debt to financial institutions	0	103,665	103,665	18,063
Lease obligations	154,199	-154,199	0	0
Other current liabilities	1,723,839	0	1,723,839	1,692,491
Total current liabilities	1,878,038	-50,534	1,827,504	1,710,554
Total liabilities	3,927,674	-1,142,449	2,785,225	2,783,328
Total debt and equity	5,589,897	-1,126,340	4,463,557	4,437,362

Reconciliation, cash flow 2019 versus 2018 adjusted for IFRS 16

Figures in NOK 1,000	2019 as reported, new IFRS 16 standard	2019 IFRS 16 reclassification	2019 reclassified, use of old IAS 17 standard	2018
Profit before tax	172,469	20,647	193,116	221,180
Depreciation and amortisation	119,573	-68,655	50,918	50,005
Interest costs during the period	97,510	-44,854	52,656	
Other effects related to operational activities	-97,878	0	-97,878	123,351
Net cash flow from operational activities	291,674	-92,862	198,812	394,536
Net cash flow from investment activities	-70,778	0	-70,778	-22,836
Repayment of interest-bearing debt	-66,162	48,009	-18,153	-17,370
Interest costs paid during the period	-97,314	44,854	-52,460	-37,302
Other effects related to financial activities	-120,179	0	-120,179	-206,229
Net cash flow from financing activities	-283,655	92,863	-190,792	-260,901
Effect of exchange rate fluctuations on cash and cash equivalents	-14,806	0	-14,806	-12,620
Net change in bank deposits, cash and cash equivalents	-77,565	0	-77,565	98,179

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NOTE 14 OTHER RECEIVABLES

Figures in NOK 1,000	Note	2019	2018
Non-current receivables			
Non-current loans to associated companies			506
Other non-current receivables		0	1,075
Total other non-current receivables		506	1,581

The Group has no receivables with a term of more than five years.

Figures in NOK 1,000		2019	2018
Current receivables			
Prepaid costs*	1.4	26,342	15,001
Prepaid tax	10	16,406	4,400
Fair value of forward contracts	1	0	624
Other current receivables*	1.4	8,062	6,958
Total other current receivables		50,810	26,983

Figures in NOK 1,000		2019	2018
Prepayments to suppliers			
Nominal prepayments to suppliers		67,772	58,899
Provision for losses		-4,620	-5,900
Total prepayments to suppliers*	1.4	63,152	52,999

Through its logistics business, Vectura purchases goods on behalf of agents and importers. Depending on the type of agreement entered into by the agent or importer, there will be instances where Vectura buys in goods on behalf of the agent or importer and where the agent or importer bears most of the risk associated with this inventory. This type of financing of inventory for individual partners is stated at nominal value less provision for expected losses, and is presented as prepayments to suppliers.

* Items included in changes in working capital in Note 4.

NOTE 15 INVENTORIES

Figures in NOK 1,000	2019	2018
Raw materials	32,117	25,951
Goods in transit[1]	14,951	0
Goods in progress	107,163	97,521
Finished goods/goods for resale	351,860	332,902
Provision for obsolescence	-19,479	-15,257
Total inventories	486,612	441,117

1. Goods in transit comprise goods that have not yet been physically received, but where the Group has taken over the significant risk for the goods in transit.

Cost of inventories in the statement of income comprises purchase costs for finished goods/goods for resale and production value at cost price for goods produced in-house. The total cost of inventories was NOK 1,601 million in 2019 (2018: NOK 1,577 million).

See also Note 24 for details of pledges and guarantees.

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NOTE 16 CURRENT LIABILITIES

Figures in NOK 1000	2019	2018
Unpaid public duties		
Special duties, alcohol	581,673	564,611
Value added tax	354,509	344,692
Other public duties	23,515	21,149
Total unpaid public duties*	959,697	930,452

Figures in NOK 1000	2019	2018
Other current liabilities		
Current non-interest-bearing debt*	19,579	22,894
Fair value, foreign exchange forward contracts	425	0
Provision for social security costs related to share-based remuneration	0	1,923
Provision for liabilities*, see Note 20	6,121	8,398
Other accrued costs*	162,516	152,041
Total other current liabilities	188,641	185,256

* Items included in changes in working capital in Note 4.

All current liabilities fall due within 12 months.

NOTE 17 CASH AND CASH EQUIVALENTS

Figures in NOK 1,000	2019	2018
Cash and cash equivalents in the Group's cash pool system	64,182	149,213
Other bank deposits	140,837	133,210
Cash holdings	10	171
Total cash and cash equivalents	205,029	282,594
Available drawing rights	605,183	605,850
Utilised drawing rights	0	0
Available liquidity	810,212	888,444

Figures in NOK 1,000	2019	2018
Restricted bank deposits		
Restricted bank deposits	571	554
Total restricted bank deposits	571	554

The Group has a Group cash pool system at Skandinaviska Enskilda Banken (SEB), which includes all subsidiaries, with the exception of the companies included in the wine business in Sweden and Finland. At the end of 2019, this Group cash pool system was managed by the parent company, Arcus ASA.

The joint overdraft limit in the Group cash pool system is TNOK 600,000. At the end of 2019, the Group has a deposit of TNOK 64,182, while at the end of 2018 it had a deposit of TNOK 149,213. The parent company, Arcus ASA, has pledged surety on behalf of all of its subsidiaries, linked at all times to outstanding drawings on this scheme.

In addition, the subsidiary group Vingruppen i Norden AB has a separate overdraft arrangement in Sweden, with a maximum credit facility of TNOK 5,183 at the end of 2019. There was no drawing on any of these entitlements at the end of 2019.

The Group's exposure to interest-rate risk is stated in Note 1.

Summary of bank guarantees as at 31 December:

Figures in NOK 1,000	2019	2018
Bank guarantees for tax deduction funds	28,050	30,500
Bank guarantees for customs and duty credit facilities	29,094	29,431
Other bank guarantees	73	76
Total bank guarantees	57,217	60,007

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NOTE 18 LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

Options for the purchase of non-controlling interests:
Within the Group's wine business, the general managers of several subsidiaries have non-controlling interests. Most of the general managers have put options linked to their interests, and these options can be exercised on a future date. The Group does not have control of these shares at the of the period, nor does it have control of the possible exercising of the put options. The value of the put options is therefore recognised as liabilities at fair value at the end of the year.

The liabilities related to options for the purchase of non-controlling interests are estimated on the basis of pricing mechanisms applied in the shareholder agreements, discounted to the close of the financial year. The most important parameters in the pricing mechanisms were the development of the share values, measured as EBIT (operating profit) up until the estimated due date, multiplied by a fixed, market-based multiple. As the basis for EBIT, the underlying companies' budgets and long-term plans up until the expected due date are used. The discount rate used is NIBOR or STIBOR, with duration matched to the expected due date.

Reconciliation of earmarked liabilities, measured at fair value via profit or loss:

Figures in 1,000 (stated currency)	Minority options	Liability at fair value through profit or loss
Book value of liability 31.12.2017	0	0
Fair value on initial recognition 2018	67,874	67,874
Changes in value during the period 2018	2,560	2,560
Interest during the period 2018	104	104
Translation differences 2018	3,680	3,680
Book value of liability 31.12.2018	74,218	74,218
Changes in value during the period 2019	-3,364	-3,364
Interest during the period 2019	196	196
Translation differences 2019	-1,707	-1,707
Book value of liability 31.12.2019	69,343	69,343
Of which due within 12 months, presented as current liabilities	0	0
Of which due after 12 months or later, presented as non-current liabilities	69,343	69,343

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NOTE 19 INTEREST-BEARING DEBT

Figures in 1,000	Type of financing	Currency	Interest-rate profile	Loan amount in foreign currency 31.12.2019	Loan amount in NOK 31.12.2019	Loan amount in NOK 31.12.2018
SEB	Mortgage loan	SEK	Variable	750,000	706,950	728,325
Several	lease obligations	NOK	Variable	1,257,547	1,257,547	169,457
Several	lease obligations	DKK	Variable	21,934	29,014	0
Several	lease obligations	SEK	Variable	13,647	12,864	0
Several	lease obligations	EUR	Variable	586	5,790	0
Total interest-bearing debt					2,012,165	897,782
Capitalised front-end fees					-3,121	-4,824
Book value of interest-bearing debt					2,009,044	892,958

Term structure

Figures in 1,000	Type of financing	Currency	Maturity 2020	Maturity 2021-2024	Maturity 2025 or later	Total
SEB	Mortgage loan	SEK	0	706,950	0	706,950
Several	lease obligations	NOK	148,115	247,607	861,825	1,257,547
Several	lease obligations	DKK	458	2,694	25,862	29,014
Several	lease obligations	SEK	3,265	9,599	0	12,864
Several	lease obligations	EUR	2,361	3,429	0	5,790
Total interest-bearing debt			154,199	970,279	887,687	2,012,165

Reconciliation of interest-bearing debt, 31.12.2019

		Cash flow 2019		Without cash flow 2019					
Figures in NOK 1,000 Non-current debt	Book value 31.12.2018	Additions	Redemption	Additions	Change in value	Amortisation of front-end fee	Reclassification	Translation difference s	Book value 31.12.2019
Mortgage loan	723,501	0	0	0	0	1,618	0	-21,290	703,829
lease obligations	151,394	0	0	1,185,346	16,332	0	-202,298	242	1,151,016
Total non-current interest-bearing debt	874,895	0	0	1,185,346	16,332	1,618	-202,298	-21,048	1,854,845
Current liabilities									
lease obligations	18,063	0	-66,162	0	0	0	202,298	0	154,199
Total current interest-bearing debt	18,063	0	-66,162	0	0	0	202,298	0	154,199
Total interest-bearing debt	892,958	0	-66,162	1,185,346	16,332	1,618	0	-21,048	2,009,044

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Reconciliation of interest-bearing debt, 31.12.2018

Figures in NOK 1,000	Book value 31.12.2017	Cash flow 2018		Without cash flow 2018					Book value 31.12.2018
		Additions	Redemption	Additions	Change in value	Amortisation of front-end fee	Reclassification	Translation differences	
Non-current debt									
Mortgage loan	742,823	0	0	0	0	1,623	0	-20,945	723,501
lease obligations	166,395	0	0	0	0	0	-15,001	0	151,394
Total non-current interest-bearing debt	909,218	0	0	0	0	1,623	-15,001	-20,945	874,895
Current liabilities									
lease obligations	17,371	0	-17,370	3,061	0	0	15,001	0	18,063
Overdraft facility	72,700	0	-72,700	0	0	0	0	0	0
Total current interest-bearing debt	90,071	0	-90,070	3,061	0	0	15,001	0	18,063
Total interest-bearing debt	999,289	0	-90,070	3,061	0	1,623	0	-20,945	892,958

The Group has a non-current mortgage loan denominated in SEK. The non-current mortgage loan is legally placed in the subsidiary VinGruppen Sweden Holding AB in Stockholm, and falls due in its entirety at the end of 2021.

The Group has not hedged the interest rate.

On the establishment of the new loan, a front-end fee was paid, which is capitalised in the statement of financial position and amortized over the duration of the loan. Maturity in 2020 is presented as current liabilities in the statement of financial position.

See also Note 1 for information about management of financial risk related to debt, and Note 13 for further information about lease agreements.

The agreement on a mortgage loan facility contains a loan clause (covenant) concerning net interest-bearing debt as a ratio of adjusted EBITDA. The Group continuously monitors this clause and reports to the bank on a quarterly basis. As at 31.12.2019 the Group was well within the required ratio.

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NOTE 20 OTHER PROVISIONS FOR LIABILITIES

Severance pay (non-current)
Provisions for liabilities are associated with severance pay on termination of employment. The plan covered initially 70 employees of the Group who have received severance packages in connection with the restructuring of the companies. The obligations are paid monthly up to 2019 and are presented under other non-current provisions for liabilities. The provision is calculated by discounting future payments including social security contributions at an interest rate which depends on the length of the obligation. As at 31.12.2019 all of this non-current severance pay has been paid out, and there are no remaining provisions related to the scheme.

Severance pay (current)
It has been necessary for the Group to make organisational and staffing adjustments in order to meet new requirements, including new work processes and improved profitability. During this change process, the Group offered a range of personnel policy initiatives to its employees, in order to fulfil the new framework conditions without compulsory downsizing. As at 31.12.2019, the liability associated with this was recognised at NOK 6.1 million.

All of the current liabilities are recognised in the statement of financial position under other current liabilities.

Non-current liabilities

2019 *Figures in NOK 1000*	Book value as at 31.12.2018	Reversed provision 2019	Recognised provision 2019	Translation differences 2019	Book value as at 31.12.2019
Severance pay	92	-92	0	0	0
Non-current provisions for liabilities	92	-92	0	0	0

2018 *Figures in NOK 1000*	Book value as at 31.12.2017	Reversed provision 2018	Recognised provision 2018	Translation differences 2018	Book value as at 31.12.2018
Severance pay	320	-228	0	0	92
Non-current provisions for liabilities	320	-228	0	0	92

Current liabilities

2019 *Figures in NOK 1000*	Book value as at 31.12.2018	Reversed provision 2019	Recognised provision 2019	Translation differences 2019	Book value as at 31.12.2019
Severance pay	8,916	-10,479	7,657	27	6,121
Other current liabilities	8,916	-10,479	7,657	27	6,121

2018 *Figures in NOK 1000*	Book value as at 31.12.2017	Reversed provision 2018	Recognise d provision 2018	Translation differences 2018	Book value as at 31.12.2018
Severance pay	2,158	-4,054	10,793	19	8,916
Other provisions	10,000	0	-10,000	0	0
Other current liabilities	12,158	-4,054	793	19	8,916

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NOTE 21 SHARE CAPITAL AND SHAREHOLDER INFORMATION

The share capital comprises:

Date	Change	Total number of shares	Nominal value	Book value (NOK 1,000)
31.12.2018		68,023,255	0.02	1,360
31.12.2019		68,023,255	0.02	1,360

20 largest shareholders as at 31.12.2019:	Number of shares	Ownership and voting shares
Canica AS	30,093,077	44.2%
Geveran Trading Co Ltd	6,750,000	9.9%
Verdipapirfondet Dnb Norge	3,441,226	5.1%
Hoff SA	3,297,000	4.8%
Sundt AS	2,399,460	3.5%
Verdipapirfondet Eika Spar	1,943,660	2.9%
Danske Invest Norske Instit. Ii.	1,823,598	2.7%
Folketrygdfondet	1,800,000	2.6%
Verdipapirfondet Eika Norge	1,568,193	2.3%
Goldman Sachs International	1,092,651	1.6%
Centra Invest AS	988,818	1.5%
Danske Invest Norske Aksjer Inst	789,038	1.2%
Rbc Investor Services Bank S.A.	778,250	1.1%
Mutual Fund Localtapiola Consumer	467,243	0.7%
Wenaas Kapital AS Aksjebeholdning	406,923	0.6%
Verdipapirfondet Eika Balansert	398,307	0.6%
Centra Capital AS	355,000	0.5%
Danske Invest Norge II	327,966	0.5%
Avanza Bank AB	311,156	0.5%
Kbl European Private Bankers S.A.	294,753	0.4%
Other shareholders	8,696,936	12.8%
Total	68,023,255	100.0%

Shareholdings of the Group Management as at 31.12.2019:	Number of shares	Ownership and voting rights
Kenneth Hamnes[1]	148,391	0.2%
Sigmund Toth	30,441	0.0%
Erik Bern	25,609	0.0%
Jan-Erik Nilsen	10,304	0.0%
Per Bjørkum	24,767	0.0%
Erlend Stefansson	69,096	0.1%
Eirik Andersen	19,337	0.0%
Svante Selling	16,410	0.0%
Petra Thorén	0	0.0%
Roar Ødelien	0	0.0%
Total shareholdings of the Group Management	344,355	0.5%

1. Of these, 126,499 shares are owned via Ekelyveien AS

Portfolio of own shares

The Group from time to time purchases own shares on settlement of share saving programmes for the Group's employees. In 2019, the Group has purchased shares in conjunction with the settlement of matching shares in the first quarter of 2019. See further details of this in Note 7.

The portfolio of own shares is deducted from equity at the acquisition price for the Group.

The table below presents the development in the holding of own shares.

Shares owned by the Group as at 31.12.2019	Total nominal value (TNOK)	Number of shares	Book value (TNOK)	Fair value (TNOK)
Shares owned by Arcus ASA	0	6,948	575	285
Total shares owned by the Group	0	6,948	575	285

Shares owned by the Group as at 31.12.2018	Total nominal value (TNOK)	Number of shares	Book value (TNOK)	Fair value (TNOK)
Shares owned by Arcus ASA	4	193,965	8,303	7,953
Total shares owned by the Group	4	193,965	8,303	7,953

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Development in the number of own shares

Number of shares	2019	2018
Holding of own shares, 1.1.	193,965	0
External purchase of own shares during the period	41,419	220,709
Settlement of matching shares and share savings programme for employees during the period[1]	-228,436	-26,744
Holding of own shares, 31.12	6,948	193,965

1. In order to finance the payment of tax deductions, some recipients of matching shares chose to physically receive a smaller number of shares, against the Group's payment of the tax. As a consequence, the Group had no need to purchase shares equivalent to the value of all of the shares redeemed. In total, 196,968 physical shares were distributed in conjunction with the redemption of matching shares, as well as 31,468 shares in conjunction with share saving for all employees. See also Note 7.

Dividend and Group contributions
The Board of Directors proposes dividend distribution of NOK 1.66 per share for 2019 (2018: NOK 1.66 per share).

Earnings per share
Earnings per share are calculated on the basis of the profit for the year attributable to the shareholders in the parent company, divided by a weighted average of the number of outstanding ordinary shares for the year, reduced for ordinary shares bought by the company and held as own shares.

The Arcus Group has an incentive scheme for senior executives under which externally owned shares can be diluted by issuing new shares. To take account of this future increase in the number of shares, diluted earnings per share are also calculated, which takes account of a weighted average for the year of the number of outstanding options.

Earnings per share:	2019	2018
Profit for the year	133,287	164,417
Profit for the year attributable to non-controlling interests	5,466	5,954
Profit for the year to the owners of the parent company	127,821	158,463
Total comprehensive income	126,736	179,007
Total comprehensive income attributable to non-controlling interests	5,104	5,214
Total comprehensive income to the owners of the parent company	121,632	173,793
Weighted average of the number of outstanding shares	68,023,255	68,023,255
Weighted dilution effect from option scheme	3,409,511	2,060,574
Weighted dilution effect from matching shares	0	291,653
Weighted average holding of own shares	-35,215	-35,432
Weighted average of the number of outstanding shares - diluted	71,397,551	70,340,050
Earnings per share in NOK	1.88	2.33
Diluted earnings per share in NOK	1.79	2.25
Total comprehensive income per share in NOK	1.79	2.55
Diluted total comprehensive income per share in NOK	1.70	2.47

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NOTE 22 TRANSACTIONS WITH RELATED PARTIES

In addition to subsidiaries and associated companies, the Group's related parties are defined as the owners, all members of the Board of Directors and Group executive management, as well as companies in which any of these parties have either controlling interests, Board appointments or managerial positions.

The Group's transactions with related parties:

Purchase of goods and services:

Figures in NOK 1,000	Relationship	Delivery	2019	2018
Hoff SA	Shareholder	Raw materials	21,028	21,156
Tiffon SA	Associated company	Raw materials and consumables	57,501	45,456
Destilleriveien 11 AS[1]	Owned by shareholder (Canica AS)	Rent	0	27,570
Draaav Konsult AB	Owned by a former Board member of Vingruppen i Norden AB	Consulting services	0	767
Total purchase of goods and services			78,529	94,949

Sales of goods and services:

Figures in NOK 1,000	Relationship	Delivery	2019	2018
Tiffon SA	Associated company	Market support	1,212	5,880
Total sales of goods and services			1,212	5,880

Receivables from related parties as at 31.12.:

Figures in NOK 1,000	Relationship	Nature of receivable	2019	2018
Tiffon SA	Associated company	Current receivables	0	1,997
Smakeappen AS	Jointly-controlled company	Non-current receivables	506	506
Total receivables from related parties as at 31.12.			506	2,503

Liabilities to related parties as at 31.12.:

Figures in NOK 1,000	Relationship	Nature of liability	2019	2018
Hoff SA	Shareholder	Current liabilities	492	492
Tiffon SA	Associated company	Current liabilities	4,400	7,145
Draaav Konsult AB	Owned by a former Board member of Vingruppen i Norden AB	Current liabilities	0	32
Total liabilities to related parties as at 31.12.			4,892	7,669

1. The property at Gjelleråsen was transferred from Gjelleråsen Eiendom AS to Destilleriveien 11 AS as from 1 January 2018; both companies are controlled by Canica AS. On 30 April 2018, the property was sold from Destilleriveien 11 to Storebrand, and as from that date the rent is no longer a transaction with related parties.

All transactions with related parties take place on market terms.

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Transactions between Group companies:
Agreements have been reached between the companies in the Group on the cost distribution for internal services and joint procurement. This applies chiefly to rent, maintenance and property service functions, as well as shared functions such as finance, IT, payroll, etc. The services are recognised in the various companies' accounts as other income and other operating expenses, respectively.

All buying and selling of goods and services between the companies takes place on market terms and is eliminated in the consolidated financial statements.

NOTE 23 INVESTMENTS IN ASSOCIATED COMPANIES AND JOINTLY CONTROLLED ENTITIES

2019

Figures in NOK 1,000	Company type	Ownership interest	Book value 01.01.2019	Buy/sell/ issue	Share of profit for the year	Dividend	Other changes	Translation differences	Book value 31.12.2019
Tiffon SA[1]	AC	34.8%	61,172	0	4,251	-447	0	-386	64,590
Smakeappen AS[2]	JC	50.0%	119	0	-189	0	-11	0	-81
Beverage Link AS[3]	E A C	45.0%	0	15	-3	0	0	0	12
Total investments in associated companies and jointly controlled entities			61,291	15	4,059	-447	-11	-386	64,521

2018

Figures in NOK 1,000	Company type	Ownershi p interest	Book value 01.01.2018	Buy/sell/ issue	Share of profit for the year	Dividend		Translation differences	Book value as at 31.12.2018
Tiffon SA[1]	AC	34.8%	58,670	0	2,311	-445	0	636	61,172
Smakeappen AS[2]	JCE	50.0%	0	119	0	0	0	0	119
Total investments in associated companies and jointly controlled entities			58,670	119	2,311	-445	0	636	61,291

1. The Group buys Cognac from Tiffon SA, see detailed information on these transactions with associates in Note 22. Tiffon SA has a financial year from 1 July to 30 June. The share of profit from Tiffon is based on an estimated annual profit for the calendar year that is equivalent to the Group's financial year.
2. Smakeappen AS runs an app which gives consumers wine tips and wine importers a useful tool in conjunction with wine fairs. Smakeappen is a cooperation venture between the logistics company Vectura and Hegnar Media. Vectura contributes product data and Hegnar Media has the full editorial responsibility.
3. Beverage Link AS is a jointly-owned distribution company between Vectura AS, Skandinavisk Logistik AS log AS and Cuveco AS. The purpose of the company is to deliver distribution and forwarding services in Norway, including national distribution to the retail market and HoReCa, transport services, incoming and outgoing freight, and customs clearance.

None of the associated companies or jointly controlled entities has listed share prices. The Group's share of the profit from associated companies, after tax is presented on a separate line before Group operating profit.

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Summarised financial information regarding associated companies and jointly controlled entities, based on 100 percent:

2019

Figures in NOK 1,000	Total current assets 31.12.2019	Total fixed assets 31.12.2019	Total current liabilities 31.12.2019	Total non-current liabilities 31.12.2019	Total equity 31.12.2019	Operating revenue 2019	Operating expenses 2019	Profit for the year 2019
Tiffon SA	323,860	17,341	26,016	132,214	182,971	130,424	106,457	12,226
Smakeappen AS	295	782	72	1,166	-161	128	-506	-378
Beverage Link AS	24	0	0	0	24	0	-6	-6

2018

Figures in NOK 1,000	Total current assets 31.12.2018	Total fixed assets 31.12.2018	Total current liabilities 31.12.2018	Total non-current liabilities 31.12.2018	Total equity 31.12.2018	Operating revenue 2018	Operating expenses 2018	Profit for the year 2018
Tiffon SA	326,321	16,914	31,700	135,519	176,016	103,724	91,961	6,650

NOTE 24 PLEDGES AND GUARANTEES

Non-current credit financing in SEB
The Group has a Group cash pool system at Skandinaviska Enskilda Banken (SEB), which includes the subsidiaries, with the exception of the companies in the wine business in Sweden and Finland. At the end of 2019, this Group cash pool system was managed by the parent company, Arcus ASA. The parent company has pledged surety on behalf of all of its subsidiaries, which is linked to the outstanding drawing on this scheme at any time.

The Group's long-term credit financing in SEB has no established pledger of security. For further information about non-current financing, see Note 19.

Surety guarantee related to financial leasing
One of the Group's subsidiaries, Arcus-Gruppen AS, has pledged a surety guarantee for leased assets (financial leasing) with Nordea Finans. At the end of 2019, the surety guarantee amounted to TNOK 162,766 for the Group's own leased operating equipment. See also Note 13 concerning lease agreements and Note 19 concerning interest-bearing debt.

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NOTE 25 BUSINESS MERGERS

Purchase of shares in Wongraven Wines AS Since 2014, Wongraven Wines has cooperated with the Arcus Group on the sale of quality wines in Norway, via the subsidiary Symposium Wines AS. On 2 December 2019, Vingruppen AS acquired 90 percent of Wongraven Wines AS. In cooperation with founder and minority shareholder Sigurd Wongraven, the Group has plans to expand the company's sales area to the rest of the market outside Norway where the Group is already represented.

A provisional acquisition analysis is presented below, based on the company's statement of financial position as of the acquisition date:

Figures in NOK 1,000	Recognised value of acquired business	Observable excess values	Fair value of acquired business
Brands	12	49,700	49,712
Receivables	1,449	0	1,449
Bank deposits	198	0	198
Deferred tax	0	10,934	10,934
Tax payable	-3	845	842
Trade payables	40	0	40
Unpaid public duties	170	0	170
Other current liabilities	262	0	262
Fair value, observable net assets			39,111
Acquisition value			50,888
Goodwill			11,777

Observable excess values are assessed to be the Wongraven brand. On acquisition, goodwill is the part of the net excess value that is not identifiable Calculated goodwill is capitalised in the consolidated statement of financial position based on the expectation that synergies with the Group's existing operations will provide opportunities for increased earnings in the future. The acquisition analysis is provisional, since the final acquisition statement of financial position was not completed on the statement of financial position date.

The purchase of these shares entailed a net outlay for the Group of TNOK 50,690 after deduction of the bank holding in the company on the purchase date. In addition the Group recognised TNOK 726 as acquisition costs.

The non-controlling interest on the acquisition date is booked as the minority's share of the book value of the company's equity.

Impact on the profit for the year of the acquired business:

Figures in NOK 1000	2019 during the Group's ownership	2019 full year
Sales revenue	1,323	6,537
Total operating revenue	1,323	6,537
Salaries and other personnel costs	76	-661
Other operating expenses	-148	-1,013
Total operating expenses	-72	-1,674
Operating profit	1,251	4,863

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NOTE 26 COMPANIES IN THE GROUP

The consolidated financial statements for 2019 concern the following subsidiaries and associated companies:

Figures in 1,000 (local currency)	Registered office	Currency	Nominal share capital	Group holding and voting share
Arcus ASA (parent company)	Nittedal	NOK	1,360	
Subsidiaries				
Arcus-Gruppen AS	Nittedal	NOK	276,552	100%
Vectura AS	Nittedal	NOK	14,014	100%
Shares owned by Arcus-Gruppen AS				
Arcus Norway AS	Nittedal	NOK	62,100	100%
Arcus Denmark AS	Copenhagen	DKK	10,324	100%
Det Danske Spiritus Kompagni A/S	Copenhagen	DKK	6,500	100%
Vingruppen AS	Nittedal	NOK	60	100%
VinGruppen Sweden Holding AB	Stockholm	SEK	50	100%
Arcus Deutschland GmbH	Bremen	EUR	500	100%
Shares owned by Arcus Norway AS				
Arcus Sweden AB	Stockholm	SEK	100	100%
Arcus Finland OY	Helsinki	EUR	311	100%
BevCo AS	Nittedal	NOK	600	100%
Atlungstad Håndverksdestilleri AS	Stange	NOK	30	100%
Stockholms Spritfabrik AB	Stockholm	SEK	50	100%
De Lysholmske Brenneri- og Destillasjonsfabrikker ANS	Nittedal	NOK	0	100%
Oplandske Spritfabrik ANS	Nittedal	NOK	0	100%
Løiten Brænderis Destillation ANS	Nittedal	NOK	0	100%
Siemers & Cos Destillasjon ANS	Nittedal	NOK	0	100%
Shares owned by VinGruppen Sweden Holding AB				
Vingruppen i Norden AB	Stockholm	SEK	4,192	100%

Figures in 1,000 (local currency)	Registered office	Currency	Nominal share capital	Group holding and voting share
Shares owned by Vingruppen AS				
Arcus Wine Brands AS	Nittedal	NOK	100	100%
Vinordia AS	Nittedal	NOK	968	100%
Symposium Wines AS	Nittedal	NOK	500	90%
Vinuniq AS	Nittedal	NOK	100	100%
Excellars AS	Nittedal	NOK	181	100%
Heyday Wines AS	Nittedal	NOK	100	70%
Classic Wines AS	Nittedal	NOK	30	100%
Creative Wines AS	Nittedal	NOK	30	100%
Wongraven Wines AS	Nittedal	NOK	30	90%
Shares owned by Symposium Wines AS				
Hedoni Wines AS	Nittedal	NOK	30	90%
Shares owned by Arcus Wine Brands AS				
Arcus Brand Lab AS	Nittedal	NOK	30	100%
ArcusCo Brands AS	Nittedal	NOK	30	100%
Shares owned by Vingruppen i Norden AB				
Vinunic AB	Stockholm	SEK	145	100%
WineWorld Sweden AB	Stockholm	SEK	500	90%
The WineAgency Sweden AB	Stockholm	SEK	100	90%
Valid Wines Sweden AB	Stockholm	SEK	1,100	83%
Arcus Winebrands Sweden AB	Stockholm	SEK	50	100%
Social Wines OY	Helsinki	EUR	8	94%
Vinum Import Oy	Åbo	EUR	3	88%
Vingruppen Oy	Helsinki	EUR	3	100%
Shares owned by Wineworld Sweden AB				
Wineworld Finland Oy	Helsinki	EUR	220	76%
Quaffable Wines Sweden AB	Stockholm	SEK	100	72%
Shares owned by Vinunic AB				
Vingaraget AB	Stockholm	SEK	50	100%

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Figures in 1,000 (local currency)	Registered office	Currency	Nominal share capital	Group holding and voting share
Owned by The WineAgency Sweden AB and WineWorld Sweden AB				
Your Wineclub Sweden AB	Stockholm	SEK	50	90%
Shares owned by Social Wines Oy				
Vinunic Oy	Helsinki	EUR	3	94%
Brews4U Finland Oy	Helsinki	EUR	3	85%
Shares owned by Quaffable Wines Sweden AB				
New Frontier Wines AB	Stockholm	SEK	50	72%
Associated company				
Tiffon SA	Jarnac	EUR	1131	35%
Smakeappen AS	Oslo	NOK	100	50%
Beverage Link AS	Nittedal	NOK	33	45%

Profit, dividends and equity attributable to non-controlling interests

Figures in NOK 1,000	Profit shares attributable to non-controlling interests in 2019	Accumulated non-controlling interests 31.12.2019 (assuming that put options are not exercised)*	Accumulated non-controlling interests 31.12.2019 (assuming that put options are exercised)*	Dividend distributed to non-controlling interests in 2019
Symposium Wines AS	803	1,482	0	-612
Heyday Wines AS	-80	379	0	-545
WineWorld Sweden AB	1,805	6,393	0	-918
The WineAgency Sweden AB	1,379	4,937	0	-918
Social Wines OY	109	1,418	0	-117
Vinum Import Oy	433	1,604	1,604	-232
Other companies with minority interests	1,017	4,026	2,292	0
Total	5,466	20,240	3,896	-3,342

Since the Group does not have control of this exercising, the Group's book equity is subject to the assumption that the options are exercised.

Figures in NOK 1,000	Profit shares attributable to non-controlling interests in 2018	Accumulated non-controlling interests 31.12.2018 (assuming that put options are not exercised)*	Accumulated non-controlling interests 31.12.2018 (assuming that put options are exercised)*	Dividend distributed to non-controlling interests in 2018
Symposium Wines AS	515	1,259	0	-920
Heyday Wines AS	548	1,004	0	-68
WinewWorld Sweden AB	1643	5,674	0	-3,177
The WineAgency Sweden AB	1381	4,619	0	-1,367
Social Wines OY	337	1,428	0	-95
Vinum Import Oy	351	1435	1,435	-170
Other companies with minority interests	1179	2,822	1,530	0
Total	5,954	18,241	2,965	-5,797

* Several of the subsidiaries' general managers have non-controlling interests, and most of these general managers have put options linked to their interests that can be exercised at a given time in the future. The Group does not have control of these shares at the of the period, nor does it have control of the possible exercising of the put options. The table above presents accumulated non-controlling interests, subject to both the assumption that the options are exercised and that they are not exercised.

Key figures for companies with significant non - controlling interests in the Group 2019 Figures in NOK 1,000 Symposium Wines AS Heyday Wines AS WineWorld Sweden AB The WineAgency Sweden AB Social Wines OY Vinum Import Oy Sales revenue 146,173 37,527 200,249 254,849 98,875 56,454 Other operating revenue 0 0 673 1,535 1,931 424 Operating expenses excluding depreciation - 135,037 - 37,534 - 178,024 - 238,693 - 98,343 - 52,275 Depreciation 0 0 - 13 - 18 - 20 - 10 Operating profit 11,136 - 7 22,885 17,673 2,443 4,593 Net financial profit 597 - 248 - 59 60 - 158 - 49 Tax - 2,620 50 - 4,780 - 3,939 - 473 - 936 Profit for the year 9,113 - 205 18,046 13,794 1,812 3,608 Fixed assets 96 135 2,775 382 3,636 217 Current assets 47,982 10,904 106,024 103,788 51,400 37,438 Assets 48,078 11,039 108,799 104,170 55,036 37,655 Equity 4,173 1,326 63,932 49,364 24,860 13,586 Liabilities 43,905 9,713 44,867 54,806 30,176 24,069 Equity and liabilities 48,078 11,039 108,799 104,170 55,036 37,655 1 2 2 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

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2018

Figures in NOK 1,000	Symposium Wines AS	Heyday Wines AS	WineWorld Sweden AB	The WineAgency Sweden AB	Social Wines OY	Vinum Import Oy
Sales revenue	130,291	31,694	205,280	227,577	220,182	101,689
Other operating revenues	0	0	-2,950	-4,302	197	-756
Operating expenses excluding depreciation	-122,221	-29,053	-181,146	-205,504	-213,146	-91,013
Depreciation	0	0	-4	-21	-26	0
Operating profit	8,070	2,641	21,180	17,750	7,207	9,919
Net financial profit	609	-259	-38	74	-14	0
Tax	-2,030	-555	-4,719	-4,009	-1,434	-857
Profit for the year	6,649	1,827	16,423	13,814	5,759	9,062
Fixed assets	388	85	2,951	484	678	409
Current assets	45,356	11,875	108,004	94,367	59,662	33,854
Assets	45,744	11,960	110,955	94,851	60,340	34,263
Equity	4,187	1,530	56,747	46,178	25,441	12,065
Liabilities	41,557	10,430	54,208	48,673	34,899	22,197
Equity and liabilities	45,744	11,960	110,955	94,851	60,340	34,263

NOTE 27 EVENTS AFTER THE CLOSE OF THE FINANCIAL YEAR

Since the COVID-19 outbreak, Arcus' business segments have managed to keep operations stable. Supply of wine and other raw materials, has more or less been according to plan due to close cooperation with our partners. At our production and bottling facility, there have been no major disruptions. Sales of wine and spirits to Vinmonopolet has been higher than normal. The main reasons are strongly reduced sales to Duty Free Travel Retail, hotels, restaurants and cafés, and strongly reduced shopping at the Swedish border. Logistics has had high activity due to increased demand at Vinmonopolet, and operation and deliveries have been very close to plan.

No employees have so far reported COVID-19 infection. By mid-April 3,7 percent of the employees were temporarily laid off. All temporary layoffs in Arcus are related to reduced sales to hotels, restaurants and bars. To minimize temporary layoffs, some of these employees have worked in our production, to fill vacant positions.

The Group's overdraft facility at SEB has been increased from 600 MNOK to 800 MNOK to provide additional liquidity reserves during the potentially volatile situation caused by the COVID-19 outbreak. The due date on the group's term loan has also been extended by one year to 1 December 2022.

Given the challenging situation faced by some of our customers we are closely monitoring the situation and taking appropriate actions to mitigate the risk of credit losses. We currently estimate that the effect will be relatively moderate and have made appropriate extraordinary provisions for expected losses in our Q1 accounts.

On 11 March, Arcus announced that Vectura and Cuveco were assessing the possibility of a merger. In an industry subject to strong competition and low margins, the two parties would like to establish a company that, over time, can develop even better services. A merger would make it possible to achieve a size that makes it easier to invest for the future in automation, digitalisation and sustainable solutions. The new company would gradually be able to offer a better and broader range of services to its many customers. The Norwegian Competition Authority (Konkurransetilsynet) has approved the possible merger between Vectura and Cuveco. The merger project will then move on to the next stage of negotiations and planning.

Accounting policies The consolidated financial statements for 2019, including comparative information, have been prepared in accordance with IFRS applicable as at 31 December 2019, and as described in the accounting policies. Applicable IFRS have been applied retrospectively. The annual financial statements were adopted by the Board of Directors on 29 April 2020. The Group’s head office is located at Gjelleråsen in Nittedal Municipality and the core business are the production, sale and distribution of alcoholic beverages. The Group's domestic market is the Nordic region, but the Group also has sales to other countries, mainly Germany and the USA. Arcus ASA is listed on the Oslo Stock Exchange. The price on 31.12.2019 was NOK 36.50 per share, compared to NOK 41.00 per share at the end of 2018. NEW ACCOUNTING STANDARDS IFRS 16 Leases As from 1 January 2019, changes were introduced in the framework from IFRS concerning the booking of lease agreements (IFRS 16). The Group has implemented this standard according to a modified retrospective method and this implementation significantly affected the Group's financial statements. See further details of this in Note 13 to the consolidated financial statements. IFRS 3 Business combinations The changes to IFRS 3 clarify that when a company gains control of a jointly - controlled entity, the requirements of a business combination achieved by acquisition in stages will apply. This includes new measurement of previous interests in assets or liabilities in the jointly - controlled entity, at fair value. In this way, the buyer must measure their entire former interest in the jointly - controlled entity. The Group has applied these changes to business combinations with an acquisition date after 1 January 2019. These changes have not affected the consolidated financial statements, as there have not been any transactions whereby control was achieved. The most important changes to the accounting standards that will affect the Group in the future are presented below. IFRIC 23 Uncertainty over income tax treatments The interpretation clarifies how uncertain tax positions are to be reflected in IFRS accounts. Uncertain tax positions arise when it is unclear how current tax law applies to a particular transaction or circumstance, and when it is uncertain whether the tax authorities will approve a company's tax treatment. The interpretation does not apply to taxes or duties outside the scope of IAS 12, nor does it include specific requirements concerning interest or fines due to uncertain tax treatment. The interpretation considers the following in particular: • Whether a company assesses uncertain tax payments separately. • The assumptions made by an entity concerning the investigation of tax treatment by the tax authorities. • How an entity determines the tax - liable profit (tax loss), tax basis, unused taxable loss, unused tax credits and tax rates. • How an entity assesses changes in facts and circumstances. The Group must determine whether they are to assess each uncertain tax position separately, or together with one or several other uncertain tax positions, and use the approach that is best estimated to give the best solution to the uncertain tax position. After adopting the interpretation, the Group will assess whether is has any uncertain tax positions, in particular concerning internal pricing between companies in different countries within the Group. The Group's and several of the subsidiaries’ tax registrations are in different jurisdictions, and include deductions related to internal prices that may be challenged by the tax authorities. The interpretation enters into force as from 1.1.2019, and has not had any great impact on the consolidated financial statements. Adopted IFRS and IFRIC with future effective dates: The standards and interpretations adopted up to the date of presentation of the consolidated financial statements, but where the effective date is in the future, are shown below. The Group’s intention is to implement the relevant changes on the effective date, subject the assumption that the EU approves the changes before the presentation of the consolidated financial statements. CHANGES RELEVANT TO THE ARCUS GROUP: IAS 1 Presentation of financial statements IASB has adopted changes to the description of the materiality concept in IAS 1 Presentation of financial statements, and IAS 8 Accounting poli - cies, changes in accounting estimates and errors. The new definition of materiality is that information is material if omitting, misstating or obscuring it could reasonably be expected to influence the decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity. Use of the term “obscuring” indicates that the definition must not only ensure that all material information is included, but must also prevent information that is not material being given, which might draw attention away from or conceal the material information, The changes enter into force on 1 January 2020 , but are not expected to have any great impact on the consolidated financial statements . Other changes Other changes resulting from new standards that have yet to come into effect will not influence or have any significant effect on the consolidated financial statements. Accounting policies Consolidation principles The consolidated financial statements comprise Arcus ASA and subsidiaries in which Arcus ASA has control, and present the overall financial results, the overall financial position, and the overall cash flows, as one financial entity. Control takes place when the Group is entitled to variable returns from an investment object, and can also influence relevant activities which affect the returns on the investment object. Normally this will be the company in which Arcus ASA, either directly, or indirectly via subsidiaries, owns more than 50 percent of the shares with voting rights. In the consolidated financial statements, this Group is referred to as Arcus or the Arcus Group. 1 24 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

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See Note 26 for an overview of all the companies included in the consolidation.

In the consolidated financial statements, all intra-Group receivables and internal transactions between companies within the Group have been eliminated. The cost price of shares in subsidiaries is eliminated against equity at the time of acquisition. Accounting values including goodwill and excess values associated with foreign subsidiaries are translated from the functional currency to NOK according to the exchange rate at the close of the financial year.

Goodwill is included in the consolidated financial statements as an intangible asset.

Any changes in the Group's ownership of a subsidiary, without any loss of control, is recognised as an equity transaction. If the Group loses control of a subsidiary, underlying assets (including goodwill), debt, non-controlling interests and other equity components are deducted, while gains and losses are recognised in the income statement. Any remaining investment is recognised at fair value.

Non-controlling interests
Non-controlling interests' share of profit after tax is shown on a separate line after the Group's profit for the year. Non-controlling interests' share of equity is shown on a separate line as a part of the Group's equity.

In some subsidiaries with non-controlling interests there are sales and/or purchase options related to the non-controlling interests, where the Group does not have control of the non-controlling interests before the options are exercised, nor does it have control of whether the options are exercised, or when this may have taken place. The value of such options is recognised as obligations at fair value in the statement of financial position, and reduces the non-controlling share of equity.

As at 31.12.2019, the following exchange rates are used on translating income and financial position figures from subsidiaries with functional currencies other than NOK:

Exchange rates		2019	2018
EUR average rate	Income statement items	9.8540	9.6033
EUR closing rate	Financial position items	9.8807	9.9448
SEK average rate	Income statement items	0.9308	0.9365
SEK closing rate	Financial position items	0.9426	0.9711
DKK average rate	Income statement items	1.3198	1.2885
DKK closing rate	Financial position items	1.3228	1.3319

The profit shares are presented in the consolidated income statement as non-controlling interests' share of the result, but since the Group has recognised the obligation for the options against the non-controlling share of equity, the result related to non-controlling interests is adjusted for distributed dividend and translation differences transferred to the majority's share of equity at the end of each reporting period.

Currency
All transactions in foreign currency are translated to functional currency as of the date of the transaction. Monetary items in foreign currency are translated as of the close of the financial period to functional currency using the exchange rate as of the close of the financial period.

The Group's presentation currency is NOK, which is also the parent company's functional currency.

The functional currency of subsidiaries is the currency in which the subsidiary reports its financial statements. On consolidation of subsidiaries that have a functional currency other than NOK, items of income and expenses are converted to the Group's presentation currency in accordance with average translation rates. This means that at the end of each period, items of income and expenses are translated at the average exchange rate to date in the year. For the statement of financial position, including excess values and goodwill, the closing exchange rate as of the close of the financial period is used. Currency differences arising on consolidation of entities with another functional currency are attributed to equity and presented as other comprehensive income in the consolidated statement of other comprehensive income. On disposal of subsidiaries, accumulated translation differences associated with the subsidiary are charged to the statement of income.

Investments in associated companies and jointly controlled entities
Associated companies are companies in which the Group has significant influence, normally between a 20 and a 50 percent holding. The equity method is used for associated companies in the consolidated financial statements. Excess value analysis is performed with regard to the acquisition of interests in associated companies. The share of profit is based on profit after tax in the company in which investment has been made, with deduction for depreciation of excess value resulting from the cost price of the shares being higher than the acquired book value of equity. The share of profit is shown in the statement of income on a separate line before operating profit and the investment is shown as a line under financial fixed assets.

Jointly controlled companies are investments in which the Group has an agreement on joint control of an entity together with one or more other parties, when none has decisive influence and all strategic, financial and operational decisions concerning the entity require unanimity between the parties. The share of profit is based on profit after tax in the company in which investment has been made, with deduction for depreciation of excess value resulting from the cost price of the shares being higher than the acquired book value of equity. The share of profit is shown in the statement of income on a separate line before operating profit, and the investment is shown as a line under financial fixed assets.

Business mergers
Business mergers in the Group are treated according to the acquisition method and present the Group as a single entity. On acquisition, the cost price of the acquired business is allocated so that the statement of income called other income and expenses. Other income and expenses are presented net on this income statement line. See also the detailed specification of what these items include in the notes relating to the individual line items. Inventories Inventories are valued at the lower of acquisition cost/production cost and net selling value, where net selling value is calculated as the selling price in a transaction with market participants on the measurement date less selling expenses. Purchased inventories are valued at acquisition cost according to the principle of weighted average, with deduction for obsolescence, while inventories produced in - house are valued at production cost according to the principle of full costing, with deduction for obsolescence. Prepayments to suppliers Prepayments to suppliers apply to financing the purchase of inventory for individual partners. Prepayments are shown at nominal value after deduction for provisions for expected losses. Provisions for losses are made on the basis of identified indicators of impairment. Cash and cash equivalents Cash and cash equivalents include cash, bank deposits, balances in the Group cash pool system and other means of payment with a due date less than three months from the acquisition date. The Group’s cash pool system is connected with cash and bank overdrafts within the same cash pool system and is presented net. The Group cash pool system is managed by the parent company, Arcus ASA. Tangible fixed assets and rights of use Tangible fixed assets are capitalised at cost price less accumulated depreciation and accumulated loss on non - transitory impairment. Depreciation is calculated and taken to expenses from the date the fixed asset is taken into use, and is calculated on the basis of expected useful life, taking account of estimated residual value. Different rates of depreciation are used for a fixed asset’s components if these have different economic lives. Assets under construction are not depreciated. Depreciation is only taken to expenses when the asset is ready for use. Profit and loss on sale of fixed assets are determined as the difference between the selling price and the book value at the time of sale. Profits on sales of fixed assets are recognised as operating income and losses as operating expenses. If there are indications of impairment, the amount recoverable is estimated in order to assess any loss through the impairment. If the book value exceeds the amount recoverable, the asset is written down to recoverable value while the remaining depreciation period is maintained (breakpoint solution). Depreciation methods, residual values and estimated life are continuously assessed. Rights of use are capitalised at present value of the leased equipment's nominal lease payments, with deduction for accumulated depreciation. Capitalised values and depreciation are calculated and booked as from the date of establishment of the lease agreement, and the depreciation term is normally set as the agreed duration of the lease agreement. In cases where the lease agreement includes options for renewal or early redemption, the probability that the options are exercised is assessed. If this probability is assessed to exceed 50 percent, the present value is calculated on the basis of the duration of the lease agreement, taking due account of the term of the option, and the depreciation term is set equivalently. If a lease agreement is terminated before the agreed term of the contract has run, the right of use on the termination date is deducted. Gains and losses are calculated on the basis of the difference between the book value of the right of use on the termination date and the book value of the remaining obligation related to the same lease agreement. For further information concerning the recognition and capitalisation of lease agreements, see Note 13 to the consolidated financial statements. Intangible assets Intangible assets comprise brands, software and goodwill. Intangible assets are capitalised at cost price with deduction for accumulated depreciation and accumulated write - downs in the event of non - transitory impairment. Intangible assets with limited useful lives are depreciated by the straight - line method over the expected useful life. The capitalised value of goodwill, brands and other intangible assets with indeterminate lifetime is tested for impairment at least once a year, or more often if there are indications that the value of the asset has decreased. This requires estimates of the recoverable amount (value in use) for cash - generating entities to which goodwill and other intangible assets are attributed. To determine the recoverable amount (value in use), the Group estimates expected future pre - tax cash flows from the cash - generating unit and applies appropriate discount rates in order to calculate the present value of future cash flows. Cash flows for brands are calculated on the basis of a market - based “relief from royalty” method before tax. See Note 12 for a more detailed description of this model. consolidated opening statement of financial position reflects the estimated fair value of the acquired assets and liabilities. To determine fair value on acquisition, alternative methods of determining fair value must be used for assets for which there is no active market. Added value in excess of what is attributable to identifiable assets and liabilities is reported as goodwill. If the fair value of the equity in the acquired company exceeds the consideration, a reassessment is made of the valuation of observable assets and liabilities. If the reassessment reveals no discrepancies, the difference is recognised as income as at the acquisition date. The allocation of the cost price of the business merger must be changed if new information is revealed about the fair value applicable at the time of acquisition and up until the final excess value analysis. This must take place within 12 months of the acquisition date. With each business acquisition, the non - controlling interest will be measured at fair value, and non - controlling interest's share of goodwill is capitalised in the consolidated statement of financial position. On stepwise acquisition of subsidiaries, the basis is the value of assets and liabilities on the date of the establishment of the Group. Subsequent acquisition of ownership of existing subsidiaries in addition to the majority interest will not affect the assessment of assets or liabilities. Revenue recognition principles The Group's revenue recognition principles are presented in a separate note (Note 3) to the consolidated financial statements. Other income and expenses To provide more information in the Group’s consolidated income statement, significant positive and negative non - recurring items and restructuring costs are separated out to a separate line in the 126 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

Expectations regarding future cash flows will vary over time. Changes in the market conditions and expected cash flows may cause losses in the event of impairment in the future. The most important assumptions with significance for the present value of the cash flows associated with the investments are future profits and growth, as well as the discount rate used. Pensions Net pension costs for defined benefit plans comprise the period’s service cost, including future growth in salaries and interest rates on the estimated obligation, less expected returns on the pension assets. Prepaid pension is shown as a non - current asset in the statement of financial position where it is probable that the over - financing can be used or repaid. Correspondingly, a non - current liability is shown in the accounts when the pension obligation is greater than the pension assets. Net pension costs are classified as payroll costs in the statement of income. Changes in the liability resulting from changes in pension plans are taken to profit or loss immediately. Changes in the pension liability and the pension assets resulting from changes in, and deviations from, the estimate assumptions (estimate deviations), are recognised against equity and are presented in the statement of other comprehensive income. The Group also has defined contribution pension plans, which are schemes whereby the company pays contributions on an ongoing basis to the employees’ individual pension plans. Ongoing premium invoices of this kind are expensed as salaries and other personnel costs. Restructuring Provisions for restructuring are recognised as expenses when the programme has been adopted and announced and the costs are identifiable and quantifiable. Provisions linked to restructuring are included as other provisions for liabilities calculated at present value . Agreements securing future work input are recognised as expenses over the period in which the work input is delivered . Taxes The tax expense comprises both tax payable and the change in deferred tax. Tax payable is based on taxable income for the year. Taxable income is different from the profit before tax as presented in the statement of income due to income and expenditure items that are not taxable/deductible (permanent differences) and due to the change in differences in taxable and accounting accruals (temporary differences). Tax payable is calculated on the basis of tax rates that had been adopted at the end of the period. Deferred tax is capitalised on the basis of the temporary differences and any deficit to be carried forward existing at the end of the financial year and that involves increased or reduced future tax payable, when these differences are reversed in future periods. Temporary differences are differences between accounting and taxable results arising during a period and are reversed during a later period. Deferred tax is calculated on the basis of nominal tax rates (rates adopted as of the close of the financial year in the individual country) multiplied by temporary differences and the deficit to be carried forward. Deferred tax assets are capitalised when the probability exists that future taxable income will enable utilisation of the asset. Share - based payment The Group has two share - based incentive schemes for senior executives, and a general share savings programme for all employees. The costs related to the two share - based incentive schemes for senior executives are accrued during the vesting period, which is the period between the allocation date and the date of redemption. The costs which are accrued are the calculated value of the matching shares or options as of the allocation date, and this value is not adjusted during the vesting period. These costs are booked as personnel costs, set off to Group equity. The related employer tax is in principle accrued during the same period. The costs of the employer tax in each period are calculated on the basis of the fair value of the matching shares or options. The costs for the period comprise the change in provisions, and are booked as personnel costs, set off as debt in the statement of financial position. The costs related to these programme are recognised in accordance with IFRS 2. The general share savings programme for all employees is based on the Group selling shares to the employees below market value. The costs related to this programme are recognised by booking the difference between the market value of the shares and the purchase price for the employees as personnel costs. Classification principles Other assets included in the operating cycle or falling due within 12 months are classified as current assets. Remaining assets are classified as fixed assets. Liabilities included in the operating cycle or falling due within 12 months, where there is no unconditional right to defer settlement, are classified as current liabilities. Remaining liabilities are classified as long term. Proposed dividend are capitalised in the statement of financial position as a liability when the Group has an irrevocable obligation to make dividend payments, normally after adoption by the annual general meeting. Measurement and classification of financial instruments The Group books financial instruments in accordance with IFRS 9. This new standard provides combined rules for all three aspects concerning recognition of financial instruments in the accounts: classification and measurement; impairment write - downs and hedge accounting. (a) Classification and measurement In accordance with IFRS 9, debt instruments are measured at fair value through profit or loss, amortised cost, or fair value through total comprehensive income (OCI). The classification is based on two criteria: the Group’s business model for management of assets; and whether the instrument’s contractual cash flows solely represent “payment of principal and interest”. The valuation of whether contractual cash flows for debt instruments solely comprise principal and interest was factually based on initial recognition of the assets. Financial instruments at fair value via profit or loss Financial instruments are recognised in the statement of financial position when the Group has become party to the instrument's contractual provisions, and deducted when the contractual rights or obligations are fulfilled or cancelled, or have expired or been transferred. Financial instruments are classified as current assets if the expected settlement date is within 12 months of the close of the financial year, and as non - current assets if the settlement date is later than 12 months after the close of the financial year Derivatives are classified as financial instruments at fair value through profit or loss, unless they form part of a hedge. Assets and liabilities in this category are 1 2 7 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

classified as current assets or current debt if it is expected that they will be settled within 12 months; otherwise they are classified as financial assets or non - current debt. Debt instruments at amortised cost Assets in the category of debt instruments at amortised cost are financial assets that are not derivatives and which have contractual cash flows which solely represent the principal and any interest, and are not traded in an active market. Any value changes as a consequence of interest rate changes are not recognised. They are classified as current assets unless they fall due more than 12 months after the close of the financial year. Financial assets in the category of debt instruments at amortised cost comprise trade receivables and other receivables, as well as cash and cash equivalents in the statement of financial position. Financial liabilities in the category of debt instruments at amortised cost are debt to financial institutions, trade payables and other current liabilities. Trade receivables and other receivables are stated at nominal value after deduction of provisions for expected losses. Sold accounts receivable that are included in the factoring agreement are presented as reduced accounts receivable in the statement of financial position. Financial liabilities through borrowing are recognised at the amount received net of transaction costs. Financial liabilities related to lease agreements are recognised on the recognition date at the estimated present value of future lease payments. Financial liabilities are recognised at amortised cost based on an effective interest - rate method. Transaction costs (arrangement charges) are capitalised in the statement of financial position as part of the book value of the loan, and amortized over the period of the loan. Obligations in currencies other than the functional currency are translated at the exchange rate at the close of the financial year. For measurement of financial liabilities at fair value, see measurement of financial instruments in Note 1. Equity investments in non - listed companies are classified and measured as financial instruments at fair value via total comprehensive income (OCI). (b) Write - down of expected losses on receivables and debt A significant share of the Group’s revenue is associated with the state monopolies in the Nordic region, where there is not considered to be any credit risk. The Group’s credit risk is otherwise spread over a large number of small customers within the HORECA market, as well as a small number of distributors outside the home markets. On this basis, the Group applies a simplified approach to the calculation of expected credit losses. The Group does not track changes in credit risk, but instead assesses losses on the basis of the experienced credit loss on each reporting date. The Group has established a provisions matrix that is based on historical credit loss, adjusted for forward - looking factors that are specific to the debtors and the economic environment. (c) Hedge accounting The Group has derivatives that are defined for hedging purposes, but does not use the hedge accounting rules . Categorisation of financial assets and debt The Group’s measurement of financial assets, debt and other financial instruments at fair value can be divided into three categories : Level 1: Listed (unadjusted) prices in active markets. Level 2 : Direct or indirect inputs other than listed prices included in Level 1 , that are observable for the asset or the liability . Level 3: Techniques for calculation of fair value based on other than observable market data. Leases As from 2019, the Group's booking of lease contracts has changed significantly as a consequence of the implementation of IFRS 16. As from 2019, all significant lease agreements are capitalised as rights of use and depreciated over the lifetime of the lease agreement. For further details of the accounting principles related to lease agreements, see the accounting principles concerning Tangible fixed assets and rights of use, and Note 13 to the consolidated financial statements concerning lease agreements. Statement of cash flows The indirect method is used in the preparation of the statement of cash flows. Bank deposits, cash and cash equivalents in the statement of financial position are defined as holdings of bank deposits, cash and cash equivalents in the statement of cash flows. Segment information Operating segments are reported in the same way as for internal reporting to the Group Management. The Group’s business areas comprise Spirits, Wine and Logistics and decisions within each business area are taken by the Group CEO. The Group’s business consist of sales and marketing of Spirits, sales and marketing of Wine, and Distribution of spirits and wine. The Spirits business area comprises the following companies: Arcus Norway AS with subsidiaries, Det Danske Spiritus Kompagni A/S, Arcus Denmark A/S, Arcus Sweden AB, Arcus Finland Oy and Arcus Deutschland GmbH. The Wine business area comprises the following companies: Vingruppen Sweden Holding AB and subsidiaries, and Vingruppen AS and subsidiaries. The Logistics business area comprises Vectura AS. In addition, there are the remaining Group income and expenses, as well as financing costs, that comprise Arcus - Gruppen AS and Arcus ASA. The Group does not present the segments’ assets or liabilities as this is not part of the Group’s internal reporting. For further information about the Group’s operating segments, see Note 2. Related parties The Group’s related parties, in addition to subsidiaries, associated companies and jointly controlled companies, are defined as the owners, all members of the Board of Directors and Group Management, and companies in which any of these parties either have controlling interests, Board appointments, or are senior employees. All transactions between Group companies and related parties are made on market terms. Important accounting estimates and discretionary assessments Preparation of the annual financial statements requires management to make estimates and assumptions that affect the value of assets, liabilities and conditional liabilities in the statement of financial position, and income and expenses for the financial year. 1 2 8 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

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Areas in which estimates have major significance are:
Figures in NOK 1,000

Accounting item	Note	Assumptions	Book value 2019	Book value 2018
Goodwill	15	Present value of future cash flows	1,048,185	1,042,130
Brands	15	Present value of future cash flows	853,965	815,009
Other intangible assets	15	Recoverable amounts and correct useful life	21,033	26,752
Tangible fixed assets	14	Recoverable amounts and correct useful life	151,973	315,839
Rights of use	13	Present value of future cash flows	1,279,262	0
Deferred tax assets	12	Assessment of the ability to exploit tax assets in the future	86,100	110,356
Pension obligations	10	Economic and demographic assumptions	23,724	21,077
Liabilities at fair value through profit or loss	22	Present value of future cash flows	69,343	74,218
Provisions	23	Correct basis for estimate calculations	6,121	9,008

Future events and changes in the regulatory framework may mean that estimates and assumptions must be changed, while new opinions and interpretations of standards may entail that the choice of principles and presentation will be changed. Estimates and underlying assumptions are examined and evaluated continuously, and changes in accounting estimates are recognised in the period in which the estimates are changed.

Present value estimates of future cash flows are affected by correct assumptions and estimates of future cash flows and estimates of return requirements. Return requirements are determined using the capital asset pricing model (CAPM) and assumptions in using the CAPM are: risk-free interest; market risk premium; and beta.

The areas with greatest risk of substantial changes are capitalised goodwill, brands, and tax assets and liabilities at fair value via profit/loss, on the basis that the capitalised sums are substantial, and that considerable discretion may be exercised. The estimates are based on assumptions concerning future cash flows that are discounted at a selected discount rate.

Estimates and assumptions are described in the various notes.

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Alternative performance measurements

In the discussion of the reported operational results, statement of financial position and cash flows, the Group refers to a number of parameters for alternative performance measurements. These are not defined in the general accounting policies, as for IFRS.

The executive management of the Arcus Group frequently uses these parameters for alternative performance measurements and believes that, in combination with comparable parameters defined in ordinary accounting policies, these are of great value to investors wishing to understand the Group's business, ability to fulfil its commitments, and the ability to monitor the development of new business opportunities. These alternative performance measurements should not be seen in isolation, but, as the name indicates, are an alternative to more well-known performance measurement parameters as defined in international accounting standards.

Below, the Group's parameters for alternative performance measurements are defined.

Gross profit
The Arcus Group defines gross profit as total operating revenue less cost of sales.

Figures in NOK 1000	2019	2018
Group		
Sales revenue	2,710,374	2,672,615
Other operating revenue	52,403	50,586
Total operating revenue	2,762,777	2,723,201
Cost of sales	-1,601,113	-1,577,306
Gross profit	1,161,664	1,145,895

Figures in NOK 1000	2019	2018
Spirits		
Sales revenue	811,555	762,447
Other operating revenue	164,024	157,151
Total operating revenue	975,579	919,598
Cost of sales	-491,295	-447,962
Gross profit	484,284	471,636

Figures in NOK 1000	2019	2018
Wine		
Sales revenue	1,577,769	1,604,715
Other operating revenue	25,589	20,031
Total operating revenue	1,603,358	1,624,746
Cost of sales	-1,238,298	-1,244,346
Gross profit	365,060	380,400

Figures in NOK 1000	2019	2018
Logistics		
Sales revenue	293,612	272,378
Other operating revenue	34,457	35,361
Total operating revenue	328,069	307,739
Cost of sales	0	0
Gross profit	328,069	307,739

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Other income and expenses
To improve the information value of the Group's consolidated income statement, significant positive and negative non-recurring items and restructuring costs are separated out to a separate line in the statement of income called other income and expenses. Other income and expenses are presented net on this income statement line. Other income and expenses are presented in Note 5.

Below, the income statement is presented up to and including EBIT, with and without adjustment for other income and expenses:

	2019		2018	
Figures in NOK 1000	Adjusted	Non-adjusted	Adjusted	Non-adjusted
Sales revenue	2,710,374	2,710,374	2,672,615	2,672,615
Other operating revenue	52,403	52,403	50,586	50,586
Total operating revenue	2,762,777	2,762,777	2,723,201	2,723,201
Net gain on sale of fixed assets	11	11	365	365
Cost of sales	-1,601,113	-1,601,113	-1,577,306	-1,577,306
Salaries and other personnel costs	-439,220	-448,355	-426,644	-441,158
Other operating expenses	-329,443	-340,052	-409,330	-400,112
Share of profit from associated companies and jointly controlled entities	4,059	4,059	2,311	2,311
EBITDA	397,071	377,327	312,597	307,301
Depreciation and amortisation	-119,573	-119,573	-50,005	-50,005
Operating profit (EBIT)	277,498	257,754	262,592	257,296
Other income and expenses	-19,744	0	-5,296	0
Reported operating profit (EBIT)	257,754	257,754	257,296	257,296

EBITDA and adjusted EBITDA
EBITDA is defined as operating profit before depreciation, write-downs and amortisation.
Adjusted EBITDA is defined as operating profit before depreciation, write-downs, amortisation and other income and expenses.
EBITDA margin = EBITDA/Total operating revenue
Adjusted EBITDA margin = adjusted EBITDA/Total operating revenue

Below is a reconciliation of operating profit to adjusted EBITDA:

Figures in NOK 1000	2019	2018
Group		
Operating profit	257,754	257,296
Depreciation, write-downs and amortisation	119,573	50,005
EBITDA	377,327	307,301
Other income and expenses	19,744	5,296
Adjusted EBITDA	397,071	312,597

Figures in NOK 1000	2019	2018
Spirits		
Operating profit	121,627	118,061
Depreciation, write-downs and amortisation	25,254	24,744
EBITDA	146,881	142,805
Other income and expenses	2,004	1,768
Adjusted EBITDA	148,885	144,573

Figures in NOK 1000	2019	2018
Wine		
Operating profit	158,038	167,083
Depreciation, write-downs and amortisation	3,053	2,586
EBITDA	161,091	169,669
Other income and expenses	8,827	11,838
Adjusted EBITDA	169,918	181,507

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Figures in NOK 1000	2019	2018
Logistics		
Operating profit	2,170	1,095
Depreciation, write-downs and amortisation	11,455	11,261
EBITDA	13,625	12,356
Other income and expenses	1,583	381
Adjusted EBITDA	15,208	12,737

Figures in NOK 1000	2019	2018
Other		
Operating profit	-43,113	-23,764
Depreciation, write-downs and amortisation	5,981	6,235
EBITDA	-37,132	-17,529
Other income and expenses	7,330	-8,691
Adjusted EBITDA	-29,802	-26,220

Other definitions of alternative performance measurements, shown in key figures

Equity ratio
Equity ratio = equity/total equity and debt

Net interest-bearing debt
Net interest-bearing debt + debt to financial institutions + lease obligations + book value of capitalised front-end fee + fair value, interest-rate swap - bank deposits and other cash and cash equivalents.

Figures in NOK 1000	2019	2018
Net interest-bearing debt		
Non-current interest-bearing debt to credit institutions	703,829	874,895
Current interest-bearing debt to credit institutions	0	18,063
Book value of capitalised front-end fee	3,121	4,824
Non-current lease obligations	1,151,016	0
Current lease obligations	154,199	0
Bank deposits and other cash and cash equivalents	-205,029	-282,594
Net interest-bearing debt	1,807,136	615,188

Organic growth
Organic growth in income is the Group or segment's total operating revenue, adjusted for translation effects and structural changes.

Figures in NOK 1000	2019	2018
Group		
Sales revenue	2,710,374	2,672,615
Other operating revenue	52,403	50,586
Total operating revenue	2,762,777	2,723,201
Currency effects[1]	0	4,700
Structural changes[2]	-7,070	0
Calculation basis, organic growth	2,755,707	2,727,901
Growth	1.5%	
Organic growth	1.0%	

1. Currency effects are calculated by translation of income in other currencies than NOK in 2018 at the same average exchange rate as for translation of income in 2019.
2. The structural changes in 2019 mainly consist of adjustment for increased revenue from the acquisition of Wongraven Wines, and a settlement from a previous producer-supplier in Sweden which the Group lost in 2019.

Figures in NOK 1000	2019	2018
Spirits		
Sales revenue	811,555	762,447
Other operating revenue	164,024	157,151
Total operating revenue	975,579	919,598
Currency effects[1]	0	5,500
Structural changes	0	0
Calculation basis, organic growth	975,579	925,098
Growth	6.1%	
Organic growth	5.5%	

1. Currency effects are calculated by translation of income in other currencies than NOK in 2018 at the same average exchange rate as for translation of income in 2019.

Figures in NOK 1000 2019 2018 Wine Sales revenue 1,577,769 1,604,715 Other operating revenue 25,589 20,031 Total operating revenue 1,603,358 1,624,746 Currency effects 1 0 - 800 Structural changes 2 - 7,070 0 Calculation basis, organic growth 1,596,288 1,623,946 Growth - 1.3% Organic growth - 1.7% 1. Currency effects are calculated by translation of income in other currencies than NOK in 2018 at the same average exchange rate as for translation of income in 2019. 2. The structural changes in 2019 mainly consist of adjustment for increased revenue from the acquisition of Wongraven Wines, and a settlement from a previous producer - supplier in Sweden which the Group lost in 2019. Figures in NOK 1000 2019 2018 Logistics Sales revenue 293,612 272,378 Other operating revenue 34,457 35,361 Total operating revenue 328,069 307,739 Currency effects 0 0 Structural changes 0 0 Calculation basis, organic growth 328,069 307,739 Growth 6.6% Organic growth 6.6% 1 3 3 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

2019 2018 OPERATING REVENUE AND EXPENSES Payroll costs Other operating expenses 1 10,691 11,227 12,003 3,998 Total operating expenses 21,918 16,001 Operating profit - 21,918 - 16,001 FINANCIAL INCOME AND EXPENSES Income from investment in subsidiary 8 105,661 106,362 Other interest income 13,539 8,377 Other financial income 3,909 6,699 Other interest costs - 23,009 - 13,241 Other financial costs - 9,718 - 13,009 Net financial profit/loss 90,382 95,188 PROFIT BEFORE TAX 68,464 79,187 Tax 2 16,386 23,738 PROFIT FOR THE YEAR 52,078 55,449 Transferred from/to other equity 52,078 55,449 Total transfers 52,078 55,449 PARENT COMPANY ACCOUNTS Statement of income 01.01. - 31.12. Figures in NOK 1000 Note 1 3 4 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

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Statement of financial position as at 31 December

Figures in NOK 1,000	Note	2019	2018
ASSETS			
Fixed assets			
Intangible assets			
Deferred tax assets	2	85,995	102,381
Total intangible assets		85,995	102,381
Financial assets			
Investment in subsidiary	3	1,438,317	1,438,317
Total financial assets		1,438,317	1,438,317
Total fixed assets		1,524,312	1,540,698
Current assets			
Receivables			
Trade receivables from companies in the same Group	8	0	1,114
Group contributions from Group companies	8	113,047	106,362
Current receivables from Group companies	8	3,544	13,558
Other receivables		199	193
Total receivables		116,790	121,227
Cash and cash equivalents	9	64,182	149,213
Total current assets		180,972	270,440
TOTAL ASSETS		1,705,284	1,811,138

Gjelleråsen, 29 April 2020

Michael Holm Johansen, Chairman of the Board | Carl Erik Hagen | Nils Selte | Ann-Beth Freuchen | Eilif Due

Leena Maria Saarinen | Kirsten Ægidius | Ann Therese Jacobsen | Konstanse M. Kjøle | Erik Hagen

Kenneth Hamnes, Group CEO

Figures in NOK 1,000	Note	2019	2018
EQUITY AND LIABILITIES			
Equity			
Paid-in equity			
Share capital	4, 5	1,360	1,356
Share premium	5	719,280	719,280
Total paid-in equity		720,640	720,636
Retained earnings			
Other equity	5	-122,384	-58,956
Total retained earnings		-122,384	-58,956
Total equity		598,256	661,680
Liabilities			
Provisions			
Pension obligations	6	1,468	1,029
Total provisions		1,468	1,029
Other non-current liabilities			
Debt to financial institutions	7	-1,495	-2,275
Total other non-current liabilities		-1,495	-2,275
Current liabilities			
Trade payables		246	121
Trade payables to Group companies	8	148	155
Tax payable	2	0	839
Other current liabilities		2,739	6,204
Other current liabilities payable to Group companies	8	0	686
Allocated dividend	5	112,919	112,919
Intragroup balance in Group cash pool system	8,9	991,003	1,029,780
Total current liabilities		1,107,055	1,150,704
Total liabilities		1,107,028	1,149,458
TOTAL EQUITY AND LIABILITIES		1,705,284	1,811,138

Statement of cash flows 01.01. - 31.12. Figures in NOK 1000 2019 2018 CASH FLOWS FROM OPERATIONS Profit before tax 68,464 79,187 Tax payable - 839 - 1,146 Pension costs without cash effect 352 362 Costs related to share - based remuneration without cash effect 394 7,603 Financial expenses without cash effect 780 780 Change in trade receivables 1,114 - 1,092 Change in trade payables 118 167 Change in other current assets and other liabilities 1,276 - 46,612 Net cash flows from operational activities 71,659 39,249 CASH FLOWS FROM FINANCING ACTIVITIES Payouts in share - based incentive programme - 2,125 0 Purchase of own shares - 2,915 - 8,303 Redemption of debt to financial institutions 0 - 72,700 Change in intragroup balance in Group cash pool system - 38,777 303,886 Payments of dividends/Group contributions - 112,873 - 112,919 Net cash flow from financing activities - 156,690 109,964 Net change in bank deposits, cash and cash equivalents - 85,031 149,213 Holdings of bank deposits, cash and cash equivalents as at 01.01. 149,213 0 Holdings of bank deposits, cash and cash equivalents as at 31.12. 64,182 149,213 1 36 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

Accounting policies GENERAL The annual accounts have been prepared in accordance with the Norwegian Accounting Act of 1998 and generally accepted accounting policies. The company was founded on 5 November 2004, and listed on the Oslo Stock Exchange on 1 December 2016. The purpose of the company is to operate the import, export, production, storage and distribution of alcoholic beverages and other goods, and other activities related to this business, as well as the ownership of participations in other companies that conduct such business. CONSOLIDATED FINANCIAL STATEMENTS Arcus ASA owns 100 percent of the shares in Arcus - Gruppen AS and Vectura AS. GENERAL RULE FOR VALUATION AND CLASSIFICATION OF ASSETS AND LIABILITIES Assets intended for continuing ownership or use are classified as fixed assets. Other assets are classified as current assets. Receivables due for payment within one year are classified as current assets. The classification of current and non - current liabilities is based on similar criteria. Fixed assets are valued at acquisition cost, but written down to fair value if the impairment is not expected to be temporary. Fixed assets with a limited economic life are depreciated according to a reasonable depreciation plan. Current assets are valued at the lower of cost or fair value. Current and non - current liabilities are capitalised at the nominal amounts received at the time of establishment. Borrowing costs are capitalised together with the loan and amortised over the term of the loan. The first year’s instalment is reclassified as a current liability. Certain items are valued according to different principles, as explained below. SHARES IN SUBSIDIARIES Shares in subsidiaries are valued using the cost method. The transaction costs are added to the purchase price of shares in subsidiaries. Shares are written down to fair value if this is lower than the recognised value. Group contributions are recognised in the same year as they are allocated in the subsidiary. If dividends/other distributions exceed the share of retained profit after the acquisition, the surplus represents repayment of invested capital and the distributions are deducted from the value of the investment in the statement of financial position. RECEIVABLES Trade receivables and other receivables are stated at nominal value after deduction of provisions for expected losses. Provisions for losses are made on the basis of an individual assessment of each receivable. CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash, bank deposits and other means of payment with a due date less than three months from the acquisition date. BORROWING Financial liabilities through borrowing are recognised at the amount received net of transaction costs. Transaction costs (front - end fees) are capitalised in the statement of financial position and amortized over the term of the loan. Borrowing in currencies other than the functional currency is translated at the exchange rate at the close of the financial year . PENSION Pension costs comprise the change in actuarially calculated pension obligations and costs related to defined contribution pension plans. For actuarially calculated pension obligations the costs comprise the period's pension - accrual based assumptions concerning future salary increases and interest costs for the calculated obligation. Net pension costs are classified as payroll costs in the statement of income. Changes in the liability resulting from changes in pension plans are taken to profit or loss immediately. Changes in the pension liability and the pension assets resulting from changes in, and deviations from, the estimate assumptions (estimate deviations) are recognised against equity. TAXES Tax expenses are matched with profit/loss before tax. Tax costs comprise tax payable (tax on the year’s directly taxable income) and changes in net deferred tax. Deferred tax and deferred tax assets are presented net in the statement of financial position. Tax assets are only capitalised if it can be shown to be probable that they can be utilised via future taxable income. STATEMENT OF CASH FLOWS The indirect method is used in the preparation of the statement of cash flows. Cash and cash equivalents in the statement of financial position are defined as holdings of cash and cash equivalents in the statement of cash flows. All figures in the financial statements are presented in NOK 1,000 unless otherwise indicated. 1 37 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

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Notes

NOTE 1 PAYROLL COSTS

	2019	2018
Salaries including holiday pay	8,424	7,229
Social security costs	1,602	1,078
Pension costs including social security costs	544	553
Other personnel costs	121	3,143
Total salaries and other personnel costs	10,691	12,003
Average number of employees	2	2

	2019		2018	
Benefits to executive personnel	Group CEO	Board of Directors	Group CEO	Board of Directors
Salary	3,103	2,747	3,118	2,546
Pension costs	486	0	332	0
Other remuneration	1,954	0	234	0

The company had two employees during the year.

The Group CEO also has an ordinary bonus agreement which, on specific terms, will release payment of up to five monthly salaries. He is also included in a temporary share programme (matching shares) which was established in conjunction with the IPO in 2016, and was concluded in Q1 2019. He also takes part in an option programme whereby he was allocated share options in 2017, 2018 and 2019. Further information about these incentive schemes, including his option holdings at the end of the year, is presented below, and in Note 7 to the consolidated financial statements.

The Group CEO has an ordinary occupational pension plan with Storebrand, which entails 5 percent pension contributions for salaries of 0 to 7.1G and 11 percent for salaries from 7.1 to 12G. He also has a supplementary pension agreement that gives pension earnings of 15 percent of salaries above 12G. These pension earnings are capitalised annually in the company's statement of financial position, where the return is based on the return from the Storebrand Balansert pension fund.

If the CEO gives notice of termination, he is subject to six months' notice. If notice of termination is given by the Group, the Group CEO will be entitled to 12 months' severance pay, and during this period will not be able to take employment in competing companies.

No loans or surety are granted for either the Group CEO or members of the Board of Directors.

The Group Management's holdings of ordinary shares in Arcus ASA are stated in Note 21 for the Group.

Share-based incentive schemes

Matching shares:

In connection with the IPO for the parent company, Arcus ASA, in 2016, some key persons were offered matching shares, whereby they are entitled to receive one matching share for each share acquired under the IPO. These matching shares were redeemed in Q1 2019, to the persons still employed by the Group. This incentive programme meant that he received 42,100 shares in Arcus ASA in February 2019, for a total value of TNOK 1,766 (included in other remuneration in the above table).

In total, this programme entailed costs of TNOK 67 in 2019 (TNOK 1,318 in 2018).

Options:

In 2017, a new option programme for senior executives in the Group was adopted, with annual allocation of new options. Two persons at Arcus ASA are included in this programme, including the general manager.

The options' vesting period will be three years from the allocation data, where the participants have two years to redeem the options after the vesting period. A condition for redemption of an option is that the executive is still employed after the vesting period, and that the Group's KPI objectives, as determined by the Board of Directors, have been achieved in the same period.

The options are valued using the Black-Scholes model, for which the most important assumptions on the valuation date will be the spot rate on the valuation date, the estimated time during the redemption period in which the Group assumes that the holders will redeem the option, the dividend in the period, and the share's assumed volatility. The option's maximum redemption price is limited to three times the spot rate at the time of allocation.

There are no dividend rights related to the options during the period prior to redemption.

Options allocated in 2017 were cancelled in 2019, because the Group's KPIs for the period were not achieved,

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This programme entailed costs of TNOK 52 in 2019 (TNOK 1,087 in 2018). Below, the number of outstanding options regarding the company's employees at the end of the year is presented:

Number of options	2019	2018
Outstanding options at the beginning of the year	658,759	290,199
Allocated options during the year	512,717	368,560
Terminated options during the year	-290,199	0
Outstanding options at the end of the year*	881,277	658,759

* Of which 579,375 options outstanding to the general manager.

Auditors' fees	2019	2018
Statutory audit	290	285
Other financial auditing	37	91
Tax advisory services	21	36
Total auditors' fees	348	412

The amounts are stated in TNOK and exclude VAT.

NOTE 2 TAX

Tax for the year is calculated as follows:	2019	2018
Tax payable	0	839
Change in deferred tax	16,386	22,852
Tax effect related to previous years	0	47
Tax	16,386	23,738
Reconciliation from nominal to actual tax rates:		
Profit before tax	68,464	79,187
Expected income tax at a nominal tax rate of 22 percent (23 percent in 2018)	15,062	18,213
Tax effect of the following items:		
Non-deductible costs	1,344	803
Change due to a change in tax rate	0	4,654
Tax on costs booked directly to equity	-20	21
Insufficient/surplus provision in previous years	0	47
Tax	16,386	23,738
Effective tax rate	23.9%	30.0%

Specification of temporary differences and deficit carried forward:

	2019		2018	
	Asset	Liability	Asset	Liability
Non-current debt	0	1,495	0	2,275
Pension obligations	1,467	0	1,029	0
Other liabilities	0	3,127	0	932
Deficits and interest rate limitations carried forward	394,040	0	467,548	0
Total	395,507	4,622	468,577	3,207
Basis for deferred tax asset/liability	390,885		465,370	
Net deferred tax asset in the statement of financial position*	85,995		102,381	

At the end of the year, the company had NOK 86.7 million in capitalised deferred tax assets associated with the deficit to be carried forward. Based on the Group's strategic and long-term plans for companies in the tax group, the Board of Directors and executive management expect that the deferred tax assets can be utilised.

At the end of 2019, deferred tax was calculated at 22 percent of net temporary differences, which is unchanged from 2018.

NOTE 3 SUBSIDIARIES

Subsidiaries of Arcus ASA

Company	Acquisition date	Registered office	Voting and ownership	Currency	Nominal share capital
Arcus-Gruppen AS	10.10.2005	Nittedal	100%	NOK	276,000
Vectura AS	30.09.2013	Nittedal	100%	NOK	14,000

Company	Cost price (NOK)	Book value as at 31.12	Equity according to last annual financial statements (NOK)	Profit for the year 2019 (NOK)
Arcus-Gruppen AS	1,886,607	1,362,217	2,022,701	118,659
Vectura AS	76,100	76,100	25,789	2,454
Total subsidiaries	1,962,707	1,438,317	2,048,490	121,113

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NOTE 4 SHARE CAPITAL AND SHAREHOLDER INFORMATION

The share capital comprises:

Date	Change	Total number of shares	Nominal value	Book value (NOK 1,000)
01.12.2018		68,023,255	0.02	1,360
31.12.2019		68,023,255	0.02	1,360

20 largest shareholders as at 31.12.2019:	Number of shares	Ownership and voting rights
Canica AS	30,093,077	44.2%
Geveran Trading Co Ltd	6,750,000	9.9%
Verdipapirfondet Dnb Norge	3,441,226	5.1%
Hoff SA	3,297,000	4.8%
Sundt AS	2,399,460	3.5%
Verdipapirfondet Eika Spar	1,943,660	2.9%
Danske Invest Norske Instit. Ii.	1,823,598	2.7%
Folketrygdfondet	1,800,000	2.6%
Verdipapirfondet EikaNorge	1,568,193	2.3%
Goldman Sachs International	1,092,651	1.6%
Centra InvestAS	988,818	1.5%
Danske Invest Norske Aksjer Inst	789,038	1.2%
Rbc Investor Services Bank S.A.	778,250	1.1%
Mutual Fund Localtapiola Consumer	467,243	0.7%
Wenaas Kapital AS Aksjebeholdning	406,923	0.6%
Verdipapirfondet EikaBalansert	398,307	0.6%
Centra Capital AS	355,000	0.5%
Danske Invest Norge II	327,966	0.5%
Avanza Bank AB	311,156	0.5%
Kbl European Private Bankers S.A.	294,753	0.4%
Other shareholders	8,696,936	12.8%
Total	68,023,255	100.0%

Dividend
The Board of Directors proposes dividend distribution of NOK 1.66 per share for 2019 (2018: NOK 1.66 per share).

NOTE 5 EQUITY

	Share capital	Share premium	Other equity	Total
Equity as at 01.01	1,356	719,280	-58,956	661,680
Profit for the year	0	0	52,078	52,078
Purchase of own shares	4	0	-539	-535
Share-based payment	0	0	-1,961	-1,961
Estimate deviations, pensions	0	0	-87	-87
Allocated dividend	0	0	-112,919	-112,919
Equity as at 31.12	1,360	719,280	-122,384	598,256

NOTE 6 PENSION OBLIGATIONS AND COSTS

The company is obliged to have an occupational pension scheme under the Norwegian Act on mandatory occupational pension schemes, and has a pension scheme which fulfils the requirements under this Act.

Defined contribution pension
Arcus-Gruppen's ordinary pension plan for all other employees is a defined contribution pension plan with Storebrand. The contribution rate is 5 percent of salary in the bracket from 0 to 7.1 times the National Insurance basic amount (G), and 11 percent of salary in the bracket from 7.1 to 12 times the National Insurance basic amount (G). In addition, there is a private disability plan with a 66 percent benefit level, without free policy accumulation. The child and dependent supplement to Arcus' group life plan is a replacement for the previous spouse and child pension.

The costs associated with the defined contribution pension plan are related to the current premium invoices from the insurance company with which Arcus-Gruppen has signed a defined contribution pension agreement. The current defined contribution pension plans and disability pensions for employees in the defined contribution plan are adjusted annually on the basis of the pension fund's surplus.

Employees in the defined contribution plan who have become disabled are entitled to have their disability obligations regulated by the same adjustment as the basic amount (G) each year and the capitalised obligation related to this was NOK 0.1 million at the end of 2019.

Unfunded pension arrangement
The Group CEO also has an unfunded pension arrangement in which the pension entitlement earned is 15 percent of the salary above 12G. Ongoing provision is made for this obligation in the company's statement of financial position and the annual interest accrual is the same as for the Storebrand Balansert Pension. At the end of 2019, this obligation was recognised at NOK 1.4 million.

General assumptions The Company applies a discount rate equivalent to the covered bond interest rate to its pension obligations. This is in line with the recommendations of the Norwegian Accounting Standards Board. The pension assumptions made by the company are consistent with the recommendations of the Accounting Standards Board from September 2019. Figures in NOK 1,000 Pension costs 2019 2018 Present value of pension earnings for the year Interest cost of pension obligations Accrued social security contributions 280 28 44 277 40 45 Net pension costs after social security contributions Defined contribution pension plan Recognised contributions excluding social security contributions Net pension obligations: Estimated accrued obligations, non - funded pension plans 352 192 1,468 362 191 1,029 Net pension assets/liabilities recognised in the statement of financial position 1,468 1,029 Changes in obligations: Net pension obligations 01.01 Pension costs, continued operations Estimate deviations recognised directly in equity (IAS19R) 1,029 352 87 757 362 - 90 Net pension obligations 31.12. 1,468 1,029 Financial assumptions: Discount rate 1.80% 2.30% Expected salary adjustment 2.25% 2.50% Expected pension increase 1.25% 1.50% Expected adjustment of the National Insurance basic amount (G) 2.00% 2.25% Expected return on pension assets 1.80% 2.30% Actuarial and demographic assumptions Withdrawal rate at 62 years 50% 50% Withdrawal rate at 67 years 50% 50% Mortality K2013 K2013 Disability K1963 K1963 Voluntary retirement (under 50 years) 5% 5% Voluntary retirement (over 50 years) 0% 0% The actuarial assumptions are based on commonly used assumptions within the insurance industry with regard to demographic factors. The Group’s pension plans satisfy the statutory requirements concerning mandatory occupational pension schemes. NOTE 7 LOANS, PLEDGES AND GUARANTEES, ETC. Debt to financial institutions Figures in NOK 1,000 Currency rate profile Interest - Loan amount in foreign currency 2019 Loan amount in NOK 2018 Loan amount in NOK Overdraft facility, SEB NOK Variable 0 0 0 Total debt to financial institutions Capitalised loan costs 0 - 1,495 0 - 2,275 Book value as at 31.12 - 1,495 - 2,275 Maturity Maturity Maturity Term structure 2020 2021 - 2023 after 2023 T otal SEB 0 0 0 0 Total debt to financial institutions 0 0 0 0 The Group has a Group cash pool system at Skandinaviska Enskilda Banken (SEB), which includes the subsidiaries, with the exception of the companies in the wine business in Sweden and Finland. At the end of 2019, this Group cash pool system was managed by Arcus ASA. Arcus ASA, has pledged surety on behalf of all of its subsidiaries, linked at all times to outstanding drawings on this scheme. The capitalised front - end fee with a book value of TNOK 1 , 495 relates to the front - end fee for the cash pool scheme . The outstanding value is here amortised over the duration of the loan, until the end of 2021 . The Group has a long - term financing agreement with SEB, whereby the loan is formally for TSEK 750 and is booked in one of the subsidiaries in Sweden, VinGruppen Sweden Holding AB . The financing agreement does not include a pledger of security . The company has no non - current debt with terms exceeding five years. The agreement on a mortgage loan facility contains a loan clause (covenant) concerning net interest - bearing debt as a ratio of adjusted EBITDA . The Group continuously monitors this clause and reports to the bank on a quarterly basis . As at 31 . 12 . 2019 the Group was well within the required ratio . 1 4 1 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

NOTE 8 INTRAGROUP RECEIVABLES AND LIABILITIES Trade payables to Group companies Other current liabilities payable to Group companies Intragroup balance in Group cash pool system 148 0 991,003 155 686 1,029,780 Total 991,151 1,030,621 The company has no consolidated assets or liabilities that will fall due more than five years after the close of the financial year. NOTE 9 BANK DEPOSITS The company has no restricted bank deposits, but has a bank guarantee for a tax payment of TNOK 2,500. The company administrates the Group cash pool scheme for the Group and the scheme includes most of the Group's subsidiaries. The Swedish and Finnish wine business are not part of the scheme. Net deposits or drawings by the subsidiaries are presented as intragroup balances with Arcus ASA. The joint overdraft limit in the Group cash pool system is TNOK 600,000. At year - end, the Group had total drawings of TNOK 64,182 from the scheme, which are presented as an overdraft for Arcus ASA, compared with TNOK 149,213 at the end of 2018. As at 31.12.2019, Arcus ASA has drawings of TNOK 1,029,780 in the Group cash pool system, compared to drawings of TNOK 991,003 at the end of 2018. NOTE 10 FINANCIAL MARKET RISK Receivables 2019 2018 Financial risk Claims on Group contributions from Arcus - Gruppen AS 113,047 106,362 The company has individual financial derivatives for hedging purposes. The company does not fulfil the Trade receivables from companies in the same Group 0 1,114 accounting requirements for hedge accounting and therefore does not treat these as hedging for Other current receivables from Group companies 3,544 13,558 accounting purposes. Total 116,591 121,034 The risk management procedures are adopted by the Board of Directors and undertaken by the administration in cooperation with the individual business areas. The most important financial risks to Liabilities 2019 2018 which the company is exposed are associated with interest - rate risk, liquidity risk and foreign currency risk. The company's management continuously assesses how these are to be handled. Interest - rate risk The company is exposed to interest - rate risk by placing liquid assets and drawing in the Group cash pool system. As at 31.12.2019, the company had variable interest rates for all of its interest - bearing deposits and liabilities. Liquidity risk Liquidity risk is the risk that the company will not be in a position to service its financial liabilities as they fall due. The company must at all times have sufficient liquidity to fulfil its obligations. It is also a goal to minimise the company’s excess liquidity. The company will work continuously to develop its financial independence, through close monitoring of income development and capital binding, and through continuous assessment of alternative sources of finance. As far as possible, the company wishes to have flexibility for its liquid assets related to day - to - day operations. This is achieved through a Group cash pool system with a drawing facility that as of 31.12.2019 is managed by Arcus ASA. When funds are needed for investment purposes, the Group relies on its own liquidity as far as possible. However, for larger investments external debt financing from a financial institution is also used. Currency risk Since the company operates international business, there is some exposure to currency risk. As a general rule, currency is purchased in the spot market, but also to some extent in the forward market, in order to continuously offset net cash positions. The accounting treatment of financial derivatives is described under “Accounting Policies”. The company makes substantial purchases in foreign currency (mainly EUR), while the functional currency is NOK. Receivables and debt, as well as monetary items in foreign currency, are translated at the closing rate. Currency exposure is hedged mainly by using forward contracts. 1 4 2 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

ARCUS ASA ANNUAL REPORT 2019 | In Brief | Group CEO | The Company | Sustainability | Corporate Governance | Directors' Report | Financial Statements and Notes | 143

During the year, to a certain degree purchase and sale of goods in foreign currency are hedged, and the forward exchange rate achieved in the market is used as the transaction rate. As a general rule, the currency exposure is hedged three times a year, for four-month terms.

As at 31.12.2019, the company had no forward contracts (asset hedging) to hedge items in the statement of financial position and orders already placed.

NOTE 11 EVENTS AFTER THE CLOSE OF THE FINANCIAL YEAR

Since the COVID-19 outbreak, Arcus' business segments have managed to keep operations stable. Supply of wine and other raw materials, has more or less been according to plan due to close cooperation with our partners. At our production and bottling facility, there have been no major disruptions. Sales of wine and spirits to Vinmonopolet has been higher than normal. The main reasons are strongly reduced sales to Duty Free Travel Retail, hotels, restaurants and cafés, and strongly reduced shopping at the Swedish border. Logistics has had high activity due to increased demand at Vinmonopolet, and operation and deliveries have been very close to plan.

No employees have so far reported COVID-19 infection. By mid-April 3,7 percent of the employees were temporarily laid off. All temporary layoffs in Arcus are related to reduced sales to hotels, restaurants and bars. To minimize temporary layoffs, some of these employees have worked in our production, to fill vacant positions.

The Group's overdraft facility at SEB has been increased from 600 MNOK to 800 MNOK to provide additional liquidity reserves during the potentially volatile situation caused by the COVID-19 outbreak. The due date on the group's term loan has also been extended by one year to 1 December 2022.

Given the challenging situation faced by some of our customers we are closely monitoring the situation and taking appropriate actions to mitigate the risk of credit losses. We currently estimate that the effect will be relatively moderate and have made appropriate extraordinary provisions for expected losses in our Q1 accounts.

On 11 March, Arcus announced that Vectura and Cuveco were assessing the possibility of a merger. In an industry subject to strong competition and low margins, the two parties would like to establish a company that, over time, can develop even better services. A merger would make it possible to achieve a size that makes it easier to invest for the future in automation, digitalisation and sustainable solutions. The new company would gradually be able to offer a better and broader range of services to its many customers. The Norwegian Competition Authority (Konkurransetilsynet) has approved the possible merger between Vectura and Cuveco. The merger project will then move on to the next stage of negotiations and planning.

DECLARATION

The Board of Directors and the General Manager confirm that, to the best of their knowledge, the annual financial statements have been prepared in accordance with current accounting standards and that the information presented in the financial statements provides a true and fair view of the assets, debt, financial position and overall results of the Group. The Board of Directors and the General Manager also confirm that, to the best of their knowledge, the Annual Report presents a true and fair view of the development, results and position of the company and the Group, and a good description of the most central risk and uncertainty factors faced by the company.

Gjelleråsen, 29 April 2020

Michael Holm Johansen Chairman of the Board	Carl Erik Hagen	Nils Selte	Ann-Beth Freuchen	Eilif Due
Leena Maria Saarinen	Kirsten Ægidius	Ann Therese Jacobsen	Konstanse M. Kjøle	Erik Hagen
Kenneth Hamnes Group CEO

AUDITOR’S REPORT A member firm of Ernst & Young Global Limited Statsautoriserte revisorer Ernst & Young AS Dronning Eufemias gate 6A, NO - 0191 Oslo Postboks 1156 Sentrum, NO - 0107 Oslo Foretaksregisteret: NO 976 389 387 MVA Tlf: +47 24 00 24 00 www.ey.no Medlemmer av Den norske revisorforening INDEPENDENT AUDITOR’S REPORT To the Annual Shareholders' Meeting of Arcus ASA Report on the audit of the financial statements Opinion We have audited the financial statements of Arcus ASA comprising the financial statements of the parent company and the Group. The financial statements of the parent company comprise the balance sheet as at 31 December 2019, the income statement and statements of cash flows for the year then ended and notes to the financial statements, including a summary of significant accounting policies. The consolidated financial statements comprise the balance sheet as at 31 December 2019, statement of income, statements of comprehensive income, cash flows and changes in equity for the year then ended and notes to the financial statements, including a summary of significant accounting policies. In our opinion, Ź the financial statements are prepared in accordance with the law and regulations Ź the financial statements present fairly, in all material respects, the financial position of the parent company as at 31 December 2019, and of its financial performance and its cash flows for the year then ended in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway Ź the consolidated financial statements present fairly, in all material respects the financial position of the Group as at 31 December 2019 and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the EU Basis for opinion We conducted our audit in accordance with laws, regulations, and auditing standards and practices generally accepted in Norway, including International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We are independent of the Company and the Group in accordance with the ethical requirements that are relevant to our audit of the financial statements in Norway, and we have fulfilled our ethical responsibilities as required by law and regulations. We have also complied with our other ethical obligations in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for 2019. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, our description of how our audit addressed the matter is provided in that context. We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the financial statements section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the financial statements. 2 Impairment assessments – goodwill and trademarks As at 31 December 2019, the Arcus Group had trademarks and goodwill recognized in the balance sheet, representing 34 % of the total capital, mainly related to the spirit segment. Uncertainty related to earnings and profitability increases the risk of loss due to impairment. Due to the extent of judgmental assessments applied in management’s models for impairment considerations, together with the significant value in the balance sheet, the impairment assessments of trademarks and goodwill are considered a key audit matter. Our audit of the Group’s impairment assessments has included a review and testing of the impairment models, assessment of cash - generating units, control of mathematical accuracy of models together with testing and evaluating the assumptions management used as a basis in the calculations. We also reviewed the design of management’s internal controls related to the impairment assessments. In addition, we considered management’s assumption on future cash - flow forecasts by looking at the historical accuracy in management’s budgets and prognoses against the Company’s actual results. We compared key assumptions against market information where available. We also assessed discount rates by comparing the assumptions for the calculation with external data like expected inflation, debt ratio, loan interest, risk premium and beta values for comparable companies. In addition, we have reviewed and carried out sensitivity analyses in order to evaluate how sensitive the model is for changes in the most important underlying assumptions. We refer to note 12 in the financial statements and to information about intangible assets and significant accounting estimates and judgemental considerations in the Group’s accounting principles. Other information Other information consists of the information included in the Company’s annual report other than the financial statements and our auditor’s report thereon. The Board of Directors and Chief Executive Officer (management) are responsible for the other information. Our opinion on the financial statements does not cover the other information, and we do not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information, and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed on the other information obtained prior to the date of the auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. Responsibilities of management for the financial statements Management is responsible for the preparation and fair presentation of these financial statements in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway for the financial statements of the parent company and International Financial Reporting Standards as adopted by the EU for the financial statements of the Group, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting, unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so. Auditor’s responsibilities for the audit of the financial statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Independent auditor's report - Arcus ASA A member firm of Ernst & Young Global Limited 1 4 4 ARCUS ASA ANNUAL REPORT 2019 In Brief Group CEO The Company Sustainability Corporate G o v er n a n c e D i r e c t o r s ' Report Financial Statements and Notes

ARCUS ASA
ANNUAL REPORT 2019 | In Brief | Group CEO | The Company | Sustainability | Corporate Governance | Directors' Report | Financial Statements and Notes | 145

EY
Building a better working world
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Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with law, regulations and generally accepted auditing principles in Norway, including ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also

- identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control;
- obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control;
- evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management;
- conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern;
- evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation;
- obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Independent auditor's report - Arcus ASA
A member firm of Ernst & Young Global Limited

EY
Building a better working world
4

Report on other legal and regulatory requirements

Opinion on the Board of Directors' report and on the statements on corporate governance and corporate social responsibility

Based on our audit of the financial statements as described above, it is our opinion that the information presented in the Board of Directors' report and in the statements on corporate governance and corporate social responsibility concerning the financial statements, the going concern assumption and proposal for the allocation of the result is consistent with the financial statements and complies with the law and regulations.

Opinion on registration and documentation

Based on our audit of the financial statements as described above, and control procedures we have considered necessary in accordance with the International Standard on Assurance Engagements (ISAE) 3000, «Assurance Engagements Other than Audits or Reviews of Historical Financial Information», it is our opinion that management has fulfilled its duty to ensure that the Company's accounting information is properly recorded and documented as required by law and bookkeeping standards and practices accepted in Norway.

Oslo, 30 April 2020
ERNST & YOUNG AS

Kjetil Rimstad
State Authorised Public Accountant (Norway)

(This translation from Norwegian has been made for information purposes only.)

Independent auditor's report - Arcus ASA
A member firm of Ernst & Young Global Limited

Quarterly Report Q2 2020 Skagerrak Nordic Dry Gin received Double Gold at the international competition The Gin Masters in London in July. At the 2020 International Wine & Spirit Competition (IWSC), Skagerrak Nordic Dry Gin won gold and received 95 points out of a maximum of 100.

2 nd quarter, 2020 Arcus ASA 2 Contents Message from the CEO .......................................................................................3 Key figures Q2 2020............................................................................................4 Highlights Q2 2020 .............................................................................................5 Wine: Significant growth and flat indirect costs .................................................6 Spirits: Strong EBITDA growth ............................................................................7 Logistics: Strong revenue and EBITDA growth ....................................................8 Financial position ...............................................................................................9 Other information ............................................................................................10 Environmental, Social and Governance (ESG)...................................................11 Half - year review...............................................................................................12 Group consolidated accounts ...........................................................................14 Notes ...............................................................................................................19 Contact information .........................................................................................35

2 nd quarter, 2020 Arcus ASA 3 Message from the CEO During the COVID - 19 pandemic the Nordic governments' extensive travel restrictions, and restrictions on bars and restaurants, have produced very high volumes at the monopolies and increased activity for Arcus. Partly as a result of the above, this quarterly result is the best Q2 result in Arcus’ history, both in terms of revenue and EBITDA. The strong results would not have been possible without good cooperation and support from our suppliers and partners. Due to COVID - 19, securing supplies of wine and raw materials has been challenging, but occasional late deliveries have had limited effect. Arcus has a strong and flexible organization, a prerequisite for being able to meet such extraordinarily high demand. We have adapted and solved the challenges we have faced. I would like to thank my colleagues for their important contribution in a very challenging time. Without their hard work and positive attitude, Arcus could not have delivered such strong financial results. Wine In Q2, the growth was especially strong in Norway, with revenue increasing 53.3 percent compared to the same quarter last year. For Wine Norway, this quarter is the 11 th quarter in a row with increased market share. In Sweden, revenues from existing business continued to grow, but sales were lower compared to Q2 last year due to the loss of producers in March 2019. Stronger SEK and EUR strengthened the overall reported growth, in addition to the acquisition of Wongraven Wines in December 2019. The strong increase in revenues combined with flat indirect costs is the main reason for the increased EBITDA - margin. A favourable product mix with more Bag - in - Box sales combined with price increases at the monopolies, led to increased gross margin in the period despite the negative effect of the strong EUR and USD on purchasing costs. Spirits During Q2, revenue increased in all monopoly markets as sales shifted from border channels to domestic retail. In Norway, Sweden and Finland revenue increased in the double digits during Q2 compared to last year. Despite the strong growth in monopoly markets, the organic growth on external sales was negative by 8.5 percent, mainly due to lower travel and border sales following COVID - 19. EBITDA - margin increased compared to Q2 last year due to lower operational costs combined with higher gross profit from internal wine bottling. Logistics Logistics’ revenues increased by 10.8 percent in the quarter, driven by higher sales to Vinmonopolet. EBITDA increased due to increased revenues, significantly more efficient handling in the warehouse and more cost - effective distribution. Kenneth Hamnes Group CEO, Arcus ASA

2 nd quarter, 2020 Arcus ASA 4 Key figures Q2 2020 CONSOLIDATED GROUP FIGURES MNOK Second quarter Year to date Full Year 1) Alternative Performance Measure (APM) – see separate chapter for definition and reconciliation. 2020 2019 2020 2019 2019 Total operating revenue Gross profit 1) EBITDA 1) 2) EBITDA adjusted 1) 2) Pre - tax profit 2) Earnings per share, parentcompany shareholders (NOK) 767.2 316.8 101.0 119.3 53.7 0.52 698.0 280.6 71.1 82.6 21.7 0.25 1 378.3 578.3 167.7 185.9 108.0 1.19 1 250.1 518.2 115.7 128.7 10.7 0.11 2 762.8 1 161.7 377.3 397.1 172.5 1.94 Key figures Gross margin 1) EBITDA margin 1) EBITDA margin adjusted 1) Equity ratio 1) 41.3% 13.2% 15.5% 29.0% 40.2% 10.2% 11.8% 30.5% 42.0% 12.2% 13.5% 29.0% 41.5% 9.3% 10.3% 30.5% 42.0% 13.7% 14.4% 29.7 % Financial position Total equity Net interest bearing debt (cash) 1) 1 741.4 1 380.6 1 521.3 1 835.5 1 741.4 1 380.6 1 521.3 1 835.5 1 662.2 1 807.1

2 nd quarter, 2020 Arcus ASA 5 Highlights Q2 2020 OVERALL PERFORMANCE  Operating revenue for Q2 2020 was 767.2 MNOK, compared to 698.0 MNOK in Q2 last year (+9.9 percent). Operating revenue increased for all business areas. Organic growth for Q2 was +1.2 percent, with an estimated positive currency effect of approximately 53.4 MNOK due to significantly stronger SEK, EUR and DKK vs NOK this year.  Adjusted EBITDA for Q2 was 119.3 MNOK compared to 82.6 MNOK in Q2 last year (+44.4 percent). Adjusted EBITDA improved in all business areas. BUSINESS SEGMENTS  Wine revenues amounted to 497.4 MNOK, compared to 430.6 MNOK in Q2 last year (+15.5 percent). Organic growth was +4.4 percent. Adjusted EBITDA margin was 13.4 percent for Q2 2020, compared to 10.1 percent in Q2 last year.  Spirits revenues amounted to 237 . 3 MNOK, compared to 214 . 4 MNOK in Q 2 last year (+ 10 . 7 percent) . Organic growth was - 8 . 5 percent 1 . Adjusted EBITDA margin was 12 . 9 percent for Q 2 , compared to 9 . 9 percent in Q 2 last year .  Logistics revenues amounted to 90.5 MNOK compared to 81.7 MNOK in Q2 last year (+10.8 percent). Adjusted EBITDA margin was 5.4 percent for Q2, compared to 2.5 percent in Q2 last year. 1 Calculated on external spirits sales

2 nd quarter, 2020 Arcus ASA 6 OPERATING REVENUE Total operating revenue for Wine was 497.4 MNOK for the second quarter, compared to 430.6 MNOK in Q2 last year. Organic growth was 4.4 percent, while reported growth was 15.5 percent. Reported growth includes 39.7 MNOK in exchange rate effects from the stronger SEK and EUR, as well as 6.6 MNOK from the acquisition of Wongraven Wines in December 2019. In Norway and Finland, the restrictions on travel and HORECA related to the COVID - 19 led to significant growth at the monopolies in the quarter. This effect was less significant in Sweden where measures were less strict. In Sweden, Arcus’ sales at Systembolaget were down in a growing market. Excluding the lost producers in the subsidiary Vinunic, Arcus’ sales grew in line with the market, fuelled by growth of popular Bag - in - Box products. In Norway, Arcus’ sales grew more than the extremely fast - growing market, again leading to increased market share during the period. Both own brands and the agency business outperformed the market in the quarter, fuelled by Arcus’ strong position within the Bag - in - Box format with high demand during the COVID - 19. In Finland, Arcus’ sales to Alko increased in line with the market in the period. Well - known brands and Arcus’ own brands responded well to the increased demand at Alko. EBITDA The adjusted EBITDA - margin for Wine was 13.4 percent in the second quarter, up from 10.1 percent same period last year. The strong increase in revenues combined with flat indirect costs is the main reason for the increased EBITDA - margin. A favourable product mix with more Bag - in - Box sales and price increases to the monopolies led to increased gross margin in the period despite negative currency effects. WINE Arcus is the largest importer of wine in Norway, the second largest in Sweden, and the fifth largest in Finland. Arcus imports and markets agency wines, as well as Arcus brands. 1) Alternative Performance Measure (APM) – see separate chapter for definition and reconciliation. Wine: Significant growth and flat indirect costs MNOK Second quarter Year to date Full Year 2020 2019 2020 2019 2019 Total operating revenue 497 . 4 430 . 6 874 . 8 771 . 7 1 603.4 Gross profit 1) 117 . 8 97 . 1 206 . 5 175 . 7 365 . 1 Gross margin 1) 23.7% 22.6% 23.6% 22.8% 22.8 % EBITDA 1) 62 . 6 36 . 8 98 . 9 63 . 6 161 . 1 EBITDA adjusted 1) 66 . 6 43 . 5 103 . 3 70 . 7 169 . 9 EBITDA margin 1) 12.6% 8.5% 11.3% 8.2% 10.0 % EBITDA margin adjusted 1) 13.4% 10.1% 11.8% 9.2% 10.6%

2 nd quarter, 2020 Arcus ASA 7 OPERATING REVENUE Total operating revenue for Spirits in the second quarter of 2020 was 237.3 MNOK, compared to 214.4 MNOK for the same period last year, an increase of 10.7 percent. The increase was driven by internal wine bottling. Organic growth was negative 8.5 percent 1 mainly due to extremely low DFTR and border sales following COVID - 19. Revenue continued to increase in the monopoly markets in Q2, as sales shifted from travel and border channels to domestic retail. In Norway, Sweden and Finland revenue increased in the double digits during Q2 compared to last year. Market share in Norway was down, as the market grew even faster than Arcus with sales of global brands shifting from DFTR to Vinmonopolet. Arcus market shares in Sweden and Finland were stable. In Denmark, revenue decreased in the quarter as Danish border trade was only opened towards the end of the period. Overall domestic market share increased driven by growth in vodka and premixed cocktails. Shares in the aquavit category were slightly down as private label brands benefited from growth in the value segment due to closed borders. Sales in the DFTR channel were very limited during Q2. Germany and other markets saw an increase in revenue, but depletion was challenged by reduced retail activation during COVID - 19. EBITDA The adjusted EBITDA margin for Spirits was 12.9 percent for Q2 2020, compared to 9.9 percent Q2 2019. Lower operational costs combined with higher gross profit from internal bottling strengthened EBITDA. The lower operational costs during the period stem largely from cancelled, reduced or postponement of activities due to COVID - 19, as well as reduced travel. Higher internal wine - bottling volumes contributed positively on gross profit but reduced the gross margin. There was a negative contribution from associated company Tiffon (Braastad cognac). SPIRITS Arcus is a global leader in aquavit with brands such as Gammel Opland, Linie, Løiten and Aalborg. Other important categories are bitter (Gammel Dansk), vodka (Vikingfjord, Kalinka, Amundsen and Dworek) and cognac (Braastad). Key markets are Norway, Denmark, Sweden, Finland, Germany and Duty Free Travel Retail (DFTR). Arcus brands are produced and bottled at Gjelleråsen, outside Oslo. 1 Calculated on external spirits sales Full Year 1) Alternative Performance Measure (APM) – see separate chapter for definition and reconciliation. Year to date Spirits: Strong EBITDA growth MNOK Second quarter 2020 2019 2020 2019 2019 Sales 175 . 6 179 . 2 329 . 1 317 . 7 811 . 6 Other revenue 61 . 7 35 . 2 108 . 0 72 . 0 164 . 0 Total operating revenue 237 . 3 214 . 4 437 . 0 389 . 7 975 . 6 Gross profit 1) 112 . 8 105 . 6 212 . 4 199 . 1 484 . 3 Gross margin 1) 47.5% 49.2% 48.6% 51.1% 49.6 % EBITDA 1) 29 . 1 20 . 3 47 . 6 30 . 1 146 . 9 EBITDA adjusted 1) 30 . 5 21 . 1 49 . 3 31 . 1 148 . 9 EBITDA margin 1) 12.3% 9.5% 10.9% 7.7% 15.1 % EBITDA margin adjusted 1) 12.9% 9.9% 11.3% 8.0% 15.3%

2 nd quarter, 2020 Arcus ASA 8 VOLUME Distributed volume in the second quarter was 17.1 million liters, an increase of 4.0 million liters from the same quarter last year. The volume growth was driven by significantly higher sales to Vinmonopolet, as HORECA was significantly reduced due to COVID - 19 measures. Volumes to Vinmonopolet increased by 47.1 percent, while Vinmonopolet’s total sales increased by 45.2 percent compared to the same quarter last year. By the end of the first quarter, Vectura’s share of deliveries to Vinmonopolet was 50.2 percent, compared to 49.6 percent by the end of same quarter last year. Distributed volume in the HORECA - channel declined by 62.8 percent compared to last year, as most bars and restaurants were closed during the first part of the quarter. By the end of the quarter, volumes in the HORECA - channel were almost back to normal levels. Sales to other wholesalers decreased by 30.9 percent compared to the second quarter last year. Due to the extraordinarily high volumes delivered to Vinmonopolet, there were some issues regarding consumers’ orders via the order assortment. OPERATING REVENUE Operating revenue increased by 10.8 percent to 90.5 MNOK in the quarter, compared to 81.7 MNOK in the same period last year. The increase was driven by higher volumes at Vinmonopolet. Revenue per liter was down as prices at Vinmonopolet are lower than in other channels due to the lower complexity and higher dropsizes for Vinmonopol - deliveries. EBITDA Adjusted EBITDA in the second quarter was 4.9 MNOK, an improvement of 2.8 MNOK compared to the same quarter last year. The high volumes to Vinmonopolet increased dropsize and reduced distribution costs per liter. This more than compensated for the decline in revenue per liter and additional costs incurred to handle all the orders and limit delays in deliveries (e.g. use of overtime, nightshifts and weekends in the warehouse; additional external storage of goods). LOGISTICS Vectura is the leading integrated logistics service provider for alcoholic - beverage importers in Norway. Vectura serves both Arcus - Gruppen AS and external customers. Vectura is located next to Arcus’ production facility at Gjelleråsen, outside Oslo 1) Alternative Performance Measure (APM) – see separate chapter for definition and reconciliation. Logistics: Strong revenue and EBITDA growth MNOK Second quarter Year to date Full Year 2020 2019 2020 2019 2019 Total operating revenue 90 . 5 81 . 7 168 . 1 150 . 2 328 . 1 Gross profit 1) 90 . 5 81 . 7 168 . 1 150 . 2 328 . 1 Gross margin 1) 100.0% 100.0% 100.0% 100.0% 100.0 % EBITDA 1) 4 . 9 0 . 8 3 . 2 - 1 . 4 13 . 8 EBITDA adjusted 1) 4 . 9 2 . 1 3 . 2 - 0 . 2 15 . 4 EBITDA margin 1) 5.4% 0.9% 1.9% - 0.9% 4.2 % EBITDA margin adjusted 1) 5.4% 2.5% 1.9% - 0.1% 4.7%

2 nd quarter, 2020 Arcus ASA 9 Financial position CASH FLOW AND FINANCIAL POSITION Reported net cash flow from operations before tax in Q2 2020 was 528.4 MNOK, compared to 13.2 MNOK in Q2 2019 (change of +515.2 MNOK). The Q2 cash flow was higher this year mainly due to a significant reduction in net working capital during the period this year compared to an increase last year, and higher EBITDA this year. The net working capital decreased in the quarter this year with increased accounts payables, alcohol tax and VAT fueled by the significant sales growth, but without the corresponding higher receivables. The receivables declined in the period this year despite higher sales, mainly because Vinmonopolet temporarily (until 30 June) reduced their own credit terms due to COVID - 19. In addition, cash flow from change in net working capital had negative cut - off effects last year when payments arrived first banking day in July . Net interest bearing debt was 1,380.6 MNOK compared to 1,835.5 MNOK at the end of Q2 2019. Excluding IFRS16 effects, it was 258.6 MNOK vs 930.8 MNOK last year. The higher cash flow in the period, and postponed payment of dividend from (May last year, July this year), increased the cash position more than the stronger SEK vs NOK increased the long - term loan in SEK, reducing net debt compared to last year.

2 nd quarter, 2020 Arcus ASA 10 Other information STRONG SALES OF NEW CATEGORIES IN DENMARK Pre - mixed cocktails, introduced in Denmark in the autumn of 2019, have become very popular during spring and summer. Pre - mixed classic cocktails are new products for Arcus in the Danish market, 1.5 - liter bag - in - boxes, bottled at Arcus’ production facility at Gjelleråsen. The Skagerrak Nordic Dry Gin, launched in Denmark late 2019, has during the summer become the #2 best - selling premium gin. AWARDS FOR SKAGERRAK NORDIC DRY GIN Skagerrak Nordic Dry Gin received Double Gold at the international competition The Gin Masters in London in July, where an international jury blind tasted 219 gins. Skagerrak Nordic Dry Gin achieved gold in the categories Contemporary and Premium. At the International Wine & Spirit Competition in London in July, Skagerrak Nordic Dry Gin received 95 points out of 100 (i.e. “An excellent spirit with an exceptional balance and rare and complex flavours. An example that stands out against its peers”). WONGRAVEN EXPANSION Since entering a long - term relationship with Sigurd Wongraven December 2019, some of his wines have already been introduced in Sweden. In addition, Wongraven has also launched beer for sale at Vinmonopolet (Saison Wongraven). The beer is blended by Kjetil Jikiun, founder of Nøgne Ø, and Sigurd Wongraven. BREACH OF COMPETITION CLAUSE At the Stockholm Chamber of Commerce, an arbitration tribunal has ruled that former employee Stefan Stjärnström breached the competition clause in his employment contract with Vinunic. Stjärnström will have to repay his severance pay, in addition to Vinunic’s legal fees and own costs. In February 2019, Stefan Stjärnström recruited five key employees from Vinunic AB and Vingruppen i Norden AB to his new company. Days after, several wine producers ended their cooperation with Vinunic to join his company too. Stjärnström’s competition clause expired 31 December 2018. The arbitration tribunal evidenced the fact that Stjärnström already before 31 December 2018 started his competing company and therefore was in breach with the parties’ agreement. Vinunic and Vingruppen are pleased with the ruling and deem that it is fair. The ruling cannot be appealed and is final. SEVERAL AQUAVIT LAUNCHES IN NORWAY To strengthen Arcus’ position in the Norwegian aquavit market, several new aquavits will be launched at Vinmonopolet in September. Among the new launches are Markens Grøde (tender win), Edvard Munch Aquavit and Gammel Opland Juleaquavit.

2 nd quarter, 2020 Arcus ASA 11 Environmental, Social and Governance (ESG) LIFE CYCLE ANALYSIS OF THREE PRODUCTS On behalf of Arcus, Research Institute of Sweden (RISE), has performed a life cycle analysis of LINIE Aquavit 0 . 7 L bottle, Aalborg Taffel 0 . 7 L bottle and Falling Feather 3 L BIB . In the comprehensive study RISE has calculated CO 2 emissions, use of freshwater and spill in the ocean throughout each product’s lifecycle. Arcus will publish the results this autumn. WINE SWEDEN REACHED THE 2019 CLIMATE GOAL Wine Sweden (Vingruppen Norden) has reached its climate goal for 2019. This is a result of more effective transportation of products, and improved recycling at the office. Wine Sweden is now at 0.35 kg CO 2 e/liter of beverage, a reduction of 8 percent from previous year, which is in line with the reduction ratio required to become a climate - neutral operation in 2030, according to the Swedish Climate Initiative for the Beverage Industry. BIOLOGICAL WASTE CONVERTED TO BIOGAS Since April, Arcus has delivered biological waste from the destillation and maceration process to Norsk Matretur where the waste is converted into biogas. Biogas can be used as fuel for cars, buses and trucks. Arcus expects to deliver 75 tons of waste per year.

2 nd quarter, 2019 Arcus ASA 12 Half - year review This half - year review presents highlights only. Additional details are available in the Group’s interim report for Q1 and the review of Q2 results in this report. This interim report does not include all information that is normally prepared in a full annual financial statement and should be read in conjunction with the Group’s annual financial statement as at 31.12.2019. FINANCIAL RESULTS The COVID - 19 outbreak and the effects therefrom have significantly impacted our business in 2020, particularly in Norway. Operating revenue for the first half year was 1 378.3 MNOK vs. 1 250.1 MNOK (+10.3 percent) in the same period last year. Organic growth was 3.9 percent in the period with the Wine and Distribution business seeing solid growth. The external sales in the Spirits segment slightly declined in the first half year, but a significant increase in internal bottling services lifted total revenues above same period last year. Reported operating revenue was boosted by the weakness of the NOK vs. the SEK and the EUR. Adjusted EBITDA for the first half year was 185.9 MNOK. This represents a 44.5 percent increase compared to 128.7 MNOK for the same period last year. All business areas contributed positively compared to last year and the increase is mainly explained by significant sales growth in the monopoly channels due to COVID - 19 restrictions, combined with indirect costs at same level as last year. CASH FLOW AND FINANCIAL POSITION Reported net cash flow from operations before tax YTD was 541.2 MNOK vs. - 111.9 last year. Higher profits this year contributed positively, although the main reason for the higher cash flow is the reduction in net working capital this first half year compared to an increase last year. The significant increase in sales during COVID - 19 increased alcohol tax, VAT and accounts payable, but without a corresponding increase in accounts receivables because Vinmonopolet temporarily (until 30 June) reduced their own credit terms due to COVID - 19. In addition, cash flow from change in net working capital had negative cut - off effects last year when payments arrived on the first banking day in July. OUTLOOK Arcus ASA operates in non - cyclical wine and spirits markets with moderate and steady growth, but with some variations between the different categories, countries and seasons. Tender wins, new products, operational efficiency improvements in Arcus’ three business segments and minor bolt - on acquisitions will contribute to profitable growth going forward. Over the next years, Arcus is still committed to meet the financial targets outlined at the IPO. In the short term, the COVID - 19 outbreak will continue to influence our business in ways that are currently difficult to predict. While we currently still experience positive effects, it is impossible to forecast how long they will continue. We are closely monitoring events in order to minimize potential disruption to our operations and so that we can continue meeting our customers’ and consumers’ expectations. The Group’s overdraft facility at SEB has been increased from 600 MNOK to 800 MNOK to provide additional liquidity reserves during the potentially volatile situation caused by the COVID - 19. The due date on the group’s term loan has also been extended by one year to 24 October 2022. COVID - 19 is identified as an impairment indicator for certain cash generating units (CGUs) in Spirits, and management has estimated the recoverable amount and compared this to the carrying amount for the relevant CGUs. Based on the impairment tests performed, no impairment is identified in the first half of 2020. Depending on the duration of the COVID - 19, and to what extent the business is affected in the medium to long term

2 nd quarter, 2020 Arcus ASA 13 perspective, it may have an impact on assumptions applied for calculating the recoverable amount for fixed and intangible assets, including goodwill. LONG - TERM FINANCIAL TARGETS As communicated in connection with the IPO, Arcus targets organic revenue growth in the level of 3 - 5 percent p.a. (including minor bolt - on acquisitions), as well as EBITDA growth of 6 - 9 percent p.a. over the next three to five years. SEASONAL VARIATIONS The business of Arcus is seasonal. Sales of wine and spirits increase during national festivals and holidays, in particular Easter and Christmas. Q4 is normally the strongest quarter in terms of income as well as operating profit due to Christmas and New Year’s Eve. DECLARATION BY THE BOARD OF DIRECTORS The Board of Directors and Chief Executive Officer confirm, to the best of our knowledge, that the unaudited, condensed financial statements for the period 1 January to 30 June 2020 including notes, have been prepared in accordance with IAS 34 – Interim Financial Reporting, as determined by the EU and Norwegian Additional Requirements in the Securities Trading Act. It is also stated that the information in the condensed financial statement, provides a fair view of the business, and the Group's assets, liabilities, financial position and overall results. Nittedal, 17 August 2020 The Board of Directors of Arcus ASA Kirsten Ægidius Michael Holm Johansen Chaiman of the Board Leena Maria Saarinen Ann - Beth Freuchen Nils Selte Ingeborg Flønes Erik Hagen Therese Jacobsen Anne - Marie Flåten Kenneth Hamnes Group CEO

2 nd quarter, 2020 Arcus ASA 14 Group consolidated accounts The interim financial statement has not been audited. CONDENSED STATEMENT OF INCOME M N O K Full Year 1) Associated Companies, 2) Jointly Controlled Entities Second quarter Year to date N o t e 2020 2019 2020 2019 2019 Sales Other revenue 2 ,9 2 759 . 0 8 . 1 685.5 12.4 1 354.1 24.2 1 227.5 22.6 2 710.4 52.4 Total operating revenue Cost of goods 2,9 767.2 - 450.4 698.0 - 417.4 1 378.3 - 800.0 1 250.1 - 731.9 2 762.8 - 1 601.1 Gross Profit 316 . 8 280 . 6 578 . 3 518 . 2 1 161.7 Gain on sale of fixed assets 0 . 0 0 . 0 0 . 1 0 . 0 0 . 0 Salaries and personnel cost - 122 . 5 - 112 . 6 - 241 . 0 - 221 . 3 - 439 . 2 Advertising & Promotion expenses (A&P) - 23 . 3 - 32 . 3 - 43 . 6 - 56 . 2 - 116 . 0 Other operating expenses - 48 . 5 - 55 . 5 - 105 . 8 - 112 . 4 - 213 . 5 Share of profit from AC 1) and JCE 2) - 3 . 4 2 . 3 - 2 . 1 0 . 4 4 . 1 Other income and expenses 3 - 18 . 3 - 11 . 5 - 18 . 2 - 13 . 0 - 19 . 7 EBITDA 101 . 0 71 . 1 167 . 7 115 . 7 377 . 3 Depreciation 5,6 - 28 . 8 - 24 . 6 - 57 . 5 - 49 . 4 - 111 . 8 Amortisations 5,6 - 2 . 7 - 1 . 9 - 5 . 4 - 3 . 8 - 7 . 7 Operating profit (EBIT) 69 . 5 44 . 7 104 . 9 62 . 4 257 . 8 Financial income 12 9 . 7 7 . 1 53 . 2 11 . 8 25 . 9 Financial expenses 7,10,12 - 25 . 6 - 30 . 0 - 50 . 1 - 63 . 5 - 111 . 2 Pre - tax profit 53 . 7 21 . 7 108 . 0 10 . 7 172 . 5 Tax - 17 . 2 - 4 . 7 - 25 . 8 - 2 . 8 - 39 . 2 Profit/loss for the year Profit/loss for the year attributable to parent company shareholders Profit/loss for the year attributable to non - controlling interests 36.5 35.6 0 . 8 16.9 16.9 0 . 1 82.1 81.0 1 . 1 7.9 7.8 0.1 133.3 132.3 1.0 Earnings per share, continued operations 0 . 5 2 0 . 2 5 1 . 1 9 0 . 1 1 1 . 9 4 Diluted earnings per share, continued operations 0 . 4 9 0 . 2 4 1 . 1 2 0 . 1 1 1 . 8 5

2 nd quarter, 2020 Arcus ASA 15 CONDENSED STATEMENT OF OTHER COMPREHENSIVE INCOME M N O K Full Year Year to date Second quarter N o t e 2020 2019 2020 2019 2019 Profit/loss for the year Items that will not be reclassified against the statement of income Change in actuarial gains and losses pensions Tax on change in actuarial gains and losses pensions 36 . 5 0 . 0 0 . 0 16 . 9 0 . 0 0 . 0 82 . 1 0 . 0 0 . 0 7.9 0.0 0.0 133.3 - 2.0 0.4 Total 0 .0 0 .0 0 .0 0 .0 - 1 .6 Items that may be reclassified against the statement of income Translating differences in translation of foreign subsidiaries Tax on translating differences in translation of foreign subsidiaries - 51 . 6 0 . 0 0 . 1 0 . 0 110 . 8 0 . 0 - 23.5 0.0 - 5.0 0.0 Total - 51 . 6 0 .1 110 . 8 - 23 . 5 - 5 .0 Total other comprehensive income - 51 . 6 0 .1 110 . 8 - 23 . 5 - 6 .6 Total comprehensive income for the year - 15 . 1 17 . 0 193 . 0 - 15 . 5 126 . 7 Total comprehensive income for the year attributable to parent company shareholders Total comprehensive income for the year attributable to non - controlling interests - 15 . 9 0 . 7 17.1 - 0.1 191 . 5 1 . 4 - 15.4 - 0.1 126.1 0.7

2 nd quarter, 2020 Arcus ASA 16 CONDENSED STATEMENT OF FINANCIAL POSITION M N O K Full Year Second quarter N o t e 30 . 06 . 202 0 30 . 06 . 201 9 31 . 12 . 201 9 Intangible assets 6 2 023.6 1 848.5 1 923.2 Tangible assets 5 1 402.1 1 195.6 1 431.2 Deferred tax asset 72 . 1 117 . 7 86 . 1 Financial assets 69 . 0 60 . 4 65 . 3 Total fixed assets 3 566.8 3 222.2 3 505.8 Inventories 583 . 0 496 . 1 486 . 6 Accounts receivables and other receivables 1 186.4 1 174.3 1 392.5 Cash and cash equivalents 675 . 1 98 . 5 205 . 0 Total current assets 2 444.5 1 768.9 2 084.1 Total assets 6 011.3 4 991.1 5 589.9 Paid - in equity 772 . 1 772 . 1 772 . 1 Retained earnings 964 . 7 746 . 2 886 . 2 Non - controlling interests 4 . 6 3 . 0 3 . 9 Total equity 1 741.4 1 521.3 1 662.2 Non - current liabilities to financial institutions 8 775 . 5 684 . 5 703 . 8 Non - current liabilities at fair value through profit or loss 7 , 1 0 59 . 8 68 . 0 69 . 3 Non - current lease liabilities 8 1 203.4 1 016.5 1 151.0 Pension obligations 18 . 8 21 . 3 23 . 7 Deferred tax liability 117 . 2 99 . 7 101 . 3 Other non - current liabilities 0 . 9 0 . 4 0 . 5 Total non - current liabilities 2 175.7 1 890.3 2 049.6 Bank Overdraft 8 0 . 0 180 . 4 0 . 0 Current liabilities at fair value through profit or loss 7 , 1 0 0 . 0 0 . 0 0 . 0 Current finance lease liabilities 8 71 . 9 48 . 8 154 . 2 Tax payable 6 . 6 0 . 0 5 . 0 Dividend payable 112 . 9 0 . 0 0 . 0 Accounts payable and other payables 1 902.8 1 350.3 1 718.8 Total current liabilities 2 094.2 1 579.5 1 878.0 Total equity and liabilities 6 011.3 4 991.1 5 589.9

2 nd quarter, 2020 Arcus ASA 17 CONDENSED STATEMENT OF CHANGES IN EQUITY In several of the Group’s wine companies, there are managing directors with non - controlling interests. Most of these managing directors have put options associated with their ownership, which they can exercise at a certain point of time in the future. Although the Group does not have control of the shares at the end of the reporting period, the Group also does not control the possible exercise of the put - option. Because of this, these non - controlling interests where the managing director have put - options related to their shares, are recognized as though they are owned by the Group. The presented remaining non - controlling interest in the equity is non - controlling interests where there are no put - options associated. From Q2 2020, the Group has made a change regarding presentation of the non - controlling interests’ share of profit, where also the profit shown in the statement of income relates only to the non - controlling interests’ where there are no put options associated. The comparative figures for the former periods are also changed. MNOK 30.06.2020 30.06.2019 Statement of changes in equity N o t e Attributed to equity holders of the parent c o m p a ny N on - c on t r o lli ng i n t e r e s t T o t a l e qu i t y Attributed to equity holders of the parent c o m p a ny N on - c on t r o lli ng i n t e r e s t T o t a l e qu i t y Equity 1 January 1 658.3 3 .9 1 662.2 1 651.1 3 .0 1 654.0 Total comprehensive income for the period 191 . 5 1 . 4 193 . 0 - 15 . 4 - 0 . 1 - 15 . 5 Dividends - 113 . 8 0 . 0 - 113 . 8 - 115 . 9 0 . 0 - 115 . 9 Re - purchase of own shares 0 . 0 0 . 0 0 .0 - 1 . 3 0 . 0 - 1 .3 Sharebased payments 10 , 1 1 2 . 5 0 . 0 2 .5 - 0 . 1 0 . 0 - 0 .1 Change in non - controlling interest - 1 . 7 - 0 . 7 - 2 .4 0 . 0 0 . 1 0 .1 Equity at the end of period 1 736.8 4 .6 1 741.4 1 518.4 3 .0 1 521.3

2 nd quarter, 2020 Arcus ASA 18 CONDENSED STATEMENT OF CASHFLOW M N O K Full Year Second quarter Year to date N o t e 2020 2019 2020 2019 2019 Pre - tax profit 53 . 7 21 . 7 108 . 0 10 . 7 172 . 5 Depreciation and amortisations 5,6 31 . 5 26 . 5 62 . 9 53 . 2 119 . 6 Received dividend from associated companies 0 . 0 0 . 4 1 . 0 0 . 4 0 . 4 Net interest in period 19 . 4 27 . 5 46 . 0 53 . 3 97 . 5 Other items without cash effect 6 . 9 - 2 . 7 11 . 9 - 8 . 9 - 6 . 3 Change in inventories - 50 . 3 - 7 . 5 - 96 . 4 - 55 . 0 - 45 . 5 Change in receivables 221 . 8 - 153 . 3 223 . 4 175 . 0 - 38 . 9 Change in payables 245 . 4 100 . 6 184 . 4 - 340 . 7 27 . 4 Cash flow from operating activities before tax 528 . 4 13 . 2 541 . 2 - 111 . 9 326 . 7 Tax paid - 10 . 0 - 10 . 0 - 21 . 9 - 19 . 5 - 34 . 9 Cash flow from operating activities 518 . 4 3 .2 519 . 2 - 131 . 4 291 . 8 Proceeds from sale of tangible & intangible fixed assets 0 . 0 0 . 0 0 . 1 0 . 0 0 . 1 Payments on acquisition of tangible & intangible fixed assets 5,6 - 4 . 4 - 4 . 8 - 20 . 1 - 7 . 2 - 20 . 0 Payments on acquisition of Brands 6 0 . 0 0 . 0 0 . 0 0 . 0 - 0 . 3 Payments on acquisition of operations 0 . 0 0 . 0 0 . 0 0 . 0 - 50 . 7 Other investments - 4 . 3 0 . 0 - 4 . 3 0 . 0 0 . 0 Cash flows from investment activities - 8 .7 - 4 .8 - 24 . 4 - 7 .2 - 70 . 8 Payments - co - investment program 7.12 0 . 0 0 . 0 0 . 0 - 2 . 1 - 2 . 1 New debt to financial institutions 8 0 . 0 0 . 0 - 2 . 5 0 . 0 0 . 0 Repayment debt to financial institutions 8 - 17 . 6 - 12 . 0 - 35 . 2 - 24 . 0 - 66 . 2 Change other long term loans 0 . 1 0 . 0 0 . 1 1 . 0 1 . 0 Interest paid in period - 19 . 3 - 27 . 4 - 45 . 9 - 53 . 2 - 97 . 3 Paid dividend and Group contributions - 0 . 9 - 114 . 7 - 0 . 9 - 115 . 9 - 116 . 2 Other financing payments 0 . 0 0 . 0 0 . 0 - 3 . 7 - 2 . 9 Cash flow from financing activities - 37 . 7 - 154 . 1 - 84 . 4 - 197 . 9 - 283 . 7 Cash flow from discontinued operations 0 . 0 0 . 0 0 . 0 0 . 0 0 . 0 Total cash flow 472 . 0 - 155 . 7 410 . 5 - 336 . 5 - 62 . 7 Holdings of cash and cash equivalents at the beginning of period 206 . 0 79 . 9 205 . 0 282 . 6 282 . 6 Effect of exchange rate changes on cash and cash equivalents - 2 . 9 - 6 . 1 59 . 6 - 28 . 0 - 14 . 8 Holdings of cash and cash equivalents at the end of period 675 . 1 - 81 . 9 675 . 1 - 81 . 9 205 . 0 Specification of cash and cash equivalents at the end of the period Cash and cash equivalents at the end of the period 675 . 1 98 . 5 675 . 1 98 . 5 205 . 0 Overdraft cashpool system at the end of the period 0 . 0 - 180 . 4 0 . 0 - 180 . 4 0 . 0 Holdings of cash and cash equivalents at the end of period 675 . 1 - 81 . 9 675 . 1 - 81 . 9 205 . 0

2 nd quarter, 2020 Arcus ASA 19 Notes NOTE 1 ACCOUNTING PRINCIPLES The Group’s condensed interim financial statements are prepared according to IAS 34 Interim Financial Reporting. The interim reporting does not include all information that is normally prepared in a full annual financial statement and should be read in conjunction with the Group’s annual financial statement as at December 31 st 2019. The Board approved the consolidated financial statement for the year 2019 on April 29 th 2020. The accounting principles used in the Group’s interim reporting are consistent with the principles presented in the approved financial statement for 2019. There are no significant effects from adoption of new standards effective as of January 1 st 2020. The Group has not voluntarily adopted any other standard that has been issued but is not yet mandatory. EUR average rate Income statement items 10 . 756 2 9 . 733 2 9 . 854 0 EUR closing rate Balance sheet items 10 . 930 2 9 . 684 2 9 . 880 7 SEK average rate Income statement items 1 . 008 3 0 . 925 6 0 . 930 8 SEK closing rate Balance sheet items 1 . 040 5 0 . 917 8 0 . 942 6 DKK average rate Income statement items 1 . 440 7 1 . 303 8 1 . 319 8 DKK closing rate Balance sheet items 1 . 467 0 1 . 297 3 1 . 322 8 As of June 30 th 2020, the following exchange rates have been used in translation of income and financial position figures from subsidiaries with functional currency other than NOK: Exchange rates Year to date Year end 202 0 201 9 201 9

2 nd quarter, 2020 Arcus ASA 20 1) DFTR; Duty Free Travel Retail NOTE 2 REVENUES The following table present the Group’s total external revenues by market: Group MNOK Second quarter Year to date Full Year Total operating revenues 2020 2019 2020 2019 2019 Norway 361 . 8 269 . 7 633 . 6 489 . 9 1 124.7 Sweden 289 . 1 296 . 2 525 . 8 533 . 0 1 074.9 Denmark 27 . 6 32 . 4 60 . 2 60 . 5 156 . 0 Finland 75 . 4 58 . 8 122 . 6 99 . 6 227 . 7 Germany 11 . 7 8 . 9 15 . 8 13 . 2 56 . 9 USA 1 . 3 1 . 0 2 . 4 2 . 1 4 . 6 DFTR 1) - 0 . 2 30 . 3 16 . 4 50 . 7 111 . 7 Other 0 . 5 0 . 6 1 . 5 1 . 2 6 . 3 Total operating revenues 767 . 2 698 . 0 1 378.3 1 250.1 2 762.8 Logistics MNOK Second quarter Year to date Full Year The following tables present the segments’ total external and internal revenues by market: Spirits MNOK Second quarter Year to date Full Year Wine MNOK Second quarter Year to date Full Year Total operating revenues 2020 2019 2020 2019 2019 Norway 135 . 3 97 . 7 236 . 1 183 . 1 463 . 1 Sweden 48 . 2 36 . 2 84 . 3 65 . 1 142 . 2 Denmark 27 . 2 32 . 0 59 . 3 59 . 7 153 . 5 Finland 13 . 2 10 . 1 23 . 0 18 . 8 46 . 3 Germany 11 . 7 8 . 9 15 . 8 13 . 2 56 . 9 USA 1 . 3 1 . 0 2 . 4 2 . 1 4 . 6 DFTR 1) 0 . 0 27 . 9 14 . 6 46 . 6 102 . 7 Other 0 . 5 0 . 6 1 . 5 1 . 2 6 . 3 Total operating revenues 237 . 3 214 . 4 437 . 0 389 . 7 975 . 6 Total operating revenues 2020 2019 2020 2019 2019 Norway 202 . 3 128 . 0 345 . 0 233 . 3 510 . 5 Sweden 233 . 4 252 . 1 428 . 4 453 . 9 904 . 0 Finland 61 . 2 48 . 0 98 . 2 80 . 1 179 . 6 DFTR 1) - 0 . 2 2 . 4 1 . 7 4 . 2 9 . 1 Total operating revenues 497 . 4 430 . 6 874 . 8 771 . 7 1 603.4 Total operating revenues 2020 2019 2020 2019 2019 Norway 90 . 5 81 . 7 168 . 1 150 . 2 328 . 1 Total operating revenues 90 . 5 81 . 7 168 . 1 150 . 2 328 . 1

2 nd quarter, 2020 Arcus ASA 21 Logistics MNOK Second quarter Year to date Full Year Other MNOK Second quarter Year to date Full Year Wine MNOK Second quarter Year to date Full Year NOTE 3 OTHER INCOME AND EXPENSES Other income and expenses comprises significant positive and negative non - recurring items and restructuring costs. The main purpose of this item is to show these significant non - recurring and non - periodic items, so that the development and comparability of the ordinary items presented in the statement of income are more relevant for the activities. Other income and expenses during Q2 are mainly related to various business development projects and termination payment agreements. Group MNOK Second quarter Year to date Full Year Spirits MNOK Second quarter Year to date Full Year Other income and expenses 2020 2019 2020 2019 2019 Salary & personnel cost Other operating expenses - 4 . 4 - 13 . 9 - 7 . 0 - 4 . 5 - 4 . 4 - 13 . 8 - 8.5 - 9.1 - 4.5 - 10.6 Other income and expenses - 18.3 - 11.5 - 18.2 - 13.0 - 19.7 Other income and expenses 2020 2019 2020 2019 2019 Salary & personnel cost Other operating expenses - 1 . 0 - 0 . 4 0 . 0 - 0 . 8 - 1 . 0 - 0 . 7 - 0.1 - 0.7 - 0.8 - 1.3 Other income and expenses - 1 .4 - 0 .8 - 1 .7 - 1.0 - 2.0 Other income and expenses 2020 2019 2020 2019 2019 Salary & personnel cost Other operating expenses - 3 . 3 - 0 . 8 - 5 . 7 - 1 . 0 - 3 . 3 - 1 . 1 - 6.1 - 6.5 - 1.0 - 2.3 Other income and expenses - 4 .0 - 6 .7 - 4 .3 - 7.2 - 8.8 Other income and expenses 2020 2019 2020 2019 2019 Salary & personnel cost Other operating expenses 0 . 0 0 . 0 - 1 . 3 0 . 0 0 . 0 0 . 0 - 1.2 - 1.2 0.0 - 0.4 Other income and expenses 0 .0 - 1 .3 0 .0 - 1.2 - 1.6 Other income and expenses 2020 2019 2020 2019 2019 Salary & personnel cost Other operating expenses - 0 . 1 - 12 . 7 0 . 0 - 2 . 6 - 0 . 1 - 12 . 0 - 1.1 - 0.7 - 2.6 - 6.6 Other income and expenses - 12.8 - 2 .6 - 12.1 - 3.7 - 7.3

2 nd quarter, 2020 Arcus ASA 22 NOTE 4 SEGMENT INFORMATION M N O K Full Year M N O K Full Year M N O K Full Year M N O K Full Year M N O K Full Year M N O K Full Year Second quarter Year to date Second quarter Year to date Second quarter Year to date Year to date Second quarter Year to date Second quarter Year to date Second quarter External sales 2020 2019 2020 2019 2019 Spirits 175 . 6 179 . 2 329 . 1 318 . 5 811 . 9 Wine 493 . 4 424 . 7 859 . 8 761 . 1 1 574.1 Logistics 79 . 2 70 . 5 145 . 3 128 . 2 283 . 0 Other 10 . 9 11 . 2 20 . 0 19 . 7 41 . 4 Total external sales 759 . 0 685 . 5 1 354.1 1 227.5 2 710.4 Sales between segments 2020 2019 2020 2019 2019 Spirits 0 . 0 0 . 0 0 . 0 - 0 . 8 - 0 . 3 Wine 1 . 0 0 . 4 2 . 2 0 . 7 3 . 7 Logistics 2 . 9 2 . 6 5 . 5 5 . 2 10 . 6 Eliminations - 3 . 9 - 3 . 0 - 7 . 7 - 5 . 1 - 14 . 0 Total sales revenue between segments 0 .0 0 .0 0 .0 0 .0 0 .0 External other revenue 2020 2019 2020 2019 2019 Spirits 0 . 9 2 . 2 3 . 1 3 . 9 9 . 7 Wine 1 . 4 3 . 9 9 . 7 6 . 8 19 . 9 Logistics 5 . 2 5 . 6 10 . 3 10 . 7 20 . 2 Other 0 . 6 0 . 7 1 . 1 1 . 2 2 . 6 Total external other revenue 8 .1 12 . 4 24 . 2 22 . 6 52 . 4 Other revenue between segments 2020 2019 2020 2019 2019 Spirits 60 . 8 33 . 0 104 . 9 68 . 1 154 . 3 Wine 1 . 6 1 . 6 3 . 0 3 . 1 5 . 7 Logistics 3 . 3 3 . 1 7 . 0 6 . 1 14 . 3 Other 45 . 3 44 . 4 90 . 4 88 . 4 176 . 8 Eliminations - 111 . 0 - 82 . 0 - 205 . 3 - 165 . 7 - 351 . 1 Total other revenue between segments 0 .0 0 .0 0 .0 0 .0 0 .0 EBITDA 2020 2019 2020 2019 2019 Spirits 29 . 1 20 . 3 47 . 6 30 . 1 146 . 9 Wine 62 . 6 36 . 8 98 . 9 63 . 6 161 . 1 Logistics 4 . 9 0 . 8 3 . 2 - 1 . 4 13 . 8 Other - 19 . 5 - 9 . 9 - 29 . 7 - 23 . 2 - 37 . 1 Eliminations 23 . 9 23 . 1 47 . 8 46 . 5 92 . 7 Total EBITDA 101 . 0 71 . 1 167 . 7 115 . 7 377 . 3 EBIT 2020 2019 2020 2019 2019 Spirits 22 . 8 14 . 0 35 . 0 17 . 6 121 . 6 Wine 60 . 5 36 . 1 94 . 8 62 . 1 158 . 0 Logistics 1 . 9 - 1 . 9 - 2 . 8 - 6 . 9 2 . 4 Other - 20 . 9 - 11 . 4 - 32 . 4 - 26 . 3 - 43 . 1 Eliminations 5 . 1 7 . 9 10 . 2 15 . 9 18 . 8 Total EBIT 69 . 5 44 . 7 104 . 9 62 . 4 257 . 8

2 nd quarter, 2020 Arcus ASA 23 NOTE 5 FIXED ASSETS The table above includes both tangible fixed assets and rights of use assets. M N O K Full Year Second quarter Year to date Total comprehensive income for the year 2020 2019 2020 2019 2019 Spirits - 39 . 0 8 . 7 151 . 0 - 22 . 7 74 . 7 Wine 44 . 5 26 . 0 89 . 6 44 . 7 113 . 8 Logistics 3 . 1 - 1 . 5 - 2 . 0 - 5 . 1 2 . 5 Other - 16 . 2 - 10 . 9 - 31 . 1 - 22 . 9 - 42 . 8 Eliminations - 7 . 6 - 5 . 3 - 14 . 5 - 9 . 4 - 21 . 4 Total comprehensive income for the year - 15 . 1 17 . 0 193 . 0 - 15 . 5 126 . 7 M N O K Full Year Second quarter Year to date Fixed Assets 2020 2019 2020 2019 2019 Purchase cost at beginning of period Additions tangible fixed assets Additions user rights through lease Transferred from assets under construction Value changes Reclassifications Purchase price, disposed assets Translation differences 1 888.7 4 . 4 0 . 0 0 . 0 0 . 0 0 . 0 - 4 . 1 - 2 . 4 1 578.1 1 863.1 20 . 1 0 . 3 0 . 0 0 . 0 0 . 0 - 4 . 1 7 . 1 658.0 6.1 920.1 - 0.3 0.0 - 0.4 - 4.8 - 1.0 658.0 19.1 1 185.0 - 0.3 16.3 - 0.3 - 14.6 - 0.1 4 . 0 - 0 . 4 - 0 . 3 0 . 0 - 3 . 6 - 0 . 1 Purchase cost at end of period 1 886.6 1 577.7 1 886.6 1 577.7 1 863.1 Accumulated depreciation at beginning of period Accumulated depreciation, disposed assets Ordinary depreciation in period Reclassifications Translation differences - 461 . 7 4 . 1 - 27 . 3 0 . 0 0 . 5 - 363 . 2 3 . 5 - 22 . 5 0 . 0 0 . 2 - 431 . 9 4 . 1 - 54 . 6 0 . 0 - 2 . 1 - 342.2 4.7 - 45.6 0.4 0.6 - 342 . 2 14 . 5 - 104 . 7 0 . 3 0 . 2 Accumulated depreciation at end of period - 484 . 4 - 382 . 1 - 484 . 4 - 382 . 1 - 431 . 9 Book Value at end of period 1 402.1 1 195.6 1 402.1 1 195.6 1 431.2 Specification of split tangible fixed assets and rights of use assets M N O K Full Year Specification of fixed assets per asset category M N O K Full Year Second quarter Year to date Second quarter Year to date Fixed Assets 2020 2019 2020 2019 2019 Tangible fixed assets Right of Use assets 162.9 1 239.2 149.0 1 046.6 162.9 1 239.2 149.0 152.0 1 046.6 1 279.3 Book value at end of period 1 402.1 1 195.6 1 402.1 1 195.6 1 431.2 Fixed Assets 2020 2019 2020 2019 2019 Land, buildings and other real estate 1 078.3 886 . 0 1 078.3 886 . 0 1 107.2 Machinery and equipment 253 . 3 285 . 6 253 . 3 285 . 6 293 . 4 Transport & Vehicles 27 . 4 0 . 0 27 . 4 0 . 0 0 . 0 Fixtures and fittings, tools, office equipment etc. 13 . 0 18 . 7 13 . 0 18 . 7 16 . 9 Assets under construction 30 . 1 5 . 4 30 . 1 5 . 4 13 . 6 Book Value at end of period 1 402.1 1 195.6 1 402.1 1 195.6 1 431.2

2 nd quarter, 2020 Arcus ASA 24 NOTE 6 INTANGIBLE ASSETS NOTE 7 LIABILITIES AT FAIR VALUE THROUGH PROFIT AND LOSS Liabilities at fair value through profit and loss consist of put options regarding minority shares in companies included in the Wine business, held by non - controlling interests. M N O K Full Year Year to date Specificati o n o f intangible assets MNOK Second quarter Year to date Full Year Second quarter Intangible assets 2020 2019 2020 2019 2019 Purchase cost at beginning of period 2 289.8 2 046.7 2 128.2 2 074.1 2 074.1 Addition of intangible assets 0 . 0 0 . 8 0 . 0 1 . 1 1 . 5 Aquistion of business 0 . 0 0 . 0 0 . 0 0 . 0 61 . 5 Transferred from assets under construction 0 . 0 0 . 3 0 . 0 0 . 3 0 . 3 Translation differences - 52 . 5 - 1 . 7 109 . 1 - 29 . 3 - 9 . 3 Purchase cost at end of period 2 237.3 2 046.2 2 237.3 2 046.2 2 128.2 Acc. depreciation and amortizations at beginning of period - 209 . 7 - 193 . 9 - 205 . 0 - 190 . 2 - 190 . 2 Depreciation in period - 1 . 4 - 1 . 8 - 2 . 8 - 3 . 7 - 7 . 2 Amortisations in period - 2 . 7 - 1 . 9 - 5 . 4 - 3 . 9 - 7 . 7 Translation differences 0 . 1 - 0 . 1 - 0 . 5 0 . 1 0 . 0 Acc. depreciation and amortizations at end of period - 213 . 8 - 197 . 7 - 213 . 8 - 197 . 7 - 205 . 0 Book Value at end of period 2 023.6 1 848.5 2 023.6 1 848.5 1 923.2 Intangible assets 2020 2019 2020 2019 2019 Goodwill 1 105.9 1 025.3 1 105.9 1 025.3 1 048.2 Brands 899 . 1 798 . 9 899 . 1 798 . 9 854 . 0 Software 18 . 6 24 . 2 18 . 6 24 . 2 21 . 0 Book Value at end of period 2 023.6 1 848.5 2 023.6 1 848.5 1 923.2 M N O K Full Year Second quarter Year to date Liabilities at fair value through profit and loss 2020 2019 2020 2019 2019 Book value at beginning of period 59 . 6 69 . 8 69 . 3 74 . 2 74 . 2 Paid during period - 2 . 1 0 . 0 - 2 . 1 0 . 0 0 . 0 Changes in value during period 1 . 6 - 1 . 2 - 12 . 9 - 3 . 2 - 3 . 4 Interest during period 0 . 1 0 . 0 0 . 1 0 . 1 0 . 2 Translation differences 0 . 8 - 0 . 7 5 . 4 - 3 . 1 - 1 . 7 Book value at end of period 59 . 8 68 . 0 59 . 8 68 . 0 69 . 3 From this; Current liability 0 . 0 0 . 0 0 . 0 0 . 0 0 . 0 Non - current liability 59 . 8 68 . 0 59 . 8 68 . 0 69 . 3 Total liabilities through profit and loss 59 . 8 68 . 0 59 . 8 68 . 0 69 . 3

2 nd quarter, 2020 Arcus ASA 25 The Group’s overdraft facility at SEB has during the quarter been increased from 600 MNOK to 800 MNOK to provide additional liquidity reserves during the potentially volatile situation caused by the COVID - 19. The due date on the group’s term loan has also been extended by one year to 24 October 2022. NOTE 8 INTEREST BEARING DEBT Interest bearing liabilities, including leasing M N O K Full Year Second quarter Year to date Interest bearing debt 2020 2019 2020 2019 2019 Debt at beginning of period New debt in period Value changes Repayments in period Debt to creditinstitutions in purchased business Translation differences 2 074.6 0 . 0 0 . 0 - 17 . 7 0 . 0 - 1 . 1 1 774.7 2 012.2 0 . 3 0 . 0 - 35 . 1 0 . 0 78 . 5 897.8 897.8 920.3 1 185.4 0.0 16.3 - 24.1 - 66.2 0.0 0.0 - 40.4 - 21.1 0 . 0 0 . 0 0 . 0 - 12 . 0 - 9 . 1 Interest bearing debt at end of period 2 055.8 1 753.6 2 055.8 1 753.6 2 012.2 Capitalized borrowing costs at beginning of period Capitalized borrowing costs during period Amortized borrowing costs during period Translation differences - 5 . 2 - 2 . 5 0 . 5 2 . 4 - 4 . 3 0 . 0 0 . 4 0 . 0 - 3 . 1 - 2 . 5 1 . 0 - 0 . 2 - 4.8 - 4.8 0.0 0.0 0.8 1.6 0.1 0.1 Capitalized borrowing costs at end of period - 4 .8 - 3 .9 - 4 .8 - 3 . 9 - 3 .1 Book value interest bearing debt at end of period 2 050.9 1 749.7 2 050.9 1 749.7 2 009.0 The table above includes both liabilities to financial institutions and lease obligations. Specification of split liabilities to financial institutions and lease obligations M N O K Full Year Current interest bearing, including leasing and bank overdraft: M N O K Full Year Second quarter Second quarter Year to date Year to date Interest bearing liabilities 2020 2019 2020 2019 2019 Liabilities to financial institutions Lease obligations 775.5 1 275.4 684.5 1 065.2 775.5 1 275.4 684.5 703.8 1 065.2 1 305.2 Book value interest bearing debt at end of period 2 050.9 1 749.7 2 050.9 1 749.7 2 009.0 Interest bearing liabilities 2020 2019 2020 2019 2019 Current portion of non - current loans 0 . 0 0 . 0 0 . 0 0 . 0 0 . 0 Current portion of non - current lease obligations 71 . 9 48 . 8 71 . 9 48 . 8 154 . 2 Bank overdraft 0 . 0 180 . 4 0 . 0 180 . 4 0 . 0 Current interest bearing liabilities at end of period 71 . 9 229 . 2 71 . 9 229 . 2 154 . 2

2 nd quarter, 2020 Arcus ASA 26 NOTE 9 TRANSACTIONS WITH RELATED PARTIES In addition to subsidiaries and associated companies, the Group’s related parties are defined as the owners, all members of the Board of Directors and Group senior management, as well as companies in which any of these parties have either controlling interests, board appointments or are senior staff. All transactions with related parties that are not eliminated in the Group accounts are presented below: Sale and purchase transactions with related parties M N O K Full Year M N O K Full Year Second quarter Year to date Second quarter Year to date Purchase of goods and services 2020 2019 2020 2019 2019 Tiffon SA Hoff SA 9 . 9 6 . 1 12 . 5 6 . 0 26.7 10.5 30.2 57.5 11.9 21.0 Total purchase transactions 16 . 0 18 . 6 37.2 42.1 78.5 Sale of goods and services 2020 2019 2020 2019 2019 Tiffon SA 0 . 0 0 . 0 1 . 9 0 . 0 1 . 2 Total sale transactions 0 .0 0 .0 1 .9 0 . 0 1 .2 Receivables and debt at end of period MNOK Current receivables from related parties 30 . 06 . 202 0 30 . 06 . 201 9 31 . 12 . 201 9 Tiffon SA 0 . 0 0 . 4 0 . 0 Total current receivables from related parties 0 .0 0 .4 0 .0 MNOK Non - current receivables from related parties 30 . 06 . 202 0 30 . 06 . 201 9 31 . 12 . 201 9 Smakeappen AS 0 . 5 0 . 0 0 . 5 Total non - current receivables from related parties 0 .5 0 .0 0 .5 MNOK Current debt to related parties 30 . 06 . 202 0 30 . 06 . 201 9 31 . 12 . 201 9 Tiffon SA Hoff SA 1 . 5 2 . 7 5 . 0 1 . 4 4 . 4 0 . 5 Total current debt to related parties 4 .2 6 .4 4 .9

2 nd quarter, 2020 Arcus ASA 27 NOTE 10 FINANCIAL INSTRUMENTS There has not been any transfers of financial assets or liabilities between levels during the period. M N O K F i n a n c i a l i n s t r u me n t s a t f a i r v a l ue F i n a n c i a l through instruments profit and at amortized l o s s c o s t F i n a n c i a l i n s t r u me n t s at fair value through OCI Total book value at end of period Assets Total financial assets as of second quarter 2019 0 .0 1 245.3 0 .0 1 245.3 Liabilities Total financial liabilities as of second quarter 2019 68 . 4 2 268.3 0 .0 2 336.7 Other investments in shares 0 . 0 0 . 0 0 . 3 0 .3 Other long term receivables 0 . 0 0 . 5 0 . 0 0 .5 Accounts receivables 0 . 0 1 047.4 0 . 0 1 047.4 Other receivables 1) 0 . 1 62 . 5 0 . 0 62 . 6 Cash and cash equivalents 0 . 0 675 . 1 0 . 0 675 . 1 Total financial assets as of second quarter 2020 0 .1 1 785.5 0 .3 1 785.9 Liabilities to financial institutions 0 . 0 775 . 5 0 . 0 775 . 5 Leasing commitments 0 . 0 1 275.4 0 . 0 1 275.4 Liabilities at fair value through profit and loss 59 . 8 0 . 0 0 . 0 59 . 8 Other non - current term debt 0 . 0 0 . 2 0 . 0 0 .2 Accounts payable 0 . 0 665 . 4 0 . 0 665 . 4 Other current debt 2) 0 . 0 16 . 6 0 . 0 16 . 6 Total financial liabilities as of second quarter 2020 59 . 8 2 733.1 0 .0 2 792.9 1) Prepayments are not defined as financial assets according to IFRS, and hence not included in the figures. 2) Accrued costs and public taxes are not defined as fincanial liabilities according to IFRS, and hence not included in the figures. Fair value hierarchy Assets MNOK Level 1 Level 2 Level 3 Book Value Liabilities MNOK Level 1 Level 2 Level 3 Book Value Currency derivatives 0 . 0 0.1 0.0 0 .1 Total financial assets 0 .0 0.1 0.0 0 .1 Liabilities at fair value through profit and loss Currency derivates 0.0 0.0 0.0 0.0 59.8 0.0 59.8 0.0 Total financial liabilities 0.0 0.0 59.8 59.8

2 nd quarter, 2020 Arcus ASA 28 At the end of the period, liabilities measured at fair value, categorized at level 3 in the fair value hierarchy is related t o p ut - options held by non - controlling interests in wine companies in Norway and Sweden. The liabilities for these put - options are estimated on the basis of pricing mechanisms that underlie the shareholder agreements, discounted to the balance sheet date. The main parameters of price mechanisms share value development measured by EBIT (earnings) until the estimated due date, multiplied by a marketbased multiple. As a basis for EBIT, the Group's budgets and long term plans towards expected maturity date is used. NOTE 11 OPTIONS The Group has an option programme for senior Group Executives and a few other key personell. During Q2, the General Meeting granted 2,508,879 new options in this programme. The table below show outstanding options from 2018, 2019 and 2020. As of end of Q2 2020, the Group Excecutive Management holds 3,973,286 options. The share options have a vesting period of three years and the options can be exercised during the next two years. The options will expire after five years. Changes in outstanding options are shown in the table below; Changes financial liabilities, level 3 M N O K Full Year Second quarter Year to date 2020 2019 2020 2019 2019 Financial liabilities, level 3, at beginning of period 59 . 6 69 . 8 69 . 3 74 . 2 74 . 2 Fair value at the first time of recognition 0 . 0 0 . 0 0 . 0 0 . 0 0 . 0 Paid during the period - 2 . 1 0 . 0 - 2 . 1 0 . 0 0 . 0 Changes in value during the period 1 . 6 - 1 . 2 - 12 . 9 - 3 . 2 - 3 . 4 Interest during period 0 . 1 0 . 0 0 . 1 0 . 1 0 . 2 Translation differences 0 . 8 - 0 . 7 5 . 4 - 3 . 1 - 1 . 7 Financial liabilities, level 3 at end of period 59 . 8 68 . 0 59 . 8 68 . 0 69 . 3 Number of options Full Year Second quarter Year to date 2020 2019 2020 2019 2019 Change in number of options: Outstanding options beginning of period 3 095 893 2 050 660 3 095 893 2 417 500 2 417 500 Issued during period 2 508 879 2 195 086 2 508 879 2 195 086 2 195 086 Forfeited during the period 0 0 0 - 366 840 - 1 516 693 Outstanding options end of period 5 604 772 4 245 746 5 604 772 4 245 746 3 095 893 Option calculation assumptions: Options #2020 Options #2019 Options #2018 June 10th April 11th April 11th Grant date 2020 2019 2018 Total outstanding options at end of period: 2 508 879 2 033 802 1 062 091 Vesting period - Start June 2020 April 2019 April 2018 Vesting period - End June 2023 April 2022 April 2021 Redemption period - Start June 2023 April 2022 April 2021 Redemption period - End June 2025 April 2024 April 2023 Share price on the allocation date N O K 41 , 0 0 38 , 8 0 43 , 7 0 Share price on the balance sheet date N O K 39 , 0 0 39 , 0 0 39 , 0 0 Redemption price - minimum N O K 39 , 0 2 40 , 5 2 45 , 2 2 Redemption price - maximum N O K 123 , 0 0 116 , 4 0 131 , 1 0 Risk - free interest rate % 0,31% 0,31% 0,18 % Volatility % 20,0% 20,0% 20,0 % Expected dividend % 3,9% 3,9% 3,9%

2 nd quarter, 2020 Arcus ASA 29 NOTE 12 FINANCIAL INCOME AND EXPENSES NOTE 13 OTHER EVENTS Events after the close of Q2 2020 COVID - 19 During the first half of 2020, Arcus was affected by the global medical and financial crisis following COVID - 19. Arcus experienced the first effects from the COVID - 19 in March 2020. Even though Q2 is the first full quarter affected by the COVID - 19 the results are better than prognosed in the beginning of the crisis. It is still too early to predict how severely the pandemic will affect the various business areas in a medium - and long - term perspective. Arcus has made use of certain relief and support measures available from governments in different territories to mitigate the effects of COVID - 19. Such measures primarily relate to reduced social security contributions, reimbursement of salaries to employees on sick leave or temporarily laid off and delays in payment terms of taxes and other levies. In Q2 Arcus successfully increased the overdraft facility with SEB for general corporate purposes with maturity October 2022, see note 8 for further information. COVID - 19 is identified as an impairment indicator for certain cash generating units (CGUs) in Spirits, and management has estimated the recoverable amount and compared this to the carrying amount for the relevant CGUs. There is an increased uncertainty about the future performance due to COVID - 19 and which increases the sensitivity of the assumptions applied in the impairment assessment. Management has based its current estimates of future cash flows on the expectation that the businesses will normalize from COVID - 19 around the beginning of 2021 and the discount rates are based on an expected stabilization of volatility, risk premiums and interest rates at levels prior to the COVID - 19 outbreak. However, management believes it is still too early to predict the full impact that COVID - 19 will have on the business and financial markets as the situation is still developing and hence there is a high degree of uncertainty associated with these assumptions. Based on the impairment tests performed, no impairment is identified in the first half of 2020 . Depending on the duration of the COVID - 19 , and to what extent the business is affected in the medium to long term perspective, it may have an impact on assumptions applied for calculating the recoverable amount for fixed and intangible assets, including goodwill . During the first half year of 2020 Arcus has been following potential credit loss cases closely and have to some extent also reassessed the loss rates to be applied when estimating provisions for expected credit loss. Arcus does not expect losses on trade receivables to increase significantly. Possible merger between Vectura and Cuveco An agreement on the possible merger between Vectura and Cuveco has not yet been reached at the end of Q2 2020. Arbitration tribunal regarding breach of competion clause At the Stockholm Chamber of Commerce, an arbitration tribunal has ruled that former employee Stefan Stjärnström breached the competition clause in his employment contract with Vinunic. Stjärnström will have to repay his severance pay, M N O K Full Year Second quarter Year to date 2020 2019 2020 2019 2019 Interest income 3 . 2 4 . 8 10 . 2 8 . 7 22 . 5 Other financial income 6 . 5 2 . 2 43 . 1 3 . 2 3 . 4 Total financial income 9 .7 7 .1 53 . 2 11 . 8 25 . 9 Interest cost Other financial expenses - 18 . 6 - 6 . 9 - 27 . 9 - 2 . 2 - 44 . 2 - 5 . 9 - 53.7 - 9.9 - 94.1 - 17.0 Total financial expenses - 25 . 6 - 30 . 0 - 50 . 1 - 63 . 5 - 111 . 2 Net financial profit/loss - 15 . 8 - 23 . 0 3 .1 - 51 . 7 - 85 . 3

2 nd quarter, 2020 Arcus ASA 30 in addition to Vinunic’s legal fees and own costs (see “Other information” for background and further information). The repayment is not material in accounting terms and will be accounted for during Q3 2020. Other No other significant events have occurred between the close of Q2 and the date on which Arcus’s interim financial statements for Q2 2020 were approved. This applies to events that would have provided knowledge of factors present at the close of Q2 2020, or events concerning matters that have arisen since the close of Q2 2020.

2 nd quarter, 2020 Arcus ASA 31 Other income and expenses To provide more information in the Group’s consolidated income statement, significant positive and negative non - recurring items and restructuring costs are separated out to a separate line in the statement of income called other income and expenses. Other income and expenses are presented net on this income statement line. See also detailed specifications of what these items include in note 3 relating to the individual line items. Logistics MNOK Second quarter Year to date Full Year Alternative Performance Measures (APM) In the discussion of the reported operating results, financial position, cash flows and notes, the Group refers to certain alternative performance measures (APM), which are not defined by generally accepted accounting principles (GAAP) such as IFRS. Arcus ASA management makes regular use of these alternative performance measures and is of the opinion that this information, along with comparable GAAP measures, is useful to investors who wish to evaluate the company’s operating performance, ability to repay debt and capability to pursue new business opportunities. Such alternative performance measures should not be viewed in isolation or as an alternative to the equivalent GAAP measure. Gross Profit Gross profit is defined by Arcus ASA as total operating revenue minus the cost of goods sold. Gross margin = Gross profit / Total revenue G roup MNOK Second quarter Year to date Full Year Spir i ts MNOK Second quarter Year to date Full Year Wine MNOK Second quarter Year to date Full Year 2020 2019 2020 2019 2019 Total operating revenues Cost of goods 767.2 - 450.4 698.0 - 417.4 1 378.3 - 800.0 1 250.1 2 762.8 - 731.9 - 1 601.1 Gross Profit 316.8 280.6 578.3 518.2 1 161.7 2020 2019 2020 2019 2019 Total operating revenues Cost of goods 237.3 - 124.5 214.4 - 108.8 437.0 - 224.6 389.7 975.6 - 190.6 - 491.3 Gross Profit 112.8 105.6 212.4 199.1 484.3 2020 2019 2020 2019 2019 Total operating revenues Cost of goods 497.4 - 379.7 430.6 - 333.5 874.8 - 668.3 771.7 1 603.4 - 596.0 - 1 238.3 Gross Profit 117.8 97 . 1 206.5 175.7 365.1 2020 2019 2020 2019 2019 Total operating revenues Cost of goods 90 . 5 0 . 0 81 . 7 0 . 0 168 . 1 0 . 0 150.2 328.1 0.0 0.0 Gross Profit 90 . 5 81 . 7 168.1 150.2 328.1

2 nd quarter, 2020 Arcus ASA 32 Logistics MNOK Second quarter Year to date Full Year Parent Company MNOK Second quarter Year to date Full Year EBITDA and EBITDA Adjusted EBITDA is defined by Arcus ASA as operating profit before depreciation, write down and amortisation. EBITDA adjusted is defined by Arcus ASA as operating profit before depreciation, amortisation and other income and expenses. EBITDA - margin = EBITDA/Total operating revenue EBITDA - margin adjusted = EBITDA adjusted /Total operating revenue Below is a reconciliation from EBIT to EBITDA adjusted: G roup MNOK Second quarter Year to date Full Year Spir i ts MNOK Second quarter Year to date Full Year Wine MNOK Second quarter Year to date Full Year EBITDA adjusted 2020 2019 2020 2019 2019 EBIT 69 . 5 44 . 7 104 . 9 62 . 4 257 . 8 Depreciation, amortisations and write downs 31 . 5 26 . 5 62 . 9 53 . 2 119 . 6 EBITDA 101 . 0 71 . 1 167 . 7 115 . 7 377 . 3 Other income and expenses 18 . 3 11 . 5 18 . 2 13 . 0 19 . 7 EBITDA adjusted 119 . 3 82 . 6 185 . 9 128 . 7 397 . 1 EBITDA adjusted 2020 2019 2020 2019 2019 EBIT Depreciation, amortisations and write downs 22 . 8 6 . 3 14 . 0 6 . 3 35 . 0 12 . 6 17.6 121.6 12.5 25.3 EBITDA Other income and expenses 29 . 1 1 . 4 20 . 3 0 . 8 47 . 6 1 . 7 30.1 146.9 1.0 2.0 EBITDA adjusted 30 . 5 21 . 1 49 . 3 31.1 148.9 EBITDA adjusted 2020 2019 2020 2019 2019 EBIT Depreciation, amortisations and write downs 60 . 5 2 . 1 36 . 1 0 . 7 94 . 8 4 . 1 62.1 158.0 1.5 3.1 EBITDA Other income and expenses 62 . 6 4 . 0 36 . 8 6 . 7 98 . 9 4 . 3 63.6 161.1 7.2 8.8 EBITDA adjusted 66 . 6 43 . 5 103.3 70.7 169.9 EBITDA adjusted 2020 2019 2020 2019 2019 EBIT Depreciation, amortisations and write downs 1 .9 3 . 0 - 1 .9 2 . 7 - 2 .8 5 . 9 - 6.9 2.4 5.5 11.5 EBITDA Other income and expenses 4 .9 0 . 0 0 .8 1 . 3 3 .2 0 . 0 - 1.4 13.8 1.2 1.6 EBITDA adjusted 4 .9 2 .1 3 .2 - 0.2 15.4 EBITDA adjusted 2020 2019 2020 2019 2019 EBIT Depreciation, amortisations and write downs - 20 . 9 1 . 4 - 11 . 4 1 . 6 - 32 . 4 2 . 7 - 26.3 - 43.1 3.1 6.0 EBITDA Other income and expenses - 19 . 5 12 . 8 - 9 .9 2 . 6 - 29 . 7 12 . 1 - 23.2 - 37.1 3.7 7.3 EBITDA adjusted - 6 .7 - 7 .3 - 17.6 - 19.5 - 29.8

2 nd quarter, 2020 Arcus ASA 33 Other definitions alternative performance measures shown in key figures table: Equity ratio Equity ratio = Total equity/Total equity and liabilities Net interest bearing debt Net interest bearing debt = Liabilities to financial institutions + lease liabilities + bank overdraft - Cash and cash equivale nts: MNOK Second quarter Full Year Net interest bearing debt 30 . 06 . 202 0 30 . 06 . 201 9 31.12.2019 Non - current liabilities to financial institutions 775 . 5 684 . 5 703 . 8 Book value of Capitalized arrangement fees 4 . 8 3 . 9 3 . 1 Non - current lease liabilities 1 203.4 1 016.5 1 151.0 Current lease liabilities 71 . 9 48 . 8 154 . 2 Cash and cash equivalents - 675 . 1 - 98 . 5 - 205 . 0 Net interest bearing debt 1 380.6 1 835.5 1 807.1

2 nd quarter, 2020 Arcus ASA 34 Wine MNOK Second quarter Year to date Logistics MNOK Second quarter Year to date Organic growth Organic revenue growth represents the Segment’s and the Group’s revenues, adjusted for currency effects and structural changes, such as acquisitions or divestitures. G roup MNOK Second quarter Year to date Spir i ts MNOK Second quarter Year to date Total revenues 2020 2019 2020 2019 Reported total operating revenues 767 . 2 698 . 0 1 378.3 1 250.1 Currency effects 0 . 0 53 . 4 0 . 0 66 . 9 Structural changes - 6 . 6 0 . 0 - 9 . 5 0 . 0 Baseline organic growth 760 . 6 751 . 4 1 368.8 1 317.0 Growth 9.9% 10.3 % Organic Growth 1.2% 3.9 % Total revenues 2020 2019 2020 2019 Reported total operating revenues 237 . 3 214 . 4 437 . 0 389 . 7 Currency effects 0 . 0 12 . 5 0 . 0 16 . 4 Structural changes 0 . 0 0 . 0 0 . 0 0 . 0 Baseline organic growth 237 . 3 226 . 9 437 . 0 406 . 2 Growth 10.7% 12.1 % Organic Growth 4.6% 7.6 % Total revenues 2020 2019 2020 2019 Reported total operating revenues 497 . 4 430 . 6 874 . 8 771 . 7 Currency effects 0 . 0 39 . 7 0 . 0 49 . 0 Structural changes - 6 . 6 0 . 0 - 9 . 5 0 . 0 Baseline organic growth 490 . 8 470 . 3 865 . 3 820 . 7 Growth 15.5% 13.4 % Organic Growth 4.4% 5.4 % Total revenues 2020 2019 2020 2019 Reported total operating revenues 90 . 5 81 . 7 168 . 1 150 . 2 Currency effects 0 . 0 0 . 0 0 . 0 0 . 0 Structural changes 0 . 0 0 . 0 0 . 0 0 . 0 Baseline organic growth 90 . 5 81 . 7 168 . 1 150 . 2 Growth 10.8% 11.9 % Organic Growth 10.8% 11.9%

2 nd quarter, 2020 Arcus ASA 35 Contact information CONTACT PERSON Per Bjørkum, Group Director Communications and IR Mobile: +47 922 55 777 E - mail: per.bjorkum@arcus.no VISITING ADDRESS: Destilleriveien 11, Hagan, Norway MAIL ADDRESS: Postboks 64, N - 1483 Hagan, Norway TELEPHONE: +47 67 06 50 00 WEB https://www.arcus.no/en/investor ANNUAL REPORT ANNUAL REPORT 2019 LINKEDIN Arcus ASA INSTAGRAM De s t ille r i ve ie n A r c u s G rupp e n FACEBOOK: ArcusGruppen